As filed with the Securities and Exchange Commission on August 8, 2008

Registration No. 333-142236

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 11

to

Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF CERTAIN REAL ESTATE COMPANIES

Cypress Sharpridge Investments, Inc.

(Exact name of registrant as specified in its governing instruments)

65 East 55th Street

New York, New York 10022

(212) 705-0160

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kevin E. Grant

Chief Executive Officer

65 East 55th Street

New York, New York 10022

(212) 705-0160

(212) 705-0199 (Facsimile)

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel M. LeBey	David J. Goldschmidt
S. Gregory Cope	Jennifer A. Bensch
Hunton & Williams LLP	Skadden, Arps, Slate, Meagher & Flom LLP
Riverfront Plaza, East Tower	Four Times Square
951 E. Byrd Street	New York, New York 10036
Richmond, Virginia 23219-4074	(212) 735-3000
(804) 788-8200	(212) 735-2000 (Facsimile)
(804) 788-8218 (Facsimile)

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission has become effective. This prospectus is not an offer to sell these securities, nor is it a solicitation of an offer to buy these securities, in any state or other jurisdiction where an offer or sale of the securities is not permitted.

Prospectus	SUBJECT TO COMPLETION, DATED AUGUST 8, 2008

Shares

[LOGO]

Common Stock

Cypress Sharpridge Investments, Inc. is a Maryland corporation that intends to invest exclusively in residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. Government agency or a U.S. Government-sponsored entity. We are currently managed and advised by Cypress Sharpridge Advisors LLC, a joint venture between affiliates of The Cypress Group and Sharpridge Capital Management, L.P.

This is our initial public offering. We are offering                      shares of common stock.

We currently expect the initial public offering price of our common stock to be between $             and $             per share. Prior to this offering, there has been no public market for our common stock. We have applied to have our common stock listed on the New York Stock Exchange under the symbol “CYS.”

We are organized and conduct our operations to qualify as a real estate investment trust, or REIT, for federal income tax purposes. To assist us in qualifying as a REIT, ownership of our common stock by any person is generally limited to 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock. In addition, our charter contains various other restrictions on the ownership and transfer of our common stock, see “Description of Securities—Restrictions on Ownership and Transfer.”

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 20 of this prospectus for a discussion of those risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to us, before expenses	$	$

We have granted the underwriters the right to purchase up to                      additional shares of common stock on the same terms and conditions as set forth above if the underwriters sell more than                      shares of common stock in this offering. The underwriters can exercise this right at any time and from time to time, in whole or in part, within 30 days after the offering. The underwriters expect to deliver the shares of common stock to investors on or about                     , 2008.

Banc of America Securities LLC	Lehman Brothers

Stifel Nicolaus	JMP Securities

Fox-Pitt Kelton Cochran Caronia Waller

                    , 2008

You should rely only on information contained in this prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of shares is not permitted. You should assume that the information contained in this prospectus is accurate as of the date on the front of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

Information contained in our web site does not constitute part of this prospectus.

Our logo and other trademarks mentioned in this prospectus are the property of their respective owners.

i

SUMMARY

This summary highlights the key aspects of this offering. It is not complete and may not contain all of the information that you may want to consider before making an investment in our common stock. You should read carefully the more detailed information set forth elsewhere in this prospectus, including under “Risk Factors” and in our consolidated financial statements and related notes.

Except where the context suggests otherwise, the terms “we,” “us” and “our” refer to Cypress Sharpridge Investments, Inc. and its subsidiaries; “Manager” refers to Cypress Sharpridge Advisors LLC; “Cypress” or “The Cypress Group” refers to Cypress Advisors, Inc. and its affiliated entities and “Sharpridge” refers to Sharpridge Capital Management, L.P. and its affiliated entities.

On May 28, 2008, we effected a three-for-one reverse stock split of our issued and outstanding common stock. Unless indicated otherwise, information presented in this prospectus gives effect to this reverse stock split.

Unless indicated otherwise, the information in this prospectus assumes (i) the common stock to be sold in this offering will be sold at $             per share, which is the mid-point of the price range set forth on the front cover of this prospectus, and (ii) no exercise by the underwriters of their option to purchase up to an additional                  shares of our common stock.

Our Company

Cypress Sharpridge Investments, Inc. is a specialty finance company that was created with the objective of achieving consistent risk-adjusted investment income. We will seek to achieve this objective by investing on a leveraged basis exclusively in whole-pool residential mortgage pass-through certificates for which the principal and interest payments are guaranteed by the Federal National Mortgage Association, or Fannie Mae, the Federal Home Loan Mortgage Corporation, or Freddie Mac, or the Government National Mortgage Association, or Ginnie Mae, and collateralized by residential mortgage loans. We refer to these securities as Agency RMBS.

We are currently managed and advised by Cypress Sharpridge Advisors LLC. We have elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. In 2006, we completed two private equity offerings, one in February and one in December, raising net proceeds of approximately $78.0 million and $105.8 million, respectively. In May 2008, we completed a private equity offering, raising net proceeds of approximately $14.0 million. As of June 30, 2008, the fair value of our Agency RMBS was approximately 97.4% of the approximately $1,012.2 million of assets in our portfolio. In addition, a small portion of our total assets currently consists of subordinated tranches of asset-backed securities, or ABS (which consisted solely of subordinated tranches of collateralized loan obligations, or CLOs, which are collateralized primarily by corporate leveraged loans and to a lesser extent by corporate debt securities, some of which are non-investment grade), and structured notes, which are debt securities the principal or interest payments (or both) of which are linked to various securities or indices. As of June 30, 2008, the fair value of our CLOs and structured notes was approximately 1.7% and 0.4%, respectively, of the assets in our portfolio.

In the first quarter of 2008, our board of directors amended our investment guidelines, pursuant to which we will invest exclusively in Agency RMBS and seek to dispose of our CLOs and structured notes at reasonable prices. We are not required to sell these securities. The cash flows on these securities have been higher than our expectations. We continue to monitor the market for selling the remaining portion of our CLOs and structured notes; however, we may not be able to sell these assets for a reasonable price for some time given the currently depressed prices for these assets. During the first quarter of 2008, we sold one CLO investment for approximately $1.1 million. We did not sell any CLOs during the second quarter of 2008 or any structured notes during the six months ended June 30, 2008.

Our Investment Strategy

We intend to invest exclusively in Agency RMBS collateralized by either adjustable-rate mortgage loans, or ARMs, with interest rates that reset monthly, hybrid ARMs, which typically have a coupon rate that is fixed for an initial period (typically three, five, seven or ten years) and thereafter resets at regular intervals, or fixed rate mortgage loans. We rely on our Manager’s expertise in identifying Agency RMBS for investment. Our Manager makes investment decisions based on various factors, including, but not limited to, relative value, expected cash yield, supply and demand, costs of hedging, costs of financing, liquidity, expected future interest rate volatility and the overall shape of the U.S. Treasury and interest rate swap yield curves. We do not attribute any particular quantitative significance to any of these factors, and the weight we give to these factors when we consider these types of investments is likely to vary depending on market conditions and economic trends. We believe that this strategy, combined with our Manager’s experience, will enable us to pay dividends and achieve capital appreciation throughout changing interest rate and credit cycles, and provide attractive long-term returns to investors.

Our investment strategy is designed to:

•	build an investment portfolio consisting exclusively of Agency RMBS that seeks to generate attractive risk-adjusted returns;

•	manage financing, interest and prepayment rate risks;

•	capitalize on discrepancies in the relative valuations in the Agency RMBS market;

•	manage cash flow so as to provide for regular quarterly distributions to stockholders;

•	limit credit risk;

•	minimize the impact that changing interest rates have on our net investment income;

•	cause us to qualify as a REIT; and

•	cause us to remain exempt from the registration requirements of the Investment Company Act of 1940, or the Investment Company Act.

We believe that the current market and interest rate environment offer significant investment opportunities and that our investment strategy is suited to this environment because:

•	the current relative spread differential between Agency RMBS and U.S. Treasury securities is attractive; and

•	the overall weakness in the housing industry and the declining trend of many economic indicators has led to a period of low short-term interest rates, which would increase our net interest margin.

Our income is generated primarily from the difference, or net spread, between the interest income we earn on our investment portfolio and the cost of our borrowings and hedging activities. We believe that the best approach to generating a positive net spread is to manage our liabilities to mirror, as often as possible, the interest rate risks of our investments. To seek to achieve this result, we employ short-term financing for our Agency RMBS portfolio in combination with interest rate swaps to hedge all or a portion of the interest rate risk associated with the financing of our portfolio. In the future, we may, subject to maintaining our REIT qualification, also employ other hedging techniques from time to time, including interest rate caps and floors, interest rate swap options and credit default swaps to protect against adverse interest rate movements and credit risks. We have not, nor do we intend to, lever or borrow against our subordinated tranches of CLOs or structured notes.

Because our investments vary in interest rate, prepayment speed and maturity, the leverage or borrowings that we employ to fund our asset purchases are not exactly matched to the terms or performance of our assets. Based on our experience, because our assets are not match funded, such assets’ market prices change more slowly than the corresponding liabilities. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our reported net income. Increases in these rates will tend to decrease our net income and the market value of our assets and could possibly result in reported operating losses. Our approach to managing our investment portfolio is to take a longer term view of assets and liabilities, such that our reported earnings and mark-to-market valuations at the end of a financial reporting period will not significantly influence our strategy of maximizing cash distributions to stockholders over the long term. Our board may change our investment guidelines at any time without the approval of our stockholders.

Financing and Hedging Strategy

We use leverage on our Agency RMBS portfolio to seek to increase our potential returns and to fund the acquisition of our assets. Our borrowings currently consist of short-term borrowings in the repurchase market, but we may utilize other financing techniques in the future such as direct corporate borrowings of secured or unsecured debt, issuances of preferred stock and trust preferred securities, as well as various other techniques. We have not used, and do not intend to use, leverage on our existing subordinated tranches of CLOs or structured notes. We do not have a policy limiting the amount of leverage we may incur. However, we generally expect that the multiple of leverage compared to the amount of equity in our overall investment portfolio will be between 7 and 10 times. As of June 30, 2008, our portfolio was leveraged (as measured by total liabilities to total equity) approximately 7 to 1.

Subject to maintaining our qualification as a REIT, we utilize various derivative financial instruments from time to time, including, among others, interest rate swaps, interest rate caps and interest rate floors, to hedge all or a portion of the interest rate risk associated with the financing of our portfolio. Specifically, we seek to hedge our exposure to potential interest rate mismatches between the interest we earn on our investments and our borrowing costs caused by fluctuations in short-term interest rates. In utilizing leverage and interest rate hedges, our objectives are to improve risk-adjusted investment income and, where possible, to lock in, on a long-term basis, a spread between the yield on our assets and the cost of our financing. However, as a result of the unprecedented recent credit market volatility, our hedging strategy has been ineffective recently, which has caused us to incur losses on our interest rate swaps beginning in the third quarter of 2007 and continuing into the first quarter of 2008. During the second half of 2007 and for the first quarter of 2008, we incurred losses on our interest rate swaps of approximately $36.7 million and $27.0 million, respectively. During the second quarter of 2008, we have generated gains of approximately $9.3 million on our interest rate swaps. In light of our new investment guidelines and the highly volatile securities and credit markets, during March 2008 we reduced our utilization of interest rate swaps in an effort to more effectively hedge our interest rate risk. We intend to begin utilizing interest rate caps and/or collars to hedge our interest rate risk in connection with investing the net proceeds of this offering. We believe this strategy will provide protection against rising interest rates while permitting us, to a certain extent, to take advantage of falling interest rates and avoid losses on interest rate swaps in a period of heightened interest rate volatility. As a result of implementing this new strategy, we reduced our exposure to interest rate swaps from $890 million as of December 31, 2007 to $365 million as of June 30, 2008.

Our Manager

We are currently managed and advised by Cypress Sharpridge Advisors LLC, which is a joint venture formed in January 2006 between Cypress and Sharpridge. We believe that the combination of Sharpridge’s expertise in the mortgage-backed securities, or MBS, and ABS markets, and Cypress’s expertise in the private equity and leveraged finance markets enhance our ability to opportunistically acquire assets and effectively manage those assets in a manner designed to generate consistent risk-adjusted investment income. All of our executive officers are employees of Sharpridge. Our Manager is responsible for our operations and the performance of all services and activities relating to the management of our assets and operations pursuant to a management agreement with us, which we recently amended as described below. Our Manager has entered into sub-advisory agreements with Sharpridge and Cypress, pursuant to which they provide certain advisory services to our Manager in conjunction with our Manager’s service to us.

We anticipate that we will internalize our management as soon as reasonably practicable after we have approximately $450 million to $500 million of net assets, at which point we believe it will be more cost effective for us to be internally managed. In connection with internalizing our management, we expect to, among other things, terminate the management agreement and the sub-advisory agreements with Sharpridge and Cypress, hire the employees of Sharpridge and maintain a relationship with Cypress. We cannot assure you, however, that we will be able to effect an internalization plan that enables us to retain all of Sharpridge’s employees or maintain a relationship with Cypress. To complete an internalization transaction, our independent directors and our Manager, at the appropriate time, will have to negotiate and reach a mutually acceptable agreement to complete any such transaction that is in the best interests of our stockholders. The management agreement provides that we will not pay our Manager a termination fee in connection with, and that the management agreement will terminate upon, the internalization of our management. However, we anticipate that an acceptable plan of internalization will provide for consideration to be paid by us, which may include, but not necessarily be limited to, fair and reasonable consideration for the equity interests of the Manager or its sub-advisors or the transfer of assets and assumption of liabilities of our Manager or its sub-advisors related to the services provided to us by the Manager or its sub-advisors under the management agreement or the sub-advisory agreements. We cannot assure you that we will be able to complete such a transaction, or on what terms it may be completed, including the amount of consideration we may be required to pay to our Manager or its sub-advisors.

Sharpridge was founded in January 2005 by Kevin E. Grant, our chief executive officer, president and the chairman of our board of directors. Sharpridge owns an interest in, and serves as the primary sub-advisor to, our Manager, overseeing all of our day-to-day operations and actively managing our investment portfolio. Currently, Sharpridge does not manage the assets of any other entity, individuals or other investors. In the future, Sharpridge may offer fixed income asset management services to institutions and high net worth individuals, generally employing investment styles and structures classified as alternative investments. As of June 30, 2008, Sharpridge had 11 employees and approximately $1,012.2 million of total portfolio assets under management, all of which consisted of our assets. We currently own a 19% non-voting limited partnership interest in Sharpridge through a taxable REIT subsidiary, or TRS, which allows us to participate in Sharpridge’s success.

Prior to founding Sharpridge, Mr. Grant was a senior portfolio manager and member of the Aggregate Bond Team at Fidelity Investments, with direct responsibility for over $25 billion of fixed income assets across 19 separate accounts. At Fidelity, Mr. Grant invested in many types of fixed income investments, ranging from government bonds to below investment grade corporate securities. Over the course of his career at Fidelity, Mr. Grant had responsibility for managing fixed income funds including Fidelity’s Mortgage Securities Fund, Investment Grade Bond Fund, Intermediate Bond Fund, Total Bond Fund, and Advisor Mortgage Securities Fund. In addition, Mr. Grant had responsibility for the fixed income component of certain Fidelity balanced funds, including the Strategic Income Fund, Puritan Fund and Fidelity Balanced Fund. Mr. Grant also managed separate accounts for pension plan sponsors, insurance companies and other institutional clients.

Cypress, founded in 1994, owns an interest in, and serves as a sub-advisor to, our Manager. Cypress is a financial sponsor of leveraged buyouts and other private equity transactions for growth-oriented, middle-market companies, including Affinia Group Inc., Catlin Group Limited, Cinemark USA, Inc., Communications & Power Industries, Inc., Cooper-Standard Automotive Inc., Financial Guaranty Insurance Corporation, Illinois Central Corporation, Infinity Broadcasting Corporation, K&F Industries, Inc., Lear Corporation, Loral Corporation, The Meow Mix Company, Montpelier Re Holdings, Ltd., Parisian, Inc., R.P. Scherer Corporation, Scottish Re Group Limited, WESCO International, Inc. and Williams Scotsman, Inc. Cypress invests in a number of industry sectors, focusing on the financial services, healthcare, consumer, general industrial, automotive, aerospace, media and leisure industries. Since 1989, Cypress professionals have invested over $4 billion of equity capital in 32 separate investments with an aggregate transaction value of over $22 billion. As of June 30, 2008, Cypress had 14 employees.

Competitive Strengths

We believe that our competitive strengths include:

Our Investment Strategy Can Succeed in a Variety of Interest Rate Environments

We believe our investment strategy provides us with opportunities to generate consistent risk-adjusted investment income in a variety of interest rate environments. Our strategy to invest exclusively in Agency RMBS provides us with opportunities to generate stable returns without incurring material credit risk even when the spread between long-term interest rates and short-term interest rates is relatively narrow and mortgage default rates are increasing.

We have utilized interest rate swaps to minimize the financing risk inherent in holding Agency RMBS collateralized by ARMs, hybrid ARMs or fixed rate mortgages, and to match the market price volatility of these securities. As interest rates change, the market price of these Agency RMBS changes in response. When we purchase such Agency RMBS, we generally simultaneously enter into an interest rate swap agreement having a similar average life with the objective of offsetting interest rate volatility. The result is that we capture the yield differential between the yields on the Agency RMBS and the interest rate swap. This strategy is intended to reduce our risk exposure to changes in the general level of interest rates and therefore helps to stabilize our returns. However, as a result of the unprecedented recent credit market volatility, our hedging strategy has been ineffective recently, and we have incurred losses on our interest rate swaps beginning in the third quarter of 2007 and continuing into the first quarter of 2008. During the second quarter of 2008, however, a portion of these losses on our interest rate swaps were reversed due to the rise in interest rates during this period. In light of our new investment guidelines and the highly volatile securities and credit markets, during March 2008 we reduced our utilization of interest rate swaps in an effort to more effectively hedge our interest rate risk. We intend to begin utilizing interest rate caps and/or collars to hedge our interest rate risk in connection with investing the net proceeds of this offering. We believe this strategy will provide protection against rising interest rates while permitting us, to a certain extent, to take advantage of falling interest rates and avoid losses on interest rate swaps in a period of heightened interest rate volatility.

Experienced Manager and Ability to Navigate Through Different Market Environments

Our Manager’s investment team has experience managing assets through the various interest rate and credit cycles since the early 1980s, and has the proven ability to generate risk-adjusted investment income in various interest rate and credit environments. We believe that our Manager’s experienced investment team provides us with a competitive advantage relative to companies that have management teams with less experience. Our Chief Executive Officer, Kevin E. Grant, was a senior portfolio manager and member of the Aggregate Bond Team at Fidelity Investments from 1993 to 2005, where he was responsible, both directly and indirectly, for the management of fixed income assets including the Mortgage Securities Fund, the Investment Grade Bond Fund, the Total Bond Fund, the fixed income portion of the Fidelity Puritan Fund and the Strategic Income Fund. Our Manager’s investment team consists of highly experienced fixed income portfolio managers who average more than 20 years of experience in the fields of MBS, structured finance and corporate finance, providing us with significant experience in key areas of our business. Each member of our management team has a demonstrated track record in his or her relevant area of responsibility.

Investment Committee and Board of Directors with Significant Relevant Experience

We believe that our board of directors and our Manager’s investment committee provide us with a competitive advantage through their experience in fixed income and equity investing, corporate management and financial advisory services. The members of our Manager’s investment committee, which provides oversight to our investing activities, have on average approximately 30 years of investing experience in both the debt and equity markets. In addition, members of our Manager’s investment committee and our board of directors have significant experience in risk management for financial services companies and investment portfolios.

Strong Alignment of Interests

We believe the interests of our Manager and our management team are strongly aligned with our interests. As of June 30, 2008, our directors and executive officers and certain officers and employees of our Manager and its sub-advisors and other affiliates beneficially owned an aggregate of 714,339 shares of our common stock, including restricted stock, representing approximately         % of the shares of our common stock that will be outstanding immediately after completion of this offering. Certain of our directors and executive officers and officers and employees of our Manager and its sub-advisors and other affiliates purchased an aggregate of 466,386 shares of our common stock, as adjusted to give effect to the reverse stock split, in our February and December 2006 offerings. In addition, as of June 30, 2008, we have granted 243,915 shares of restricted stock and options to purchase 131,088 shares of our common stock to our executive officers and certain officers and employees of our Manager and its sub-advisors and other individuals who provide services to us, as designated by our Manager.

Ownership Interest in Sharpridge

We own a 19% non-voting limited partnership interest in Sharpridge. This ownership interest allows us to participate in Sharpridge’s success, not only with respect to the fees Sharpridge earns through its management relationship with our company but also with respect to its future investment management activities with third parties. We believe our interest in Sharpridge helps diversify our revenue sources and allows us to participate in any growth by Sharpridge.

Affiliation with The Cypress Group

We believe our Manager’s access to the resources and expertise of Cypress is a significant competitive strength. Our Manager has access to Cypress’s team of private equity professionals, which provides them with access to their significant industry experience, network of relationships with industry executives and knowledge of transaction structuring. Cypress also has extensive relationships with major commercial and investment banking firms that we believe provides our Manager with access to information, investment opportunities and capital markets expertise.

Summary Risk Factors

An investment in shares of our common stock involves various risks. You should consider carefully the risks discussed below and under “Risk Factors” before purchasing our common stock.

•	We are dependent on our Manager and may not find a suitable replacement if our Manager terminates the management agreement.

•	We are dependent on certain key personnel of Sharpridge and Cypress for our future success, and their continued service to us is not guaranteed.

•

Because our management agreement was negotiated between related parties and due to our relationship with our Manager, conflicts of interest exist that could adversely affect the investment opportunities that are available to us.

•	We may not realize income or gains from our investments.

•

Increases in interest rates and other adverse market conditions have negatively affected, and could continue to negatively affect, the value of our investments and cost of our borrowings, which have resulted, and could continue to result, in reduced earnings or losses and reduced cash available for distribution to our stockholders.

•	We leverage our portfolio investments in Agency RMBS, which may adversely affect our return on our investments and may reduce cash available for distribution to our stockholders.

•	The repurchase agreements that we use to finance our investments may require us to provide additional collateral and may restrict us from leveraging our assets as fully as desired.

•	An increase in our borrowing costs relative to the interest we receive on our assets may impair our profitability and thus our cash available for distribution to our stockholders.

•	Declines in the market values of our investments may adversely affect our financial results and credit availability, which may reduce our earnings and thus our cash available for distributions.

•	Prepayment rates could negatively affect the value of our Agency RMBS, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

•	Our investments in CLOs may be subject to losses.

•

Our portfolio investments are recorded at fair value based on market quotations from brokers and dealers. The value of our common stock could be adversely affected if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal.

•	The lack of liquidity in our investments may adversely affect our business.

•

Hedging against interest rate exposure may not be successful in mitigating our interest rate risk and may adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders.

•	Failure to qualify as a REIT would subject us to federal income tax, which would reduce the cash available for distribution to our stockholders.

•

Loss of our exemption from regulation under the Investment Company Act of 1940, as amended, would adversely affect the value of shares of our common stock and our ability to distribute cash to our stockholders.

Recent Market Impacts and Supplemental Summary Financial Information

The second quarter of 2008 showed noticeable improvement in the residential mortgage market compared to the first quarter of 2008, which generally caused credit spreads to tighten. When credit spreads tighten, the value of Agency RMBS generally increases and the value of our net assets generally increases. We benefited from these market conditions in the second quarter of 2008 as our net asset value, or NAV, per share increased to $15.78 as of June 30, 2008 from $14.61 as of March 31, 2008. The increase in our NAV was due primarily to two factors. First, as noted, conditions in the Agency RMBS market improved during the second quarter of 2008 as credit spreads tightened during this period. Second, our interest rate swap hedges moved to more normal levels relative to our asset prices. As of June 30, 2008, we had net assets of approximately $120.8 million.

Since March 31, 2008, the yield curve has steepened. Yields on both the 5- and 10-year Treasury notes have risen 100 and 65 basis points, respectively. In addition, as of June 30, 2008, Federal Funds futures were predicting no further cuts to the Federal Funds Rate and were implying a 25 basis point increase in January 2009 (and 75 basis points by June 2009). As a result, the yield curve remains steep. The combination of a steep yield curve and rising mortgage rates are a positive to our business and should improve our net interest margin and reduce prepayments. In addition, the rise in interest rates during the second quarter of 2008 reversed a portion of the unrealized losses on our interest rate swaps. The tightening of spreads between Agency RMBS and US Treasuries is an incremental positive as it has helped to stabilize the Agency RMBS financing market. Finally, as mortgage rates have increased and LIBOR rates declined, the gross spread between mortgage yields and financing rates has risen. For example, the spread between the yield on a Agency RMBS collateralized by 5-1 hybrid ARMs and one-month LIBOR was approximately 324 basis points on June 30, 2008 as compared to approximately 310 basis points on March 31, 2008.

Our Distribution Policy

We generally must distribute at least 90% of our REIT taxable income annually (subject to certain adjustments) so that we can continue to qualify and maintain our status as a REIT under the Internal Revenue Code. We intend to distribute annually all or substantially all of our REIT taxable income to holders of our common stock out of assets legally available therefor, and we intend to pay these distributions on a regular quarterly basis. To date, we have funded our distributions out of our REIT taxable income. We intend to fund future distributions solely out of our REIT taxable income. Any future distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our results of operations and financial condition. Our results of operations and our ability to pay distributions will be affected by a number of factors, including the net interest and other income we earn from our portfolio, our operating expenses and any other expenditures.

We have paid or declared the following distributions since we commenced operations in February 2006 (as adjusted to give effect to the three-for-one reverse stock split effective May 28, 2008):

•	$0.75 per share for the quarter ended June 30, 2006, paid on June 28, 2006;

•	$0.75 per share for the quarter ended September 30, 2006, paid on September 27, 2006;

•	$0.60 per share for a portion of the quarter ended December 31, 2006, paid on December 6, 2006;

•

$0.96 per share, which included a portion of our estimated REIT taxable income for the quarter ended March 31, 2007, and a portion of our remaining undistributed estimated REIT taxable income for 2006. This distribution was paid on April 26, 2007;

•	$0.93 per share for the four-month period ended July 31, 2007, paid on July 31, 2007;

•	$0.57 per share for the period commencing August 1, 2007 and ending October 18, 2007, paid on November 1, 2007;

•	$0.54 per share for the period commencing October 19, 2007 and ending December 31, 2007, paid on January 30, 2008;

•

$0.66 per share, which included a portion of our estimated REIT taxable income for the quarter ended March 31, 2008 and a portion of our remaining undistributed estimated REIT taxable income for 2007, paid on April 30, 2008; and

•	$0.66 per share for the quarter ended June 30, 2008, paid on July 30, 2008.

We cannot assure you that we will make any future distributions to our stockholders, and our past distributions are not intended to be indicative of the amount and timing of future distributions, if any.

Our Formation and Structure

We were formed as a Maryland corporation in January 2006. In February 2006, we completed our initial capitalization, pursuant to which we sold 3,932,644 units, with each unit consisting of two shares of common stock and one warrant to purchase one share of common stock, at a price of $20.00 per unit ($60.00 per unit on a post-split basis). Each unit currently consists, on a post-split basis, of two-thirds of one share of our common stock and one warrant to purchase one-third of one share of our common stock. The warrants are currently exercisable for $5.20 per one-third of one share (on a post-split basis) and will expire on the earlier of (i) December 31, 2008 or (ii) the date a unit is transferred by the holder of such unit except to affiliates of such holder or as may be approved by our board of directors. In this prospectus, we refer to this February 2006 private placement as our initial capitalization. We raised approximately $78.0 million in net proceeds from our initial capitalization. In December 2006, we completed an additional private offering of our common stock, pursuant to which we sold an aggregate of 11,450,000 shares of our common stock (3,816,666 shares on a post-split basis) at a price of $10.00 per share ($30.00 per share on a post-split basis). We raised approximately $105.8 million in net proceeds from our December 2006 private offering. In May 2008, prior to our reverse stock split, we sold 2,885,923 units at a price of $5.20 per unit ($15.60 per unit on a post-split basis), with each unit consisting of one share of our common stock and one warrant to purchase three-tenths of one share of our common stock. These units separated on May 27, 2008, with each holder owning the underlying common stock and warrant. On May 28, 2008, we effected a three-for-one reverse stock split of our issued and outstanding common stock. The warrants are currently exercisable for $1.56 per one-tenth of one share (on a post-split basis) and will expire on April 30, 2011. We raised approximately $14.0 million in net proceeds from the May 2008 private offering.

We conduct all of our business through and hold all of our assets in Cypress Sharpridge Investments, Inc. We currently have two TRSs, Sharpridge TRS, Inc. and CS Alternatives TRS, Inc. Sharpridge TRS, Inc. was formed to hold a 19% non-voting limited partnership interest in Sharpridge. CS Alternatives TRS, Inc. was formed to make investments that would not generate qualifying income if earned directly by a REIT. Currently, neither of our TRSs holds any assets, other than the 19% non-voting limited partnership interest in Sharpridge, or conducts any other business. The following chart illustrates our ownership and management structure immediately after completion of this offering:

Management Agreement

We are a party to a management agreement with our Manager, pursuant to which our Manager is responsible for managing our assets and day-to-day operations. Our Manager is subject to the supervision and oversight of our board of directors. The initial term of the management agreement expires on December 31, 2008 and shall be automatically renewed for a one-year term each anniversary date thereafter unless terminated under certain circumstances.

Our Manager is entitled to receive a base management fee and in limited circumstances, if ever, an incentive fee. The following table summarizes the fees payable to our Manager.

Fee	Summary Description

Base Management Fee	Payable monthly in arrears in an amount equal to 1/12th of (a) 1.50% of the first $250,000,000 of our net assets, (b) 1.25% of our net assets that are greater than $250,000,000 and less than or equal to $500,000,000, and (c) 1.00% of our assets that are greater than $500,000,000. For purposes of calculating the base management fee, our net assets means, for any month, the amount determined by subtracting our total liabilities from our total assets, as determined in accordance with accounting principles generally accepted in the United States, or GAAP. Our base management fee is adjusted to exclude special one-time events pursuant to changes in GAAP, as well as certain non-cash charges, after discussion between our Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges.

Incentive Compensation

We and our Manager have agreed that our Manager no longer will be eligible to receive an incentive fee once our net assets equal or exceed $             million as of the end of a fiscal quarter. In addition, we and our Manager have agreed that if our net assets have not equaled or exceeded $             million as of the end of a fiscal quarter, we will not pay the Manager an incentive fee until our Manager presents to our independent directors a written proposal that outlines a plan to internalize our management. See “Our Manager and the Management Agreement—Management Fees and Incentive Compensation—Incentive Compensation” for a description of the incentive fee to be paid to our Manager in the limited circumstances in which it may become eligible, if ever, to earn an incentive fee.

Reimbursement of Expenses	Certain expenses directly related to our operations incurred by our Manager on our behalf will be reimbursed by us.

2006 Stock Incentive Plan	Our Manager, its officers and employees, its sub-advisors and other individuals who provide services to us are eligible to receive stock awards pursuant to our 2006 Stock Incentive Plan.

Sub-Advisory Agreements

Our Manager has entered into sub-advisory agreements with Sharpridge and Cypress, pursuant to which Sharpridge or Cypress is responsible for providing certain services to the Manager. These agreements are described below. In connection with internalizing management, we expect to, among other things, terminate these sub-advisory agreements and hire the employees of Sharpridge.

Sub-Advisory Agreement with Sharpridge

Our Manager has entered into a sub-advisory agreement with Sharpridge whereby Sharpridge has agreed to provide certain services for our benefit, including:

•	portfolio management;

•	asset monitoring;

•	asset hedging;

•	asset sourcing;

•	asset purchase and sale negotiation;

•	tax and regulatory advice; and

•	certain administrative functions.

This agreement has an initial term ending on December 31, 2008 and will be automatically renewed, unless Sharpridge provides notice no later than 180 days prior to an anniversary date of its intention not to renew, for a one-year term on each anniversary date thereafter, except under certain circumstances, including termination of the management agreement.

Sub-Advisory Agreement with Cypress

Our Manager has entered into a sub-advisory agreement with Cypress whereby Cypress has agreed to provide certain services for our benefit, including:

•	asset sourcing;

•	asset purchase and sale negotiation;

•	tax and regulatory advice; and

•	certain administrative functions.

This agreement has an initial term ending on December 31, 2008 and will be automatically renewed, unless Cypress provides notice no later than 180 days prior to an anniversary date of its intention not to renew, for a one-year term on each anniversary date thereafter, except under certain circumstances, including termination of the management agreement.

Conflicts of Interest

We are entirely dependent on our Manager for our day-to-day management and do not have any independent officers. Our executive officers also serve as officers of our Manager and/or Cypress or Sharpridge. In addition, certain of our directors and all of the members of our Manager’s investment committee are officers of either Cypress or Sharpridge. As a result, our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated at arm’s length with an unaffiliated third party.

The compensation we pay our Manager consists of both a base management fee that is not tied to our performance and incentive compensation that is based entirely on our performance. The base management fee component may not sufficiently incentivize our Manager to generate consistent risk-adjusted investment income for us. The incentive compensation component may cause our Manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as the preservation of capital, in order to achieve higher incentive compensation. This could result in increased risk to the value of our investment portfolio; however, we and our Manager have agreed that the payment of any incentive fee due under the management agreement will be waived, and will not accrue, (i) for the first quarter in which our net assets equal or exceed $             million as of the end of a fiscal quarter and all fiscal quarters thereafter, and (ii) if our net assets have not equaled or exceeded $             million as of the end of a fiscal quarter, until our Manager presents to our independent directors a written proposal that outlines a plan to internalize our management.

Except for termination of the management agreement in connection with the internalization of our management, termination of the management agreement with our Manager without cause is difficult and costly. The management agreement provides that it may only be terminated without cause upon the affirmative vote of at least two thirds of our independent directors, or by a vote of the holders of at least a majority of the outstanding shares of our common stock, based upon: (i) our Manager’s unsatisfactory performance that is materially detrimental to us, or (ii) a determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two thirds of our independent directors. Upon such termination, we will pay our Manager a termination fee equal to four times the sum of (a) the average annual base management fee earned by the Manager during the 24-month period prior to such termination and (b) the average annual incentive compensation earned (notwithstanding that the payment of any such incentive compensation may have been waived) by our Manager during the 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter. These provisions increase the effective cost to us of terminating the management agreement, thereby adversely affecting our ability to terminate our Manager without cause.

In connection with the internalization of our management, the management agreement will terminate without payment of any termination fee to our Manager pursuant to the terms of the management agreement. However, we anticipate that an acceptable plan of internalization will provide for consideration to be paid by us, which may include, but not necessarily be limited to, fair and reasonable consideration for the equity interests of the Manager or its sub-advisors or the transfer of assets and assumption of liabilities of our Manager or its sub-advisors related to the services provided to us by the Manager or its sub-advisors under the management agreement or the sub-advisory agreements. We anticipate that the internalization of our management will occur as soon as reasonably practicable after we have approximately $450 million to $500 million of net assets, at which point we believe it is more cost effective for us to be internally managed. To complete an internalization transaction, our independent directors and our Manager, at the appropriate time, will have to negotiate and reach a mutually acceptable agreement to complete any such transaction that is in the best interests of our stockholders, and we cannot provide you any assurance that we will be able to complete such a transaction, or on what terms or for how much consideration it may be completed.

In the future, each of our Manager and Sharpridge could have discretionary investment authority over accounts that have overlapping investment objectives and may compete with us for investment opportunities. Each of our Manager and Sharpridge has an investment allocation policy in place so that we may share equitably with other client accounts of our Manager and Sharpridge in all investment opportunities, particularly those involving a security with limited supply, that may be suitable for our account and such other accounts. This system also includes other controls designed to prevent any client account from receiving favorable treatment over any other client account.

The ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing us.

We have not adopted a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary interest in any investment to be acquired or disposed of by us or any of our subsidiaries or in any transaction to which we or any of our subsidiaries is a party or has an interest. Nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers and employees, as well as employees of our Manager who provide services to us, from engaging in any transaction that involves an actual or apparent conflict of interest with us. In addition, nothing in the management agreement binds or restricts our Manager or any of its affiliates, officers or employees from buying, selling or trading any securities or commodities for their own accounts or for the accounts of others for whom our Manager or any of its affiliates, officers or employees may be acting.

Resolution of Potential Conflicts of Interest and Allocation of Investment Opportunities

To address the risks related to potential conflicts of interest with our Manager, we have adopted certain policies that are designed to address potential conflicts of interest. We have also adopted detailed compliance policies to govern our interactions with Cypress, including when Cypress is in receipt of material non-public information.

Our management agreement with our Manager generally restricts our Manager and its affiliates from managing another REIT that invests primarily in domestic MBS, unless our independent directors have previously approved such management by our Manager. Any portfolio company of any private equity fund controlled by Cypress shall not be deemed to be an affiliate or an entity under common control with our Manager.

If our Manager or Sharpridge engages in additional management or investment opportunities that have overlapping objectives with us, our Manager or Sharpridge may face conflicts in the allocation of investment opportunities to these other investments. Generally, each of our Manager and Sharpridge has a policy that requires the aggregation of all purchase orders received by separate accounts for the same security in order to facilitate best execution. These policies also provide that in situations where our Manager or Sharpridge aggregates purchase orders and the amount of securities available is insufficient to satisfy each order, each of our Manager and Sharpridge will endeavor to allocate such purchases on a pro-rata basis, based on the size of each account’s order. For certain securities transactions that cannot be allocated on a pro-rata basis, such as in the case of “whole pool” trades, each of our Manager and Sharpridge will endeavor to allocate such purchases over time in a fair and equitable manner.

Tax Structure

We have elected to be taxed as a REIT for federal income tax purposes. Our qualification as a REIT depends upon our ability to meet, on a continuing basis, various complex requirements under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the concentration of ownership of our capital stock. We believe that we were organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code and that our current and proposed manner of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for federal income tax purposes.

As a REIT, we generally will not be subject to federal income tax on the REIT taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to federal income tax at regular corporate rates, and we may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our qualification. Even if we qualify for federal taxation as a REIT, we may be subject to some federal, state and local taxes on our income. Our TRSs, Sharpridge TRS, Inc. and CS Alternatives TRS, Inc., are regular, domestic taxable corporations that are subject to federal, state and local income tax on their income. Any dividends received by our stockholders from us, with limited exceptions, will not be eligible for taxation at the preferred rates that currently apply to dividends received by taxpayers taxed at individual rates from taxable corporations.

Restrictions on Ownership of Our Capital Stock

Due to limitations on the concentration of ownership of the stock of a REIT imposed by the Internal Revenue Code, our charter generally prohibits any stockholder from beneficially or constructively owning more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of our capital stock. For purposes of this calculation, warrants treated as held by a person will be deemed to have been exercised. However, warrants held by other unrelated persons will not be deemed to have been exercised. Our charter also prohibits any person from (a) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (b) transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons.

Our charter provides that any ownership or transfer of our capital stock in violation of the foregoing restrictions will result in the shares owned or transferred in such violation being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in such shares. If the transfer is ineffective for any reason to prevent a violation of the restriction, the transfer that would have resulted in such violation will be void ab initio. Our board of directors has discretion to grant exemptions from the ownership limit subject to terms and conditions as it deems appropriate to conclude that such exemptions will not cause us to lose our status as a REIT.

Investment Company Act Exemption

We operate our business so that Cypress Sharpridge Investments, Inc. and each of its subsidiaries is exempt from registration under the Investment Company Act. Cypress Sharpridge Investments, Inc. itself relies on the exemption provided by Section 3(c)(5)(C) of the Investment Company Act. We monitor our portfolio periodically and prior to each investment to confirm that we continue to qualify for the exemption. To qualify for the exemption, we make investments so that at least 55% of the assets we own on an unconsolidated basis consist of qualifying mortgages and other liens on and interests in real estate, which we refer to as qualifying real estate assets, and so that at least 80% of the assets we own on an unconsolidated basis consist of real estate-related assets, including our qualifying real estate assets.

We treat Fannie Mae, Freddie Mac and Ginnie Mae whole-pool residential mortgage pass-through certificates issued with respect to an underlying pool of mortgage loans in which we hold all of the certificates issued by the pool as qualifying real estate assets based on no-action letters issued by the Staff of the Securities and Exchange Commission, or the SEC. Our Agency RMBS consist and will consist solely of such Fannie Mae, Freddie Mac and Ginnie Mae whole-pool residential mortgage pass-through certificates. At present, we generally do not expect that our investments in CLOs and structured notes will constitute qualifying real estate assets or real estate-related assets for purposes of the Investment Company Act. Similarly, we do not expect that Cypress Sharpridge Investments, Inc.’s interest in its two subsidiaries, Sharpridge TRS, Inc. and CS Alternatives TRS, Inc., will constitute qualifying real estate assets or real estate-related assets for purposes of the Investment Company Act. Sharpridge TRS, Inc. and CS Alternatives TRS, Inc. will not register as investment companies in reliance upon Section 3(c)(7) of the Investment Company Act, which is available to companies that do not make a public offering and that issue securities exclusively to qualified purchasers. Qualification for this exemption limits our ability to make certain investments.

Registration Rights and Lock-Up Agreements

Registration Rights Agreements

Pursuant to a registration rights agreement among us, our Manager and the initial purchaser/placement agent for our December 2006 private offering for its benefit and the benefit of certain holders of our common stock, we are required, among other things, to use our commercially reasonable efforts to cause the resale shelf registration statement we filed with the SEC on April 30, 2007 (registering all of the shares of common stock underlying these units and issuable upon exercise of the warrants underlying these units sold in our initial capitalization and the shares of common stock sold in our December 2006 private offering) to become effective under the Securities Act of 1933, as amended, or the Securities Act, as promptly as practicable after the filing, subject to our right to defer the effectiveness of this resale shelf registration statement for up to 60 days after the completion of this offering, and to maintain the resale shelf registration statement continuously effective under the Securities Act for a specified period.

We and our Manager entered into a registration rights agreement with Stifel, Nicolaus & Company, Incorporated, as the initial purchaser and placement agent for our May 2008 private offering, for the benefit of purchasers of units in our May 2008 private offering and any future transferees of the shares of common stock and warrants underlying these units. Pursuant to this registration rights agreement, we will register the shares of common stock underlying these units and issuable upon exercise of the warrants underlying these units either by filing a resale shelf registration statement with the SEC, or by including these shares in the resale shelf registration statement that we filed on April 30, 2007 with the SEC. We will use our commercially reasonable efforts to cause the resale shelf registration statement that includes these shares to be declared effective under the Securities Act as promptly as practicable, subject to our right to defer the effectiveness of the resale shelf registration statement for up to 60 days after the completion of this offering, and to maintain the resale shelf registration statement continuously effective under the Securities Act for a specified period.

Lock-up Agreements

Pursuant to the registration rights agreements described above, the underwriters have requested and, subject to certain exceptions, (i) each of our executive officers and directors, our Manager and the members of its investment committee, Cypress, Sharpridge and its general partner and, to the extent the following persons hold shares of our common stock or options or warrants, our Manager’s officers, directors, and managers, Sharpridge’s officers and directors and Cypress’ partners, officers and directors have agreed for a period of 30 days prior to and continuing for 180 days following the date of this prospectus, and (ii) all of our other stockholders (including the holders of our options and warrants) have agreed for a period of 30 days prior to and continuing for 60 days after the date of this prospectus, that such holders will not, without the prior written consent of Banc of America Securities LLC, directly or indirectly sell, offer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell (including without limitation any short sale), grant any option, right or warrant for the sale of or otherwise transfer or dispose of any of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock, including shares registered on the resale shelf registration statement we filed on April 30, 2007 or the additional shelf registration statement that we may file for the benefit of purchasers of units in our May 2008 private offering and their transferees. In addition to the lock-up agreements described above, we and each of our executive officers and directors, our Manager, Cypress, Sharpridge and certain of their executive officers and directors and affiliates will enter into separate lock-up agreements with the underwriters of this offering. See “Underwriting—Lock-Up Agreements” for a description of the specific terms of the lock-up agreements.

Our Corporate Information

Our offices are located at 65 East 55th Street, New York, New York 10022, and the telephone number of our offices is (212) 705-0160. The offices of Cypress Sharpridge Advisors LLC and The Cypress Group are at the same location. Sharpridge Capital Management, L.P. is located at 890 Winter Street, Suite 200, Waltham, Massachusetts 02451. Our internet address is www.cypresssharpridge.com. Our internet web site and the information contained therein or connected thereto do not constitute a part of this prospectus or any amendment or supplement thereto.

The Offering

Common stock offered by us	shares(1)

Common stock to be outstanding after this offering	shares(1)(2)

Use of proceeds	We estimate that the net proceeds we will receive from this offering will be approximately $ million (or approximately $ million if the underwriters fully exercise their option to purchase additional shares of our common stock), after deducting the underwriting discount and commissions of approximately $ million (or approximately $ million if the underwriters fully exercise their option to purchase additional shares of our common stock) and estimated offering expenses of approximately $ million payable by us.

We intend to invest the net proceeds of this offering in a targeted mix of Agency RMBS collateralized by hybrid ARMs and fixed rate mortgage loans. Specifically, we intend to invest approximately 35% to 65% of the net proceeds in Agency RMBS collateralized by hybrid ARMs and the remaining net proceeds in Agency RMBS collateralized by fixed rate mortgage loans. We then expect to borrow against the Agency RMBS that we purchase with the net proceeds of this offering through repurchase agreements and use the proceeds of the borrowings to acquire additional Agency RMBS in accordance with a similar targeted allocation. We reserve the right to change our targeted allocation depending on prevailing market conditions, including, among others, the pricing and supply of Agency RMBS, the performance of our portfolio and the availability and terms of financing.

Proposed New York Stock Exchange Symbol	“CYS”

Ownership and transfer restrictions	To assist us in complying with limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, our charter generally prohibits, among other prohibitions, any stockholder from beneficially or constructively owning more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock. See “Description of Securities—Restrictions on Ownership and Transfer.”

Risk factors	Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 20.

(1)	Assumes the underwriters’ option to purchase up to an additional shares of our common stock is not exercised.

(2)	Does not include as of the date of this prospectus (i) 288,592 shares of our common stock reserved for issuance upon the exercise of the warrants underlying the units sold in our May 2008 private offering, which are currently exercisable and will expire on April 30, 2011; (ii) 1,310,881 shares of common stock reserved for the exercise of the warrants issued in connection with our initial capitalization, which are currently exercisable and will expire on December 31, 2008; (iii) 131,088 shares of common stock issuable upon the exercise of outstanding stock options granted in connection with our initial capitalization to our chief executive officer; or (iv) 2,942,696 additional shares of common stock reserved for issuance under our 2006 stock incentive plan.

Summary Selected Consolidated Financial Information

The following table presents summary selected consolidated financial information as of June 30, 2008, December 31, 2007 and 2006, for the three and six months ended June 30, 2008 and 2007, for the year ended December 31, 2007 and for the period from February 10, 2006 (commencement of operations) to December 31, 2006. The summary selected consolidated financial information presented below as of December 31, 2007 and 2006, for the year ended December 31, 2007 and for the period from February 10, 2006 (commencement of operations) to December 31, 2006 have been derived from our audited consolidated financial statements. The summary selected consolidated financial information as of June 30, 2008 and for the three and six months ended June 30, 2008 and 2007 have been derived from our unaudited consolidated financial statements. These unaudited consolidated financial statements have been prepared on substantially the same basis as our audited consolidated financial statements and include all adjustments that we consider necessary for a fair presentation of our consolidated financial position and results of operations for the periods presented therein. These results are not necessarily indicative of our results for the full fiscal year. Similarly, because we only operated our business for a portion of the year ended December 31, 2006, we do not believe that a comparison of our operating results for the year ended December 31, 2007 to the period from February 10, 2006 (commencement of operations) to December 31, 2006 is indicative of the trends in our performance.

Since the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “—Recent Market Impacts and Supplemental Summary Financial Information” and our historical consolidated financial statements, including the related notes, included elsewhere in this prospectus.

The shares outstanding and per share amounts reflected in the chart below have been adjusted to reflect the three-for-one reverse stock split effective May 28, 2008.

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31, 2007	Period from February 10, 2006 (commencement of operations) to December 31, 2006
	2008	2007	2008	2007
Consolidated Income Statement Data:
Investment income—Interest income	$11,720,492	$41,850,162	$32,345,751	$80,011,410	$135,585,142	$48,067,705

Expenses:
Total expenses	5,338,094	38,312,491	17,319,476	72,128,043	118,242,670	42,354,497

Net investment income	6,382,398	3,537,671	15,026,275	7,883,367	17,342,472	5,713,208

Gains and (Losses) from investments:
Net gain (loss) from investments	6,522,532	(1,773,612)	(36,567,163)	(1,823,588)	(47,029,744)	(4,746,941)

Net income (loss)	$12,904,930	$1,764,059	$(21,540,888)	$6,059,779	$(29,687,272)	$966,267

Net income (loss) per common share (basic)	$1.97	$0.27	$(3.29)	$0.94	$(4.58)	$0.34

Net income (loss) per common share (diluted)	$1.96	$0.27	$(3.29)	$0.93	$(4.58)	$0.33

Weighted average number of common shares outstanding (basic)	6,567,099	6,482,125	6,556,829	6,472,227	6,478,752	2,884,122

Weighted average number of common shares outstanding (diluted)	6,580,014	6,511,150	6,556,829	6,491,464	6,478,752	2,904,717

Distributions per common share	$0.66	$0.96	$0.66	$0.96	$3.00	$1.98

	As of June 30, 2008				As of December 31, 2007	As of December 31, 2006
Consolidated Balance Sheet Data:
Total assets	$1,022,137,668				$1,884,409,297	$2,491,807,479
Securities sold under agreement to repurchase	701,508,965				1,337,613,863	2,306,318,000
Net assets	120,809,447				132,146,036	180,300,933

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “intend,” “should,” “may,” “plans,” “projects,” “will,” or similar expressions, or the negative of these words, we intend to identify forward-looking statements. Statements regarding the following subjects are forward-looking by their nature:

•	our business and investment strategy;

•	our expected operating results;

•	our ability to acquire investments on attractive terms;

•	the effect of the Federal Reserve’s recent actions on the liquidity of the capital markets;

•	our ability to access the capital markets;

•	our ability to obtain future financing arrangements;

•	our ability to successfully hedge the interest rate risk associated with the financing of our portfolio;

•	our ability to make distributions to our stockholders in the future;

•	our understanding of our competition;

•	market trends;

•	expected capital expenditures; and

•	use of the proceeds of this offering.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on these forward-looking statements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. We are not obligated to update or revise any forward-looking statements after the date of this prospectus, whether as a result of new information, future events or otherwise.

When considering forward-looking statements, you should keep in mind the risks and other cautionary statements set forth in this prospectus, including those contained in “Risk Factors.” Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this prospectus. The risks and other cautionary statements noted throughout this prospectus could cause our actual results to differ significantly from those contained in any forward-looking statement.

RISK FACTORS

An investment in our common stock involves a number of risks. Before making an investment decision, you should carefully consider the following risk factors, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occurs, our business, financial condition, liquidity and results of operations could be materially and adversely affected, as a result of which the price of our common stock could decline significantly, and you could lose all or a part of your investment.

Risks Related To Our Business

We may not be able to generate sufficient revenue to make or sustain dividends to stockholders.

Our ability to make and sustain cash distributions is based on many factors, including the return on our investments, operating expense levels and certain restrictions imposed by Maryland law. Some of the factors are beyond our control and a change in any such factor could affect our ability to pay future dividends. We have elected to be taxed as a REIT under the Internal Revenue Code. To qualify and maintain our status as a REIT, we must distribute at least 90% of our REIT taxable income to our stockholders annually, determined without regard to the deduction for dividends paid and excluding net capital gain. We cannot assure you that we will be able to generate sufficient revenue from operations to pay our operating expenses and make or sustain dividends to stockholders. See “Distribution Policy.”

Our financial condition and results of operations will depend on our ability to manage future growth effectively.

Our ability to achieve our investment objectives will depend on our ability to grow, which will depend, in turn, on our Manager’s ability to identify and invest in securities that meet our investment criteria. Accomplishing this result on a cost-effective basis largely will be a function of our Manager’s structuring and implementation of the investment process, its ability to provide competent, attentive and efficient services to us and our access to financing on acceptable terms. The senior management team of our Manager has substantial responsibilities under the management agreement. In order to grow, our Manager, or its sub-advisors, needs to hire, train, supervise and manage new employees successfully. However, we can offer no assurance that any of those employees will contribute to the work of our Manager. Any failure to manage our future growth effectively could have a material adverse effect on our business, financial condition and results of operations.

We operate in a highly competitive market for investment opportunities.

A number of entities compete with us to make the types of investments that we make. We compete with other REITs, financial companies, public and private funds, commercial and investment banks and commercial finance companies. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. Several other REITs have recently raised, or are expected to raise, significant amounts of capital, and may have investment objectives that overlap with ours, which may create competition for investment opportunities. Some competitors may have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. We cannot assure you that the competitive pressures we face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time, and we can offer no assurance that we will be able to identify and make investments that are consistent with our investment objectives.

Failure to procure adequate capital and funding would adversely affect our results and may, in turn, negatively affect the value of our common stock and our ability to distribute dividends.

We depend upon the availability of adequate funding and capital for our operations. To qualify and maintain our status as a REIT, we are required to distribute at least 90% of our REIT taxable income annually, determined without regard to the deduction for dividends paid and excluding net capital gain, to our stockholders and therefore are not able to retain our earnings for new investments (excluding earnings generated by our TRSs, subject to REIT requirements). We cannot assure you that any, or sufficient, funding or capital will be available to us in the future on terms that are acceptable to us. In the event that we cannot obtain sufficient funding on acceptable terms, there may be a negative impact on the value of our common stock and our ability to make distributions, and you may lose part or all of your investment.

We leverage our portfolio investments in Agency RMBS, which may adversely affect our return on our investments and may reduce cash available for distribution.

We leverage our portfolio investments in Agency RMBS through borrowings, solely through the use of repurchase agreements. Leverage can enhance our potential returns but also exacerbates losses. The percentage of leverage will vary depending on our ability to obtain these financing facilities and the lender’s and rating agencies’ estimate of the stability of the portfolio investments’ cash flow. As of June 30, 2008, our portfolio was leveraged (as measured by total liabilities to total equity) approximately 7 to 1. Our return on our investments and cash available for distribution to our stockholders may be reduced if market conditions cause the cost of our financing to increase relative to the income that can be derived from the assets acquired, which could adversely affect the price of our common stock. In addition, our debt service payments will reduce cash flow available for distributions to stockholders. We may not be able to meet our debt service obligations. To the extent that we cannot meet our debt service obligations, we risk the loss of some or all of our assets to foreclosure or sale to satisfy our debt obligations. In addition, we leverage certain of our assets through repurchase agreements. A decrease in the value of the assets held through repurchase agreements may lead to margin calls which we will be required to satisfy. We may not have the funds available to satisfy these margin calls. If we cannot post the additional collateral, we may have to rapidly liquidate assets at a time when we might not otherwise choose to do so, and we may still be unable to post the required collateral, which would further harm our liquidity and subject us to liability to our lenders for the declines in the market values of the collateral.

The repurchase agreements that we use to finance our investments may require us to provide additional collateral and may restrict us from leveraging our assets as fully as desired.

We currently use repurchase agreements to finance our investments in Agency RMBS. If the market value of the securities pledged or sold by us to a funding source decline in value, we may be required by the lending institution to provide additional collateral or pay down a portion of the funds advanced, but we may not have the funds available to do so. Posting additional collateral will reduce our liquidity and limit our ability to leverage our assets, which could adversely affect our business. In the event we do not have sufficient liquidity to meet such requirements, lending institutions can accelerate our indebtedness, increase our borrowing rates, liquidate our collateral and terminate our ability to borrow. Such a situation would likely result in a rapid deterioration of our financial condition and possibly necessitate a filing for protection under the U.S. Bankruptcy Code.

Further, financial institutions may require us to maintain a certain amount of cash that is not invested or to set aside non-levered assets sufficient to maintain a specified liquidity position which would allow us to satisfy our collateral obligations. As a result, we may not be able to leverage our assets as fully as we would choose, which could reduce our return on equity. In the event that we are unable to meet these collateral obligations, then, as described above, our financial condition could deteriorate rapidly.

From June 1, 2008 to June 30, 2008, we received five margin calls from our repurchase agreement counterparties requesting that we post an aggregate of approximately $5.9 million in additional collateral with respect to our repurchase agreements. As of June 30, 2008, we had approximately $47.0 million in Agency RMBS, cash and cash equivalents available to satisfy future margin calls. In addition to our Agency RMBS, as of June 30, 2008 we have approximately $21.1 million in CLOs and structured notes.

An increase in our borrowing costs relative to the interest we receive on our assets may impair our profitability and thus our cash available for distributions to our stockholders.

As our repurchase agreements and other short-term borrowings mature, we must either enter into new borrowings or liquidate certain of our investments at times when we might not otherwise choose to do so. Lenders may seek to use a maturity date as an opportune time to demand additional terms or increased collateral requirements that could be adverse to us and harm our operations. An increase in short-term interest rates when we seek new borrowings would reduce the spread between our returns on our assets and the cost of our borrowings. This would reduce the returns on our assets which might reduce earnings and in turn cash available for distributions. We generally expect that the interest rates tied to our borrowings will adjust more rapidly than the interest rates tied to the assets in which we invest.

Declines in the market values of our investments may adversely affect our financial results and credit availability, which may reduce our earnings and thus cash available for distributions.

A decline in the market value of our assets may adversely affect us, particularly where we have borrowed money based on the market value of those assets. From September 30, 2007 through March 31, 2008 our net assets declined from $141.9 million to $97.8 million. The decline in our net assets was due, in part, to reduced mark-to-market valuations as well as losses from the sale of certain assets and interest rate swaps. The reduced valuations in Agency RMBS have caused some lenders to require borrowers to post additional collateral with their lenders, and our lenders have required us, and may require us in the future, to post additional collateral to support our borrowings. If we cannot post the additional collateral, we may have to rapidly liquidate assets at a time when we might not otherwise choose to do so, and we may still be unable to post the required collateral, which would further harm our liquidity and subject us to liability to our lenders for the declines in the market values of the collateral. A reduction in credit available may reduce our earnings, liquidity and cash available for distributions.

Hedging against interest rate exposure may not completely insulate us from interest rate risk and may adversely affect our earnings, which could adversely affect cash available for distributions to our stockholders.

Subject to compliance with the requirements to qualify as a REIT, we engage in certain hedging transactions to limit our exposure to changes in interest rates and therefore may expose ourselves to risks associated with such transactions. We may utilize instruments such as forward contracts and interest rate swaps, caps, collars and floors to seek to hedge the interest rate risk associated with our portfolio. Hedging against a decline in the values of our portfolio positions does not eliminate the possibility of fluctuations in the values of such positions or prevent losses if the values of such positions decline. However, we may establish other hedging positions designed to gain from those same developments, thereby offsetting the decline in the value of such portfolio positions. Such hedging transactions may also limit the opportunity for gain if the values of the portfolio positions should increase. Moreover, it may not be possible to hedge against an interest rate fluctuation that is so generally anticipated that we are not able to enter into a hedging transaction at an acceptable price.

The success of our hedging transactions depends on our Manager’s ability to correctly predict movements of interest rates and credit spreads. Therefore, while we may enter into such transactions to seek to reduce interest rate risks, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any such hedging transactions, as has been the case during the recent volatile and unprecedented interest rate environment that has caused us to incur losses on our interest rate swaps beginning in the third quarter of 2007 and continuing into the first quarter of 2008. During the second half of 2007 and for the first quarter of 2008, we incurred net losses on our interest rate swaps of approximately $36.7 million and $27.0 million, respectively. During the second quarter of 2008, we generated net gains of approximately $9.3 million on our interest rate swaps. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged may vary. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss.

We currently hedge against interest rate risk. Our hedging activity varies in scope based on the level and volatility of interest rates, the type of portfolio investments held, and other changing market conditions. Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of volatile interest rates such as those experienced in recent months;

•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

•	the duration of the hedge may not match the duration of the related liability;

•	the amount of income that a REIT may earn from hedging transactions to offset interest rate losses is limited by federal tax provisions governing REITs;

•	the credit quality of the hedging counterparty may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•	the counterparty in the hedging transaction may default on its obligation to pay.

Our interest rate hedging activity may adversely affect our earnings, which could adversely affect cash available for distribution to our stockholders and negatively impact our stock price.

Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities and involve risks and costs.

The cost of using hedging instruments increases as the period covered by the instrument increases and during periods of rising and volatile interest rates. We may increase our hedging activity and thus increase our hedging costs during periods when interest rates are volatile or rising and hedging costs have increased.

In addition, hedging instruments involve risk since they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there are no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions. Furthermore, the enforceability of agreements underlying derivative transactions may depend on compliance with applicable statutory and commodity and other regulatory requirements and, depending on the identity of the counterparty, applicable international requirements. The business failure of a hedging counterparty with whom we enter into a hedging transaction most likely will result in a default. Default by a party with whom we enter into a hedging transaction may result in the loss of unrealized profits and force us to cover our resale commitments, if any, at the then current market price. In addition, we may not always be able to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract to cover our risk. We cannot assure you that a liquid secondary market will exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses.

We may enter into derivative contracts that could expose us to unexpected economic losses in the future.

Swaps and certain options and other custom instruments are subject to the risk of non-performance by the swap or option counterparty, including risks relating to the creditworthiness of the counterparty. In addition, we also are subject to the risk of the failure of any of the exchanges or clearing houses on which we trade. Subject to maintaining our qualification as a REIT, we may enter into swap agreements, including credit default swaps, or CDSs. Swap agreements can be individually negotiated and structured to include exposure to a variety of different types of investments or market factors. Depending on their structure, swap agreements may increase or decrease exposure to long-term or short-term interest rates (in the United States or abroad), foreign currency values, mortgage securities, corporate borrowing rates, or other factors such as security prices, baskets of equity securities, or inflation rates. Swap agreements can take many different forms and are known by a variety of names. We are not precluded from any particular form of swap or option agreement if our Manager determines it is consistent with our investment objectives and policies.

Swap agreements tend to shift investment exposure from one type of investment to another. Depending on how they are used, swap agreements may increase or decrease the overall volatility of our portfolio. The most significant factor in the performance of swap agreements is the change in the specific interest rate, currency, individual equity values or other factors that determine the amounts of payments due to and from us. If a swap agreement calls for payments or collateral transfers by us, we must be prepared to make such payments and transfers when due. Additionally, if a counterparty’s creditworthiness declines, the value of swap agreements with the counterparty can be expected to decline, potentially resulting in losses by us.

The U.S. Commodity Futures Trading Commission and certain commodity exchanges have established limits referred to as speculative position limits or position limits on the maximum net long or net short position that any person or group of persons may hold or control in particular futures and options. Limits on trading in options contracts also have been established by the various options exchanges. It is possible that trading decisions may have to be modified and that positions held may have to be liquidated to avoid exceeding such limits. Such modification or liquidation, if required, could adversely affect our operations and profitability.

Part of our investment strategy involves entering into derivative contracts that could require us to fund cash payments in the future under certain circumstances, such as the early termination of the derivative agreement caused by any event of default or other early termination event, or the decision by a counterparty to request margin securities it is contractually owed under the terms of the derivative contract. The amount due would be equal to the unrealized loss of the open derivative positions with the respective counterparty and could also include other fees and charges. These potential payments will be contingent liabilities and therefore may not appear on our balance sheet. The economic losses will be reflected in our financial results of operations, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time, and the need to fund these obligations could adversely impact our financial condition.

We are highly dependent on communications and information systems operated by third parties, and systems failures could significantly disrupt our business, which may, in turn, negatively affect the market price of our common stock and our ability to pay dividends.

Our business is highly dependent on communications and information systems that allow us to monitor, value, buy, sell, finance and hedge our investments. These systems are operated by third parties and, as a result, we have limited ability to ensure continued operation. In the event of systems failure or interruption, we will have limited ability to affect the timing and success of systems restoration. Any failure or interruption of our systems could cause delays or other problems in our securities trading activities, including Agency RMBS trading activities, which could have a material adverse effect on our operating results and negatively affect the market price of our common stock and our ability to make distributions.

We may change our investment strategy and asset allocation without notice or stockholder consent, which may result in riskier investments.

Our board of directors has the authority to change our investment strategy or asset allocation at any time without notice to or consent from our stockholders. During the first quarter of 2008, our board of directors amended our investment guidelines, pursuant to which we will invest exclusively in Agency RMBS. To the extent that our investment strategy changes in the future, we may make investments that are different from, and possibly riskier than, the investments described in this prospectus. A change in our investment strategy may increase our exposure to interest rate and real estate market fluctuations. Furthermore, a change in our asset allocation could result in our allocating assets in a different manner than as described in this prospectus.

If we issue debt securities, our operations may be restricted and we will be exposed to additional risk.

If we decide to issue debt securities in the future, it is likely that such securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock. We, and indirectly our stockholders, will bear the cost of issuing and servicing such securities. Holders of debt securities may be granted specific rights, including but not limited to, the right to hold a perfected security interest in certain of our assets, the right to accelerate payments due under the indenture, rights to restrict dividend payments, and rights to approve the sale of assets. Such additional restrictive covenants and operating restrictions could have a material adverse effect on our operating results and negatively affect the market price of our common stock and our ability to pay dividends.

We will be subject to the requirements of the Sarbanes-Oxley Act of 2002.

After becoming a public company, management will be required to deliver a report that assesses the effectiveness of our internal controls over financial reporting, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley Act. Section 404 of the Sarbanes-Oxley Act requires our auditors to deliver an attestation report on the effectiveness of our internal control over financial reporting in conjunction with their opinion on our audited financial statements as of December 31 subsequent to the year in which this registration statement becomes effective. Substantial work on our part is required to implement appropriate processes, document the system of internal control over key processes, assess their design, remediate any deficiencies identified and test their operation. This process is expected to be both costly and challenging. We cannot give any assurances that material weaknesses will not be identified in the future in connection with our compliance with the provisions of Sections 302 and 404 of the Sarbanes-Oxley Act. The existence of any material weakness described above would preclude a conclusion by management and our independent auditors that we maintained effective internal control over financial reporting. Our management may be required to devote significant time and expense to remediate any material weaknesses that may be discovered and may not be able to remediate any material weaknesses in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause investors to lose confidence in our reported financial information, all of which could lead to a decline in the trading price of our common stock.

Terrorist attacks and other outbreaks of violence or war may affect the market for our common stock, the industry in which we conduct our operations and our profitability.

Terrorist attacks against the United States or U.S. businesses may occur and harm our results of operations and your investment. These terrorist attacks or outbreaks of conflict may directly impact the assets or property underlying our Agency RMBS, the securities market in general or the credit markets. Losses resulting from these types of events may be uninsurable.

More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economy. Adverse economic conditions resulting from such events could harm the value of the assets or property underlying our Agency RMBS or other assets, the securities markets in general or the credit markets, which could harm our operating results and revenues and may result in the increased volatility of, or decline in, the value of our securities.

Risks Related To Our Management and Our Relationship with Our Manager, Cypress and Sharpridge

We are dependent on our Manager and may not find a suitable replacement if our Manager terminates the management agreement.

We have no employees. Our officers are employees of our Manager’s sub-advisors. We have no separate facilities and are completely reliant on our Manager, which has significant discretion as to the implementation of our operating policies and strategies. We are subject to the risk that our Manager will terminate the management agreement and that no suitable replacement will be found to manage us. We believe that our success depends to a significant extent upon the experience of our Manager’s executive officers, whose continued service is not guaranteed. If our Manager terminates the management agreement, we may not be able to execute our business plan and may suffer losses, which could materially decrease cash available for distribution to our stockholders. In connection with the potential internalization of our management, we may hire Sharpridge’s employees and maintain a relationship with Cypress. We cannot assure you that we will be able to hire Sharpridge’s employees or maintain a relationship with Cypress after we internalize our management. If we are not able to do so, our ability to conduct our business may be adversely affected.

We are dependent on certain key personnel of Sharpridge and Cypress for our future success, and their continued service to us is not guaranteed.

The senior management of our Manager evaluates, negotiates, structures, closes and monitors our investments. We depend on the diligence, skill, investment expertise and network of business contacts of the senior management of our Manager and its affiliates. For a description of the senior management team, see “Management.” Kevin E. Grant is the chief executive officer of our Manager and has extensive experience managing investment portfolios maximizing risk adjusted returns. We are reliant on Mr. Grant’s expertise and his ability to select a highly talented team of senior management professionals to evaluate, negotiate, structure, close and monitor our investments. The loss of Mr. Grant’s services or the services of any of the executive officers of our Manager could have a material adverse effect on our performance and our ability to effectively monitor our portfolio of assets, source investment opportunities, make investment decisions, or execute our strategy and achieve our investment objectives. We also depend, to a significant extent, on our Manager’s access to the investment professionals and principals of Sharpridge and Cypress and the information and deal flow generated by the Sharpridge and Cypress investment professionals in the course of their investment and portfolio management activities. We are also subject to the risk that Sharpridge and/or Cypress will terminate their respective sub-advisory agreements with our Manager and that no suitable replacements will be found to advise our Manager. We can offer no assurance that our Manager will remain our Manager or that we will continue to have access to Sharpridge’s or Cypress’s principals and investment professionals or their information and deal flow. In connection with the potential internalization of our management, we may hire Sharpridge’s employees and maintain a relationship with Cypress. We cannot assure you that we will be able to hire Sharpridge’s employees or maintain a relationship with Cypress after we internalize our management. If we are not able to do so, our ability to conduct our business may be adversely affected.

Because our management agreement was negotiated between related parties and due to our relationship with our Manager, conflicts of interest exist that could adversely affect the investment opportunities that are available to us.

We are subject to potential conflicts arising out of our relationship with our Manager and its affiliates. We are entirely dependent on our Manager for our day-to-day management and have no independent officers. Our chairman, chief executive officer and president, chief financial officer, and chief operating officer also serve as officers of Sharpridge. In addition, certain of our other directors are affiliated with our Manager. As a result, our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party.

Although our Manager and its affiliates are not permitted to raise, advise or sponsor a new REIT that invests in domestic MBS, a portfolio company of any private equity fund controlled by Cypress shall not be deemed to be an affiliate or an entity under common control with our Manager. As a result, any such entity could engage in a business directly in competition with us. If our Manager or its affiliates engages in additional management or investment opportunities that have overlapping objectives with us, our Manager or its affiliates may face conflicts in the allocation of investment opportunities to these other managed entities or investments. As a result of our available liquidity, our investment policies, REIT requirements and other legal restrictions applicable to us and other relevant considerations, it is possible that we may not be given the opportunity to participate in certain investments made by existing or future entities affiliated with our Manager. Additionally, the ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing us. In addition, we may compete, directly or indirectly, with other accounts or pools of capital affiliated or managed by Cypress and/or Sharpridge for access to Cypress and Sharpridge’s resources and investment opportunities, which may reduce investment opportunities available to us.

Our investment focus is different from those of other entities that are or have been managed by Cypress or Sharpridge investment professionals.

Even though our Manager is an affiliate of Cypress and Sharpridge, our investment focus is different from those of other entities that are or have been managed by Cypress or Sharpridge investment professionals. In particular, entities managed by Cypress or Sharpridge have not invested in real estate related instruments of unaffiliated third parties as one of their historical lines of business. We can offer no assurance that our Manager will replicate the historical success of the Manager’s investment professionals in their previous endeavors, and we caution you that our investment returns could be substantially lower than the returns achieved by our Manager’s investment professionals’ previous endeavors.

Our board of directors does not approve each investment decision made by our Manager.

Our directors periodically review our investment guidelines and our investment portfolio. However, our board of directors does not review all of our proposed investments. In addition, in conducting periodic reviews, the directors may rely primarily on information provided to them by our Manager. Furthermore, transactions entered into or structured for us by our Manager may be difficult or impossible to unwind by the time they are reviewed by the directors.

Our base management fee is payable regardless of our performance.

Our Manager is entitled to receive a base management fee that is based on the amount of our net assets (as defined in the management agreement), regardless of the performance of our portfolio. Our Manager’s entitlement to substantial non-performance based compensation might reduce its incentive to devote its time and effort to seeking profitable opportunities for our portfolio. This in turn could hurt our ability to make distributions to our stockholders and could negatively impact our stock price.

Our incentive compensation may induce our Manager to make certain investments, including speculative investments.

The management compensation structure that we have agreed to with our Manager may cause our Manager to invest in high risk investments. In addition to its base management fee, our Manager is entitled in certain limited circumstances to receive incentive compensation based upon our achievement of targeted levels of net income. In evaluating investments and other management strategies, the opportunity to earn incentive compensation based on net income may lead our Manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, in order to achieve higher incentive compensation. Investments with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our invested portfolio.

Termination by us of the management agreement with our Manager without cause is difficult and costly and may affect the timing and success of our internalization plan.

The initial term of the management agreement expires on December 31, 2008, and the management agreement shall be automatically renewed for a one-year term each anniversary date thereafter. Our independent directors will review our Manager’s performance annually and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon:

•	unsatisfactory performance by our Manager that is materially detrimental to us or

•

a determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent such a termination by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors and our Manager.

We must provide 180 days prior notice of any such termination. Our Manager will be paid a termination fee equal to four times the sum of (a) the average annual base management fee earned by the Manager during the 24-month period prior to such termination and (b) the average annual incentive compensation earned (notwithstanding that the payment of any such incentive compensation may have been waived) by our Manager during the 24-month period immediately prior to such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination. However, we and our Manager have agreed to terminate the management agreement upon the internalization of our management without payment of any termination fee to our Manager pursuant to the terms of the management agreement. The current termination fee may make it more difficult for us to terminate the management agreement. These provisions may increase the effective cost to us of terminating the management agreement, thereby adversely affecting our ability to terminate our Manager without cause.

Our Manager’s liability is limited under the management agreement, and we have agreed to indemnify our Manager against certain liabilities.

Pursuant to the management agreement, our Manager does not assume any responsibility other than to render the services called for thereunder and is not responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager and its sub-advisors, members, officers and employees are not liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders for acts performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the management agreement. We have agreed to indemnify our Manager and its sub-advisors, members, officers, and employees and each person controlling our Manager with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of such indemnified party (i) not constituting bad faith, willful misconduct, gross negligence or reckless disregard of duties and (ii) performed in good faith in accordance with and pursuant to the management agreement.

Risks Related To Our Investments

We may not realize income or gains from our investments.

We seek to generate both current income and capital appreciation. However, the securities we invest in may not appreciate in value and, in fact, may decline in value, and the issuers of our CLOs and structured notes may default on interest and/or principal payments. Accordingly, we may not be able to realize income or gains from our investments. Any income and/or gains that we do realize may not exceed our expenses or offset any other losses we experience. As a result, our cash available for distribution to our stockholders and our stock price could be negatively affected.

Increases in interest rates and other adverse market conditions have negatively affected, and could continue to negatively affect, the value of our investments and cost of our borrowings, which have resulted, and could continue to result, in reduced earnings or losses and reduced cash available for distribution to our stockholders.

We invest indirectly in mortgage loans by purchasing Agency RMBS. Under a normal yield curve, an investment in Agency RMBS will decline in value if long-term interest rates increase. In addition, net interest income could decrease under an inverted or flat yield curve. Despite Fannie Mae, Freddie Mac or Ginnie Mae guarantees of the principal and interest payments related to the Agency RMBS we own, those guarantees do not protect us from declines in market value caused by changes in interest rates. Declines in the market value of our investments may ultimately result in losses to us, which may reduce earnings and negatively affect cash available for distribution to our stockholders.

A significant risk associated with our investment in Agency RMBS is the risk that both long-term and short-term interest rates will increase significantly. If long-term rates were to increase significantly, the market value of these Agency RMBS would decline and the duration and weighted average life of the investments would increase. We could realize a loss if the securities were sold. At the same time, an increase in short-term interest rates would increase the amount of interest owed on our repurchase agreements used to finance the purchase of Agency RMBS, which would decrease cash available for distribution to our stockholders.

Market values of our investments may decline without any general increase in interest rates for a number of reasons, such as increases in defaults, increases in voluntary prepayments for those investments that we have that are subject to prepayment risk, and widening of credit spreads. If the market values of our investments were to decline for any reason, the value of your investment could also decline.

Prepayment rates could negatively affect the value of our Agency RMBS, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our stockholders.

In the case of residential mortgage loans, there are seldom any restrictions on borrowers’ abilities to prepay their loans. Homeowners tend to prepay mortgage loans faster when interest rates decline. Consequently, owners of the loans have to reinvest the money received from the prepayments at the lower prevailing interest rates. Conversely, homeowners tend not to prepay mortgage loans when interest rates increase. Consequently, owners of the loans are unable to reinvest money that would have otherwise been received from prepayments at the higher prevailing interest rates. This volatility in prepayment rates may affect our ability to maintain targeted amounts of leverage on our Agency RMBS portfolio and may result in reduced earnings or losses for us and negatively affect the cash available for distribution to our stockholders.

Despite Fannie Mae, Freddie Mac or Ginnie Mae guarantees of principal and interest related to the Agency RMBS we own, those guarantees do not protect investors against prepayment risks.

To the extent that we invest in Agency RMBS that are guaranteed by Fannie Mae or Freddie Mac, we are subject to the risk that these U.S. Government-sponsored entities may not be able to fully satisfy their guarantee obligations, which may adversely affect the value of our investment portfolio and our ability to sell or finance these securities.

The interest and principal payments we expect to receive on our Agency RMBS are guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. Unlike the Ginnie Mae whole-pool mortgage pass-through certificates in which we invest or may invest, the principal and interest on securities issued by Fannie Mae and Freddie Mac are not guaranteed by the U.S. government. All the Agency RMBS in which we intend to invest depend on a steady stream of payments on the mortgages underlying the securities.

The recent economic challenges in the residential mortgage market have affected the financial results of Fannie Mae and Freddie Mac. For the year ended 2007 and the first half of 2008, both Fannie Mae and Freddie Mac reported substantial losses. Fannie Mae recently stated that it expects losses on guarantees of Agency RMBS to continue and expects significant increases in credit-related expenses and credit losses. Freddie Mac has warned that it may not have enough capital to cover its mandatory reserves for mortgage commitments. If Fannie Mae and Freddie Mac continue to suffer significant losses, their ability to honor their respective Agency RMBS guarantees may be adversely affected. If Fannie Mae and Freddie Mac continue to suffer significant losses, their ability to honor their respective Agency RMBS guarantees may be adversely affected.

Any actual or perceived financial challenges at either Fannie Mae or Freddie Mac could cause the rating agencies to downgrade securities issued by Fannie Mae or Freddie Mac. On July 15, 2008, Moody’s Investors Service downgraded Freddie Mac’s bank financial strength rating from B to B-, which measures the likelihood it will require financial assistance from third parties. On July 15, 2008, Moody’s Investors Services downgraded

Fannie Mae’s bank financial strength rating from B to B-. Any failure to honor guarantees on Agency RMBS by Fannie Mae or Freddie Mac or any downgrade of securities issued by Fannie Mae or Freddie Mac by the rating agencies could cause a significant decline in the cash flow from, and the value of, any Agency RMBS we own or may own, and we may then be unable to sell or finance Agency RMBS on favorable terms or at all.

The recent dislocations in the residential mortgage sector, and the recent weakness in the credit market, could adversely affect us and one or more of our lenders, which could result in increases in our borrowing costs, reductions in our liquidity and reductions in the value of the investments in our portfolio.

The recent dislocations in the residential mortgage market and, in turn, the RMBS market, have led lenders, including the financial institutions that provide financing for our investments, to heighten their credit review standards and reduce the loan amounts available to borrowers, which could adversely affect funding for our Agency RMBS portfolio if our counterparties are unwilling or unable to provide us with additional financing. This could potentially limit our ability to finance our investments and operations, increase our financing costs and reduce our liquidity. Furthermore, if one or more of our counterparties are unwilling or unable to provide us with ongoing financing on terms that are acceptable to us, we may need to sell our investments at a time when prices are depressed, and we may be unable to obtain additional financing. If this were to occur, it could prevent us from complying with the REIT qualification requirements and otherwise materially harm our results of operations and financial outlook.

If one or more major market participants fails or withdraws from the market, it could negatively impact the marketability of all fixed income securities, including Agency RMBS, and this could reduce the value of the securities in our portfolio, thus reducing our net book value.

Recent events in the residential mortgage market have caused a decrease in valuations and widening of credit spreads on mortgage-backed securities, including Agency RMBS. These reduced valuations have caused some lenders to require borrowers to post additional collateral through margin calls with respect to securities repurchase agreements, and borrowers have been forced to liquidate large portions of their Agency RMBS portfolios to satisfy their lenders’ requests. Our repurchase agreements allow the counterparties, to varying degrees, to determine a new market value of the collateral to reflect current market conditions. If a counterparty determines that the value of the collateral has decreased, it may initiate a margin call and require us to either post additional collateral to cover such decrease or repay a portion of the outstanding borrowing, on minimal notice. A significant increase in margin calls, similar to the increase we experienced in early 2008, could materially adversely harm our liquidity, results of operations, financial condition, and business prospects. Additionally, in order to obtain cash to satisfy a margin call, we may be required to liquidate assets at a disadvantageous time, which could cause us to incur further losses and adversely affect our results of operations, financial condition, and may impair our ability to maintain our current level of dividends. We may be unable to satisfy margin calls despite our attempts to sell assets, and our financial condition could deteriorate rapidly as a result.

In February and early March 2008, in anticipation of increased margin requirements from our repurchase agreement counterparties, we increased our cash position by selling certain of our Agency RMBS, which provided us with greater liquidity in the event that we are required to meet lenders’ additional margin calls. We recognized net realized losses on these sales of approximately $6.2 million. During the second half of 2007 and the first quarter of 2008 we reduced our leverage by selling certain of our assets. As a result, our leverage ratio was reduced from 13 to 1 at December 31, 2007 to 7 to 1 at June 30, 2008.

New laws affecting the relationship between Fannie Mae and Freddie Mac, on the one hand, and the U.S. Government, on the other, could adversely affect the availability and pricing of Agency RMBS.

The Regulatory Reform Act, signed into law on July 30, 2008, establishes a new regulator for Fannie Mae and Freddie Mac, the Federal Housing Finance Authority, or FHFA, with enhanced regulatory authority over, among other things, their business activities, including authority to reduce their portfolio investments. The Regulatory Reform Act also expands the circumstances under which Fannie Mae and Freddie Mac could be placed into conservatorship and also authorizes FHFA to place them into receivership under specified circumstances. The Regulatory Reform Act also provides the Secretary of the Treasury with temporary authority, until December 31, 2009, to purchase any obligations and other securities Fannie Mae and Freddie Mac issue under certain circumstances.

We intend to invest exclusively in Agency RMBS. The Regulatory Reform Act may lead to market uncertainty and the actual or perceived impairment in the credit quality of securities issued by Fannie Mae or Freddie Mac. This may increase the risk of loss on investments in Fannie Mae and/or Freddie Mac-issued securities. The Regulatory Reform Act could adversely affect the availability and pricing of Agency RMBS and, therefore, adversely affect our business.

Our portfolio investments are recorded at fair value based on market quotations from brokers and dealers. The value of our common stock could be adversely affected if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal.

All of our current portfolio investments, and some of our future portfolio investments, will be in the form of securities that are not publicly traded. The fair value of securities and other investments that are not publicly traded may not be readily determinable. We currently value and will continue to value these investments monthly at fair value as determined in good faith by our Manager based on market quotations from brokers and dealers. Because such quotations and valuations are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a public market for these securities existed. The value of our common stock could be adversely affected if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal.

The lack of liquidity in our investments may adversely affect our business.

We may invest in securities or other instruments that are not liquid. The illiquidity of our investments may make it difficult for us to sell such investments if the need or desire arises. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we have previously recorded our investments. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited, which could adversely affect our results of operations and financial condition.

A prolonged economic slowdown, a recession or declining real estate values could impair our investments and harm our operating results.

Many of our investments may be susceptible to economic slowdowns or recessions or declining real estate values, which could lead to financial losses in our investments and a decrease in revenues, net income and asset values. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could prevent us from increasing investments and harm our operating results.

Our investments in subordinated tranches of CLOs may be subject to losses.

We have invested a small portion of our total assets in lower-rated or non-rated deeply subordinated tranches of CLOs collateralized primarily by corporate leveraged loans and to a lesser extent by corporate debt securities. In general, losses on a loan or other asset included in a securitization will be borne first by equity support, a cash reserve fund or a letter of credit, if any, and then by the subordinated security holders. In the event of nonpayment on the loan or other asset and the exhaustion of any equity support, reserve fund, letter of credit and any classes of securities junior to those in which we invest, we will not be able to recover all of our investment in the securities we purchased. In addition, if the underlying asset portfolio has been overvalued by the originator, or if the values subsequently decline and, as a result, less collateral is available to satisfy payments due on the related CLO, significant losses to us may result. The prices of lower credit quality securities are generally less sensitive to interest rate changes than more highly rated investments, but more sensitive to adverse economic downturns or individual issuer developments. A projection of an economic downturn, for example, could cause a decline in the price of lower credit quality securities because the ability of obligors of loans underlying the CLO to make required payments may be impaired. In such event, existing credit support in the securitization structure may be insufficient to protect us against loss of our principal on these securities.

CLOs in which we have invested may not be adequately managed or may not have a liquid market. If this were the case, we could lose a portion, or potentially all, of our investment in subordinated tranches of CLOs.

Many CLO managers are relatively new to the securitization business and may not have the systems or processes in place to adequately manage such CLOs. Failure to adequately manage a CLO could result in, among other things, mistimed collateral sales and purchases, purchasing underperforming collateral, and inadequate cash flow processing, all of which could negatively affect the performance of the CLO. In addition, the market for these securities is relatively new and has been volatile for several months due to the continued adverse developments in the fixed income and credit markets, and we may have difficulty valuing them, financing them or finding a market should we decide to sell them. As a result, we could lose a portion, or potentially all, of our investment in subordinated tranches of CLOs, which could adversely impact our results of operations, financial condition and business.

The assets collateralizing the CLOs in which we have invested will subject us to specific risks as described below that could adversely affect our operating results and the value of our assets.

The CLOs in which we have invested are collateralized by corporate leveraged loans. These loans are term loans and revolving loans, pay interest at a fixed or floating rate, are senior or subordinated and secured or unsecured. These loans are illiquid. To the extent that they are non-investment grade, they may also bear risks associated with high-yield bonds described below.

The CLOs in which we have invested may acquire interests in corporate leveraged loans either directly (by way of sale or assignment) or indirectly (by way of participation). The purchaser of an assignment typically succeeds to all the rights and obligations of the assigning institution and becomes a lender under the credit agreement with respect to the debt obligation; however, its rights can be more restricted than those of the assigning institution. Participation interests in a portion of the debt obligation typically result in a contractual relationship only with the institution participating out the interest, not with the borrower. In purchasing participations, the CLOs in which we have invested generally have no right to enforce compliance by the borrower with the terms of the credit agreement, or any rights of set-off against the borrower, and the CLOs in which we have invested do not directly benefit from the collateral supporting the debt obligation in which it has purchased the participation. As a result, the CLOs in which we invest will assume the credit risk of both the borrower and the institution selling the participation. If default rates on the corporate leveraged loans collateralizing the CLOs in which we have invested increase and the respective CLO managers are unable to seek adequate recourse, the value of and income generated by our CLO investments may decrease, which could negatively affect our business, financial condition, liquidity and results of operations.

Our investments in CLO financings with over-collateralization requirements may have a negative impact on our cash flow.

The terms of CLOs in which we have invested require that the principal amount of assets must exceed the principal balance of the related bonds by a certain amount, commonly referred to as “over-collateralization.” The CLO terms generally provide that, if certain delinquencies and/or losses exceed specified levels, which are established based on the analysis by the rating agencies (or any financial guaranty insurer) of the characteristics of the assets collateralizing the bonds, our ability to receive net income from the assets collateralizing the obligations may be impaired. We cannot assure you that the over-collateralization tests will be satisfied. Further, if the assets fail to perform as anticipated, our over-collateralization requirements or other credit enhancement expense associated with our CLO investments will increase.

Risks Related to This Offering

There may not be an active market for our common stock, which may cause our common stock to trade at a discount and make it difficult to sell the common stock you purchase.

Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined by negotiations between the underwriters and us. We cannot assure you that the initial public offering price will correspond to the price at which our common stock will trade in the public market subsequent to this offering or that the price of our shares available in the public market will reflect our actual financial performance.

We have applied to have our common stock listed on the New York Stock Exchange under the symbol “CYS.” Listing on the New York Stock Exchange would not ensure that an actual market will develop for our common stock. Accordingly, no assurance can be given as to:

•	the likelihood that an actual market for our common stock will develop;

•	the liquidity of any such market;

•	the ability of any holder to sell shares of our common stock; or

•	the prices that may be obtained for our common stock.

The market price and trading volume of our common stock may be volatile following this offering.

Even if an active trading market develops for our common stock after this offering, the market price of our common stock may be highly volatile and be subject to wide fluctuations. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above the initial public offering price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or distributions;

•	changes in our earnings estimates or publication of research reports about us or the real estate or specialty finance industry;

•	decreases in the market valuations of Agency RMBS;

•	increased difficulty in maintaining or obtaining financing on attractive terms, or at all;

•	increases in market interest rates that lead purchasers of our shares of common stock to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

Broad market fluctuations could negatively impact the market price of our common stock.

The stock market has experienced extreme price and volume fluctuations that have affected the market price of many companies in industries similar or related to ours and that have been unrelated to these companies’

operating performances. These broad market fluctuations could reduce the market price of our common stock. Furthermore, our operating results and prospects may be below the expectations of public market analysts and investors or may be lower than those of companies with comparable market capitalizations, which could lead to a material decline in the market price of our common stock.

Future offerings of debt securities, which would rank senior to our common stock upon our liquidation, and future offerings of equity securities, which would dilute our existing stockholders and may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt or additional offerings of equity securities, including commercial paper, medium-term notes, senior or subordinated notes and classes of preferred stock or common stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability to make a dividend distribution to the holders of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock bear the risk of our future offerings reducing the market price of our common stock and diluting their stock holdings in us.

Common stock eligible for future sale may depress the market price of our shares.

We cannot predict the effect, if any, of future sales of common stock, or the availability of shares for future sales, on the value of the common stock. Sales of substantial amounts of common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for the common stock, if any.

We filed a shelf registration statement on April 30, 2007 for the benefit of the holders of shares of our common stock issued in our December 2006 private offering and units issued in our initial capitalization in February 2006 (including shares of our common stock purchased by our executive officers and directors and our Manager’s officers, employees and affiliates and shares of our common stock purchased by affiliates of the initial purchaser and placement agent for the December 2006 private offering in connection with our December 2006 private offering). This shelf registration statement will register an aggregate of 8,129,986 shares of our common stock, including (i) the common stock issuable upon exercise of the warrants underlying the units issued in our initial capitalization, (ii) 706,910 shares of common stock and restricted stock held by our executive officers and directors and certain officers and employees of our Manager and its sub-advisors and other individuals who provide services to affiliates and (iii) the common stock issuable upon exercise of options to purchase 131,088 shares of common stock granted to our chief executive officer in connection with our February 2006 private offering. We have also agreed to register either on the resale registration statement we filed on April 30, 2007 or on a new resale shelf registration statement the 9,961 additional shares of restricted stock issued to independent directors since April 30, 2007 and 1,250,566 shares of common stock on a post-split basis underlying the units sold in the May 2008 private offering, including the common stock issuable upon exercise of the warrants underlying the units. As of the date of this prospectus, we also may issue up to an additional 2,942,696 shares of common stock pursuant to our 2006 stock incentive plan.

Holders of shares of our common stock that will be registered on the aforementioned shelf registration statement may begin selling such shares on the effective date of such registration statement (which, pursuant to our registration rights agreements, may occur up to 60 days after the completion of this offering) subject to compliance with a lock-up period (which, pursuant to our registation rights agreements, for non-affiliated shareholders begins 30 days prior to and continues for 60 days after the date of this prospectus).

We also may issue from time to time additional common stock in connection with the acquisition of investments, and we may grant additional demand or piggyback registration rights in connection with such issuances.

Sales of substantial amounts of common stock or the perception that such sales could occur may adversely affect the prevailing market price for our common stock.

You should not rely on lock-up agreements in connection with this offering to limit the amount of common stock sold into the market.

Each of our executive officers and directors, our Manager and the members of its investment committee, Cypress, Sharpridge and its general partner and, to the extent the following persons hold shares of our common stock or options or warrants, our Manager’s officers, directors, and managers, Sharpridge’s officers and directors and Cypress’ partners, officers and directors have agreed for a period of 30 days prior to and continuing for 180 days following the date of this prospectus, and all of our other stockholders (including the holders of our options and warrants) have agreed for a period of 30 days prior to and continuing for 60 days after the date of this prospectus, that such holders will not, without the prior written consent of Banc of America Securities LLC, directly or indirectly sell, offer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell (including without limitation any short sale), grant any option, right or warrant for the sale of or otherwise transfer or dispose of any of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock, including shares registered on the resale shelf registration statement we filed on April 30, 2007 or the additional shelf registration statement that we may file for the benefit of purchasers of units in our May 2008 private offering and their transferees. In addition to the lock-up agreements described above, we and each of our executive officers and directors, our Manager, Cypress, Sharpridge and certain of their executive officers and directors and affiliates will enter into separate lock-up agreements with the underwriters of this offering. See “Underwriting—Lock-Up Agreements” for a description of the specific terms of the lock-up agreements.

Banc of America Securities LLC may, at any time, release all or a portion of the securities subject to lock-up agreements entered into or to be entered into in connection with this offering. See “Description of Securities—Registration Rights.” There are no present agreements between the underwriters and us or any of the persons or entities subject to the lock-up agreements releasing them or us from these lock-up agreements. In addition, we cannot predict the circumstances or timing under which our underwriters may waive these restrictions. If the restrictions under the lock-up agreements with the persons or entities subject to the lock-up agreements are waived or terminated, or upon expiration of a lock-up period, approximately shares will be available for sale into the market at that time, subject only to applicable securities rules and regulations. These sales or a perception that these sales may occur could reduce the market price for our common stock.

Your interest in us may be diluted if we issue additional shares.

Existing stockholders and potential investors in this offering do not have preemptive rights to any common stock issued by us in the future. Therefore, investors purchasing shares in this offering may experience dilution of their equity investment if we sell additional common stock in the future, sell securities that are convertible into common stock or issue shares of common stock, including shares issued as incentive compensation under our management agreement, or options exercisable for shares of common stock. In addition, we could sell securities at a price less than the then-current net asset value per share. Further, investors purchasing shares in this offering may experience dilution of their equity investment upon the exercise of the currently outstanding options to purchase 131,088 shares of our common stock and the currently outstanding warrants to purchase 1,599,473 shares of our common stock.

Investors in this offering will suffer immediate and substantial dilution.

The initial public offering price of our common stock may be substantially higher than what our net tangible book value per share will be immediately after this offering. Purchasers of our common stock in this offering will incur immediate dilution of approximately $             in net tangible book value per share of our common stock, based on the mid-point of the price range for the shares to be sold in this offering and our net tangible book value as of June 30, 2008.

We have not established a minimum distribution payment level, and we cannot assure you of our ability to make distributions in the future.

We expect to make quarterly distributions to our stockholders in amounts such that we distribute all or substantially all of our REIT taxable income in each year, subject to certain adjustments. We have not established a minimum distribution payment level, and our ability to make distributions may be adversely affected by the risk factors described in this prospectus. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and other factors as our board of directors may deem relevant from time to time. We may not be able to make distributions in the future. In addition, some of our distributions may include a return of capital. To the extent that we decide to make distributions in excess of our current and accumulated tax earnings and profits, such distributions would generally be considered a return of capital for federal income tax purposes. A return of capital is not taxable, but it has the effect of reducing the holder’s basis in its investment.

An increase in market interest rates may have an adverse effect on the market price of our common stock.

One of the factors that investors may consider in deciding whether to buy or sell shares of our common stock is our distribution rate as a percentage of our share price relative to market interest rates. If the market price of our common stock is based primarily on the earnings and return that we derive from our investments and income with respect to our investments and our related distributions to stockholders, and not from the market value of the investments themselves, then interest rate fluctuations and capital market conditions will likely affect the market price of our common stock. For instance, if market rates rise without an increase in our distribution rate, the market price of our common stock could decrease as potential investors may require a higher distribution yield on our common stock or seek other securities paying higher distributions or interest. In addition, rising interest rates would result in increased interest expense on our variable rate debt, thereby adversely affecting cash flow and our ability to service our indebtedness and pay distributions.

We have relationships with certain of our underwriters, or their respective affiliates, and those underwriters or their affiliates may receive benefits in connection with this offering.

We have entered into master repurchase agreements with Banc of America Securities LLC and Lehman Brothers, Inc., two of our underwriters. Our repurchase agreements do not specify the maximum amount that may be borrowed by us thereunder. At June 30, 2008, we did not have any borrowings outstanding under these agreements.

We have purchased Agency RMBS, structured notes and CLOs and likely will purchase in the future Agency RMBS issued or sold by affiliates of certain of the underwriters in this offering or underwritten by certain underwriters in this offering. As of June 30, 2008, an aggregate of approximately $312.3 million in carrying value or 30.9% of our portfolio, had been issued or sold by affiliates of Banc of America Securities LLC (including $224.0 million from Countrywide Bank) and Lehman Brothers, Inc.

Stifel, Nicolaus & Company, Incorporated served as the initial purchaser and placement agent in connection with our May 2008 private offering for which they received customary fees. Stifel, Nicolaus & Company, Incorporated purchased 122,000 units in our May 2008 private offering, which consisted of 122,000 shares of our common stock (40,666 shares on a post-split basis) and warrants to purchase an aggregate of 36,600 shares of our common stock (12,200 shares on a post-split basis). They may sell these shares in a future offering of our common stock pursuant to the registration rights agreement we entered into in connection with our May 2008 private offering.

The relationships described above may result in certain of the underwriters having interests in the completion of this offering beyond the discounts and commissions they will receive for serving as underwriters.

Investing in our common stock may involve an above average degree of risk.

The investments we make in accordance with our investment objectives may result in a higher amount of risk, volatility or loss of principal than alternative investment options. Our investments may be highly speculative and aggressive, and therefore, an investment in our common stock may not be suitable for someone with lower risk tolerance.

Risks Related to Our Organization and Structure

Loss of our Investment Company Act exemption would adversely affect us and negatively affect the value of shares of our common stock and our ability to distribute dividends.

We have operated and intend to continue to operate our business so as to be exempt from registration under the Investment Company Act because we are “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” Specifically, we invest and intend to continue to invest so that at least 55% of the assets that we own on an unconsolidated basis consist of qualifying mortgages and other liens and interests in real estate, which are collectively referred to as “qualifying real estate assets,” and so that at least 80% of the assets we own on an unconsolidated basis consist of real estate related assets (including our qualifying real estate assets). We treat Fannie Mae, Freddie Mac and Ginnie Mae whole-pool residential mortgage pass-through certificates issued with respect to an underlying pool of mortgage loans in which we hold all of the certificates issued by the pool as qualifying real estate assets. Our Agency RMBS consist solely of such Fannie Mae, Freddie Mac and Ginnie Mae whole-pool residential mortgage pass-through certificates.

If we fail to qualify for this exemption, we could be required to restructure our activities in a manner that, or at a time when, we would not otherwise choose to do so, which could negatively affect the value of shares of our common stock and our ability to distribute dividends. For example, if the market value of our investments in CLOs and structured notes, neither of which are qualifying real estate assets or real estate related assets, were to increase by an amount that resulted in less than 80% of our assets being invested in CLOs and structured notes in order to maintain our exemption from the Investment Company Act. The sale could occur during adverse market conditions, and we could be forced to accept a price below that which we believe is acceptable.

Rapid changes in the values of our Agency RMBS and other real estate related investments may make it more difficult for us to maintain our REIT qualification or exemption from the Investment Company Act.

If the market value or income potential of our Agency RMBS and other real estate related investments declines as a result of increased interest rates, increased prepayment rates or other factors, we may need to increase our real estate investments and income and/or liquidate our non-qualifying assets to maintain our REIT qualification or exemption from the Investment Company Act. If the decline in real estate related asset values and/or income occurs quickly, this may be especially difficult to accomplish. This difficulty may be exacerbated by the illiquid nature of many of our non-real estate related assets. We may have to make investment decisions that we otherwise would not make absent the REIT and Investment Company Act considerations, and which may adversely affect our business.

We may not realize a return on the 19% non-voting limited partnership interest that we hold in Sharpridge.

Concurrent with our initial capitalization, we received a 19% non-voting limited partnership interest in Sharpridge, which is held by one of our 100%-owned domestic TRSs, Sharpridge TRS, Inc. Under the terms of the Sharpridge limited partnership agreement, our interest in Sharpridge will be forfeited upon our liquidation or winding up on or prior to December 31, 2008, or the termination of either the management agreement between us and our Manager or the sub-advisory agreement between our Manager and Sharpridge on or prior to December 31, 2008, provided that our interest in Sharpridge will not be subject to forfeiture following the listing of our common stock on a major exchange. In addition, under the terms of the Sharpridge limited partnership agreement, our 19% non-voting limited partnership interest will be subject to substantial restrictions on transfer to any entity other than an affiliate of ours.

The general partner of Sharpridge has the exclusive authority to manage and control the day-to-day business operations of Sharpridge without the consent of the limited partners. Among other things, the general partner, on behalf of Sharpridge, may enter into term sheets, offer letters, and/or other agreements with Sharpridge employees or partners regarding their rights and obligations in connection with their initial employment with Sharpridge. These arrangements may provide for allocations, distributions, bonus or other compensation to these individuals, each of which may have an impact on the ultimate return from our 19% non-voting limited partnership interest.

Finally, Sharpridge has a limited operating history and its ability to generate returns to its limited partners is unproven. For each of the foregoing reasons, there is a limited ability for us to realize a return on this investment, and we may not realize such a return.

Our charter and bylaws contain provisions that may inhibit potential acquisition bids that you and other stockholders may consider favorable, and the market price of our common stock may be lower as a result.

Our charter and bylaws contain provisions that may have an anti-takeover effect and inhibit a change in our board of directors. These provisions include the following:

There are ownership limits and restrictions on transferability and ownership in our charter.    In order to qualify as a REIT for each taxable year after 2006, not more than 50% of the value of our outstanding capital stock may be owned, directly or constructively, by five or fewer individuals (as defined under the Internal Revenue Code to include natural persons and certain entities) during the second half of any calendar year and our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. To assist us in meeting these requirements, subject to some exceptions, our charter generally prohibits any stockholder from beneficially or constructively owning more than 9.8% in value or number of shares, whichever is more restrictive, of any class or series of our outstanding capital stock unless an exemption is granted by our board of directors in its sole discretion. For purposes of this calculation, warrants treated as held by a person will be deemed to have been exercised. However, warrants held by other unrelated persons will not be deemed to have been exercised. Our board of directors has granted a waiver from the 9.8% ownership limit to Talon Sharpridge LLC, Talon Sharpridge QP LLC and Talon Opportunity Partners, LP, or collectively, Talon. The waiver allows Talon to own up to 25% of the shares of any class of our common stock before this offering and up to the greater of 15% or 2,509,246 shares of our common stock after this offering. See “Description of Securities—Restrictions on Ownership and Transfer.”

This ownership restriction may:

•

discourage a tender offer or other transactions or a change in the composition of our board of directors or control that might involve a premium price for our shares or otherwise be in the best interests of our stockholders; or

•	result in shares issued or transferred in violation of such restriction being automatically transferred to a trust for a charitable beneficiary and thereby resulting in a forfeiture of such shares.

Our charter permits our board of directors to issue common or preferred stock with terms that may discourage a third party from acquiring us. Our charter permits our board of directors to amend our charter, without approval of our stockholders, to increase the total number of authorized shares of stock or the number of shares of any class or series, and to cause the issuance of common or preferred stock, having preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption as determined by our board. Thus, our board could authorize the issuance of common or preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction in which holders of some or a majority of our shares might receive a premium for their shares over the then-prevailing market price of our shares.

Our charter and bylaws contain other possible anti-takeover provisions.    Our charter and bylaws contain other provisions that may have the effect of delaying, deferring or preventing a change in control of us or the removal of existing directors and, as a result, could prevent our stockholders from being paid a premium for their common stock over the then-prevailing market price. See “Certain Provisions of Maryland General Corporation Law and our Charter and Bylaws.”

Our rights and the rights of our stockholders to take action against our directors and officers are limited, which could limit your recourse in the event of actions not in your best interests.

Our charter limits the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

In addition, our charter authorizes our company to obligate itself to indemnify our present and former directors and officers for actions taken by them in those capacities to the maximum extent permitted by Maryland law. Our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify each present or former director or officer who has been successful in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service to us. In addition, we may be obligated to fund the defense costs incurred by our directors and officers. See “Certain Provisions of Maryland General Corporation Law and our Charter and Bylaws—Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses.”

Certain provisions of Maryland law could inhibit changes in control.

Certain provisions of the Maryland General Corporation Law, or MGCL, may have the effect of inhibiting a third party from making a proposal to acquire us or impeding a change of control under circumstances that otherwise could provide our stockholders with the opportunity to realize a premium over the then-prevailing market price of our common stock, including:

•

“business combination” provisions that, subject to limitations, prohibit certain business combinations between us and an “interested stockholder” (defined generally as any person who beneficially owns 10% or more of the voting power of our shares or an affiliate thereof) for five years after the most recent date on which the stockholder becomes an interested stockholder, and thereafter special stockholder voting requirements on these combinations; and

•

“control share” provisions that provide that “control shares” of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of ownership or control of “control shares”) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares.

We have elected to opt out of these provisions of the MGCL, in the case of the business combination provisions of the MGCL, by resolution of our board of directors, and in the case of the control share provisions of the MGCL, pursuant to a provision in our bylaws. However, our board of directors may by resolution elect to repeal the foregoing opt-outs from the business combination provisions of the MGCL, and we may, by amendment to our bylaws, opt in to the control share provisions of the MGCL in the future.

Tax Risks

Your investment has various federal income tax risks.

Although the provisions of the Internal Revenue Code relevant to your investment are generally described in “Federal Income Tax Consequences of Our Qualification as a REIT,” we strongly urge you to consult your own tax advisor concerning the effects of federal, state and local income tax law on an investment in our common stock and on your individual tax situation.

Failure to qualify as a REIT would subject us to federal income tax, which would reduce the cash available for distribution to our stockholders.

We operate in a manner that is intended to cause us to qualify as a REIT for federal income tax purposes. However, the federal income tax laws governing REITs are complex, and interpretations of the federal income tax laws governing qualification as a REIT are limited. Qualifying as a REIT requires us to meet various tests regarding the nature of our assets and our income, the ownership of our outstanding stock, and the amount of our distributions on an ongoing basis.

Although we do not intend to request a ruling from the Internal Revenue Service, or IRS, as to our REIT qualification, we expect to receive an opinion from Hunton & Williams LLP with respect to our qualification as a REIT in connection with this offering of common stock. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of Hunton & Williams LLP will represent only the view of our counsel based on our counsel’s review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations as to the values of our assets and the sources of our income. The opinion will be expressed as of the date issued and will not cover subsequent periods. Hunton & Williams LLP has no obligations to advise us or the holders of our common stock of any subsequent changes in the matters stated, represented or assumed, or of any subsequent change in applicable law.

Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income and quarterly asset requirements also depends upon our ability to successfully manage the composition of our income and assets on an ongoing basis. Although we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year.

If we fail to qualify as a REIT in any calendar year, we would be required to pay federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and dividends paid to our stockholders would not be deductible by us in computing our taxable income. Further, if we fail to qualify as a REIT, we might need to borrow money or sell assets in order to pay any resulting tax. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. Furthermore, if we fail to maintain our qualification as a REIT, we no longer would be required to distribute substantially all of our REIT taxable income to our stockholders. Unless our failure to qualify as a REIT was subject to relief under federal tax laws, we could not re-elect to qualify as a REIT until the fifth calendar year following the year in which we failed to qualify.

We may lose our REIT qualification or be subject to a penalty tax if the IRS successfully challenges our characterization of income from our investments in subordinated tranches of CLOs and structured notes issued by foreign corporations.

We likely will be required to include in our income, even without the receipt of actual distributions, earnings from our investment in the subordinated tranches of CLOs and structured notes issued by foreign corporations. We intend to treat certain of these income inclusions as qualifying income for purposes of the 95%

gross income test but not the 75% gross income test. The provisions that set forth what income is qualifying income for purposes of the 95% gross income test provide that gross income derived from dividends, interest and certain other enumerated classes of passive income qualify for purposes of the 95% gross income test. Income inclusions from equity investments in foreign corporations are technically neither actual dividends nor any of the other enumerated categories of income specified in the 95% gross income test for U.S. federal income tax purposes, and there is no other clear precedent with respect to the qualification of such income. However, based on advice of counsel, we intend to treat such income inclusions as qualifying income for purposes of the 95% gross income test. Nevertheless, because this income does not meet the literal requirements of the REIT provisions, it is possible that the IRS could successfully take the position that such income is not qualifying income. In the event that such income was determined not to qualify for the 95% gross income test, we would be subject to a penalty tax with respect to such income to the extent it and our other non-qualifying income exceeds 5% of our gross income or we could fail to qualify as a REIT. See “Federal Income Tax Consequences of Our Qualification as a REIT—Gross Income Tests—Dividends.” In addition, if such income was determined not to qualify for the 95% gross income test, we would need to invest in sufficient qualifying assets, or sell some of our interests in other foreign corporations, to ensure that the income recognized by us from our investment in the subordinated tranches of CLOs and structured notes issued by foreign corporations does not exceed 5% of our gross income, or we would cease to qualify as a REIT. We currently intend that income inclusions from our investment in subordinated tranches of CLOs and structured notes issued by foreign corporations together with any non-qualifying income will not exceed 5% of our gross income; however, there can be no assurance that such intent will not change in the future.

Our ability to invest in and dispose of “to be announced” securities could be limited by our REIT status, and we could lose our REIT status as a result of these investments.

We have purchased, and intend to continue to purchase, Agency RMBS through “to-be-announced” forward contracts, or TBAs, or dollar roll transactions. In certain instances, rather than take delivery of the Agency RMBS subject to a TBA, we will dispose of the TBA through a dollar roll transaction in which we agree to purchase similar securities in the future at a predetermined price or otherwise, which may result in the recognition of income or gains. We account for dollar roll transactions as purchases and sales. The law is unclear regarding whether TBAs will be qualifying assets for the 75% asset test and whether income and gains from dispositions of TBAs will be qualifying income for the 75% gross income test.

Until we receive a favorable private letter ruling from the IRS or we are advised by counsel that TBAs should be treated as qualifying assets for purposes of the 75% asset test, we will limit our investment in TBAs and any non-qualifying assets to no more than 25% of our assets at the end of any calendar quarter. Further, until we receive a favorable private letter ruling from the IRS or we are advised by counsel that income and gains from the disposition of TBAs should be treated as qualifying income for purposes of the 75% gross income test, we will limit our gains from dispositions of TBAs and any non-qualifying income to no more than 25% of our gross income for each calendar year. Accordingly, our ability to purchase Agency RMBS through TBAs and to dispose of TBAs, through dollar roll transactions or otherwise, could be limited.

Moreover, even if we are advised by counsel that TBAs should be treated as qualifying assets or that income and gains from dispositions of TBAs should be treated as qualifying income, it is possible that the IRS could successfully take the position that such assets are not qualifying assets and such income is not qualifying income. In that event, we could be subject to a penalty tax or we could fail to qualify as a REIT if (i) the value of our TBAs, together with our non-qualifying assets for the 75% asset test, exceeded 25% of our gross assets at the end of any calendar quarter or (ii) our income and gains from the disposition of TBAs, together with our non-qualifying income for the 75% gross income test, exceeded 25% of our gross income for any taxable year.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

To qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts we distribute to our stockholders and the ownership of our stock. In order to meet these tests, we may be required to forego attractive business or investment opportunities. Thus, compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Liquidation of assets may jeopardize our REIT qualification.

To qualify as a REIT, we must comply with requirements regarding our assets and our sources of income. If we are compelled to liquidate our investments to repay obligations to our lenders, we may be unable to comply with these requirements, ultimately jeopardizing our qualification as a REIT, or we may be subject to a 100% tax on any resultant gain if we sell assets that are treated as dealer property or inventory.

Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to our stockholders.

In order to qualify as a REIT, an entity must distribute to its stockholders, each calendar year, at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that a REIT satisfies the 90% distribution requirement, but distributes less than 100% of its taxable income, it will be subject to federal corporate income tax on its undistributed income. In addition, a REIT will incur a 4% nondeductible excise tax on the amount, if any, by which its distributions in any calendar year are less than the sum of:

•	85% of its REIT ordinary income for that year;

•	95% of its REIT capital gain net income for that year; and

•	100% of its undistributed taxable income from prior years.

We intend to continue to make distributions in the future to our stockholders in a manner intended to satisfy the 90% distribution requirement and to avoid both corporate income tax and the 4% nondeductible excise tax. However, there is no requirement that TRSs distribute their after-tax net income to their parent REIT or their stockholders, and our TRSs may determine not to make any distributions to us.

Our taxable income may substantially exceed our net income as determined based on GAAP because, for example, realized capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. In addition, we may invest in assets that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets, referred to as phantom income. Although some types of phantom income are excluded in determining the 90% distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to any phantom income items if we do not distribute those items on an annual basis. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year. In that event, we may be required to use cash reserves, incur debt, or liquidate non-cash assets at rates or times that we regard as unfavorable in order to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in that year.

Our ability to utilize TRSs will be limited by our intention to qualify as a REIT.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% (or 25% beginning with our 2009 taxable year) of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. A domestic TRS will pay federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.

Our domestic TRSs will pay federal, state and local income tax on their taxable income, and their after-tax net income is available for distribution to us but is not required to be distributed to us. We anticipate that the aggregate value of the TRS stock and securities owned by us will continue to be significantly less than 20% of the value of our total assets (including the TRS stock and securities). Furthermore, we monitor the value of our investments in TRSs for the purpose of ensuring compliance with the rule that no more than 20% (or 25% beginning with our 2009 taxable year) of the value of our assets may consist of TRS stock and securities (which is applied at the end of each calendar quarter). In addition, we scrutinize all of our transactions with TRSs for the purpose of ensuring that they are entered into on arm’s-length terms in order to avoid incurring the 100% excise tax described above. There can be no assurance, however, that we will be able to comply with the 20% (or 25% beginning with our 2009 taxable year) limitation on ownership of TRS stock and securities on an ongoing basis so as to maintain our REIT qualification or avoid application of the 100% excise tax imposed on certain non-arm’s-length transactions.

Complying with REIT requirements may limit our ability to hedge effectively.

The REIT provisions of the Internal Revenue Code substantially limit our ability to hedge Agency RMBS and related borrowings. Under these provisions, our annual gross income from qualifying hedges entered into prior to July 30, 2008, with respect to our borrowings, together with any income from non-qualifying hedges and other income not generated from qualifying real estate assets, is limited to 25% or less of our gross income. In addition, we must limit our aggregate gross income from non-qualifying hedges, fees, and certain other non-qualifying sources to 5% or less of our annual gross income. As a result, we might in the future have to limit our use of advantageous hedging techniques or implement those hedges through our domestic TRSs. This could increase the cost of our hedging activities, because our domestic TRSs would be subject to tax on gains, or leave us exposed to greater risks associated with changes in interest rates than we would otherwise want to bear.

The taxation of corporate dividends may adversely affect the value of our stock.

Legislation enacted in 2003 and 2006, among other things, generally reduces to 15% the maximum marginal rate of tax payable by taxpayers taxed at individual rates on dividends received from a regular C corporation until January 1, 2011. This reduced tax rate, however, will not apply to dividends paid by a REIT on its stock, except for certain limited amounts. While the earnings of a REIT that are distributed to its stockholders generally will still be subject to less federal income taxation than earnings of a non-REIT C corporation that are distributed to its stockholders net of corporate-level income tax, this legislation could cause individuals, trusts and estates to view the stock of regular C corporations as more attractive relative to the stock of a REIT than was the case prior to the enactment of the legislation, because the dividends from regular C corporations will generally be taxed at a lower rate while dividends from REITs will generally be taxed at the same rate as the investor’s other ordinary income. We cannot predict what effect, if any, this legislation may have on the value of the stock of REITs in general or on the value of our common stock in particular, either in terms of price or relative to other investments.

The failure of Agency RMBS subject to a repurchase agreement to qualify as real estate assets would adversely affect our ability to qualify as a REIT.

We have entered into sale and repurchase agreements under which we nominally sold certain of our Agency RMBS to a counterparty and simultaneously entered into an agreement to repurchase the sold assets. We believe that we are treated for federal income tax purposes as the owner of the Agency RMBS that are the subject of any such agreement notwithstanding that such agreements may transfer record ownership of such assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could successfully assert that we did not own the Agency RMBS during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

If we make distributions in excess of our current and accumulated earnings and profits, those distributions will be treated as a return of capital, which will reduce the adjusted basis of your stock, and to the extent such distributions exceed your adjusted basis, you may recognize a capital gain.

Unless you are a tax-exempt entity, distributions that we make to you generally will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits as determined for federal income tax purposes. If the amount we distribute to you exceeds your allocable share of our current and accumulated earnings and profits, the excess will be treated as a return of capital to the extent of your adjusted basis in your stock, which will reduce your basis in your stock but will not be subject to tax. To the extent the amount we distribute to you exceeds both your allocable share of our current and accumulated earnings and profits and your adjusted basis, this excess amount will be treated as a gain from the sale or exchange of a capital asset.

If the CLO and structured note issuers in which we have invested are subject to federal income tax at the entity level, it would greatly reduce the amounts those entities would have available to pay their creditors and to distribute to us.

We have invested in subordinated tranches of CLOs and structured notes, which are treated as equity for federal income tax purposes. The CLO and structured note issuers in which we have invested will be treated as corporations for federal income tax purposes. The CLO and structured note issuers are organized in foreign countries. There is a specific exemption from federal income tax for non-U.S. corporations that restrict their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees or through a resident broker, commission agent, custodian or other agent. We expect that the CLO and structured note issuers in which we have invested will rely on that exemption or otherwise operate in a manner so that they will not be subject to federal income tax on their net income at the entity level. If the IRS were to succeed in challenging that tax treatment, it could greatly reduce the amount that those CLO and structured note issuers would have available to pay to their creditors and to distribute to us.

We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock.

At any time, the federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new federal income tax law, regulation or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted or promulgated or will become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation. Additionally, revisions in federal tax laws and interpretations thereof could cause us to change our investments and commitments and affect the tax considerations of an investment in us.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of shares of our common stock in this offering by us will be approximately $            million (or approximately $            million if the underwriters fully exercise their option to purchase an additional                      shares of our common stock), in each case after deducting underwriting discounts and commissions of approximately $            million (or approximately $            million if the underwriters fully exercise their option to purchase additional shares of our common stock) and estimated offering expenses of approximately $            million payable by us. A $1.00 increase (decrease) in the assumed initial public offering of $            per share would increase (decrease) the net proceeds that we will receive from this offering by $            million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to invest the net proceeds of this offering in a targeted mix of Agency RMBS collateralized by hybrid ARMs and fixed rate mortgage loans. Specifically, we intend to invest approximately 35% to 65% of the net proceeds in Agency RMBS collateralized by hybrid ARMs and the remaining net proceeds in Agency RMBS collateralized by fixed rate mortgage loans. We then expect to borrow against the Agency RMBS that we purchase with the net proceeds of this offering through repurchase agreements and use the proceeds of the borrowings to acquire additional Agency RMBS in accordance with a similar targeted allocation. We reserve the right to change our targeted allocation depending on prevailing market conditions, including, among others, the pricing and supply of Agency RMBS, the performance of our portfolio and the availability and terms of financing.

Until attractive investments can be identified, we may temporarily invest a portion of the net proceeds from this offering in interest-bearing, short-term, marketable investments, including government securities, certificates of deposit, money market accounts or interest bearing bank deposits, that are consistent with our intention to qualify as a REIT. These temporary investments are expected to provide a lower net return than we hope to achieve from our targeted investments in Agency RMBS.

INSTITUTIONAL TRADING OF OUR COMMON STOCK

Currently, there is no public trading market for our common stock. Shares of our common stock issued in our December 2006 private offering are eligible for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act. These trades may be reported in the PORTALSM Market, or PORTAL, a subsidiary of the Nasdaq Stock Market, Inc.® The following table shows the high and low sales prices for shares of our common stock as reported on PORTAL for each quarterly period since our common stock became eligible for PORTAL. These prices have been adjusted to reflect the three-for-one reverse split of our common stock effective May 28, 2008:

	High Sales Price	Low Sales Price
December 1, 2006 to December 31, 2006	*	*
January 1, 2007 to March 31, 2007	$30.75	$30.75
April 1, 2007 to June 30, 2007	$31.50	$31.20
July 1, 2007 to September 30, 2007	$31.50	$21.00
October 1, 2007 to December 31, 2007	$27.00	$27.00
January 1, 2008 to March 31, 2008	*	*
April 1, 2008 to June 30, 2008	$18.00	$18.00
July 1, 2008 to , 2008

*	No trades of our common stock were reported on PORTAL during this period.

We have been advised that, as of                     , 2008, the last sale of our common stock reported on PORTAL occurred on                     , 2008 at a price of $             per share ($             on a post-split basis). The information above regarding trades reported on PORTAL may not include all reported trades. Moreover, institutions and individuals are not required to report all trades to PORTAL. Therefore, the last sales price that was reported on PORTAL may not be reflective of sales of our common stock that have occurred and were not reported and may not be indicative of the prices at which our shares of common stock may trade after this offering.

As of June 30, 2008, we had 7,657,322 shares of our common stock issued and outstanding. Our issued and outstanding shares of common stock were held by approximately 195 shareholders, which include 91 holders of record. The holders of record include Cede & Co., which holds shares as nominee for The Depository Trust Company. The Depository Trust Company itself holds shares on behalf of approximately 107 beneficial owners of our common stock as of June 30, 2008.

DISTRIBUTION POLICY

We have elected to be treated as a REIT for federal income tax purposes. Federal income tax law requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. We will not be required to make distributions with respect to activities through our TRSs. For more information, please see “Federal Income Tax Consequences of Our Qualification as a REIT—Distribution Requirements.”

To date, we have funded our distributions out of our REIT taxable income. We intend to fund future distributions solely out of our REIT taxable income. We intend to distribute annually all or substantially all of our REIT taxable income to holders of our common stock out of assets legally available therefor, and we intend to pay these distributions on a regular quarterly basis. Any distributions we make will be at the discretion of our board of directors and will depend upon our earnings and financial condition, maintenance of our REIT qualification, applicable provisions of the MGCL, and such other factors as our board of directors deems relevant. For more information regarding risk factors that could materially adversely affect our earnings and financial condition see “Risk Factors” beginning on page 20.

We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain or may constitute a return of capital. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gains.

The per share amounts below have been adjusted to reflect the three-for-one reverse stock split effective May 28, 2008.

On June 7, 2006, our board of directors authorized our first distribution to our stockholders of $0.75 per share for the quarter ended June 30, 2006, which was paid on June 28, 2006 to our stockholders of record on June 14, 2006. On September 12, 2006, our board of directors authorized a distribution to our stockholders of $0.75 per share for the quarter ended September 30, 2006, which was paid on September 27, 2006 to our stockholders of record on September 19, 2006. On November 26, 2006, our board of directors authorized a distribution to our stockholders of $0.60 per share for a portion of the quarter ended December 31, 2006, which was paid on December 6, 2006 to our stockholders of record on November 27, 2006. On April 2, 2007, our board of directors authorized a distribution to our stockholders of $0.96 per share, which included a portion of our estimated REIT taxable income for the quarter ended March 31, 2007, and a portion of our remaining undistributed estimated REIT taxable income for 2006. This distribution was paid on April 26, 2007. On July 16, 2007, our board of directors authorized a distribution to our stockholders of $0.93 per share for the four-month period ended July 31, 2007, which was paid on July 31, 2007 to our stockholders of record on July 23, 2007. On October 3, 2007, our board of directors authorized a distribution to our stockholders of $0.57 per share for the period from August 1, 2007 through October 18, 2007, which was paid on November 1, 2007 to our stockholders of record on October 10, 2007. On December 19, 2007, our board of directors authorized a distribution to our stockholders of $0.54 per share for the period from October 19, 2007 through December 31, 2007, which was paid on January 30, 2008 to our stockholders of record on December 31, 2007. On April 7, 2008, our board of directors authorized a distribution to our stockholders of $0.66 per share, which included a portion of our estimated REIT taxable income for the quarter ended March 31, 2008, and a portion of our remaining undistributed estimated REIT taxable income for 2007. This distribution was paid on April 30, 2008. On July 1, 2008, our board of directors authorized a distribution to our stockholders of $0.66 per share for the quarter ended June 30, 2008, which was paid on July 30, 2008 to our stockholders of record on July 16, 2008. We cannot assure you that we will make any future distributions to our stockholders, and our past distributions are not intended to be indicative of the amount and timing of future distributions, if any.

CAPITALIZATION

The following table sets forth (1) our actual cash and cash equivalents and capitalization at June 30, 2008 and (2) our cash and cash equivalents and capitalization as adjusted to reflect the effects of the sale of our common stock by us in this offering at an assumed initial public offering price of $            per share, which is the mid-point of the range set forth on the cover of this prospectus, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds as described in “Use of Proceeds.” You should read this table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2008
	Actual(1)	As Adjusted(1)(2)
	(dollars in thousands)
Cash and cash equivalents	$6,047.0	$

Debt	$701,509.0

Net assets:
Common stock, $0.01 par value, 500,000,000 shares authorized; 7,657,322 shares outstanding, actual and shares outstanding, as adjusted	$76.6	$
Preferred stock, $0.01 par value, 50,000,000 shares authorized; no shares outstanding, actual and as adjusted	—		—
Additional paid-in capital	201,263.0
Accumulated net realized loss on investments	(56,308.6)
Net unrealized depreciation on investments	(32,035.3)
Undistributed net investment income	7,813.7

Net assets:	$120,809.4	$

(1)	Does not include (i) 288,592 shares of our common stock reserved for issuance upon the exercise of the warrants underlying the units sold in our May 2008 private offering, which are currently exercisable and will expire on April 30, 201l; (ii) 1,310,881 shares of common stock issuable upon the exercise of outstanding warrants issued in connection with our initial capitalization, which are currently exercisable and, subject to certain limitations, will expire on December 31, 2008; (iii) an aggregate of 2,532 shares of restricted stock we granted to our independent directors on July 1, 2008; or (iv) 2,942,696 additional shares of common stock reserved for issuance under our 2006 stock incentive plan.

(2)	Assumes shares will be sold in this offering at an initial public offering price of $ per share for net proceeds of approximately $ million after deducting the estimated underwriting discount of approximately $ million and estimated offering expenses of approximately $ million.

DILUTION

Our net tangible book value as of June 30, 2008 was approximately $120.8 million, or $15.78 per share of our common stock. Net tangible book value per share represents the amount of our total tangible assets minus our total liabilities, divided by the shares of our common stock outstanding. After giving effect to the sale of             shares of our common stock in this offering at an assumed initial public offering price of $             per share, which is the mid-point of the range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value on June 30, 2008 would have been approximately $            million, or $            per share. This amount represents an immediate decrease in net tangible book value of $            per share to our existing stockholders and an immediate dilution in as adjusted net tangible book value of $            per share to new investors who purchase our common stock in this offering at an assumed initial public offering price of $            . The following table shows this immediate per share dilution:

Public offering price per share		$
Net tangible book value per share on June 30, 2008, before giving effect to this offering	$15.78
Decrease in net tangible book value per share attributable to this offering

As adjusted net tangible book value per share on June 30, 2008, after giving effect to this offering

Dilution in as adjusted net tangible book value per share to new investors		$

The following table summarizes, as of June 30, 2008, the differences between the average price per share paid by our existing stockholders and by new investors purchasing shares of common stock in this offering at an assumed initial public offering price of $            per share, which is the mid-point of the range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us in this offering:

	Shares Purchased(1)			Total Consideration			Average Price
	Number	%		Amount	%		Per Share
Shares purchased by existing stockholders			%			%	$
Shares granted pursuant to our 2006 stock incentive plan(2)
New investors

Total	$		%	$		%

(1)	Assumes no exercise of the underwriters’ option to purchase an additional shares of our common stock.

(2)	As of June 30, 2008, includes an aggregate of 243,915 shares of restricted stock owned by our executive officers and certain officers and employees of our Manager and its sub-advisors and other affiliates as designated by our Manager and an aggregate of 13,095 shares of restricted stock owned by our independent directors.

If the underwriters fully exercise their option to purchase an additional              shares of our common stock, the number of shares of common stock held by existing holders will be reduced to     % of the aggregate number of shares of common stock outstanding after this offering, and the number of shares of common stock held by new investors will be increased to     , or     % of the aggregate number of shares of common stock outstanding after this offering.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table presents selected consolidated financial information as of June 30, 2008, December 31, 2007 and 2006, for the three and six months ended June 30, 2008 and 2007, for the year ended December 31, 2007 and for the period from February 10, 2006 (commencement of operations) to December 31, 2006. The selected consolidated financial information presented below as of December 31, 2007 and 2006, for the year ended December 31, 2007 and for the period from February 10, 2006 (commencement of operations) to December 31, 2006 have been derived from our audited consolidated financial statements. The selected consolidated financial information as of June 30, 2008 and for the three and six months ended June 30, 2008 and 2007 have been derived from our unaudited consolidated financial statements. These unaudited consolidated financial statements have been prepared on substantially the same basis as our audited consolidated financial statements and include all adjustments that we consider necessary for a fair presentation of our consolidated financial position and results of operations for the periods presented therein. These results are not necessarily indicative of our results for the full fiscal year. Similarly, because we only operated our business for a portion of the year ended December 31, 2006, we do not believe that a comparison of our operating results for the year ended December 31, 2007 to the period from February 10, 2006 (commencement of operations) to December 31, 2006 is indicative of the trends in our performance.

Since the information presented below is only a summary and does not provide all of the information contained in our historical consolidated financial statements, including the related notes, you should read it in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Summary—Recent Market Impacts and Supplemental Summary Financial Information” and our historical consolidated financial statements, including the related notes, included elsewhere in this prospectus.

The shares outstanding and per share amounts in the chart below have been adjusted to reflect the three-for-one reverse stock split effective May 28, 2008.

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31, 2007	Period from February 10, 2006 (commencement of operations) to December 31, 2006
	2008	2007	2008	2007
Consolidated Income Statement Data:
Investment income—Interest income	$11,720,492	$41,850,162	$32,345,751	$80,011,410	$135,585,142	$48,067,705

Expenses:
Interest	3,891,473	36,639,755	14,820,206	68,788,180	112,995,775	38,716,966
Management fees	593,826	678,180	1,183,691	1,374,238	2,439,667	1,272,291
Related party management compensation	493,175	651,375	593,952	1,286,167	1,600,627	1,262,346
Insurance expense	160,834	88,000	321,667	175,999	320,833	490,250
Professional fees	80,000	120,001	160,000	230,000	414,577	255,000
General, administrative and other	118,786	135,180	239,960	273,459	471,191	357,644

Total expenses	5,338,094	38,312,491	17,319,476	72,128,043	118,242,670	42,354,497

Net investment income	6,382,398	3,537,671	15,026,275	7,883,367	17,342,472	5,713,208

Gains and (Losses) from investments:
Net realized gain (loss) on investments	(11,539)	(6,523,551)	(4,217,155)	(6,573,226)	(18,290,492)	(260,054)
Net unrealized appreciation (depreciation) on investments	(2,749,450)	(7,010,597)	(14,666,251)	(4,618,727)	(1,434,857)	(5,492,367)
Net gain (loss) on swap contracts	9,283,521	11,760,536	(17,683,757)	9,368,365	(27,304,395)	1,005,480

Net gain (loss) from investments	6,522,532	(1,773,612)	(36,567,163)	(1,823,588)	(47,029,744)	(4,746,941)

Net income (loss)	$12,904,930	$1,764,059	$(21,540,888)	$6,059,779	$(29,687,272)	$966,267

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31, 2007	Period from February 10, 2006 (commencement of operations) to December 31, 2006
	2008	2007	2008	2007
Net income (loss) per common share (basic)	$1.97	$0.27	$(3.29)	$0.94	$(4.58)	$0.34

Net income (loss) per common share (diluted)	$1.96	$0.27	$(3.29)	$0.93	$(4.58)	$0.33

Weighted average number of common shares outstanding (basic)	6,567,099	6,482,125	6,556,829	6,472,227	6,478,752	2,884,122

Weighted average number of common shares outstanding (diluted)	6,580,014	6,511,150	6,556,829	6,491,464	6,478,752	2,904,717

Distributions per common share	$0.66	$0.96	$0.66	$0.96	$3.00	$1.98

	As of June 30, 2008				As of December 31, 2007	As of December 31, 2006
Consolidated Balance Sheet Data:
Total assets	1,022,137,668				1,884,409,297	2,491,807,479
Securities sold under agreement to repurchase	701,508,965				1,337,613,863	2,306,318,000
Net assets	120,809,447				132,146,036	180,300,933

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

Overview

We are a specialty finance company created with the objective of achieving consistent risk-adjusted investment income. We will seek to achieve this objective by investing, on a leveraged basis, exclusively in Agency RMBS. We are currently managed by Cypress Sharpridge Advisors LLC, a joint venture between affiliates of The Cypress Group and Sharpridge Capital Management, L.P.

Historically, we focused primarily on Agency RMBS, and also opportunistically invested in subordinated tranches of CLOs and structured notes. In the first quarter of 2008, our board of directors amended our investment guidelines, pursuant to which we will invest exclusively in Agency RMBS and seek to dispose of our CLOs and structured notes at reasonable prices. We are not required to sell these securities. The cash flows on these securities have been higher than our expectations. We continue to monitor the market for selling the remaining portion of our CLOs and structured notes. However, we may not be able to sell these assets for a reasonable price for some time given the currently depressed prices for these assets. During the first quarter of 2008, we sold one CLO investment for approximately $1.1 million. We did not sell any CLOs during the second quarter of 2008 or any structured notes during the six months ended June 30, 2008.

In February 2006, we completed our initial capitalization pursuant to which we sold 3,932,644 units, with each unit consisting of two shares of common stock and one warrant to purchase one share of common stock, in a private placement to certain accredited investors. Each unit currently consists, on a post-split basis, of two-thirds of one share of our common stock and one warrant to purchase one-third of one share of our common stock, on a post-split basis. The warrants are currently exercisable for $5.20 per one-third of one share, subject to adjustment under certain circumstances as set forth below under “Description of Securities—Warrants Issued in Our Initial Capitalization—Anti-Dilution Adjustments.” The warrants became exercisable as of February 10, 2006 and will expire on the close of business on December 31, 2008. See “Description of Securities” for further discussion of the warrants issued in connection with our initial capitalization. We received approximately $78.0 million in net proceeds from our initial capitalization. In December 2006, we completed an additional private offering in which we sold an aggregate of 11,450,000 shares of our common stock (3,816,666 shares on a post-split basis). We raised approximately $105.8 million in net proceeds from our December 2006 private offering. In May 2008, prior to our reverse stock split, we completed an additional private offering in which we sold 2,885,923 units, with each unit consisting of one share of common stock and one warrant to purchase three-tenths of one share of common stock. These units separated on May 27, 2008, with each holder owning the underlying common stock and warrant. On May 28, 2008, we effected a three-for-one reverse stock split of our issued and outstanding common stock. The current exercise price of each warrant is $1.56 per one-tenth of one share of common stock (on a post-split basis), subject to adjustment under certain circumstances, and will expire on April 30, 2011. We received approximately $14.0 million in net proceeds from our May 2008 private offering.

We have elected to be taxed as a REIT and intend to comply with the provisions of the Internal Revenue Code with respect thereto. Accordingly, we do not expect to be subject to federal income tax on our REIT taxable income that we currently distribute to our stockholders if certain asset, income and ownership tests and recordkeeping requirements are fulfilled. Even if we maintain our qualification as a REIT, we may be subject to some federal, state and local taxes on our income. For example, Sharpridge TRS, Inc. and CS Alternatives TRS, Inc. are taxed as regular subchapter C corporations under the provisions of the Internal Revenue Code. Sharpridge TRS, Inc. and CS Alternatives TRS, Inc. were formed to make, from time to time, certain investments that would not be REIT-qualifying investments if made directly by us and to earn income that would not be REIT-qualifying income if earned directly by us. For the periods ended December 31, 2007 and December 31, 2006, Sharpridge TRS, Inc. owned a 19% non-voting limited partnership interest in one of our sub-advisors, Sharpridge Capital Management, L.P., but had no taxable income.

We earn investment income from our investment portfolio. We use leverage to seek to enhance our returns. We finance each of our Agency RMBS investments with different degrees of leverage. We have not used, and do not intend to use, leverage on our existing subordinated tranches of CLOs or structured notes. The financing costs of our investments comprise a significant portion of our operating expenses. The amount of net investment income we earn on our investments depends in part on our ability to control our financing costs.

A variety of industry and economic factors may impact our financial condition and operating performance. These factors include:

•	interest rate trends;

•	prepayment rates on mortgages underlying our Agency RMBS, and credit trends insofar as they affect prepayment rates;

•	default rates on mortgages underlying our Agency RMBS;

•	competition for investments in our targeted asset classes; and

•	other market developments.

In addition, a variety of factors relating to our business may also impact our financial condition and operating performance. These factors include:

•	our degree of leverage;

•	our access to funding and borrowing capacity;

•	our borrowing costs;

•	our hedging activities;

•	changes in the credit ratings of the loans, securities and other assets we own;

•	the market value of our investments; and

•	the REIT requirements and the requirements to qualify for a registration exemption under the Investment Company Act.

Our net investment income is generated primarily from the difference, or net spread, between the interest income we earn on our investment portfolio and the cost of our borrowings and hedging activities. We leverage our portfolio investments in Agency RMBS to seek to enhance our potential returns; however, leverage can also exacerbate losses.

In addition to investing in issued pools of Agency RMBS, we utilize “to-be-announced” contracts, or TBAs, in order to invest in Agency RMBS. Pursuant to these TBAs, we agree to purchase, for future delivery, Agency RMBS with certain principal and interest terms and certain types of underlying collateral, but the particular Agency RMBS to be delivered is not identified until shortly before the TBA settlement date.

We anticipate that, for any period during which changes in the interest rates earned on our assets do not coincide with interest rate changes on the corresponding liabilities, such assets will reprice more slowly than the corresponding liabilities. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our net investment income. Increases in these rates will tend to decrease our net investment income and the market value of our assets, and could possibly result in operating losses or adversely affect our ability to make distributions to our stockholders.

Our net investment income may also be affected by a difference between actual prepayment rates and our projections. Prepayments on loans and securities may be influenced by changes in market interest rates and a variety of economic, geographic and other factors beyond our control, and consequently such prepayment rates cannot be predicted with certainty. To the extent we have acquired assets at a premium or discount to par value, changes in prepayment rates may impact our anticipated yield. Under certain interest rate and prepayment scenarios, we may fail to recoup fully our acquisition cost of certain assets.

Trends and Recent Market Impacts

The following trends may also affect our business:

Liquidity

The recent dislocations in the residential mortgage market and, in turn, the RMBS market, have led lenders, including the financial institutions that provide financing for our investments, to heighten their credit review standards and reduce the loan amounts available to borrowers, resulting in a decrease in overall market liquidity. In April 2008, the liquidity and lender capacity improved markedly, in large part due to actions taken by the U.S. Federal Reserve. In response to the contraction in liquidity, the U.S. Federal Reserve has introduced new mechanisms aimed to increase liquidity in the credit markets. On December 11, 2007, the U.S. Federal Reserve introduced the Term Auction Facility, or TAF. The TAF is a credit facility that allows a depository institution to place a bid for an advance from its local Federal Reserve Bank at an interest rate determined by an auction. By allowing the U.S. Federal Reserve to inject term funds through a broader range of counterparties and against a broader range of collateral than open market operations, this facility could help ensure that liquidity provisions can be disseminated efficiently even when the unsecured interbank markets are under stress. On March 11, 2008, the U.S. Federal Reserve announced that it was creating a new Term Securities Lending Facility, or TSLF, whereby it will lend Treasury bonds and bills to primary dealers (which include major financial institutions) for 28 days in exchange for certain types of mortgage-backed securities, including Agency RMBS. We believe that the TSLF will increase liquidity in the credit markets by providing these primary dealers with a more acceptable form of collateral (Treasury securities) against which they may borrow to finance their lending activities. Additionally, because the U.S. Federal Reserve has now shown a willingness to hold certain types of mortgage-backed securities, we believe financial institutions and other potential purchasers of mortgage-backed securities might be more willing to invest in these securities and, therefore, help stabilize valuations of these securities. Although we believe the recent actions taken by the U.S. Federal Reserve may increase liquidity in the credit markets and help stabilize valuations of mortgage-backed securities, some of which we experienced in the second quarter of 2008, there can be no assurance that these results will continue to occur, or if they do occur, that they will last for a prolonged period of time.

Interest Rate Environment

Due to the ongoing volatility in the capital markets and the residential mortgage market, interest rates have been unusually volatile. The U.S. Federal Reserve has lowered the target for the Federal Funds Rate seven times since September 2007 to 2.00%. Yields on U.S. Treasury securities fell markedly with the yield on three year Treasury notes falling by 314 basis points over the second half of 2007 and the first quarter of 2008. Yields on three-year interest rate swaps, our current hedging vehicle, lagged, falling by only 261 basis points during the second half of 2007 and the first quarter of 2008. Yields on mortgage securities have also fallen during the same period, but to a much lesser degree than yields on the three-year Treasury note and three-year interest rate swaps. The yield on a par-priced 30 year Fannie Mae RMBS fell by only 106 basis points during the second half of 2007 and the first quarter of 2008. Our financing costs have fallen as financing rates have roughly tracked the interest rate cuts adopted by the Federal Reserve, which has consequently improved the net interest margin on our portfolio. Mortgage yields, and therefore the market price of Agency RMBS, have lagged the drop in interest rates of our interest rate swaps, which has had a negative impact on the market value of our assets. However, the widening of the spread of our assets to our liabilities and hedging instruments improves the net interest margin when we reinvest our principal and deploy new capital. In addition, greater volatility in market interest rates will place greater reliance on the effectiveness of our interest rate hedging strategies.

Yield Curve

During the second half of 2007 and the first quarter of 2008, LIBOR and the Federal Funds Rate fell at a lesser rate than longer-term interest rates, resulting in a continued inverted yield curve. During the second half of 2007 and the first half of 2008, the yield on three-month LIBOR fell by 258 basis points, while the yield on three-year U.S. Treasury notes fell by 200 basis points. With respect to our Agency RMBS collateralized by monthly reset ARMs, we believe that the fall in short term interest rates will improve our net interest margin due to lower financing rates.

Our Agency RMBS, collateralized by five-year hybrid ARMs, pay a fixed interest rate for a set period and then convert to a floating rate payment structure. Our Agency RMBS collateralized by fixed rate mortgage loans pays a fixed rate for a term of either 15 of 30 years. We generally seek to reduce the volatility of our net income by entering into interest rate swap agreements. As of June 30, 2008, December 31, 2007 and 2006 we had entered into interest rate swap agreements with an aggregate notional amount of $365 million, $890 million and $745 million, respectively. Although we believe our hedging strategy should have been effective under normal interest rate environments and over longer periods, the unprecedented market environment described above during the second half of 2007 caused this strategy to be less effective than expected, which has caused us to incur losses on our interest rate swaps as a result. However, during the second quarter of 2008, a portion of these unrealized losses on our interest rate swaps were reversed due to the rise in interest rates during this period. In light of our new investment guidelines and the highly volatile securities and credit markets, during March 2008 we reduced our utilization of interest rate swaps in an effort to more effectively hedge our interest rate risk. We intend to begin utilizing interest rate caps and/or collars to hedge our interest rate risk in connection with investing the net proceeds of this offering. We believe this strategy will provide protection against rising interest rates while permitting us, to a certain extent, to take advantage of falling interest rates and avoid losses on interest rate swaps in a period of heightened interest rate volatility.

Prepayment Rates

Prepayment rates generally increase when interest rates fall and decrease when interest rates rise; however, changes in prepayment rates are difficult to accurately predict. When interest rates fall, RMBS prepayment rates are likely to rise, which can impact our net income. Prepayment rates also may be affected by other factors, including, conditions in the housing and financial markets, conditions in the mortgage origination industry, general economic conditions and the relative interest rates on adjustable-rate and fixed rate mortgage loans. Because interest rates have declined, we expected to see an increase in the prepayment rates associated with our portfolio. However, the recent dislocations in the residential mortgage market have caused a reduction in refinancing opportunities, which has, in turn, caused a reduction in prepayments on our Agency RMBS and, thus, our net investment income has been better than expected. If prepayment rates increase, our current portfolio could experience losses where securities are purchased at premiums, in addition to decreases in net interest income due to reinvestment opportunities being in a lower rate environment. In addition, a significant increase in prepayment rates could reduce our liquidity, as we would expect to experience an increase in margin calls from repurchase counterparties associated with the decline in the market value of the Agency RMBS securing the repurchase financings.

Credit Spreads

Over the past several years, the credit markets experienced tightening credit spreads (specifically, spreads between U.S. Treasury securities and other securities that are identical in all respects except for ratings) mainly due to the strong demand for lending opportunities. Generally, when credit spreads tighten the value of Agency RMBS increases, which would result in an increase in our book value, which is what we experienced in the second quarter of 2008. Over the second half of 2007, however, there was significant widening of credit spreads across all of the credit markets. For example, a representative Agency RMBS had a range in spread of 55 to 90 basis points during the first half of 2007. In the second half of 2007, the range in Agency RMBS spreads was 90 to 163 basis points, more than twice the volatility as experienced during the first half of 2007. The widening of credit spreads generally results in a reduction in the value of Agency RMBS, and the widening of credit spreads was partly responsible for the reduction of our book value during the first quarter of 2008. A continued widening could reduce our book value but could also have the positive effect of increasing net interest income on future investment opportunities. However, we would need to have additional capital available, either through debt financings or equity offerings, to take advantage of these investment opportunities.

Our credit portfolio currently includes CLOs that contain principally senior bank loans and structured notes. These assets accounted for approximately 2.1%, 1.9% and 1.2% of our total portfolio as of June 30, 2008, December 31, 2007 and 2006, respectively. We will seek to dispose of this portion of our portfolio over the next several quarters pursuant to our new investment guidelines.

The Financing Markets

During the second half of 2007 and the first half of 2008, several large financial institutions reported that dislocations in the sub-prime mortgage market had spread to the Alt-A mortgage market, structured finance markets and municipal markets. Much of the stress in the financial markets was focused on non-Agency residential mortgages and the financing of these assets. The Agency RMBS market experienced some indirect effects of these dislocations. The current impact of the sub-prime sector and the broader weakness in the mortgage sector could adversely impact one or more of our lenders and thus increase borrowing costs and reduce liquidity. The reduction in liquidity could cause us to have to sell at less than desirable prices. We do not anticipate this occurrence due to the guarantee of principal and interest of our Agency RMBS because the prices in the Agency RMBS market have been much less volatile.

Valuation of Investments

Recent events in the financial markets have resulted in the offer for sale of a significant amount of investment assets, increasingly under distressed circumstances, with limited financing available to potential buyers. This increase in investment assets for sale has caused significant price volatility in previously stable asset classes such as Agency RMBS. The recent significant price volatility has had an adverse impact on the valuations of all of our assets and our capital position, even though the cash flow received from our assets have not been impacted.

Impacts on Us

Our business has been impacted by the recent market trends discussed above. From the third quarter of 2007 through the first quarter of 2008, we experienced a general reduction in the market value of the securities in our portfolio, including our hedging instruments. Since September 30, 2007 through March 31, 2008, our net assets declined from $141.9 million to $97.8 million. In addition, the terms of our repurchase agreements became more stringent generally, and we were required to pledge additional collateral to our repurchase agreement counterparties. In February and early March 2008, in anticipation of increased margin requirements from our repurchase agreement counterparties, we increased our cash position by selling certain of our Agency RMBS, which provided us with greater liquidity in the event that we are required to meet lenders’ additional margin calls. We recognized net realized losses on these sales of approximately $6.2 million. During the third quarter of 2007 we reduced our leverage by selling certain of our assets. As a result, our leverage ratio was reduced from 13 to 1 at December 31, 2007 to 9 to 1 at March 31, 2008. In our May 2008 private offering, we raised approximately $14.0 million of net proceeds, which allowed us to further reduce our leverage and enhance our liquidity. Our leverage ratio was reduced to 7 to 1 at June 30, 2008. To date, we have maintained sufficient liquidity to meet margin calls, and we have never been unable to satisfy a margin call. However, we cannot assure you that we will be able to satisfy requests from our lenders to post additional collateral in the future, In addition, we decided to reduce our exposure to interest rate swaps in the first quarter of 2008 based on our long term view of the ongoing interest rate environment, and as part of our implementing adjustments to our hedging strategy. We realized losses of $29.9 million relating to the unwinding of certain of our hedging instruments.

For a discussion of additional risks relating to our business see “Risk Factors” and “—Quantitative and Qualitative Disclosures About Risk.”

Critical Accounting Policies

Our consolidated financial statements are prepared by management in accordance with GAAP. Although we conduct our operations so that we are not required to register as an investment company under the Investment Company Act, for financial reporting purposes we are an investment company and follow the AICPA Audit and Accounting Guide for Investment Companies. Accordingly, investments in securities are carried at fair value with changes in fair value recorded in the statement of operations. Our most critical accounting policies require us to make complex and subjective decisions and assessments that could affect our reported assets and liabilities, as well as our reported interest income and expenses. We believe that all of the decisions and assessments upon which our financial statements are based were reasonable at the time made based upon information available to us at that time. We rely on our Manager’s experience and analysis of historical and current market data in order to arrive at what we believe to be reasonable estimates. See Note 2 to the consolidated financial statements included elsewhere in this prospectus for a complete discussion of our significant accounting policies. We have identified our most critical accounting policies to be the following:

Valuation

Valuation of our investments is determined by our Manager. Investments are valued at their fair value based on market quotations from brokers and dealers.

Our Manager normally seeks prices from at least three such brokers or dealers, although the Manager may rely on price quotes from fewer than three brokers or dealers in certain circumstances. The resulting unrealized gains and losses are reflected in the statement of operations.

Interest Income Recognition

We account for interest income on our investments using the effective yield method. For investments purchased at par value, the effective yield is the contractual interest rate on the investment. If the investment is purchased at a discount or at a premium to par value, the effective yield is computed based on the contractual interest rate increased for the accretion of a purchase discount or decreased for the amortization of a purchase premium. The effective yield method requires that we make estimates of future prepayment rates for our investments that can be contractually prepaid prior to their contractual maturity date so that the purchase discount can be accreted, or the purchase premium can be amortized, over the estimated remaining life of the investment. The prepayment estimates that we use directly impact the estimated remaining lives of our investments. Amortization of premium and accretion of discount are included in interest income in the statement of operations.

The amount of premium amortization we recognize is dependent on estimated prepayment rates on the underlying securities. Prepayment rates generally increase when interest rates fall and decrease when interest rates rise; however changes in prepayment rates are difficult to predict accurately. Prepayment rates also may be affected by other factors, including, without limitation, conditions in the housing and financial markets, general economic conditions and the relative interest rates on adjustable-rate and fixed rate mortgage loans. We have estimated prepayment rates based on historical data and consideration of current market conditions.

The Manager determines the effective yield on the subordinated tranches of CLOs based upon estimated default rates, recovery rates, prepayment speeds and reinvestment spreads. These securities are reviewed quarterly, and the effective yield may be adjusted if economic conditions or assumptions change.

Accounting For Derivative Financial Instruments

Our policies permit us to enter into derivative contracts, including interest rate swaps and interest rate caps and/or collars, as a means of mitigating our interest rate risk. We currently use interest rate derivative instruments to mitigate interest rate risk rather than to enhance returns.

We intend to engage in a variety of interest rate hedging activities that reduce market value differences between our liabilities and our assets. These hedges are intended to reduce the interest rate sensitivity of our liabilities. Additionally, we expect these hedges will reduce differences in the timing and magnitude of our cash flows and better correlate the cash paid on our liabilities with the cash received from our assets.

During the term of an interest rate swap, we make or receive periodic cash payments. Unrealized gains or losses are recorded as a result of “marking-to-market” the swap. When the swap is terminated, we will record a realized gain or loss equal to the difference between the proceeds from (or cost of) the closing transaction and our basis in the contract, if any. The periodic payments and any realized or unrealized gains or losses are reported as net gain or loss on swap contracts in the statement of operations. Swaps involve a risk that interest rates will move contrary to our expectations, thereby increasing our payment obligation.

We are exposed to credit loss in the event of nonperformance by the counterparty to the swap, limited to any gains recognized. Should interest rates move unexpectedly, we may not achieve the anticipated benefits of the interest rate swap and may realize a loss. However, we do not anticipate nonperformance by any counterparty.

Share Based Payment and Related Party Transactions

We account for share-based compensation issued to members of our board of directors and our Manager using the fair value based methodology in accordance with SFAS No. 123(R), Shared-Based Payment. We do not have any employees, although we believe that independent members of our board of directors are deemed to be employees for purposes of interpreting and applying accounting principles relating to share-based compensation. We record as compensation costs the restricted common stock that we have issued to members of our board of directors at fair value as of the grant date. We amortize the cost into expense over the three-year vesting period of restricted common stock issued to independent members of our board of directors prior to January 1, 2007, using the straight-line method. Restricted common stock granted to independent members of our board of directors on or after January 1, 2007 will vest over a one-year period. We record compensation cost for restricted common stock and common stock options that we issued to certain of our executive officers, certain officers and employees of our Manager and its sub-advisors at fair value as of the grant date, and we remeasure the amount on subsequent reporting dates to the extent that the restricted common stock and our common stock options are unvested. We amortize compensation expense related to the restricted common stock and common stock options that we have granted to certain of our executive officers, certain officers and employees of our Manager and its sub-advisors using the straight-line method in accordance with SFAS No. 123(R).

Because we remeasure the amount of compensation cost associated with the unvested restricted common stock and unvested common stock options that we issued to certain of our executive officers, certain officers and employees of our Manager and its sub-advisors as of each reporting period, our share-based compensation expense reported in our statement of operations will change based on the fair value of our common stock, which may result in earnings volatility.

Financial Condition

All of our assets at June 30, 2008 were acquired with the net proceeds from our February 2006, December 2006 and May 2008 private offerings, operating cash flows and our use of leverage.

Pursuant to our revised investment guidelines, we will invest exclusively in Agency RMBS. Portions of our Agency RMBS are collateralized by ARMs that pay coupon rates that reset monthly based on the monthly treasury average, or the MTA. The remaining mortgages collateralizing our Agency RMBS are (i) hybrid ARMs, which typically have a coupon rate that is fixed for an initial period (typically three, five, seven or 10 years) and thereafter resets at regular intervals in a manner similar to adjustable rate mortgage-backed securities and (ii) fixed rate mortgage loans. The monthly reset ARMs generally carry one-year or three-year prepayment penalties. We believe that the potential benefits of our strategy include higher income, wider spreads, and lower hedging costs due to the shorter duration of our Agency RMBS. In addition, the principal and interest payments on Agency RMBS are guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae, limiting our credit risk relating to the underlying mortgages.

As of June 30, 2008, December 31, 2007, and December 31, 2006, the Agency RMBS in our portfolio were purchased at a net premium to their par value, with a weighted-average amortized cost of 101.7%, 101.9% and 102.5% of par value, respectively, due to the average interest rates on these investments being higher than prevailing market rates. As of June 30, 2008, December 31, 2007 and December 31, 2006, we had approximately $18.3 million, $34.2 million and $61.2 million, respectively, of unamortized premium included in the cost basis of our investments.

As of June 30, 2008, December 31, 2007 and December 31, 2006, our Agency RMBS portfolio consisted of Agency RMBS collateralized by both monthly reset ARMs, hybrid ARMs and fixed rate mortgage loans as follows:

June 30, 2008

			Weighted Average			Constant Prepayment Rate(3)
Security Description	Par Amount	Estimated Fair Value	Coupon	Months to Reset(1)	Yield to Maturity(2)
	(in thousands)
Agency RMBS collateralized by 5-1 hybrid ARMs(4)	$343,065	$350,522	5.8%	46.8	5.0%	18.0%
Agency RMBS collateralized by monthly reset ARMs	273,419	280,909	6.0	1	5.3	21.0
Agency RMBS collateralized by 30 year fixed rate mortgages	351,306	354,719	5.9	N/A	5.7	8.0

Total Agency RMBS	$967,790	$986,150

December 31, 2007

			Weighted Average			Constant Prepayment Rate(3)
Security Description	Par Amount	Estimated Fair Value	Coupon	Months to Reset(1)	Yield to Maturity(2)
	(in thousands)
Agency RMBS collateralized by 5-1 hybrid ARMs(4)	$738,367	$752,741	5.9%	50.5	5.2%	26.3%
Agency RMBS collateralized by monthly reset ARMs	457,979	469,515	7.2	1	6.0	29.9
Agency RMBS collateralized by 30 year fixed rate mortgages	600,714	612,898	6.2	N/A	5.4	22.0

Total Agency RMBS	$1,797,060	$1,835,154

December 31, 2006

			Weighted Average			Constant Prepayment Rate(3)
Security Description	Par Amount	Estimated Fair Value	Coupon	Months to Reset(1)	Yield to Maturity(2)
	(in thousands)
Agency RMBS collateralized by 3-1 hybrid ARMs(5)	$14,420	$14,443	5.4%	18.0	5.8%	29.7%
Agency RMBS collateralized by 5-1 hybrid ARMs(4)	1,083,086	1,090,314	5.4	46.3	5.7	22.5
Agency RMBS collateralized by monthly reset ARMs	1,291,138	1,339,903	7.3	1	6.1	23.7

Total Agency RMBS	$2,388,644	$2,444,660

(1)	“Months to Reset” is the number of months remaining before the fixed rate on a hybrid ARM becomes a variable rate. At the end of the fixed period, the variable rate will be determined by the margin and the pre-specified caps of the ARM.

(2)	“Yield to Maturity” is the yield based on the assumption that the Agency RMBS will be held to maturity, all coupon and principal payments will be made and all coupon payments are reinvested and yield the same return as the Agency RMBS’s coupon.

(3)	“Constant Prepayment Rate” is a method of expressing the prepayment rate for a mortgage pool that assumes that a constant fraction of the remaining principal is prepaid each month or year. Specifically, the constant prepayment rate is an annualized version of the single monthly mortality rate.

(4)	A “5-1 hybrid ARM” has a coupon rate that is fixed for five years and thereafter resets annually.

(5)	A “3-1 hybrid ARM” has a coupon rate that is fixed for three years and thereafter resets annually.

Actual maturities of Agency RMBS are generally shorter than stated contractual maturities (which range up to 30 years), as they are affected by the contractual lives of the underlying mortgages, periodic payments and prepayments of principal. As of June 30, 2008, December 31, 2007 and December 31, 2006, the average final contractual maturity of the mortgage portfolio is in year 2037, 2037 and 2036, respectively.

As of June 30, 2008, December 31, 2007 and December 31, 2006, the mortgages underlying our Agency RMBS collateralized by hybrid ARMs had fixed interest rates for an average period of approximately 47, 51 and 46 months, respectively, after which time the interest rates reset and become adjustable. After the reset date, interest rates on these hybrid ARMs float based on spreads over various London Interbank Offered Rate, or LIBOR, indices. These interest rates are subject to caps that limit the amount the applicable interest rate can increase during any year, known as an annual cap, and through the maturity of the applicable security, known as a lifetime cap. The average length of time until contractual maturity of those mortgages was 30 years from the date of issuance.

The average expected life of our Agency RMBS reflects the estimated average period of time the securities in the portfolio will remain outstanding. The average expected lives of our Agency RMBS are between one and five years, based upon prepayment models obtained through subscription-based financial information service providers. The prepayment model considers current yield, forward yield, steepness of the yield curve, current mortgage rates, the mortgage rate of the outstanding loan, loan age, margin and volatility.

The actual lives of the Agency RMBS in our investment portfolio could be longer or shorter than the estimates in the table above depending on the actual prepayment rates experienced over the lives of the applicable securities.

Subordinated Tranches of CLOs

We invested a portion of the proceeds from our initial capitalization and December 2006 private offering in subordinated tranches of CLOs, which are securities backed by a pool of variously rated loans or bonds. Underwriters of CLOs package a large and diversified pool of loans or bonds. Multiple tranches of securities backed by this pool are sold to investors. While certain tranches are rated, subordinated tranches of CLOs represent the most subordinated claim on principal and interest payments from the collateral pool. As a result, these subordinated tranches typically have no credit ratings or are rated below investment grade. In the first quarter of 2008, our board of directors amended our investment guidelines, pursuant to which we will invest exclusively in Agency RMBS and seek to dispose of our CLOs and structured notes at reasonable prices. We are not required to sell these securities. The cash flows on these securities have been higher than our expectations. We continue to monitor the market for selling the remaining portion of our CLOs and structured notes; however, we may not be able to sell these assets for a reasonable price for some time given the currently depressed prices for these assets. During the first quarter of 2008, we sold one CLO investment for approximately $1.1 million. We did not sell any CLOs during the second quarter of 2008 or any structured notes during the six months ended June 30, 2008.

Interest Receivable

At June 30, 2008, December 31, 2007 and December 31, 2006, our interest receivable of $3.4 million, $10.3 million and $14.2 million, respectively, consisted of $5.0 million, $9.2 million and $13.5 million relating to Agency RMBS, respectively, and $(1.6) million, $1.1 million and $0.7 million, respectively, relating to other investments. The $(1.6) million as of June 30, 2008 represents payments in excess of accruals on CLOs.

Hedging Instruments

No assurance can be given that our hedging activities will have the desired beneficial impact on our results of operations or financial condition. We generally intend to hedge as much of the interest rate risk we determine is in the best interest of our stockholders. Our policies do not contain specific requirements as to the percentages or amount of interest rate risk that our Manager is required to hedge.

Interest rate hedging may fail to protect or could adversely affect us because, among other things:

•	interest rate hedging can be expensive, particularly during periods of rising and volatile interest rates;

•	available interest rate hedging may not correspond directly with the interest rate risk for which protection is sought;

•	due to prepayments on assets and repayments of debt securing such assets, the duration of the hedge may not match the duration of the related liability or asset;

•	the amount of income that a REIT may earn from hedging transactions to offset market losses related to movement in interest rates is limited by federal tax provisions governing REITs;

•	the credit quality of the hedging counterparty may be downgraded to such an extent that it impairs our ability to sell or assign our side of the hedging transaction; and

•	the hedging counterparty may default on its obligation to pay.

At June 30, 2008, December 31, 2007 and December 31, 2006, we had engaged in interest rate swaps as a means of mitigating our interest rate risk on forecasted interest expense associated with repurchase agreements for the term of the swap contract. An interest rate swap is a contractual agreement entered into by two counterparties under which each agrees to make periodic payments to the other for an agreed period of time based upon a notional amount of principal. Under the most common form of interest rate swap, commonly known as a fixed-floating interest rate swap, a series of fixed interest rate payments on a notional amount of principal is exchanged for a series of floating interest rate payments on such notional amount.

We hedge our floating rate debt by entering into fixed-floating interest rate swap agreements whereby, as described above, we swap the floating rate of interest on the liability we are hedging for a fixed rate of interest. At June 30, 2008, we were a party to two interest rate swaps with maturities of May 2010 and October 2012 with an aggregate notional amount of approximately $365.0 million and a fair value of approximately $(10.4) million. At December 31, 2007, we were a party to four interest rate swaps with maturities ranging from May 2010 to October 2012 with an aggregate notional amount of approximately $890.0 million and a fair value of approximately ($26.0) million. At December 31, 2006, we were a party to six interest rate swaps with maturities ranging from June 2009 to December 2009 with an aggregate notional amount of approximately $745.0 million and a fair value of approximately $0.9 million. Under the interest rate swap agreements in place at June 30, 2008, December 31, 2007 and December 31, 2006, we received interest at rates that reset periodically, generally every three months, and paid a rate fixed at the initiation of and for the life of the swap agreements. The current market value of interest rate swaps is heavily dependent on the current market fixed rate, the corresponding term structure of floating rates (known as the yield curve) as well as the expectation of changes in future floating rates. As expectations of future floating rates change, the market value of interest rate swaps changes. As a result of the unprecedented recent credit market volatility, our hedging strategy has been ineffective recently, which has caused us to incur losses on our interest rate swaps beginning in the third quarter of 2007 and continuing into the first quarter of 2008. During the second half of 2007 and for the first quarter of 2008, we generated net losses on our interest rate swaps of approximately $36.7 million and $27.0 million, respectively. For the three months ended June 30, 2008, we have generated net gains of approximately $9.3 million on our interest rate swaps. In light of our new investment guidelines and the highly volatile securities and credit markets, during March 2008 we reduced our utilization of interest rate swaps in an effort to more effectively hedge our interest rate risk. We intend to begin utilizing interest rate caps and/or collars to hedge our interest rate risk in connection with investing the net proceeds of this offering. We believe this strategy will provide protection against rising interest rates while permitting us, to a certain extent, to take advantage of falling interest rates and avoid losses on interest rate swaps in a period of heightened interest rate volatility. We commenced implementing this new strategy during March 2008, as we reduced our exposure to interest rate swaps from $890 million as of December 31, 2007 to $365 million as of March 31, 2008. Based on the daily market value of interest rate swaps, our counterparties may request additional margin collateral, or we may request additional collateral from our counterparties to ensure that an appropriate margin account balance is maintained at all times through the maturity of the interest rate swap contracts.

Liabilities

We have entered into repurchase agreements to finance some of our purchases of Agency RMBS. These agreements are secured by our Agency RMBS and bear interest at rates that have historically moved in close relationship to LIBOR. As of June 30, 2008, we had established 19 borrowing relationships with various investment banking firms and other lenders. Interest payable on our repurchase agreements at June 30, 2008 was approximately $0.6 million. As of December 31, 2007, we had established 20 borrowing relationships with various investment banking firms and other lenders. Interest payable on our repurchase agreements at December 31, 2007 was approximately $5.7 million. As of December 31, 2006, we had established 18 borrowing relationships with various investment banking firms and other lenders. Interest payable on our repurchase agreements at December 31, 2006 was approximately $4.5 million.

At June 30, 2008, we had approximately $701.5 million of liabilities pursuant to repurchase agreements with five of our 19 borrowing relationships that had weighted-average borrowing rates of approximately 2.45%, which had maturities of between nine and 37 days. We intend to seek to renew these repurchase agreements as they mature under the then-applicable borrowing terms of the counterparties to the repurchase agreements. At December 31, 2007, we had outstanding approximately $1,337.6 million of liabilities pursuant to repurchase agreements with seven of our 20 borrowing relationships that had weighted-average borrowing rates of approximately 5.07%, which had maturities of between three and seven days. At December 31, 2006, we had outstanding approximately $2,306.3 million of liabilities pursuant to repurchase agreements with eight of our 18 borrowing relationships that had weighted-average borrowing rates of approximately 5.3%, which had maturities of between nine and 12 days. At June 30, 2008, December 31, 2007 and December 31, 2006, the repurchase agreements were secured by Agency RMBS with an estimated fair value of approximately $748.8 million, $1,387.2 million and $2,357.8 million, respectively. The net amount at risk for securities sold under repurchase agreements with counterparties, defined as fair value of investments in securities, plus accrued interest income, minus liabilities due to securities sold under repurchase agreements, plus accrued interest expense, with all counterparties was $50.3 million, $51.1 million and $52.0 million at June 30, 2008, December 31, 2007 and December 31, 2006, respectively.

Results of Operations

The following is a comparison of the consolidated operating results for Cypress Sharpridge Investments, Inc. for the three and six months ended June 30, 2008 and 2007, and for the year ended December 31, 2007 and from February 10, 2006 (commencement of operations) to December 31, 2006. Because we only operated our business for a portion of the year ended December 31, 2006, we do not believe that a comparison of our operating results for the year ended December 31, 2007 to the period from February 10, 2006 (commencement of operations) to December 31, 2006 is indicative of the trends in our performance.

Comparison of the Three and Six Months Ended June 30, 2008 and 2007

Summary.    Our net income (loss) is summarized as follows:

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Interest income	$11,720,492	$41,850,162	$32,345,751	$80,011,410
Interest expense	3,891,473	36,639,755	14,820,206	68,788,180
Non-investment expenses
Management fees	593,826	678,180	1,183,691	1,374,238
Related party management compensation	493,175	651,375	593,952	1,286,167
Insurance expense	160,834	88,000	321,667	175,999
General, administrative and other	198,786	255,181	399,960	503,459

Total non-investment expenses	1,446,621	1,672,736	2,499,270	3,339,863

Total expenses	5,338,094	38,312,491	17,319,476	72,128,043

Net investment income	6,382,398	3,537,671	15,026,275	7,883,367

Net gain (loss) from investments	6,522,532	(1,773,612)	(36,567,163)	(1,823,588)

Net income (loss)	$12,904,930	$1,764,059	$(21,540,888)	$6,059,779

Net Investment Income.    Net investment income increased by $2.8 million to $6.4 million for the three months ended June 30, 2008 compared to $3.6 million for the three months ended June 30, 2007. Net investment income consists of interest income less interest expense and non-investment expenses. The change in net investment income is primarily related to the lower borrowing rates on repurchase agreements. During the three months ended June 30, 2008, the average borrowing rate on repurchase agreements was approximately 2.46% compared to approximately 5.83% for the three months ended June 30, 2007.

Net investment income increased by $7.1 million to $15.0 million for the six months ended June 30, 2008 compared to $7.9 million for the six months ended June 30, 2007. The change in net investment income is primarily related to the lower borrowing rates on repurchase agreements. During the six months ended June 30, 2008, the average borrowing rate on repurchase agreements was approximately 3.29% compared to approximately 5.63% for the six months ended June 30, 2007.

Interest Income.    Interest income, which consists of interest income on Agency RMBS, subordinated tranches of CLOs and short-term investments and other debt securities, decreased by $30.1 million to $11.7 million for the three months ended June 30, 2008 compared to $41.8 million for the three months ended June 30,

2007. The change in interest income is primarily related to the reduction of our asset levels. During the three months ended June 30, 2008 and 2007, average net assets were approximately $110.2 million and $182.1 million, respectively.

Interest income decreased by $47.7 million to $32.3 million for the six months ended June 30, 2008 compared to $80.0 million for the six months ended June 30, 2007. The change in interest income is primarily related to the reduction of our asset levels. During the six months ended June 30, 2008 and 2007, average net assets were approximately $116.7 million and $182.8 million, respectively.

Interest Expense.    Interest expense, which consists of interest expense relating to repurchase agreements, decreased by $32.7 million to $4.0 million for the three months ended June 30, 2008 compared to $36.7 million for the three months ended June 30, 2007. The change in interest expense is related to the lower borrowing rates and the reduction of our asset levels described above.

Interest expense decreased by $54.0 million to $14.8 million for the six months ended June 30, 2008 compared to $68.8 million for the six months ended June 30, 2007. The change in interest expense is related to the lower borrowing rates and the reduction of our asset levels described above.

Non-Investment Expenses.    Non-investment expenses consist of management fees payable to our Manager in accordance with our management agreement, amortization related to restricted stock and stock options granted to our executive officers and certain officers and employees of our Manager and its sub-advisors and other individuals who provide services to us, as designated by our Manager, and our independent directors, directors’ fees and insurance premium expenses for directors and officers insurance and other general and administrative expenses, including legal and accounting fees.

For the three months ended June 30, 2008, non-investment expenses decreased by $0.2 million to $1.5 million as compared to $1.7 million for the three months ended June 30, 2008. The reduction primarily relates to the $0.2 million decrease in related party management compensation due to the remeasurement of unvested stock awards at a lower value per share, in accordance with SFAS No. 123(R).

For the six months ended June 30, 2008, non-investment expenses decreased by $0.8 million to $2.5 million as compared to $3.3 million for the six months ended June 30, 2007. The reduction primarily relates to the $0.7 million decrease in related party management compensation due to the remeasurement of unvested stock awards at a lower value per share, in accordance with SFAS No. 123(R).

Net Gain (Loss) from Investments.    For the three months ended June 30, 2008, we had a net gain from investments of $6.5 million as compared to a net loss of $1.8 million for the three months ended June 30, 2007. This change primarily relates to the realized loss of $6.5 million on the sale of investments, which was partially offset by the $4.8 million net unrealized depreciation on investments and gains on swap contracts, during the three months ended June 30, 2007.

For the six months ended June 30, 2008, we had a net loss from investments of $36.6 million as compared to a net loss of $1.8 million for the six months ended June 30, 2007. The $36.6 million net loss during the six months ended June 30, 2008 primarily resulted from a net realized loss on investments of $4.2 million and net unrealized depreciation on investments and loss on swap contracts of $32.3 million. The $1.8 million net loss during the six month ended June 30, 2007 primarily resulted from the $6.6 million realized loss on investments, which was partially offset by the net unrealized depreciation on investments and gains on swap contracts of $4.8 million.

Comparison of the Year Ended December 31, 2007 to the period from February 10, 2006 (commencement of operations) to December 31, 2006

Summary.    Our net income (loss) is summarized as follows:

	Year Ended December 31, 2007	Period from February 10, 2006 (commencement of operations) to December 31, 2006
Interest income	$135,585,142	$48,067,705
Interest expense	112,995,775	38,716,966
Non-investment expenses
Management advisory	2,439,667	1,272,291
Related party management compensation	1,600,627	1,262,346
Insurance expense	320,833	490,250
General, administrative and other	885,768	612,644

Total non-investment expenses	5,246,895	3,637,531

Total expenses	118,242,670	42,354,497

Net investment income	17,342,472	5,713,208

Net loss from investments	(47,029,744)	(4,746,941)

Net income (loss)	$(29,687,272)	$966,267

Net Investment Income.    Net investment income increased by $11.6 million to $17.3 million for the year ended December 31, 2007 compared to $5.7 million for the period from February 10, 2006 (commencement of operations) to December 31, 2006. Net investment income consists of interest income less interest expense and non-investment expenses. The change in net investment income is primarily related to our higher asset levels in 2007 than in 2006. For the year ended December 31, 2007 our average net assets were $164.0 million compared to $83.6 million for the period from February 10, 2006 (commencement of operations) to December 31, 2006.

Interest Income.     Interest income, which consists of interest income on Agency RMBS, subordinated tranches of CLOs and short-term investments and other debt securities, increased by $87.5 million to $135.6 million for the year ended December 31, 2007 compared to $48.1 million for the period from February 10, 2006 (commencement of operations) to December 31, 2006. The change in interest income is primarily related to our higher asset levels in 2007 than in 2006.

Interest Expense.    Interest expense, which consists of interest expense relating to repurchase agreements, increased by $74.3 million to $113.0 million for the year ended December 31, 2007 compared to $38.7 million for the period from February 10, 2006 (commencement of operations) to December 31, 2006. The change in interest expense is primarily related to our leveraging the higher asset levels in 2007 than in 2006.

Non-Investment Expenses.    Non-investment expenses consist of management fees payable to our Manager in accordance with our management agreement, amortization related to restricted stock and stock options granted to our executive officers and certain officers and employees of our Manager and its sub-advisors and other individuals who provide services to us, as designated by our Manager, and our independent directors, directors’ fees and insurance premium expenses for directors and officers insurance and other general and administrative expenses, including legal and accounting fees.

For the year ended December 31, 2007, non-investment expenses increased by $1.6 million to $5.2 million as compared to $3.6 million for the period from February 10, 2006 (commencement of operations) to December 31, 2006. Management fees increased by $1.5 million to $4.0 million. The increase in management fees was comprised of a $1.2 million increase in base management fees payable to our Manager in accordance with our management agreement and $0.3 million of amortization related to the restricted stock and stock options granted to our executive officers and certain officers and employees of our Manager and its sub-advisors and other individuals who provide services to us, as designated by our Manager, and our independent directors. Our

Manager earned $229,625 in incentive compensation during the year ended December 31, 2007. Although this incentive compensation was earned during the three months ended March 31, 2007, no fee was paid because our Manager agreed to waive any incentive fee for which it was eligible through April 30, 2007. Insurance expense for directors and officers insurance decreased by $0.2 million to $0.3 million. Other general and administrative expenses, including legal and accounting fees, increased by $0.3 million to $0.9 million.

Net Loss from Investments.    Net loss from investments increased by $42.3 million to a loss of $47.0 million for the year ended December 31, 2007 compared to a loss of $4.7 million for the period from February 10, 2006 (commencement of operations) to December 31, 2006. This change primarily relates to the realized loss of $18.3 million on the sale of investments and a loss on swap contracts of $27.3 million during the year ended December 31, 2007.

Contractual Obligations and Commitments

As of February 10, 2006, we had entered into a management agreement with our Manager. Our Manager is entitled to receive a base management fee, incentive compensation and, in certain circumstances, a termination fee and reimbursement of certain expenses as described in the management agreement. Such fees and expenses do not have fixed and determinable payments. Prior to January 1, 2008, our Manager received a base management fee payable monthly in arrears in an amount equal to 1/12th of our equity (as defined in the management agreement) multiplied by 1.50%, and incentive compensation in an amount equal to the product of (i) 25% of the dollar amount by which (a) net income (as defined in the management agreement), before incentive compensation, per weighted average share of common stock exceeded (b) an amount equal to (1) the weighted average price per share of the common stock in our February 2006, December 2006 and May 2008 private offerings and the price per share of our common stock in any subsequent offerings by us, in each case at the time of issuance thereof multiplied by (2) the greater of (A) 2.00% and (B) 0.50% plus one-fourth of the Ten Year Treasury Rate for such quarter, multiplied by (ii) the weighted average number of shares of common stock outstanding in such quarter.

Effective January 1, 2008, we amended the terms of the management agreement and revised the terms of the base management fee and incentive compensation payable to our Manager. The base management fee is payable monthly in arrears in an amount equal to 1/12th of (a)1.50% of the first $250,000,000 of our net assets, (b) 1.25% of our net assets that are greater than $250,000,000 and less than or equal to $500,000,000, and (c) 1.00% of our net assets that are greater than $500,000,000. Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us. Our Manager is eligible to receive quarterly incentive compensation in an amount equal to the product of (i) 15% of the dollar amount by which (a) average quarterly net income, before incentive compensation, for the immediately preceding four quarters per share of common stock (based on weighted average number of shares of common stock outstanding for such four quarters) exceeds (b) an amount equal to (1) the weighted average price per share of the common stock in our February 2006, December 2006 and May 2008 private offerings and the price per share of our common stock in any subsequent offerings by us, in each case at the time of issuance thereof multiplied by (2) the greater of (A) 2.00% and (B) 0.50% plus one-fourth of the Ten Year Treasury Rate for such quarter, multiplied by (ii) the weighted average number of shares of common stock outstanding during such four quarters. No incentive compensation was earned by our Manager during the three or six months ended June 30, 2008 or three months ended June 30, 2007. Our Manager earned $229,625 in incentive compensation during the three months ended March 31, 2007; however, no fee was paid because our Manager agreed to waive any incentive fee for which it was eligible through April 30, 2007, when we filed a resale shelf registration statement registering all of the shares of common stock sold in our initial capitalization and our December 2006 private offering and shares of our common stock to be issued upon exercise of outstanding warrants.

On             , 2008, we amended the terms of the management agreement to revise the terms of the incentive compensation payable to our Manager as well as other provisions. We and our Manager have agreed that the payment of any incentive fee due under the management agreement will be waived, and will not accrue, (i) for the first quarter in which our net assets equal or exceed $             million as of the end of a fiscal quarter and all fiscal quarters thereafter, and (ii) if our net assets have not equaled or exceeded $             million as of the end of a fiscal quarter, until our Manager presents to our independent directors a written proposal that outlines a plan to internalize our management.

We enter into repurchase agreements to finance some of our purchases of Agency RMBS. As of June 30, 2008 and December 31, 2007, we had outstanding approximately $701.5 million and $1,337.6 million, respectively, of liabilities pursuant to repurchase agreements that had weighted-average borrowing rates of approximately 2.45% and 5.07%, respectively, and maturities of between nine and 37 days and three and seven days, respectively. As of June 30, 2008 and December 31, 2007, interest payable on our repurchase agreements was $0.6 million and $5.7 million, respectively.

We enter into certain contracts that contain a variety of indemnification obligations, principally with our Manager, brokers and counterparties to repurchase agreements. The maximum potential future payment amount we could be required to pay under these indemnification obligations is unlimited. We have not incurred any costs to defend lawsuits or settle claims related to these indemnification obligations. As a result, the estimated fair value of these agreements is minimal. Accordingly, we recorded no liabilities for these agreements as of June 30, 2008 and December 31, 2007.

Off-Balance Sheet Arrangements

As of June 30, 2008, December 31, 2007 and 2006, we did not maintain any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance, or special purpose or variable interest entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Further, as of June 30, 2008, December 31, 2007 and 2006, we had not guaranteed any obligations of unconsolidated entities or entered into any commitment or intent to provide funding to any such entities.

Liquidity and Capital Resources

We held cash and cash equivalents of $6.0 million, $0.1 million and $1.0 million at June 30, 2008, December 31, 2007 and December 31, 2006, respectively.

Our operating activities provided cash flows of $637.0 million during the six months ended June 30, 2008 primarily through the disposition of investment securities. During such period, we had proceeds from the disposition of investment securities of $2,671.6 million and proceeds from paydowns of investment securities of $69.0 million. Our operating activities provided cash flows of $984.3 million during the year ended December 31, 2007 primarily through the disposition of investment securities. During such period, we had proceeds from the disposition of investment securities of $3,979.1 million and proceeds from paydowns of investment securities of $443.3 million. Our operating activities used cash flows of $2,483.4 million during the period from February 10, 2006 (commencement of operations) to December 31, 2006 primarily through the purchase of investment securities. During such period, we had proceeds from the disposition of investment securities of $97.7 million and proceeds from paydowns of investment securities of $77.5 million.

Our financing activities used cash flows of $631.1 million during the six months ended June 30, 2008 primarily from the securities sold under agreement to repurchase of $10,566.9 million and repayments of securities sold under agreement to repurchase of $11,203.0 million. Our financing activities used cash flows of $985.2 million during the year ended December 31, 2007 primarily from the securities sold under agreement to repurchase of $34,519.6 million and repayments of securities sold under agreement to repurchase of $35,488.3 million. Our financing activities provided cash flows of $2,484.4 million during the period from

February 10, 2006 (commencement of operations) to December 31, 2006, primarily from securities sold under agreement to repurchase of $13,444.8 million and repayments of securities sold under agreement to repurchase of $11,138.5 million.

As of June 30, 2008, our source of funds, excluding our February 2006 private placement, and our December 2006 and May 2008 private offerings, consisted of net proceeds from securities sold under agreements to repurchase totaling $701.5 million, with a weighted-average borrowing rate of 2.45%, which we used to finance the acquisition of mortgage-related assets. We expect to continue to borrow funds in the form of repurchase agreements. As of June 30, 2008, we had established 19 borrowing arrangements with various investment banking firms and other lenders, five of which were in use. As of December 31, 2007, our source of funds, excluding our February and December 2006 private offerings, consisted of net proceeds from securities sold under agreements to repurchase totaling $985.2 million, with a weighted-average borrowing rate of 5.07%, which we used to finance the acquisition of mortgage-related assets. We expect to continue to borrow funds in the form of repurchase agreements. As of December 31, 2007, we had established 20 borrowing arrangements with various investment banking firms and other lenders, seven of which were in use. As of December 31, 2006, our source of funds, excluding our February and December 2006 private placements, consisted of net proceeds from securities sold under agreements to repurchase totaling $13,444.8 million, with a weighted-average borrowing rate of 5.31%. As of December 31, 2006, we had established 18 borrowing arrangements with various investment banking firms and other lenders, eight of which were in use.

The following tables present certain information regarding our risk exposure on our repurchase agreements as of June 30, 2008, December 31, 2007 and 2006:

June 30, 2008

Counterparty	Amount at Risk(1)	Weighted Average Maturity in Days
Deutsche Bank Securities, Inc.	$17,074,976	19
Goldman Sachs Group, Inc.	5,805,302	21
JPMorgan, Inc.	17,754,009	17
Merrill Lynch & Co.	6,026,112	24
MF Global Ltd.	3,649,307	37

Total	$50,309,706

December 31, 2007

Counterparty	Amount at Risk(1)	Weighted Average Maturity in Days
Barclays Bank, PLC.	$2,570,922	4
JPMorgan, Inc.(2)	21,697,567	3
Deutsche Bank Securities, Inc.	7,536,771	4
Goldman Sachs Group, Inc.	3,322,836	7
HSBC Group, Inc.	8,817,282	6
Merrill Lynch & Co.	4,926,468	3
UBS AG	2,250,768	7

Total	$51,122,614

December 31, 2006

Counterparty	Amount at Risk(1)	Weighted Average Maturity in Days
Barclays Bank, PLC.	$5,122,093	9
JPMorgan, Inc.(2)	15,232,990	8
Citigroup, Inc.	1,091,845	11
Countrywide Bank	15,262,828	10
Goldman Sachs Group, Inc.	3,676,435	11
HSBC Group, Inc.	5,912,399	12
Lehman Brothers, Inc.	4,094,507	12
Morgan Stanley, Inc.	1,561,321	11

Total	$51,954,418

(1)	Equal to the fair value of securities plus accrued interest income, minus the sum of securities sold under agreement to repurchase liabilities plus accrued interest expense.
(2)	Formerly Bear, Stearns & Co., Inc. effective May 30, 2008.

Our repurchase agreements do not include substantive provisions other than those covenants and other customary provisions contained in the standard master repurchase agreement as published by the Bond Market Association. The repurchase agreements generally require us to transfer additional securities to the counterparty in the event the value of the securities then held by the counterparty in the margin account falls below specified levels and contain events of default in cases where we breach our obligations under the agreement. As is common in the specialty finance business, we receive margin calls from our repurchase agreement counterparties from time to time. For example, from June 1, 2008 to June 30, 2008, we received five margin calls from our repurchase agreement counterparties requesting that we post an aggregate of approximately $5.9 million in additional collateral with respect to our repurchase agreements. As of June 30, 2008, we had approximately $47.0 million in Agency RMBS, cash and cash equivalents available to satisfy future margin calls. In addition to our Agency RMBS, we have approximately $21.1 million in CLOs and structured notes. To date, we have maintained sufficient liquidity to meet margin calls, and we have never been unable to satisfy a margin call, although no assurance can be given that we will be able to satisfy requests from our lenders to post additional collateral in the future.

An event of default or termination event under the standard master repurchase agreement would give our counterparty the option to terminate all repurchase transactions existing with us and make any amount due by us to the counterparty to be payable immediately.

We have made and intend to continue to make regular quarterly distributions of all or substantially all of our REIT taxable income to holders of our common stock. In order to qualify as a REIT and to avoid corporate-level income tax on the income that we distribute to our stockholders, we are required to distribute at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, on an annual basis. This requirement can impact our liquidity and capital resources.

For our short-term (one year or less) and long-term liquidity, we also rely on the cash flow from operations, primarily monthly principal and interest payments to be received on our Agency RMBS, as well as any primary securities offerings authorized by our board of directors.

Based on our current portfolio, leverage rate and available borrowing arrangements, we believe that the net proceeds of our February and December 2006 and May 2008 private offerings, combined with the cash flow from operations and the utilization of borrowings, will be sufficient to enable us to meet anticipated short-term (one year or less) liquidity requirements such as to fund our investment activities, pay fees under our management agreement, fund our distributions to stockholders and for general corporate expenses. However, an increase in prepayment rates substantially above our expectations could cause a temporary liquidity shortfall due to the timing of the necessary margin calls on the financing arrangements and the actual receipt of the cash related to principal paydowns. If our cash resources are at any time insufficient to satisfy our liquidity requirements, we may have to sell debt or additional equity securities. If required, the sale of Agency RMBS at prices lower than their carrying value would result in losses and reduced income. As explained more fully below, we have additional capacity to leverage our equity further should the need for additional short term (one year or less) liquidity arise.

Our ability to meet our long-term (greater than one year) liquidity and capital resource requirements will be subject to obtaining additional debt financing and equity capital. This offering will increase our long term capital resources; however, we currently anticipate needing to obtain additional debt financing and equity capital. We may increase our capital resources by obtaining long-term credit facilities or making public or private offerings of equity or debt securities, possibly including classes of preferred stock, common stock, commercial paper, medium-term notes, CDOs, collateralized mortgage obligations and senior or subordinated notes. Such financing will depend on market conditions for capital raises and for the investment of any proceeds. If we are unable to renew, replace or expand our sources of financing on substantially similar terms, it may have an adverse effect on our business and results of operations.

Primarily as a result of the recent market dislocations discussed in “—Trends and Recent Market Impacts,” we reduced our leverage during the first half of 2008 and going forward we generally will seek to borrow (on a recourse basis) between 7 and 10 times the amount of our equity. At June 30, 2008, December 31, 2007 and 2006, our total liabilities were $901.3 million, $1,752.3 million and $2,311.5 million, respectively, which represented a leverage ratio of approximately 7, 13 and 13 times, respectively.

Estimated REIT Taxable Income

Estimated REIT taxable income, which is a non-GAAP financial measure, is calculated according to the requirements of the Internal Revenue Code, rather than GAAP. The following table reconciles GAAP net income (loss) to estimated REIT taxable income for the six months ended June 30, 2008, the year ended December 31, 2007 and the period from February 10, 2006 (commencement of operations) to December 31, 2006:

	Six months ended June 30, 2008	Year ended December 31, 2007	Period from February 10, 2006 (commencement of operations) to December 31, 2006
Net income (loss)	$(21,540,888)	$(29,687,272)	$966,267
Net realized and unrealized loss on investments	36,567,163	47,029,744	4,746,941
Related party management compensation	147,332	(414,689)	1,262,346
Estimated book to tax differences in CLOs	—	889,410	(479,988)
Other	(7,028,668)	2,695,405	67,232

Estimated REIT taxable income before distributions	8,144,939	20,512,598	6,562,798
Current period distributions	(4,418,995)†	(20,068,252)*	(5,780,986)

Current period estimated undistributed REIT taxable income	$3,725,944	$444,346	$781,812

Beginning estimated undistributed REIT taxable income	1,226,158	781,812	—
Estimated undistributed REIT taxable income at 6/30/08, 12/31/07 and 12/31/06, respectively	$4,952,102	$1,226,158	$781,812

Minimum remaining distribution to satisfy the 90% REIT distribution requirement	$4,137,608	—	125,532

†	Includes $1,226,158 from prior year.
*	Includes $781,812 from prior year.

The estimated undistributed taxable income at December 31, 2007 and December 31, 2006 decreased by $315,771 and $741,970, respectively, from the amount reported in our audited financial statements for the year ended December 31, 2007 and for the period February 10, 2006 (commencement of operations) to December 31, 2006. This was the result of the actual amounts received from the issuers of CLOs designated as taxable income differing from the original estimates of taxable income provided by the issuers of the CLOs used by us at December 31, 2007 and 2006, in addition to the amortization of realized losses relating to the termination of interest rate swap contracts designated as liability hedges at December 31, 2007.

We believe that the presentation of our estimated REIT taxable income is useful to investors because it demonstrates to investors the minimum amount of distributions that we must make to maintain our qualification as a REIT. However, beyond our intent to distribute to our stockholders at least 90% of our REIT taxable income on an annual basis in order to qualify as a REIT, we do not expect that the amount of distributions that we make will necessarily be correlated with our estimated REIT taxable income. Estimated REIT taxable income will not necessarily bear any close relation to cash flow. Accordingly, we do not consider estimated REIT taxable income to be a reliable measure of our liquidity, although the related distribution requirement can impact our liquidity and capital resources. Moreover, there are limitations associated with estimated REIT taxable income as a measure of our financial performance over any period, and our presentation of estimated REIT taxable income may not be comparable to similarly-titled measures of other companies, who may use different calculations. As a result, estimated REIT taxable income should not be considered as a substitute for our GAAP net income as a measure of our financial performance or any measure of our liquidity under GAAP.

Inflation

Virtually all of our assets and liabilities are interest rate sensitive in nature. As a result, interest rates and other factors influence our performance far more than inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Our financial statements are prepared in accordance with GAAP and our distributions are determined by our board of directors based in part on our REIT taxable income as calculated according to the requirements of the Internal Revenue Code; in each case, our activities and balance sheet are measured with reference to fair value without considering inflation.

Recent Accounting Pronouncements

In April 2007, the FASB issued FASB Staff Position, or FSP, No. 39-1, Amendment of FASB Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts. FSP No. 39-1 permits entities to offset fair value amounts recognized for multiple derivative instruments executed with the same counterparty under a master netting agreement. FSP No. 39-1 clarifies that the fair value amounts recognized for the right to reclaim cash collateral, or the obligation to return cash collateral, arising from the same master netting arrangement may also be offset against the fair value of the related derivative instruments. The impact of adoption is not expected to have a material impact on our consolidated financial statements.

In June 2007, the FASB ratified the consensus reached in Emerging Issues Task Force, or EITF, 06-11, Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards. EITF 06-11 applies to entities that have share-based payment arrangements that entitle employees to receive dividends or dividend equivalents on equity-classified nonvested shares when those dividends or dividend equivalents are charged to retained earnings and result in an income tax deduction. Entities that have share-based payment arrangements that fall within the scope of EITF 06-11 will be required to increase capital surplus for any realized income tax benefit associated with dividends or dividend equivalents paid to employees for equity classified nonvested equity awards. Any increase recorded to capital surplus is required to be included in an entity’s pool of excess tax benefits that are available to absorb potential future tax deficiencies on share-based payment awards. We adopted EITF 06-11 on January 1, 2008 for dividends declared on share-based payment awards subsequent to this date. The impact of adoption is not expected to have a material impact on our consolidated financial statements.

In February 2008, the FASB issued FSP No. 140-3 relating to FASB Statement No. 140, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions, to address situations where assets purchased from a particular counterparty and financed through a repurchase agreement with the same counterparty can be considered and accounted for as separate transactions. Currently, we record such assets and the related financing on a gross basis in the consolidated statements of assets and liabilities, and the corresponding interest income and interest expense in our consolidated statements of operations. FSP No. 140-3 is effective for years beginning after November 15, 2008. Management is currently evaluating the effects the FSP will have on our consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, or SFAS No. 161. SFAS No. 161 requires companies with derivative instruments to disclose information that should enable financial-statement users to understand how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and how derivative instrument and related hedged items affect a company’s financial position, financial performance and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. Management is currently evaluating the impact, if any, that SFAS No. 161 will have on our disclosures included in our consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

As of June 30, 2008 and December 31, 2007, the primary component of our market risk was interest rate risk, as described below. While we do not seek to avoid risk completely, we do believe that risk can be quantified from historical experience and seek to actively manage risk, to earn sufficient compensation to justify taking risks and to maintain capital levels consistent with the risks we undertake.

Interest Rate Risk

We are subject to interest rate risk in connection with our investments in Agency RMBS collateralized by ARMs, hybrid ARMs and fixed rate mortgage loans and our related debt obligations, which are generally repurchase agreements of limited duration that are periodically refinanced at current market rates. We seek to mitigate this risk through utilization of derivative contracts, primarily interest rate swap agreements.

Effect on Net Investment Income.    We fund our investments in long-term, Agency RMBS collateralized by ARMs, hybrid ARMs and fixed rate mortgage loans with short-term borrowings under repurchase agreements. During periods of rising interest rates, the borrowing costs associated with those Agency RMBS tend to increase while the income earned on such Agency RMBS (during the fixed rate component of such securities) may remain substantially unchanged. This results in a narrowing of the net interest spread between the related assets and borrowings and may even result in losses.

We are a party to two swap contracts with a fair value of $(10,441,771) as of June 30, 2008. The following table summarizes the expiration dates of these contracts and their approximate notional amounts:

Expiration Date	Notional Amount	Fair Value
	(in millions)
May 2010	$240	$(7,305,628)
October 2012	125	(3,136,143)

	$365	$(10,441,771)

We were a party to four swap contracts with a fair value of $(26,008,043) as of December 31, 2007. The following table summarizes the expiration dates of these contracts and their approximate notional amounts:

Expiration Date	Notional Amount	Fair Value
	(in millions)
May 2010	$240	$(7,120,645)
June 2010	160	(5,899,716)
October 2010	365	(9,541,325)
October 2012	125	(3,446,357)

	$890	$(26,008,043)

Hedging techniques are partly based on assumed levels of prepayments of our Agency RMBS. If prepayments are slower or faster than assumed, the life of the Agency RMBS will be longer or shorter, which would reduce the effectiveness of any hedging strategies we may use and may cause losses on such transactions.

We invest in Agency RMBS collateralized by ARMs which are based on mortgages whose coupon rates reset monthly based on the MTA. However, our borrowing costs pursuant to our repurchase agreements are generally based on one month LIBOR, which may change more quickly than the MTA index. Hence, in a rapidly rising interest rate environment, we would expect our net interest margin to decrease, temporarily. In a falling interest rate environment, we would expect our net interest margin to rise. For a discussion of the effects of interest rate changes on our Agency RMBS collateralized by hybrid ARMs and fixed-rate mortgages, see “—Extension Risk.”

Effect on Fair Value.    Another component of interest rate risk is the effect changes in interest rates will have on the fair value of our assets. We face the risk that the fair value of our assets will increase or decrease at different rates than that of our liabilities, including our hedging instruments.

We primarily assess our interest rate risk by estimating the duration of our assets and the duration of our liabilities. Duration essentially measures the market price volatility of financial instruments as interest rates change. We generally calculate duration using various third-party financial models and empirical data. Different models and methodologies can produce different duration numbers for the same securities.

Extension Risk.    We invest in Agency RMBS collateralized by hybrid ARMs, which have interest rates that are fixed for the first few years of the loan (typically three, five, seven or 10 years) and thereafter reset periodically on the same basis as Agency RMBS collateralized by ARMs. We compute the projected weighted-average life of our Agency RMBS collateralized by hybrid ARMs based on assumptions regarding the rate at which the borrowers will prepay the underlying mortgages. In general, when an Agency RMBS collateralized by fixed rate or hybrid ARMs is acquired with borrowings, we may, but are not required to, enter into an interest rate swap agreement or other hedging instrument that effectively fixes our borrowing costs for a period close to the anticipated weighted-average life of the fixed rate portion of the related Agency RMBS. This strategy is designed to protect us from rising interest rates by fixing our borrowing costs for the duration of the fixed rate period of the collateral underlying the related Agency RMBS.

We have structured our swaps to expire in conjunction with the estimated weighted average life of the fixed period of the mortgages underlying our Agency RMBS portfolio. However, in a rising interest rate environment, the weighted average life of the fixed rate mortgages underlying our Agency RMBS could extend beyond the term of the swap agreement or other hedging instrument. This could have a negative impact on our results from operations, as borrowing costs would no longer be fixed after the term of the hedging instrument while the income earned on the remaining Agency RMBS would remain fixed for a period of time. This situation may also cause the market value of our Agency RMBS to decline, with little or no offsetting gain from the related hedging transactions. In extreme situations, we may be forced to sell assets to maintain adequate liquidity, which could cause us to incur losses.

Interest Rate Cap Risk.    Both the ARMs and hybrid ARMs that collateralize our Agency RMBS are typically subject to periodic and lifetime interest rate caps and floors, which limit the amount by which the security’s interest yield may change during any given period. However, our borrowing costs will not be subject to similar restrictions. Therefore, in a period of increasing interest rates, the interest costs on our borrowings could increase without limitation by caps, while the interest-rate yields on our Agency RMBS would effectively be limited by caps. This problem will be magnified to the extent that we acquire Agency RMBS that are collateralized by hybrid ARMs that are not fully indexed. In addition, the underlying mortgages may be subject to periodic payment caps that result in some portion of the interest being deferred and added to the principal outstanding. This could result in our receipt of less cash income on our Agency RMBS than we need in order to pay the interest cost on our related borrowings. These factors could lower our net investment income or cause a net loss during periods of rising interest rates, which would harm our financial condition, cash flows and results of operations.

Interest Rate Mismatch Risk.    We intend to fund a substantial portion of our acquisitions of Agency RMBS with borrowings that, after the effect of hedging, have interest rates based on indices and repricing terms similar to, but of somewhat shorter maturities than, the interest rate indices and repricing terms of the Agency RMBS. Thus, we anticipate that in most cases the interest rate indices and repricing terms of our Agency RMBS and our funding sources will not be identical, thereby creating an interest rate mismatch between assets and liabilities. Therefore, our cost of funds would likely rise or fall more quickly than would our earnings rate on assets. During periods of changing interest rates, such interest rate mismatches could negatively impact our financial condition, cash flows and results of operations. To mitigate interest rate mismatches, we may utilize the hedging strategies discussed above.

Our analysis of risks is based on our Manager’s experience, estimates, models and assumptions. These analyses rely on models which utilize estimates of fair value and interest rate sensitivity. Actual economic conditions or implementation of investment decisions by our management may produce results that differ significantly from the estimates and assumptions used in our models and the projected results reflected herein.

Prepayment Risk

Prepayments are the full or partial repayment of principal prior to the original contractual maturity of a mortgage loan and typically occur due to refinancing of mortgage loans. Prepayment rates for existing Agency RMBS generally increase when prevailing interest rates fall. In addition, prepayment rates on Agency RMBS collateralized by ARMs and hybrid ARMs generally increase when the difference between long-term and short-term interest rates declines or becomes negative. Some ARMs underlying our Agency RMBS may bear initial teaser interest rates that are lower than their fully-indexed rates, which refers to the applicable index rates plus a margin. In the event that such an ARM is prepaid prior to or soon after the time of adjustment to a fully-indexed rate, the holder of the related Agency RMBS would have held such security while it was less profitable and lost the opportunity to receive interest at the fully-indexed rate over the expected life of the Agency RMBS. We currently do not own any Agency RMBS collateralized by ARMs with teaser rates. Additionally, we currently own Agency RMBS that were purchased at a premium. The prepayment of such Agency RMBS at a rate faster than anticipated would result in a write-off of any remaining capitalized premium amount.

Effect on Market Value and Net Investment Income

Another component of interest rate risk is the effect changes in interest rates will have on the market value of our assets and our net investment income. We face the risk that the market value of our assets and net investment income will increase or decrease at different rates than that of our liabilities, including our hedging instruments.

We primarily assess our interest rate risk by estimating the duration of our assets and the duration of our liabilities. Duration essentially measures the market price volatility of financial instruments as interest rates change. We generally calculate duration using various financial models and empirical data. Different models and methodologies can produce different duration numbers for the same securities.

The following sensitivity analysis table shows the estimated impact on the market value and net investment income of our interest rate-sensitive investments and repurchase agreement liabilities at June 30, 2008 and

December 31, 2007, assuming a static portfolio and that rates instantaneously fall 25, 50 and 75 basis points and rise 25, 50 and 75 basis points.

June 30, 2008

Change in Interest Rates	Projected Change in the Market Value of Our Assets	Projected Change in Our Net Investment Income
- 75 basis points	1.10%	15.05%
- 50 basis points	0.79%	10.03%
- 25 basis points	0.43%	5.02%
No Change	0.00%	0.00%
+ 25 basis points	-0.49%	-5.02%
+ 50 basis points	-1.03%	-10.03%
+ 75 basis points	-1.63%	-15.05%

December 31, 2007

Change in Interest Rates	Projected Change in the Market Value of Our Assets	Projected Change in Our Net Investment Income
- 75 basis points	0.86%	12.10%
- 50 basis points	0.64%	8.03%
- 25 basis points	0.37%	3.95%
No Change	0.00%	0.00%
+ 25 basis points	-0.34%	-4.20%
+ 50 basis points	-0.81%	-8.28%
+ 75 basis points	-1.34%	-12.36%

While the charts above reflect the estimated immediate impact of interest rate increases and decreases on a static portfolio, we rebalance our portfolio from time to time either to take advantage or minimize the impact of changes in interest rates. Additionally, the effects of interest rate changes on our portfolio illustrated in the above chart does not take into account the effect that our hedging instruments, mainly interest rate swaps, would have on the market value of our portfolio, but does take into account the effect that our hedging instruments, mainly interest rate swaps, would have on our net investment income. Generally, our interest rate swaps reset in the quarter following changes in interest rates. It is important to note that the impact of changing interest rates on market value and net investment income can change significantly when interest rates change beyond 75 basis points from current levels. Therefore, the volatility in the market value of our assets could increase significantly when interest rates change beyond 75 basis points. In addition, other factors impact the market value of and net investment income from our interest rate-sensitive investments and hedging instruments, such as the shape of the yield curve, market expectations as to future interest rate changes and other market conditions. Accordingly, in the event of changes in actual interest rates, the change in the market value of our assets and our net investment income would likely differ from that shown above, and such difference might be material and adverse to our stockholders.

Risk Management

To the extent consistent with maintaining our REIT status, we seek to manage our interest rate risk exposure to protect our portfolio of Agency RMBS and related debt against the effects of major interest rate changes. We generally seek to manage our interest rate risk by:

•	monitoring and adjusting, if necessary, the reset index and interest rate related to our Agency RMBS and our borrowings;

•	attempting to structure our borrowing agreements to have a range of different maturities, terms, amortizations and interest rate adjustment periods;

•	using derivatives, financial futures, swaps, options, caps, floors and forward sales to adjust the interest rate sensitivity of our Agency RMBS and our borrowings; and

•

actively managing, on an aggregate basis, the interest rate indices, interest rate adjustment periods, and gross reset margins of our Agency RMBS and the interest rate indices and adjustment periods of our borrowings.

BUSINESS

Our Company

We are a specialty finance company created with the objective of achieving consistent risk-adjusted investment income. We are currently managed and advised by Cypress Sharpridge Advisors LLC. We have elected to be taxed as a REIT for federal income tax purposes. We completed our initial private equity offering in February 2006 and two additional private equity offerings in December 2006 and May 2008, raising net proceeds of $78.0 million, $105.8 million and $14.0 million, respectively. Our strategy is to invest exclusively in Agency RMBS, which comprised approximately 97.4% of the approximately $1,012.2 million of assets in our portfolio as of June 30, 2008. In addition, a small portion of our current total assets consist of subordinated tranches of CLOs and structured notes, the fair values of which comprised approximately 1.7% and 0.4%, respectively, of the assets in our portfolio as of June 30, 2008.

We conduct all of our business through and hold all of our assets in Cypress Sharpridge Investments, Inc. We currently have two TRSs, Sharpridge TRS, Inc. and CS Alternatives TRS, Inc. Sharpridge TRS, Inc. was formed to hold a 19% non-voting limited partnership interest in Sharpridge. CS Alternatives TRS, Inc. was formed to make investments that would not generate qualifying income if earned directly by a REIT. Currently, neither of our TRSs holds any assets, other than the 19% non-voting limited partnership interest in Sharpridge, or conducts any other business.

We leverage our equity capital by borrowing money to invest in Agency RMBS. Our leverage consists primarily of short-term borrowings in the repurchase market, but we may utilize other financing techniques in the future such as direct corporate borrowings of secured or unsecured debt, issuances of preferred stock and trust preferred securities, as well as various other techniques. We have not used, and do not intend to use, leverage on our existing subordinated tranches of CLOs or structured notes. Agency RMBS, the principal and interest of which is guaranteed by U.S. Government-sponsored entities, such as Fannie Mae and Freddie Mac, and U.S. Government agencies, such as Ginnie Mae, comprise the majority of our current investment portfolio and have historically enjoyed favorable financing terms using repurchase agreements. As of June 30, 2008, we had repurchase agreements in place with 19 different counterparties.

Our hedging strategy is a critical part of our investment strategy. We use primarily interest rate swaps to manage the interest rate risk of our liabilities and we may, subject to maintaining our REIT qualification, in the future elect to hedge some of the credit risk in our portfolio by entering into credit default swap agreements with highly-rated counterparties. Interest rate swap agreements have the effect of fixing our borrowing costs and can be used to protect against declines in the market value of our interest rate sensitive assets that result from general trends in the debt markets; however, as a result of the unprecedented recent credit market volatility, our hedging strategy has been ineffective recently, which has caused us to incur losses on our interest rate swaps beginning in the third quarter of 2007 and continuing into the first quarter of 2008. During the second quarter of 2008, a portion of these unrealized losses on our interest rate swaps were reversed due to the rise in interest rates during this period. Additionally, in light of our new investment guidelines and the highly volatile securities and credit markets, during March 2008 we reduced our utilization of interest rate swaps in an effort to more effectively hedge our interest rate risks. We intend to begin utilizing interest rate caps and/or collars to hedge our interest rate risk in connection with investing the net proceeds of this offering. We believe this strategy will provide protection against rising interest rates while permitting us, to a certain extent, to take advantage of falling interest rates and avoid losses on interest rate swaps in a period of heightened interest rate volatility.

We have developed our investment strategy to take advantage of opportunities in the current interest rate environment. Our income is generated primarily by the interest earned on our investments and any other returns from dividends, distributions or price appreciation. We believe that our ability to employ leverage, when appropriate, allows us additional flexibility in our asset allocation and capital deployment. We invest in Agency RMBS collateralized by ARMs, hybrid ARMs and fixed mortgages in order to minimize concentration risk.

As of June 30, 2008, our mortgage portfolio consisted of $280.9 million of Agency RMBS backed by monthly reset ARMs. Agency RMBS are whole-pool residential mortgage pass-through certificates, the principal and interest of which is guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. The underlying mortgages in these securities have prepayment penalties and coupon rates that reset monthly based on the twelve-month moving average of the one-year constant maturity Treasury rate. As of June 30, 2008, we also held $350.5 million of Agency RMBS backed by five-year hybrid ARMs that have a fixed coupon for five years and then pay an adjustable coupon that resets annually. As of June 30, 2008, we also held $354.7 million of Agency RMBS backed by 30 year fixed coupon rate mortgages. Historically, we generally hedged the financing cost of our Agency RMBS with interest rate swaps, although in the future we intend to utilize interest rate caps and/or collars. The total notional amount of our interest rate swaps as of June 30, 2008 was $365.0 million. We also held $3.9 million of structured notes as of June 30, 2008, where the underlying collateral consisted of non-agency residential mortgages. Lastly, as of June 30, 2008, we held $17.2 million of CLO equity where the underlying collateral consisted of secured corporate debt. In the first quarter of 2008, our board of directors amended our investment guidelines, pursuant to which we will invest exclusively in Agency RMBS and seek to dispose of our CLOs and structured notes at reasonable prices. We are not required to sell these securities. The cash flows on these securities have been higher than our expectations. We continue to monitor the market for selling the remaining portion of our CLOs and structured notes; however, we may not be able to sell these assets for a reasonable price for some time given the currently depressed prices for these assets. During the first quarter of 2008, we sold one CLO investment for approximately $1.1 million. We did not sell any CLOs during the second quarter of 2008 or any structured notes during the six months ended June 30, 2008. As of June 30, 2008, our cash and other reserves consisted of cash, money market funds and Agency RMBS.

The following table is our portfolio as of June 30, 2008:

Fixed Income Securities—99.5% (d)
	Face Amount	Fair Value
Mortgage Pass-Through Agency RMBS—97.4% (d)
Fannie Mae Pools—70.1% (d)
5%, due 6/1/2038	$68,000,000	$67,070,312
5.5%, due 6/1/2038	70,000,000	70,092,969
5.891%, due 8/1/2037 (a,b)	61,140,332	62,659,287
5.943%, due 11/1/2036 (a,b)	37,289,134	38,238,842
5.988%, due 6/1/2036 (a,b)	37,885,963	38,933,832
5.99%, due 12/1/2036 (a,b)	41,753,880	42,876,224
5.992%, due 4/1/2036 (a,b)	47,221,739	48,527,340
5.996%, due 10/1/2036 (a,b)	36,658,695	37,677,069
6%, due 4/1/2038 (a)	31,533,729	31,849,067
6%, due 5/1/2037 (a)	17,564,939	17,630,808
6%, due 6/1/2038	50,000,000	50,156,250
6.018%, due 7/1/2036 (a,b)	39,059,130	39,962,372
6.035%, due 3/1/2036 (a,b)	53,032,913	54,510,951
6.067%, due 9/1/2036 (a,b)	24,808,757	25,520,206
6.101%, due 11/1/2036 (a,b)	34,752,251	35,777,800
6.147%, due 5/1/2037 (a,b)	31,147,527	32,057,658
6.211%, due 6/1/2036 (a,b)	15,301,330	15,742,008

Total Fannie Mae Pools		709,282,995

Freddie Mac Pools—27.3% (d)
5.001%, due 5/1/2038 (a,b)	50,094,376	50,203,957
5.788%, due 11/1/2036 (a,b)	55,065,520	56,201,522
5.97%, due 10/1/2037 (a,b)	45,075,662	46,216,640
5.978%, due 1/1/2036 (a,b)	6,196,862	6,325,632
6.5%, due 11/1/2037 (a)	114,207,646	117,919,395

Total Freddie Mac Pools		276,867,146

Total Mortgage Pass-Through Agency RMBS (cost—$984,289,943)		986,150,141

	Face Amount	Fair Value	Default Rate (f)	Rating (g)
Collateralized Loan Obligation Securities—1.7% (d)
AMMC CLO V, LTD (c)	$2,249,000	$899,600	2.8%	—
AMMC CLO VII, LTD (c)	3,900,000	2,028,000	2.6%	—
ARES VIR CLO, LTD (c)	3,775,000	1,510,000	0.5%	—
AVENUE CLO V, LTD (c)	2,000,000	900,000	3.2%	—
BALLYROCK CLO 2006-2, LTD (c)	4,270,000	2,690,100	1.0%	—
CARLYLE HIGH YIELD PARTNERS VIII, LTD (c)	3,000,000	1,200,000	0.2%	—
EATON VANCE CDO IX, LTD (c)	2,500,000	1,362,500	0.5%	—
FLAGSHIP CLO V (c)	3,750,000	1,875,000	1.6%	—
PRIMUS CLO I, LTD (c)	2,500,000	1,250,000	0.7%	—
START III CLO, LTD (c)	3,000,000	2,580,000	0.0%	—
TRIMARAN CLO VII, LTD (c)	2,000,000	900,000	0.0%	—

Total Collateralized Loan Obligation Securities (cost—$31,579,347)		17,195,200

	Face Amount	Fair Value	Default Rate (f)	Rating (g)
Structured Notes—0.4% (d)
RESIX 2006-B B9, 8.471%, due 7/15/2038 (b,c)	$1,974,121	$791,030	NA	B	+
RESIX 2006-B B10, 9.971%, due 7/15/2038 (b,c)	1,974,121	706,143	NA	B
RESIX 2006-C B11, 9.721%, due 7/15/2038 (b,c)	996,172	249,043	NA	B
RESIX 2007-A B11, 8.971%, due 2/15/2039 (b,c)	4,460,766	1,115,192	NA	B
RESIX 2007-B B11, 10.971%, due 4/15/2039 (b,c)	3,537,362	1,022,651	NA	B

Total Structured Notes (cost - $12,953,586)		3,884,059

Total Investments in Securities (cost—$1,028,822,876)		$1,007,229,400

Cash Equivalents—0.5% (d)
Fidelity Institutional Money Market Portfolio, at cost	$5,000,000	$5,000,000

Unrealized depreciation on Interest Rate Swap Contracts—(1.0%) (d) (Notional $365,000,000 (cost, $0))		$(10,441,771)

Investment in Affiliate—
Sharpridge Capital Management, L.P. (e)		$—

LEGEND

(a)	Securities or a portion of the securities are pledged as collateral for securities sold under agreement to repurchase and interest rate swap contracts.
(b)	The coupon rate shown on floating or adjustable rate securities represents the rate at June 30, 2008.
(c)	Securities exempt from registration under Rule 144A of the Securities Act of 1933. These securities may only be resold in transactions exempt from registration, normally to qualified institutional buyers. At June 30, 2008, the value of these securities amounted to $21,079,259, or 2.1% of total investments.
(d)	Percentage of total investments.
(e)	19% non-voting limited partnership interest, no value has been ascribed, no dividends received and no equity in profit or loss recorded in the period from inception to June 30, 2008.
(f)	Amount provided by the issuers. An “NA” indicates the issuer has not provided a default rate.
(g)	Rated by Standard & Poor’s.

Subordinated Tranches of CLOs.    A small portion of our total assets are subordinated tranches, which include non-investment grade and unrated tranches, of CLOs that we acquired in the secondary market and selected primary issuances. Currently all of our investments in this asset class are in CLOs collateralized primarily by corporate leveraged loans and to a lesser extent by corporate debt securities, some of which are non-investment grade.

Most of the corporate leveraged loans and corporate debt securities which collateralize the CLOs in which we have invested have an explicit rating from one or more nationally recognized statistical rating agencies. The majority of these leveraged loans and corporate debt securities are considered “non-investment grade” due to their rating of between Ba1 and B3 by Moody’s Investors Services, Inc., or Moody’s, and between BB+ and B- by Standard & Poor’s Ratings Service, or Standard & Poor’s. We have not leveraged, nor do we intend to leverage our investments in subordinated tranches of CLOs.

Structured Notes.    Structured notes are securities packaged and issued by major financial institutions. The notes have some similar characteristics to a plain debt instrument such as commercial paper, medium-term notes, or certificates of deposit, or CDs. Instead of paying a fixed interest rate over time and repaying par at maturity, structured notes index the coupon, the principal, or both to virtually anything with a trading market. The indexing may be to a designated mortgage pool, interest rate spreads, stock market indices or the price of a security completely unrelated to the transaction.

TBA Contracts.    We utilize TBAs in order to invest in Agency RMBS. Pursuant to these TBAs, we agree to purchase, for future delivery, Agency RMBS with certain principal and interest terms and certain types of underlying collateral, but the particular Agency RMBS to be delivered is not identified until shortly before the TBA settlement date.

Private Offerings

We were formed as a Maryland corporation on January 3, 2006 with perpetual existence. In February 2006, we completed our initial capitalization, pursuant to which we sold 3,932,644 units, with each unit consisting of two shares of common stock and one warrant to purchase one share of common stock, in a private placement to certain accredited investors. Each unit currently consists, on a post-split basis, of two-thirds of one share of our common stock and one warrant to purchase one-third of one share of our common stock. The current exercise price of each warrant is $5.20 per one-third of one share, on a post-split basis, subject to adjustment under certain circumstances as set forth below under “Description of Securities—Warrants Issued in Our Initial Capitalization—Anti-Dilution Adjustments.” The warrants became exercisable as of February 10, 2006 and will expire, subject to certain limitations, on the close of business on December 31, 2008. See “Description of Securities” for further discussion of the warrants issued in connection with our initial capitalization. We received approximately $78.0 million in net proceeds from our initial capitalization. In December 2006, we completed an additional private offering in which we sold an aggregate of 11,450,000 shares of our common stock (3,816,666 shares on a post-split basis). We received approximately $105.8 million in net proceeds from our December 2006 private offering. In May 2008, we completed an additional private offering in which we sold an aggregate of 2,885,923 units, with each unit consisting of one share of our common stock and one warrant to purchase three-tenths of one share of our common stock. These units separated on May 27, 2008, with each holder owning the underlying common stock and warrant. On May 28, 2008, we effected a three-for-one reverse stock split of our issued and outstanding common stock. The current exercise price of each warrant is $1.56 per one-tenth of one share, on a post-split basis, subject to adjustment under certain circumstances, and will expire on April 30, 2011. We received approximately $14.0 million in net proceeds from our May 2008 private offering.

Our Manager

We are currently externally managed and advised by Cypress Sharpridge Advisors LLC, a joint venture between affiliates of The Cypress Group and Sharpridge Capital Management, L.P., pursuant to a management agreement. Our Manager was formed in Delaware in January 2006. All of our executive officers are employees of Sharpridge. The executive offices of our Manager are located at 65 East 55th Street, New York, NY 10022 and the telephone number of our Manager’s executive offices is (212) 705-0160.

Pursuant to the terms of the management agreement, our Manager provides us with our management team, including a chief executive officer and chief financial officer (each of whom also serves as an officer of our Manager), along with appropriate support personnel. Our Manager is responsible for our operations and performs all services and activities relating to the management of our assets and operations. Our Manager is at all times subject to the supervision and oversight of our board of directors and has only such functions and authority as we delegate to it. Our Manager has access to the employees and other resources of both Sharpridge and Cypress on a non-exclusive basis. Our Manager does not provide management services to any other entities, and it has agreed that it and any entity controlled or under common control by it will refrain from raising, advising or sponsoring any new REIT that invests primarily in domestic MBS without the prior approval of the independent members of our board of directors; provided, however, that a portfolio company of any private equity fund controlled by Cypress shall be deemed not to be an entity under common control with our Manager for this purpose.

We do not have any employees of our own, and we do not pay any of our officers’ cash compensation. Instead, we pay our Manager a base management fee and incentive compensation based on performance pursuant to the terms of the management agreement.

We anticipate that we will internalize our management as soon as reasonably practicable after we have approximately $450 million to $500 million of net assets, at which point we believe it will be more cost effective for us to be internally managed. In connection with internalizing our management, we expect to, among other things, terminate the management agreement and the sub-advisory agreements with Sharpridge and Cypress, hire the employees of Sharpridge and maintain a relationship with Cypress. We cannot assure you, however, that we will be able to effect an internalization plan that enables us to retain all of Sharpridge’s employees or maintain a relationship with Cypress. To complete an internalization transaction, our independent directors and our Manager, at the appropriate time, will have to negotiate and reach a mutually acceptable agreement to complete any such transaction that is in the best interests of our stockholders. The management agreement provides that we will not pay our Manager a termination fee in connection with, and that the management agreement will terminate upon, the internalization of our management. However, we anticipate that an acceptable plan of internalization will provide for consideration to be paid by us, which may include, but not necessarily be limited to, fair and reasonable consideration for the equity interests of the Manager or its sub-advisors or the transfer of assets and assumption of liabilities of our Manager or its sub-advisors related to the services provided to us by the Manager or its sub-advisors under the management agreement or the sub-advisory agreements. We cannot assure you that we will be able to complete such a transaction, or on what terms it may be completed, including the amount of consideration we may be required to pay to our Manager or its sub-advisors.

As of June 30, 2008, our executive officers and directors, and certain officers and employees of our Manager and its sub-advisors and other affiliates, including investment vehicles with respect to which individuals related to Cypress and Sharpridge have an ownership interest, beneficially own an aggregate of 714,339 shares of our common stock, representing approximately         % of our shares of common stock outstanding immediately after completion of this offering.

Sharpridge Capital Management, L.P.

Sharpridge was founded in January 2005 by Kevin E. Grant, our chief executive officer and president and the chairman of the board of directors. Mr. Grant is the sole member of the general partner of Sharpridge. Sharpridge owns an interest in and serves as the primary sub-advisor to our Manager, overseeing all of our day-to-day operations and actively managing our investment portfolio. As of June 30, 2008, Sharpridge had 11 employees and approximately $1,012.2 million of total portfolio assets under management, all of which consisted of our assets. Immediately after completion of this offering, affiliates of Sharpridge will beneficially own an aggregate of 187,747 shares of our common stock, including restricted stock, or approximately       % of the shares of our common stock outstanding immediately after completion of this offering.

Prior to founding Sharpridge, Mr. Grant was a senior portfolio manager and a member of the Aggregate Bond Team at Fidelity Investments, with direct responsibility for over $25 billion of fixed income assets across 19 separate accounts. At Fidelity, Mr. Grant invested in many types of fixed income investments, ranging from government bonds to below investment grade corporate securities. Over the course of his career at Fidelity, Mr. Grant had responsibility for managing fixed income funds including Fidelity’s Mortgage Securities Fund, Investment Grade Bond Fund, Intermediate Bond Fund, Total Bond Fund, and Advisor Mortgage Securities Fund. In addition, Mr. Grant had responsibility for the fixed income component of certain Fidelity balanced funds, including the Strategic Income Fund, Puritan Fund and Fidelity Balanced Fund. Mr. Grant also managed separate accounts for pension plan sponsors, insurance companies and other institutional clients.

Ownership of Sharpridge Capital Management, L.P.

Concurrent with our initial capitalization, we acquired a 19% non-voting limited partnership interest in Sharpridge, which is held by our wholly-owned domestic TRS, Sharpridge TRS, Inc. Our 19% non-voting limited partnership interest in Sharpridge entitles us to receive distributions and allocations at the close of each accounting period (as defined in the Sharpridge Capital Management, L.P. limited partnership agreement) based on our percentage interest, excluding amounts attributable to Sharpridge’s invested capital. Under the terms of the Sharpridge limited partnership agreement, our interest in Sharpridge may not be transferred without the prior written consent of the Sharpridge general partner and will be forfeited upon our liquidation or winding up on or prior to December 31, 2008, or the termination of either the management agreement between us and our Manager or the sub-advisory agreement between our Manager and Sharpridge on or prior to December 31, 2008. Our interest in Sharpridge will not be subject to forfeiture following the listing of our common stock on a major exchange. See “Risk Factors—Risks Related to Our Organization and Structure—We may not realize a return on the 19% non-voting limited partnership interest that we hold in Sharpridge.”

The Cypress Group

Cypress, founded in 1994, owns an interest in and serves as a sub-advisor to our Manager. Cypress is a financial sponsor of leveraged buyouts and other private equity transactions for growth-oriented, middle-market companies. Cypress is organized by industry sector, focusing on the financial services, healthcare, consumer, general industrial, automotive, aerospace, media and leisure industries. Since 1989, Cypress professionals have invested over $4 billion of equity capital in 32 separate investments with an aggregate transaction value of over $22 billion. Cypress professionals have led private equity investments in companies including Affinia Group Inc., Catlin Group Limited, Cinemark USA, Inc., Communications & Power Industries, Inc., Cooper-Standard Automotive Inc., Financial Guaranty Insurance Corporation, Illinois Central Corporation, Infinity Broadcasting Corporation, K&F Industries, Inc., Lear Corporation, Loral Corporation, The Meow Mix Company, Montpelier Re Holdings, Ltd., Parisian, Inc., R.P. Scherer Corporation, Scottish Re Group Limited, WESCO International, Inc. and Williams Scotsman, Inc. As of June 30, 2008, Cypress had 14 employees. Immediately after completion of this offering, affiliates of Cypress will beneficially own an aggregate of 486,253 shares of our common stock, including restricted stock, or approximately     % of the shares of our common stock outstanding immediately after completion of this offering.

Competitive Strengths

We believe that our competitive strengths include:

Our Investment Strategy Can Succeed in a Variety of Interest Rate Environments

We believe our investment strategy provides us with opportunities to generate consistent risk-adjusted investment income in a variety of interest rate environments. Our strategy to invest exclusively in Agency RMBS provides us with opportunities to generate stable returns without incurring material credit risk even when the spread between long-term interest rates and short-term interest rates is relatively narrow and mortgage default rates are increasing.

We have utilized interest rate swaps to minimize the financing risk inherent in holding Agency RMBS collateralized by ARMs, hybrid ARMs or fixed rate mortgages, and to match the market price volatility of these securities. As interest rates change, the market price of these Agency RMBS changes in response. When we purchase such Agency RMBS, we generally simultaneously enter into an interest rate swap agreement having a similar average life with the objective of offsetting interest rate volatility. The result is that we capture the yield differential between the yields on the Agency RMBS and the interest rate swap. This strategy is intended to reduce our risk exposure to changes in the general level of interest rates and therefore helps to stabilize our returns. However, as a result of the unprecedented recent credit market volatility, our hedging strategy has been ineffective recently, which has caused us to incur losses on our interest rate swaps beginning in the third quarter of 2007 and continuing into the first quarter of 2008. During the second quarter of 2008, however, a portion of these losses on our interest rate swaps were reversed due to the rise in interest rates during this period. In light of our new investment guidelines, during March 2008 we reduced our utilization of interest rate swap in an effort to more effectively hedge our interest rate risk. We intend to begin utilizing more interest rate caps and/or collars to hedge our interest rate risk in connection with investing the net proceeds of this offering. We believe this strategy will provide protection against rising interest rates while permitting us, to a certain extent, to take advantage of falling interest rates and avoid losses on interest rate swaps in a period of heightened interest rate volatility.

Experienced Manager and Ability to Navigate Through Different Market Environments

Our Manager’s investment team has experience managing assets through the various interest rate and credit cycles since the early 1980s, and has the proven ability to generate risk-adjusted investment income in various interest rate and credit environments. We believe that our Manager’s experienced investment team provides us with a competitive advantage relative to companies that have management teams with less experience. Our Chief Executive Officer, Kevin E. Grant, was a senior portfolio manager and member of the Aggregate Bond Team at Fidelity Investments from 1993 to 2005, where he was responsible, both directly and indirectly, for the management of fixed income assets including the Mortgage Securities Fund, the Investment Grade Bond Fund, the Total Bond Fund, the fixed income portion of the Fidelity Puritan Fund and the Strategic Income Fund. Our Manager’s investment team consists of highly experienced fixed income portfolio managers who average more than 20 years of experience in the fields of MBS, structured finance and corporate finance, providing us with significant experience in key areas of our business. Each member of our management team has a demonstrated track record in his or her relevant area of responsibility.

Investment Committee and Board of Directors with Significant Relevant Experience

We believe that our board of directors and our Manager’s investment committee provide us with a competitive advantage through their experience in fixed income and equity investing, corporate management and financial advisory services. The members of our Manager’s investment committee, which provides oversight to our investing activities, have on average approximately 30 years of investing experience in both the debt and equity markets. In addition, members of our Manager’s investment committee and our board of directors have significant experience in risk management for financial services companies and investment portfolios.

Strong Alignment of Interests

We believe the interests of our Manager and our management team are strongly aligned with our interests. As of June 30, 2008, our directors and executive officers and certain officers and employees of our Manager and its sub-advisors and other affiliates beneficially owned an aggregate of 714,339 shares of our common stock, including restricted stock, representing approximately     % of the shares of our common stock that will be outstanding immediately after completion of this offering. Certain of our directors and executive officers and officers and employees of our Manager and its sub-advisors and other affiliates purchased an aggregate of 466,386 shares of our common stock, as adjusted to give effect to the reverse stock split, in our February and December 2006 private offerings. In addition, as of June 30, 2008, we have granted 243,915 shares of restricted stock and options to purchase 131,088 shares of our common stock to our executive officers and certain officers and employees of our Manager and its sub-advisors and other individuals who provide services to us, as designated by our Manager.

Ownership Interest in Sharpridge

We own a 19% non-voting limited partnership interest in Sharpridge. This ownership interest allows us to participate in Sharpridge’s success, not only with respect to the fees Sharpridge earns through its management relationship with our company but also with respect to its future investment management activities with third parties. We believe our interest in Sharpridge helps diversify our revenue sources and allows us to participate in any growth by Sharpridge.

Affiliation with The Cypress Group

We believe our Manager’s access to the resources and expertise of Cypress is a significant competitive strength. Our Manager has access to Cypress’ team of private equity professionals, which provides them with access to their significant industry experience, network of relationships with industry executives and knowledge of transaction structuring. Cypress also has extensive relationships with major commercial and investment banking firms that we believe provides our Manager with access to information, investment opportunities and capital markets expertise.

Our Investment Strategy

We intend to invest exclusively in Agency RMBS collateralized by either adjustable-rate mortgage loans, or ARMs, with interest rates that reset monthly, hybrid ARMs that typically have a coupon rate that is fixed for an initial period (typically three, five seven or ten years) and thereafter resets at regular intervals, or fixed rate mortgage loans. We rely on our Manager’s expertise in identifying Agency RMBS for investment. Our Manager makes investment decisions based on various factors, including, but not limited to, relative value, expected cash yield and supply and demand, costs of hedging, costs of financing, liquidity, expected future interest rate volatility and the overall shape of the U.S. Treasury and interest rate swap yield curves. We do not attribute any particular quantitative significance to any of these factors, and the weight we give to these factors when we consider these types of investments is likely to vary depending on market conditions and economic trends. We believe that this strategy, combined with our Manager’s experience, will enable us to pay dividends and achieve capital appreciation throughout changing interest rate and credit cycles, and provide attractive long-term returns to investors.

Our investment strategy is designed to:

•	build an investment portfolio consisting exclusively of Agency RMBS that seeks to generate attractive risk-adjusted returns;

•	manage financing, interest and prepayment rate risks;

•	capitalize on discrepancies in the relative valuations in the Agency RMBS market;

•	manage cash flow so as to provide for regular quarterly distributions to stockholders;

•	limit credit risk;

•	minimize the impact that changing interest rates have on our net investment income;

•	cause us to qualify as a REIT; and

•	cause us to remain exempt from the registration requirements of the Investment Company Act.

We believe that the current market and interest rate environment offer significant investment opportunities and that our investment strategy is suited to this environment because:

•	the current relative spread differential between Agency RMBS and U.S. Treasury securities is attractive; and

•	the overall weakness in the housing industry and the declining trend of many economic indicators has led to a period of low short-term interest rates, which would increase our net interest margin.

Our income is generated primarily from the difference, or net spread, between the interest income we earn on our investment portfolio and the cost of our borrowings and hedging activities. We believe that the best approach to generating a positive net spread is to manage our liabilities to mirror, as often as possible, the interest rate risks of our investments. To seek to achieve this result, we employ short- term financing for our Agency RMBS portfolio in combination with interest rate swaps to hedge all or a portion of the interest rate risk associated with the financing of our portfolio. In the future, we may, subject to maintaining our REIT qualification, also employ other hedging techniques from time to time, including interest rate caps and floors, interest rate swap options and credit default swaps to protect against adverse interest rate movements and credit risks. We have not, nor do we intend to, lever or borrow against our subordinated tranches of CLOs or structured notes.

Because our investments vary in interest rate, prepayment speed and maturity, the leverage or borrowings that we employ to fund our asset purchases are not exactly matched to the terms or performance of our assets. Based on our experience, because our assets are not match funded, such assets’ market prices change more slowly than the corresponding liabilities. Consequently, changes in interest rates, particularly short-term interest rates, may significantly influence our reported net income. Increases in these rates will tend to decrease our net income and the market value of our assets and could possibly result in reported operating losses. Our approach to managing our investment portfolio is to take a longer term view of assets and liabilities, such that our reported earnings and mark-to-market valuations at the end of a financial reporting period will not significantly influence our strategy of maximizing cash distributions to stockholders over the long term.

Investment Sourcing

Our Manager sources the majority of our investments through its relationships with a large and diverse group of financial intermediaries, ranging from major commercial and investment banks to specialty investment dealers and brokerage firms.

Investing in our targeted asset classes is highly competitive. Our Manager competes with many other investment managers for profitable investment opportunities. Accordingly, we believe our ability to identify opportunities and recommend them in actionable form to our Manager’s investment committee has been and will continue to be very important to our success.

Investment Process

Our Manager evaluates each one of our investment opportunities based on its expected risk-adjusted investment income relative to the investment income available from other, comparable investments. In addition, we evaluate new opportunities based on their relative expected returns compared to our comparable securities held in our portfolio. The terms of any leverage available to us for use in funding an investment purchase are also taken into consideration, as are any risks posed by illiquidity or correlations with other securities in the portfolio.

The key steps of our investment process are summarized below:

•	allocation of our capital to the attractive types of Agency RMBS;

•	review of asset allocation plan for overall risk management and diversification;

•	research and selection of individual securities and financing (leverage) strategies;

•	active portfolio monitoring within asset classes, together with ongoing risk management (hedging) and periodic rebalancing, to maximize total returns; and

•	consideration of the impact on maintaining our REIT qualification and our exemption from registration under the Investment Company Act.

Financing Strategy

We use leverage in order to finance certain of our Agency RMBS assets and to seek to increase potential returns to our stockholders. Our use of leverage may, however, also have the effect of increasing losses when securities in our portfolio decline in value. Our target leverage is in the range of approximately 7 to 10 times the amount of our equity. Our investment policies require no minimum or maximum leverage and our Manager and its investment committee have the discretion, without the need for further approval by our board of directors, to increase or decrease the amount of leverage employed. Mortgage REITs have historically utilized leverage up to 30 times their equity capital, and other financial services companies approach comparable levels in their portfolios of originated loans. We do not anticipate employing, on a portfolio-wide basis, leverage on this scale and intend to maintain our leverage, on a portfolio-wide basis, at a level that generally does not exceed 10 to 1. Individual securities positions of our Agency RMBS portfolio may be fully leveraged. As of June 30, 2008, our portfolio was leveraged (as measured by total liabilities to total equity) approximately 7 to 1.

We currently and intend to continue to finance our Agency RMBS investments on a non-term financing basis using a diversified approach involving repurchase agreements with multiple commercial and investment banks. See “—Repurchase Agreements.”

We do not currently and we do not intend to finance our subordinated tranches of CLOs. We believe investments of this type are intrinsically leveraged on a term basis primarily through the issuance of match-funded non-recourse debt specific to each individual transaction.

Subject to maintaining our qualification as a REIT, we utilize various derivative financial instruments from time to time such as interest rate swaps, interest rate caps and interest rate floors to hedge all or a portion of the interest rate risk associated with our borrowings. We may also seek to mitigate prepayment risk and default risk through a variety of hedging techniques generally in the form of swap contracts. For any derivative contracts or other two-way obligations, we transact only with highly rated counterparties.

Repurchase Agreements

We finance the purchase of our Agency RMBS assets through the use of repurchase agreements. Using repurchase agreements, we are able to borrow against the value of our assets. Under these agreements, we sell our assets to a counterparty and agree to repurchase the same assets from the counterparty at a price equal to the original sales price plus an interest factor. If the market value of the securities sold by us to a counterparty declines in value, we may be required by the counterparty to provide additional collateral, which is commonly referred to as a margin call. These repurchase agreements are accounted for as debt and secured by the underlying assets. During the period of a repurchase agreement, we earn the principal and interest on the related assets.

Our repurchase agreement counterparties are commercial and investment banks with whom we have or expect to have agreements in place that cover the terms of our transactions. Repurchase agreements are one of the primary techniques we use to achieve our desired amount of leverage for our Agency RMBS. We intend to maintain formal relationships with multiple counterparties for the purpose of obtaining financing on favorable terms. As of June 30, 2008, we had repurchase agreements in place with 19 different counterparties with aggregate indebtedness outstanding of $701.5 million, or approximately 69% of our portfolio, and a weighted average borrowing rate of 2.45%. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Trends and Recent Market Impacts.” Currently, the range of price discounts, or haircuts, is 3% to 7% on Agency RMBS for the repurchase agreements under which we are currently borrowing. As a borrower, we are subject to margin calls from counterparties if the value of the collateral that we have posted has declined below the haircut level, which may occur due to prepayments of the mortgages causing the face value of the mortgage pool provided as collateral to the counterparty to decline or when the value of the mortgage pool provided as collateral declines as a result of interest rate movements or spread widening.

Hedging Strategy

Subject to maintaining our qualification as a REIT, we utilize derivative financial instruments to hedge all or a portion of the interest rate risk associated with the financing of our portfolio. Our most common method of financing Agency RMBS is through term repurchase agreements, which generally have maturities up to 30 days. The weighted average life of the Agency RMBS we own is generally much longer. The difference in maturities, in addition to prepayments, adjustable-rate features of ARMs, and other potential changes in timing and/or amount of cash flows, creates potential interest rate risk. We intend to engage in a variety of interest rate hedging activities intended to mitigate changes in interest rates that we expect would impair our ability to continue to finance assets we own at favorable rates. Our interest rate hedging methods may include:

•	interest rate swaps (a contract exchanging a variable rate for a fixed rate, or vice versa);

•	interest rate caps (a contract protecting against a rise in interest rates above a fixed level);

•	interest rate floors (a contract protecting against a decline in interest rates below a fixed level);

•	interest rate collars (a combination of caps and floors);

•	interest rate swaptions (options to enter into interest rate swaps at a future date);

•	cancelable interest rate swaps (swaps that may be canceled at one party’s option before expiry); and

•	other interest rate and non-interest rate derivative instruments or contracts.

Because the term of our repurchase agreement financing almost always is shorter than the expected average maturity of our mortgage portfolio, we attempt to mitigate risks arising from our refinancing needs using some or all of the techniques listed above. These techniques may also be used in an attempt to protect us against declines in the market value of our assets that result from general trends in debt markets; however, as a result of the unprecedented recent credit market volatility, our hedging strategy has been ineffective recently which has caused us to incur losses on our interest rate swaps beginning in the third quarter of 2007 and continuing into the first quarter of 2008. During the second half of 2007 and for the first quarter of 2008, we generated net losses on our interest rate swaps of approximately $36.7 million and $27.0 million, respectively. During the second quarter of 2008, we have generated net gains of approximately $9.3 million on our interest rate swaps.

Historically, we entered into interest rate swap agreements to offset the potential adverse effects of rising interest rates on certain short-term repurchase agreements. In light of our new investment guidelines and the highly volatile securities and credit markets, during March 2008 we reduced our utilization of interest rate swaps in an effort to more effectively hedge our interest rate risk. We intend to begin utilizing interest rate caps and/or collars to hedge our interest rate risk in connection with investing the proceeds of this offering. We believe this strategy will provide protection against rising interest rates while permitting us, to a certain extent, to take advantage of falling interest rates and avoid losses on interest rate swaps in a period of heightened interest rate volatility. We commenced implementing this new strategy during March 2008, as we reduced our exposure to interest rate swaps from $890 million as of December 31, 2007 to $365 million as of June 30, 2008. Our repurchase agreements generally have maturities of approximately 30 days and carry interest rates that correspond to LIBOR rates for those same periods. In particular, we seek to enter into interest rate swap agreements structured such that we receive payments based on a variable interest rate and make payments based on a fixed interest rate. The variable interest rate on which payments are received is calculated based on various reset mechanisms for LIBOR. The swap agreements effectively fix our borrowing cost and are not held for speculative or trading purposes. As of June 30, 2008, of the $701.5 million of our portfolio that has been financed under repurchase agreements, we had established interest rate swap agreements covering $365.0 million, or approximately 52% of our portfolio that has been financed under repurchase agreements. We only enter into interest rate swap agreements related to financing for Agency RMBS collateralized by hybrid ARMs and fixed rate mortgage loans. We do not hedge Agency RMBS collateralized by monthly reset ARMs because their interest rates reset monthly and closely in time with the interest rates under the corresponding repurchase agreements.

For a description of the consequences of our hedging transactions on our qualification and taxation as a REIT, see “Federal Income Tax Consequences of Our Qualification as a REIT—Gross Income Tests—Hedging Transactions.”

Credit Analysis and Structuring

We benefit from our Manager’s experience in credit analysis and investment structuring. The credit analysis process is driven by extensive research that focuses, where applicable, on the underlying mortgages, servicer and structure of a loan or security, as well as the borrower or issuer, its management team and overall conditions in its industry. When conducting due diligence, our Manager evaluates a number of important business considerations, as well as relevant tax, accounting, environmental and legal issues in determining whether to proceed with an investment.

Risk Management

Risk management is an integral component of our strategy to deliver consistent returns to our stockholders. Because we invest in fixed income securities, investment losses from credit defaults, interest rate volatility or other risks can meaningfully reduce or eliminate our distributions to stockholders. In addition, because we employ financial leverage in funding our portfolio, mismatches in the maturities of our assets and liabilities creates risk in the need to continually renew or otherwise refinance our liabilities. Our net interest margins are dependent upon a positive spread between the returns on our asset portfolio and our overall cost of funding. In order to minimize the risks to our portfolio and in support of our stated goal of delivering a consistent, stable dividend, we actively employ portfolio-wide and security-specific risk measurement and management processes in our daily operations. Our risk management tools include software and services licensed or purchased from third parties, in addition to proprietary analytical methods developed by Sharpridge. We cannot guarantee that these tools will protect us from market risks.

Investment Guidelines

Our board of directors has adopted a set of investment guidelines that set out the investment focus and other criteria used to evaluate the merits of specific investments as well as the overall portfolio composition. Our Manager’s investment committee reviews our compliance with the investment guidelines periodically and our board of directors receives an investment report at each quarter-end in conjunction with its review of our quarterly results. Our board also reviews our investment portfolio and related compliance with our investment policies and procedures and investment guidelines at each regularly scheduled board of directors meeting.

Our board of directors and our Manager’s investment committee have adopted the following guidelines for our investments and borrowings:

•	we will invest exclusively in Agency RMBS;

•	no investment shall be made that would cause us to fail to qualify as a REIT for federal income tax purposes; and

•	no investment shall be made that would cause us to be regulated as an investment company under the Investment Company Act.

In addition, our board of directors has authorized us to dispose of our CLOs and structured notes at reasonable prices. We are not required to sell these securities. The cash flows on these securities have been higher than our expectations. We continue to monitor the market for selling the remaining portion of our CLOs and structured notes; however, we may not be able to sell these assets for a reasonable price for some time given the recent depressed prices for these assets. During the first quarter of 2008, we sold one CLO investment for approximately $1.1 million. We did not sell any CLOs during the second quarter of 2008 of 2008 or any structured notes during the six months ended June 30, 2008. These investment guidelines may be changed by a majority of our board of directors without the approval of our stockholders.

Our board of directors has also adopted a separate set of investment guidelines and procedures to govern our relationships with Cypress and Sharpridge. We have also adopted detailed compliance policies to govern our interaction with Cypress, including when Cypress is in receipt of material non-public information.

Conflicts of Interest

We are entirely dependent on our Manager for our day-to-day management and do not have any independent officers. Our executive officers also serve as officers of Sharpridge. In addition, certain of our directors and all of the members of our Manager’s investment committee are officers of either Cypress or Sharpridge. As a result, our management agreement with our Manager was negotiated between related parties and its terms, including fees payable, may not be as favorable to us as if it had been negotiated at arm’s length with an unaffiliated third party.

The compensation we pay our Manager consists of both a base management fee that is not tied to our performance and incentive compensation that is based entirely on our performance. The base management fee component may not sufficiently incentivize our Manager to generate consistent risk-adjusted investment income for us. The incentive compensation component may cause our Manager to place undue emphasis on the maximization of net income at the expense of other criteria, such as the preservation of capital, in order to achieve higher incentive compensation. This could result in increased risk to the value of our investment portfolio; however, we and our Manager have agreed that the payment of any incentive fee due under the management agreement will be waived, and will not accrue, (i) for the first quarter in which our net assets equal or exceed $             million as of the end of a fiscal quarter and all fiscal quarters thereafter, and (ii) if our net assets have not equaled or exceeded $             million as of the end of a fiscal quarter, until our Manager presents to our independent directors a written proposal that outlines a plan to internalize our management.

Except for termination of the management agreement in connection with the internalization of our management, termination of the management agreement with our Manager without cause is difficult and costly. The management agreement provides that it may only be terminated without cause upon the affirmative vote of at least two-thirds of our independent directors, or by a vote of the holders of at least a majority of the outstanding shares of our common stock, based upon: (i) our Manager’s unsatisfactory performance that is materially detrimental to us, or (ii) a determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent termination based on unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors. Upon such termination, we will pay our Manager a termination fee equal to four times the sum of (a) the average annual base management fee earned by the Manager during the 24-month period prior to such termination and (b) the average annual incentive compensation earned (notwithstanding that the payment of any such incentive compensation may have been waived) by our Manager during the 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter. These provisions increase the effective cost to us of terminating the management agreement, thereby adversely affecting our ability to terminate our Manager without cause.

In connection with the internalization of our management, the management agreement will terminate without payment of any termination fee to our Manager pursuant to the terms of the management agreement. However, we anticipate that an acceptable plan of internalization will provide for consideration to be paid by us, which may include, but not necessarily be limited to, fair and reasonable consideration for the equity interests of the Manager or its sub-advisors or the transfer of assets and assumption of liabilities of our Manager or its sub-advisors related to the services provided to us by the Manager or its sub-advisors under the management agreement or the sub-advisory agreements. We anticipate that the internalization of our management will occur as soon as reasonably practicable after we have approximately $450 million to $500 million of net assets, at which point we believe it is more cost effective for us to be internally managed. To complete an internalization transaction, our independent directors and our Manager, at the appropriate time, will have to negotiate and reach a mutually acceptable agreement to complete any such transaction that is in the best interests of our stockholders, and we cannot provide you any assurance that we will be able to complete such a transaction, or on what terms or for how much consideration it may be completed.

In the future, each of our Manager and Sharpridge could have discretionary investment authority over accounts that have overlapping investment objectives and may compete with us for investment opportunities. Each of our Manager and Sharpridge has an investment allocation policy in place so that we may share equitably with other client accounts of our Manager and Sharpridge in all investment opportunities, particularly those involving a security with limited supply, that may be suitable for our account and such other accounts. This system also includes other controls designed to prevent any client account from receiving favorable treatment over any other client account.

The ability of our Manager and its officers and employees to engage in other business activities may reduce the time our Manager spends managing us.

We have not adopted a policy that expressly prohibits our directors, officers, security holders or affiliates from having a direct or indirect pecuniary interest in any investment to be acquired or disposed of by us or any of our subsidiaries or in any transaction to which we or any of our subsidiaries is a party or has an interest. Nor do we have a policy that expressly prohibits any such persons from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics contains a conflicts of interest policy that prohibits our directors, officers and employees, as well as employees of our Manager who provide services to us, from engaging in any transaction that involves an actual or apparent conflict of interest with us. In addition, nothing in the management agreement binds or restricts our Manager or any of its affiliates, officers or employees from buying, selling or trading any securities or commodities for their own accounts or for the accounts of others for whom our Manager or any of its affiliates, officers or employees may be acting. We intend to adopt written policies and procedures for the review and approval of related party transactions that may arise in the future.

Pursuant to the management agreement, our Manager will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager, its sub-advisors, its officers, managers and employees will not be liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders or partners for acts or omissions performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. We have agreed to indemnify our Manager and its sub-advisors, officers, managers and employees with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Our Manager has agreed to indemnify us, our directors, officers and employees with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement and performed in good faith in accordance with and pursuant to the management agreement or any claims by our Manager’s employees relating to the terms and conditions of their employment with our Manager.

Resolution of Potential Conflicts of Interest and Allocation of Investment Opportunities

To address the risks related to potential conflicts of interest with our Manager, we have adopted certain policies that are designed to address potential conflicts of interest. We have also adopted detailed compliance policies to govern our interactions with Cypress, including when Cypress is in receipt of material non-public information.

Our management agreement with our Manager generally restricts our Manager and its affiliates from managing another REIT that invests primarily in domestic MBS, unless our independent directors have previously approved such management by our Manager. Any portfolio company of any private equity fund controlled by Cypress shall not be deemed to be an affiliate or an entity under common control with our Manager for this purpose.

If our Manager or Sharpridge engages in additional management or investment opportunities that have overlapping objectives with us, our Manager or Sharpridge may face conflicts in the allocation of investment opportunities to these other investments. Generally, each of our Manager and Sharpridge has a policy that requires the aggregation of all purchase orders received by separate accounts for the same security in order to facilitate best execution. These policies also provide that in situations where our Manager or Sharpridge aggregates purchase orders and the amount of securities available is insufficient to satisfy each order, each of our Manager and Sharpridge will endeavor to allocate such purchases on a pro-rata basis, based on the size of each account’s order. For certain securities transactions that cannot be allocated on a pro-rata basis, such as in the case of “whole pool” trades, each of our Manager and Sharpridge will endeavor to allocate such purchases over time in a fair and equitable manner.

Policies with Respect to Certain Other Activities

If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities, the retention of cash flow (subject to provisions in the Internal Revenue Code concerning distribution requirements and the taxability of undistributed REIT taxable income), other funds from debt financing, including repurchase agreements, or a combination of these methods. In the event that our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time.

We have not in the past but may in the future offer equity or debt securities in exchange for assets and to repurchase or otherwise reacquire our shares and may engage in such activities in the future.

We have not invested in the past, and will not in the future invest, in the securities of other issuers for the purpose of exercising control over such entities.

We engage in the purchase and sale of investments. We have not in the past and will not in the future make loans to third parties. We will not underwrite the securities of other issuers.

We have furnished and intend to continue to furnish our stockholders with annual reports containing consolidated financial statements audited by our independent certified public accountants and with quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.

Our board of directors may change any of these policies without prior notice to you or a vote of our stockholders.

Tax Structure

We have elected to be taxed as a REIT for federal income tax purposes. Our qualification and taxation as a REIT will depend upon our ability to meet, on a continuing basis, various complex requirements under the Internal Revenue Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the concentration of ownership of our capital stock. We believe that we were organized and have operated in conformity with the requirements for qualification as a REIT under the Internal Revenue Code and that our current and proposed manner of operation will enable us to meet the requirements for qualification and taxation as a REIT for federal income tax purposes.

As a REIT, we generally will not be subject to federal income tax on the REIT taxable income that we distribute currently to our stockholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to federal income tax at regular corporate rates, and we may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our qualification. Even if we qualify for federal taxation as a REIT, we may be subject to some federal, state and local taxes on our income. Our TRSs, Sharpridge TRS, Inc. and CS Alternatives TRS, Inc., are regular, domestic taxable corporations that are subject to federal, state and local income tax on their income. Any dividends received from us, with limited exceptions, will not be eligible for taxation at the preferred rates that currently apply to dividends received by taxpayers taxed at individual rates from taxable corporations.

Investment Company Act Exemption

We operate our business so that Cypress Sharpridge Investments, Inc. and each of its subsidiaries is exempt from registration under the Investment Company Act. Cypress Sharpridge Investments, Inc. itself relies on the exemption provided by Section 3(c)(5)(C) of the Investment Company Act. We monitor our portfolio periodically and prior to each investment to confirm that we continue to qualify for the exemption. To qualify for the exemption, we make investments so that at least 55% of the assets we own consist of qualifying mortgages and other liens on and interests in real estate, which we refer to as qualifying real estate assets, and so that at least 80% of the assets we own consist of real estate-related assets (including our qualifying real estate assets).

We treat Fannie Mae, Freddie Mac and Ginnie Mae whole-pool residential mortgage pass-through certificates issued with respect to an underlying pool of mortgage loans in which we hold all of the certificates issued by the pool as qualifying real estate assets based on no-action letters issued by the SEC. Our Agency RMBS consist and will consist solely of such Fannie Mae, Freddie Mac and Ginnie Mae whole-pool residential mortgage pass-through certificates. At present, we do not generally expect that our investments in CLOs and structured notes will constitute qualifying real estate assets or real estate-related assets for purposes of the Investment Company Act. Similarly, we do not expect that Cypress Sharpridge Investments, Inc.’s interest in its two subsidiaries, Sharpridge TRS, Inc. and CS Alternatives TRS, Inc., will constitute qualifying real estate assets or real estate-related assets for purposes of the Investment Company Act. Sharpridge TRS, Inc. and CS Alternatives TRS, Inc. will not register as investment companies in reliance upon Section 3(c)(7) of the Investment Company Act, which is available to companies that do not make a public offering and that issue securities exclusively to qualified purchasers. Qualification for this exemption limits our ability to make certain investments.

Competition

Our success will depend, in large part, on our ability to acquire assets at favorable spreads over our borrowing costs. In acquiring real estate related assets, we will compete with mortgage REITs, specialty finance companies, savings and loan associations, banks, mortgage bankers, insurance companies, mutual funds, institutional investors, investment banking firms, other lenders, governmental bodies and other entities. In addition, there are numerous mortgage REITs with similar asset acquisition objectives, and others may be organized in the future. The effect of the existence of additional REITs may be to increase competition for the available supply of mortgage assets suitable for purchase.

Our Manager has access to Cypress’s investment professionals and their industry expertise, which we believe provides it with a competitive advantage and helps it assess investment risks and determine appropriate pricing and structuring for certain potential investments. In addition, the relationships of the senior managers of our Manager and of the principals of Cypress enable our Manager to learn about, and compete more effectively for, financing opportunities with attractive companies in the industries in which we seek to invest.

Professional Staff and Employees

We do not have any employees. We are managed by Cypress Sharpridge Advisors LLC pursuant to the management agreement between our Manager and us. All of our executive officers are employees of Sharpridge. As of June 30, 2008, affiliates of our Manager had 25 employees involved in our Manager’s operations.

Properties

We do not own any properties. Our offices are located in leased space at 65 East 55th Street, New York, New York 10022 and the telephone number of our offices is (212) 705-0160. The offices of our Manager and The Cypress Group are at the same location. Sharpridge Capital Management, L.P. is located at 890 Winter Street, Suite 200, Waltham, Massachusetts, 02451.

Legal Proceedings

Neither we, nor our Manager are currently subject to any material legal proceedings.

OUR MANAGER AND THE MANAGEMENT AGREEMENT

General

We are currently externally managed and advised by our Manager. Our Manager was formed on January 3, 2006. All of our executive officers are employees of Sharpridge. The executive offices of our Manager are located at 65 East 55th Street, New York, New York 10022 and the telephone number of our Manager’s executive offices is (212) 705-0160.

Officers of Our Manager

The following sets forth certain information with respect to the officers of our Manager as of June 30, 2008:

Name	Age	Title
Kevin E. Grant	48	Chief Executive Officer, President
William J. Hayes	55	Chief Financial Officer and Treasurer
Richard E. Cleary	45	Chief Operating Officer and Assistant Secretary

Biographical Information

Kevin E. Grant.    Mr. Grant has served as our Chief Executive Officer and President of our Manager and has served as our Chief Executive Officer and President and the chairman of our board of directors since January 2006. He also serves on our Manager’s investment committee. Prior to joining our Manager and us in January 2006, Mr. Grant formed Sharpridge in January 2005. Prior to forming Sharpridge, Mr. Grant was Vice President and Portfolio Manager at Fidelity Investments, or Fidelity. As a Portfolio Manager of Fidelity, Mr. Grant had direct or indirect responsibility for management of fixed income assets in mutual funds and institutional separate accounts. Over the course of his career at Fidelity, Mr. Grant’s mutual fund responsibilities included the Mortgage Securities Fund, Investment Grade Bond Fund, Total Bond Fund, the fixed income portion of Fidelity Puritan Fund and Strategic Income Fund. In addition, Mr. Grant managed many separate accounts for Fidelity’s institutional clients. Prior to joining Fidelity in 1993, Mr. Grant was head of Mortgage Strategy for Morgan Stanley & Co. Incorporated. He began his investing career at Aetna Bond Investors in 1985.

William J. Hayes.    Mr. Hayes has served as our Chief Financial Officer of our Manager and has served as our Chief Financial Officer since January 2006. Prior to joining our Manager and us in January 2006, Mr. Hayes was a Senior Director of Fund Accounting and Administration for PNC Financial Services Group, Inc.’s, or PNC’s, Alternative Investment Services division from 2004 to 2006. While at PNC, Mr. Hayes was responsible for fund accounting, administration and performance reporting for over 80 separate alternative investment entities. Prior to joining PNC, Mr. Hayes was an independent consultant from 2002 to 2004. From 1992 to 2002, Mr. Hayes was Associate Treasurer of John Hancock Funds LLC, where he was responsible for the financial and accounting operations of International and Domestic Mutual Funds. In addition, Mr. Hayes was a Vice President of State Street Bank’s Mutual Funds Division and an Audit Manager with PricewaterhouseCoopers. Mr. Hayes is a Certified Public Accountant.

Richard E. Cleary.    Mr. Cleary has served as our Chief Operating Officer of our Manager and has served as our Chief Operating Officer since January 2006 and Assistant Secretary since June 2007. Prior to joining our Manager and us in January 2006, Mr. Cleary was a Partner at Merathon Advisory, a strategic consulting firm focused on private equity and information services from 2004 to 2006. From 2000 to 2004, Mr. Cleary was the Director of Corporate and Business Development of OneSource Information Services, or OneSource. Prior to OneSource, Mr. Cleary’s work experience includes building Thomson Financial’s First Call research and quantitative services businesses in Asia, and with Schooner Capital, a private equity firm. At Schooner Capital, Mr. Cleary led investments in digital assets management, including portfolio company Iron Mountain’s digital archive business. Mr. Cleary’s other prior work experience was at Donaldson, Lufkin & Jenrette Securities and Xerox Corporation.

Investment Committee

The role of our Manager’s investment committee is to review and approve our investment policies and procedures and investment guidelines, and review and approve our investment portfolio holdings and oversee the compliance with our investment policies and procedures and our investment guidelines. The investment committee meets as frequently as necessary in order for us to achieve our investment objectives. Our investment committee reviews and approves our investment portfolio holdings with the exception of portfolio holdings acquired in the ordinary course of business and pursuant to our investment guidelines. Our Manager’s investment committee consists of Kevin Grant, Jeffrey Hughes, James Stern, William Shean, David Tyson and Raymond Redlingshafer. Biographical information regarding Messrs. Hughes, Stern, Shean, Tyson and Redlingshafer is set forth below:

Jeffrey P. Hughes.    Mr. Hughes is Vice Chairman of The Cypress Group. At Cypress, Mr. Hughes is the principal operating officer and advises and assists industry groups, primarily the financial services investment team. Mr. Hughes is currently a director of Financial Guaranty Insurance Company, Communications & Power Industries, Inc., Scottish Re Group Limited and Medicus Insurance Holdings, Inc. Prior to founding Cypress in 1994, Mr. Hughes was a senior investment banker with Lehman Brothers Inc. and its predecessors, which he joined in 1968 and was elected partner in 1976. Over the course of his career at Lehman, Mr. Hughes established the firm’s private financing department, served as a senior investment banker for industrial, energy and consumer products companies, and was head of its financial institutions group. Mr. Hughes began his career as an attorney with Simpson Thacher & Bartlett LLP.

James A. Stern.    Mr. Stern is the Chairman and CEO of The Cypress Group. At Cypress, Mr. Stern manages the firm’s investing activities and serves as a director of portfolio companies including Affinia Holdings, Cooper-Standard Automotive Inc. and MedPointe Inc. and is also a director of Lear Corporation. Prior to founding Cypress in 1994, Mr. Stern was head of Lehman’s Merchant Banking Group. Over the course of his career at Lehman, Mr. Stern was a member of the firm’s management committee and co-head of investment banking. In addition to his business activities, Mr. Stern has been a member of Tufts University’s Board of Trustees since 1982, and currently serves as its Chairman.

William G. Shean.    Mr. Shean has served as the Managing Director of Sharpridge since February 2006. Prior to joining Sharpridge in 2006, Mr. Shean was Senior Vice President and Portfolio Manager at Citizens Bank from 2002 to 2006, where he had investment management responsibility for portfolios of mortgage-backed, government agency and treasury securities. Prior to joining Citizens Bank in 2002, Mr. Shean was Senior Vice President and Portfolio Manager at State Street Research & Management, or State Street, a division of MetLife. Over the course of his career at State Street, Mr. Shean managed investments in intermediate duration, core, core plus, structured liability, long liability, and mortgage-only portfolios across 10 separate accounts. Mr. Shean began his investment career at Shawmut Bank in 1984, and also worked at Fidelity Investments in MBS from 1990 to 1992.

David A. Tyson, PhD., CFA.    Dr. Tyson is Chief Executive Officer of RiversEdge Portfolio Advisors LLC, or RiversEdge, an investment risk management consultancy based in Connecticut. Dr. Tyson is a Principal and Head of Risk Management for Copeland Funds Management, LLC, a quantitative equity hedge fund that started in 2005. Dr. Tyson also founded RiversEdge Convertible Portfolio Advisors in 2007 to manage convertible portfolios for institutional accounts. Prior to founding RiversEdge, Dr. Tyson held several financial roles at Travelers Life & Annuity, or Travelers, and Citigroup’s other proprietary insurance companies. Dr. Tyson was Vice Chairman of Citigroup Investments from 2000 until 2003 and Chief Investment Officer of Traveler’s and Citigroup’s other proprietary insurance companies from 2000 until 2004. From 1994 until 2000, Dr. Tyson held the position of President and Chief Operating Officer of Travelers Asset Management International Corporation and served as Chairman and Chief Executive Officer from 2000 to 2004. Over the course of his 19-year career at Travelers, Dr. Tyson was responsible for global fixed income asset class management and asset-liability matching for Citigroup’s insurance companies. In addition, he managed third party hedge fund investments, internal hedge fund groups, specialty fixed income groups, and a registered investment advisor which had oversight responsibility for strategies including collateralized debt obligations, syndicated bank loans, core and specialty fixed income variable annuity funds, and many third party insurance accounts. As Chief Investment Officer, Dr. Tyson was actively involved in all of Travelers’ alternative and special investments, and served on numerous insurance and fiduciary investment management committees including the Global Asset Liability Committee for all of Citigroup. Prior to joining Travelers in 1985, Dr. Tyson was with Equitable Investment Management Company from 1979 to 1985.

Raymond A. Redlingshafer, Jr.    Mr. Redlingshafer is a Managing Director for the Pentalpha Capital Group, or Pentalpha. Pentalpha is an independent financial services firm that provides advisory and consulting services related to the capital markets and operating issues affecting the global credit markets. Prior to working as an independent consultant for and subsequently joining Pentalpha, Mr. Redlingshafer was a Managing Director of KC Partners, a private equity firm, from October 2006 to October 2007. Mr. Redlingshafer was President and Chief Investment Officer of New York Mortgage Trust, Inc. (NYSE: NTR), from March 2003 to July 2005. New York Mortgage Trust is a REIT focused on owning and managing a leveraged portfolio of residential mortgage securities and a mortgage origination business. Prior to joining New York Mortgage Trust, from January 2000 to April 2001, Mr. Redlingshafer was a Managing Director of Pedestal Capital Markets, Inc., an institutional mortgage-backed security trading platform. As a Vice President of Mortgage Capital Markets at Salomon Brothers from 1998 to 2000, Mr. Redlingshafer had roles in sales, trading, and finance, working with origination as well as buy-side accounts. Prior to Salomon Brothers, he was National Director of Securities Marketing for Freddie Mac, where he managed a sales team which marketed Freddie Mac securities to institutional fixed income investors. Prior to becoming the National Director of Securities Marketing for Freddie Mac, Mr. Redlingshafer held a number of positions at the firm, including starting the Adjustable Rate Mortgage trading desk. Mr. Redlingshafer began his career with Goldman Sachs & Co. as a whole loan mortgage trader and was one of the original members of the firm’s mortgage department.

Management, Investment and Operations Teams

Certain members of Sharpridge’s staff perform key functions on our behalf. Key functions performed by Sharpridge staff on our behalf include trading and settlement of Agency RMBS investments; accounting, compliance and financial reporting; and others. Sharpridge believes that it is well-positioned to attract and retain highly experienced investment and operations professionals due to the reputation of Mr. Grant and an abundance of qualified individuals resident in the Boston area. As of June 30, 2008, Sharpridge had 11 professionals on staff.

The Management Agreement

We are a party to a management agreement with Cypress Sharpridge Advisors LLC, our Manager. The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved by a majority of our independent directors and monitored by our board of directors. Our Manager is subject to the supervision and oversight of our board of directors. Our Manager is also responsible for (i) the selection, purchase and sale of our portfolio investments, (ii) our financing and risk management activities, and (iii) providing us with investment advisory services. In addition, our Manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, including, without limitation, the following:

(i) serving as our consultant with respect to the periodic review of the investment criteria and parameters for our investments, borrowings and operations, any modifications to which must be approved by a majority of our independent directors, and other policies for the approval subject to our board of directors;

(ii) investigating, analyzing and selecting possible investment opportunities;

(iii) with respect to prospective purchases and sales of investments, conducting negotiations with sellers and purchasers and their agents, representatives and investment bankers;

(iv) engaging and supervising, on our behalf and at our expense, independent contractors that provide investment banking, mortgage brokerage, securities brokerage and other financial services and such other services as may be required relating to our investments;

(v) negotiating on our behalf for the sale, exchange or other disposition of our investments;

(vi) coordinating and managing the operations of and our investments in any joint ventures and co-investment interests held by us and conducting all matters with any joint venture or co-investment partners;

(vii) providing executive and administrative personnel, office space and office services;

(viii) supervising the performance of such administrative functions necessary to our management as may be agreed upon by our Manager and the board of directors, including the collection of revenues and the payment of our debts and obligations and maintenance of appropriate technology infrastructure to perform such administrative functions;

(ix) communicating on our behalf with our security holders as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

(x) counseling us in connection with policy decisions to be made by our board of directors;

(xi) evaluating and recommending to our board of directors hedging strategies and engaging in hedging activities on our behalf in a manner consistent with such strategies, our REIT status and our investment guidelines;

(xii) counseling us on the maintenance of our qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Internal Revenue Code and Treasury Regulations thereunder;

(xiii) counseling us on the maintenance of our exemption from the Investment Company Act and monitoring compliance with the requirements for maintaining an exemption from that Act;

(xiv) assisting us in developing criteria for asset purchase commitments that are specifically tailored to our investment objectives and making available to us its knowledge and experience with respect to mortgage loans, real estate, real estate related securities, other real estate-related assets and non-real estate related assets, including corporate debt obligations;

(xv) representing and making recommendations to us in connection with the purchase and finance of, and commitment to purchase and finance, mortgage loans (including on a portfolio basis), real estate, real estate-related securities, other real estate-related assets and non-real estate-related assets, including corporate debt obligations, and the sale and commitment to sell such assets;

(xvi) monitoring the operating performance of our investments and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xvii) investing or reinvesting any money and securities of ours (including investing in short-term investments pending investment in long-term asset investments, payment of fees, costs and expenses, or payments of dividends or distributions to our stockholders and partners), and advising us as to our capital structure and capital raising;

(xviii) causing us to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and compliance with the REIT provisions of the Internal Revenue Code and to conduct quarterly compliance reviews with respect thereto;

(xix) causing us to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xx) assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Exchange Act of 1934, or the Exchange Act;

(xxi) taking all necessary actions to enable us to make required tax filings and reports, including soliciting stockholders for required information to the extent provided by the REIT provisions of the Internal Revenue Code;

(xxii) handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by our board of directors;

(xxiii) using commercially reasonable efforts to cause expenses incurred by or on our behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time;

(xxiv) performing such other services as may be required from time to time for management and other activities relating to our assets as our board of directors shall reasonably request or our Manager shall deem appropriate under the particular circumstances; and

(xxv) using commercially reasonable efforts to cause us to comply with all applicable laws.

Pursuant to the management agreement, our Manager does not assume any responsibility other than to render the services called for thereunder and is not responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager, its members, any person controlling or controlled by its members and any person providing sub-advisory services to our Manager and the managers, officers, directors and employees of our Manager, its members and any such person are not liable to us, any subsidiary of ours, our directors, our stockholders or any subsidiary’s stockholders for acts performed in accordance with and pursuant to the management agreement, except by reason of acts constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their duties under the management agreement. We have agreed to indemnify our Manager, its members and any person controlling or controlled by the members and any person providing sub-advisory services to our Manager and the managers, officers, directors and employees of our Manager, its members and any such person with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of such indemnified party not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of duties, performed in good faith in accordance with and pursuant to the management agreement. Our Manager has agreed to indemnify us, our stockholders, directors, officers, employees and each other person, if any, controlling us with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts of our Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under the management agreement. As required by the management agreement, our Manager carries errors and omissions insurance.

Pursuant to the terms of the management agreement, our Manager is required to provide us with our management team, including a chief executive officer and chief financial officer, along with appropriate support personnel, to provide the management services to be provided by our Manager to us, the members of which team shall devote such of their time to the management of us as our board of directors reasonably deems necessary and appropriate, commensurate with our level of activity from time to time. Our Manager has entered into separate sub-advisory agreements with each of Cypress and Sharpridge, on terms and conditions substantially identical to the terms of the management agreement between us and our Manager. In the event either of Cypress or Sharpridge elects to terminate its relationship with our Manager, our independent directors must approve any replacement sub-advisor proposed by our Manager. In the event our Manager does not propose an acceptable replacement within 180 days of such event, we may terminate the management agreement without payment of a termination fee.

To supplement the expertise of Cypress and Sharpridge, our Manager may also propose additional sub-advisors to provide specific expertise or other capabilities we believe to be important to our investment operations. Such additional sub-advisors, if any, shall (i) be engaged on terms and conditions substantially identical to the terms and conditions of the management agreement, (ii) not result in an increased management fee or expenses to us, and (iii) be approved by our independent directors.

The initial term of the management agreement expires on December 31, 2008, and shall be automatically renewed for a one-year term each anniversary date thereafter except as described below. Our independent directors will review our Manager’s performance annually and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least two-thirds of our independent directors or by a vote of the holders of a majority of the outstanding shares of our common stock, based upon (1) unsatisfactory performance that is materially detrimental to us or (2) a determination that the management fees payable to our Manager are not fair, subject to our Manager’s right to prevent such a termination due to unfair fees by accepting a reduction of management fees agreed to by at least two-thirds of our independent directors and our Manager. We must provide 180 days’ prior notice of any such termination and our Manager will be paid a termination fee equal to four times the sum of (a) the average annual base management fee earned by the Manager during the 24-month period prior to such termination and (b) the average annual incentive compensation earned (notwithstanding that the payment of any such incentive compensation may have been waived) by our Manager during the 24-month period immediately preceding such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

We may also terminate the management agreement with 30 days’ prior written notice for cause, which is defined as (i) our Manager’s continued material breach of any provision of the management agreement following a period of 30 days after written notice thereof, (ii) our Manager’s fraud, misappropriation of funds, or embezzlement against us, (iii) our Manager’s gross negligence of duties under the management agreement, (iv) the commencement of any proceeding relating to our Manager’s bankruptcy or insolvency, (v) the dissolution of our Manager, (vi) a change of control of our Manager, and (vii) failure of our Manager to propose an acceptable replacement sub-advisor within 180 days of the termination of the sub-advisory agreement with either Cypress or Sharpridge, without payment of any termination fee. The management agreement shall terminate at the option of our Manager, without payment of any termination fee, in the event we become regulated as an investment company under the Investment Company Act. Such termination shall be deemed to occur immediately prior to such event. Our Manager may also decline to renew the management agreement by providing us with 180 days written notice. Our Manager may also terminate the management agreement upon 60 days written notice if we default in the performance of any material term of the agreement and the default continues for a period of 30 days after written notice to us, in which case we would be required to pay our Manager the termination fee described above.

The management agreement will terminate without payment of any termination fee to our Manager in connection with or pursuant to the consummation of an internalization event pursuant to the terms of the management agreement. Internalization event is defined in the management agreement to be a transaction or series of transactions the result of which is that (i) the management agreement is terminated, (ii) our management is no longer subject to or reliant upon an external manager or sub-advisors and (iii) we employ a management team.

Management Fees and Incentive Compensation

We do not employ personnel and therefore rely on the resources of our Manager to conduct our operations. Expense reimbursements to our Manager are made on the first business day of each calendar month. The base management fee and incentive compensation called for in the management agreement between us and our Manager are as follows:

Base Management Fee

Currently, we pay our Manager a base management fee monthly in arrears in an amount equal to 1/12 th of (a) 1.50% of the first $250,000,000 of our net assets, (b) 1.25% of our net assets that are greater than $250,000,000 and less than or equal to $500,000,000, and (c) 1.00% of our net assets that are greater than $500,000,000. Our Manager uses the proceeds from its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us. For purposes of calculating the base management fee, our net assets means, for any month, the amount determined by subtracting our total liabilities from our total assets, as determined in accordance with GAAP. The foregoing calculation of the base management fee is adjusted to exclude special one-time events pursuant to changes in GAAP, as well as certain non-cash charges, after discussion between our Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges. Our Manager’s base management fee shall be calculated by our Manager within fifteen business days after the end of each month and such calculation shall be promptly delivered to us. We are obligated to pay the base management fee within twenty business days after the end of each month.

Incentive Compensation

We and our Manager have agreed that the payment of any incentive fee due under the management agreement will be waived, and will not accrue, for the first quarter in which our net assets equal or exceed $             million as of the end of a fiscal quarter and all fiscal quarters thereafter. In addition, we and our Manager have agreed that if our net assets have not equaled or exceeded $             million as of the end of a fiscal quarter, the payment of any incentive fee due under the management agreement will be waived, and will not accrue, until our Manager presents to our independent directors a written proposal that outlines a plan to internalize our management. Once our Manager has presented our independent directors this written proposal to internalize our management and if our net assets have not equaled or exceeded $             million as of the end of a fiscal quarter, our Manager will become eligible to receive an incentive fee.

If and when the Manager is eligible to begin receiving an incentive fee, it will be payable in an amount equal to:

(i) 15% of the dollar amount by which (a) our average quarterly Net Income, before incentive compensation, for the immediately preceding four quarters per share of common stock (based on weighted average number of shares of common stock outstanding during such four quarters) exceeds (b) an amount equal to (1) the weighted average price per share of the common stock in our February 2006, December 2006 and May 2008 private offerings of common stock and the prices per share of our common stock in any subsequent offerings by us, in each case at the time of issuance thereof multiplied by (2) the greater of (A) 2.00% and (B) 0.50% plus one-fourth of the Ten Year Treasury Rate for such quarter multiplied by

(ii) the weighted average number of shares of common stock outstanding during such four quarters.

The foregoing calculation of incentive compensation is adjusted to exclude special one-time events pursuant to changes in GAAP, as well as non-cash charges, after discussion between our Manager and our independent directors and approval by a majority of our independent directors in the case of non-cash charges. The incentive compensation calculation and payment shall be made quarterly in arrears. For purposes of the foregoing:

“Net Income” shall be determined by calculating the net income available to owners of common stock before non-cash equity compensation expense, in accordance with GAAP.

“Ten Year Treasury Rate” means the average of weekly average yield to maturity for U.S. Treasury securities (adjusted to a constant maturity of ten years) as published weekly by the Federal Reserve Board in publication H.15 or any successor publication during a fiscal quarter.

Our incentive compensation is adjusted to exclude special one-time events pursuant to changes in GAAP and certain non-cash charges after discussion between our Manager and our independent directors and approval by a majority of our independent directors.

Our ability to achieve returns in excess of the thresholds noted above in order for our Manager to earn the incentive compensation described in the proceeding paragraph is dependent upon the level and volatility of interest rates, our ability to react to changes in interest rates and to utilize successfully the operating strategies described herein, and other factors, many of which are not within our control.

Our Manager will compute the quarterly incentive compensation within 30 days after the end of each fiscal quarter, and we will pay the quarterly incentive compensation with respect to each fiscal quarter within five business days following the delivery to us of our Manager’s written statement setting forth the computation of the incentive compensation for such quarter.

Reimbursement of Expenses

Because our Manager and employees of our sub-advisors perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager or sub-advisors, as the case may be, is paid or reimbursed for the documented cost of performing such tasks, provided that such costs and reimbursements are no greater than those which would be paid to outside professionals or consultants on an arm’s-length basis. We also pay all operating expenses of our Manager or sub-advisors as they relate to the performance of their duties under the Management Agreement or Sub-Advisory Agreements, as the case may be. We currently do not reimburse our Manager or sub-advisors for any compensation or health benefits, except that we reimburse one of our sub-advisors for the salary of its general counsel, who essentially serves in such capacity on our behalf. The expenses required to be paid by us include, but are not limited to, issuance and transaction costs incident to the acquisition, disposition and financing of our investments, legal, tax, accounting, consulting and auditing fees and expenses, the compensation and expenses of our directors, the cost of directors’ and officers’ liability insurance, the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of ours (including commitment fees, accounting fees, legal fees, closing costs and similar items), expenses associated with other securities offerings of ours, expenses relating to making distributions to our stockholders, the costs of printing and mailing proxies and reports to our stockholders, costs associated with any computer software or hardware, electronic equipment, or purchased information technology services from third party vendors that is used solely for us, costs incurred by our Manager or employees of our sub-advisors for travel on our behalf, the costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing, and custodial fees and expenses, expenses of our transfer agent, the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency, all taxes and license fees and all insurance costs incurred by us or on our behalf. In addition, we are required to pay our pro-rata portion of rent, telephone, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses of our Manager and its affiliates required for our operations. Our Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination will not be deemed to construe a waiver of reimbursement for similar expenses in future periods.

During 2007 and the first half of 2008, we paid our Manager $2.4 million and $0.8 million in base management fees, respectively, and all incentive compensation that was earned during these periods by our Manager ($0.2 million) was waived by our Manager. During 2007, we did not reimburse any expenses to our Manager because our Manager waived its right to seek such reimbursement. Commencing January 1, 2008, we began reimbursing our Manager for the expenses described above which amounted to $0.3 million for the six months ended June 30, 2008. We did not grant any stock awards to our Manager in 2007 or in the first half of 2008.

Sub-Advisory Agreements

Our Manager has entered into sub-advisory agreements with Sharpridge and Cypress, pursuant to which they are responsible for providing certain services to the Manager. These agreements are described below. In connection with internalizing management, we expect to, among other things, terminate these sub-advisory agreements and hire the employees of Sharpridge.

Sub-Advisory Agreement with Sharpridge.    Our Manager has entered into a sub-advisory agreement with Sharpridge whereby Sharpridge has agreed to provide certain services for our benefit, including:

•	portfolio management;

•	asset monitoring;

•	asset hedging;

•	asset sourcing;

•	asset purchase and sale negotiation;

•	tax and regulatory advice; and

•	certain administrative functions.

This agreement has an initial term ending on December 31, 2008 and will be automatically renewed for a one-year term on each anniversary date thereafter, unless (i) the Management Agreement between us and our Manager is terminated, or (ii) Sharpridge delivers notice to us no later than 180 days prior to an anniversary date of its intention not to renew indicating that it does not wish to renew the agreement. Additionally, our Manager may terminate the agreement for cause, which includes (i) a material breach by Sharpridge of the agreement (subject to a right to cure such breach), (ii) Sharpridge committing an act of fraud, misappropriation of funds or embezzlement against our Manager or us, (iii) Sharpridge committing gross negligence in the execution of its duties under the agreement, (iv) the initiation of bankruptcy or insolvency proceedings against Sharpridge or (v) the dissolution of Sharpridge.

Sub-Advisory Agreement with Cypress.    Our Manager has entered into a sub-advisory agreement with Cypress whereby Cypress has agreed to provide certain services for our benefit, including:

•	asset sourcing;

•	asset purchase and sale negotiation;

•	tax and regulatory advice; and

•	certain administrative functions.

This agreement has an initial term ending on December 31, 2008 and will be automatically renewed for a one-year term on each anniversary date thereafter, unless (i) the Management Agreement between us and our Manager is terminated, or (ii) Cypress delivers notice to us no later than 180 days prior to an anniversary date of its intention not to renew indicating that it does not wish to renew the agreement. Additionally, our Manager may terminate the agreement for cause, which includes (i) a material breach by Cypress of the agreement (subject to a right to cure such breach), (ii) Cypress committing and act of fraud, misappropriation of funds or embezzlement against our Manager or us, (iii) Cypress committing gross negligence in the execution of its duties under the agreement, (iv) the initiation of bankruptcy or insolvency proceedings against Cypress or (v) the dissolution of Cypress.

Conflicts of Interest with our Manager, Sharpridge and Cypress

See “Business—Conflicts of Interest,” and “Business—Resolution of Potential Conflicts of Interest and Allocation of Investment Opportunities” for a discussion of the potential conflicts of interest with our Manager, Sharpridge and Cypress.

License Agreements

In connection with our initial capitalization, we entered into license agreements with each of Cypress and Sharpridge pursuant to which each of Cypress and Sharpridge granted us a non-exclusive, royalty-free license to use the names and trademarks “Cypress” and “Sharpridge.” Under these agreements, we have a right to use these names and trademarks, for so long as each firm or one of its affiliates remains affiliated with our Manager. Other than with respect to these limited licenses, we have no legal right to either the “Cypress” or “Sharpridge” names. Each license agreement will remain in effect so long as the management agreement with our Manager and the respective sub-advisory agreement is in effect. As a result, in the event the management agreement or the respective sub-advisory agreement is terminated or expires, we would be required to change our name to eliminate the use of “Cypress” or “Sharpridge,” as the case may be; provided, however, that we may negotiate with Cypress and Sharpridge to continue using their respective name after internalizing management. We cannot assure you that we will be able to enter into such an agreement.

MANAGEMENT

Our Directors and Executive Officers

Our board of directors consists of Kevin E. Grant, Jeffrey P. Hughes, James A. Stern, Frances Spark, Dr. David Tyson, Douglas Crocker, II and Raymond A. Redlingshafer. Our board of directors has determined that four of these directors satisfy the listing standards for independence of the New York Stock Exchange, or NYSE. Upon the expiration of their terms at the annual meeting of the stockholders in May 2008, directors will be elected to serve a term of one year or until their successors are duly elected and qualify. Our bylaws provide that a majority of the entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than five nor more than eleven.

The following sets forth certain information with respect to our directors and executive officers as of June 30, 2008:

Name	Age	Title
Kevin E. Grant	48	Chief Executive Officer; President; Director; Chairman of the Board
William J. Hayes	55	Vice President, Chief Financial Officer and Treasurer
Richard E. Cleary	45	Vice President, Chief Operating Officer and Assistant Secretary
Thomas A. Rosenbloom	45	Secretary
Jeffrey P. Hughes	67	Director
James A. Stern	57	Director
Frances Spark	49	Director*
David A. Tyson, PhD	50	Director*
Douglas Crocker, II	67	Director*
Raymond A. Redlingshafer	52	Director*

*	Independent director

Biographical Information

Executive Officers

For biographical information on Messrs. Grant, Hayes and Cleary, see “Our Manager and the Management Agreement—Officers of Our Manager.”

Thomas A. Rosenbloom.    Mr. Rosenbloom has served as the General Counsel of our Manager’s sub-advisor, Sharpridge since May 2007, and our Secretary since June 2007. Prior to joining Sharpridge in May 2007, from February 2005 through May 2007, Mr. Rosenbloom was a partner with Foley & Lardner, LLP, and a member of the firm’s Private Equity & Venture Capital and Transactional & Securities Practices. Mr. Rosenbloom was also a member of the firm’s Emerging Technologies, Life Sciences, and Nanotechnology Industry Teams. From 1996 through January 2005, Mr. Rosenbloom was a partner with Epstein, Becker & Green, P.C. During Mr. Rosenbloom’s tenure at Foley & Lardner and Epstein, Becker & Green, both national law firms, he represented middle-market public companies, entrepreneurs, founders, emerging businesses, start-up corporations, and partnerships in diverse industries. Mr. Rosenbloom managed and negotiated mergers and acquisitions, private equity and venture capital financings, and private placements. While in private practice, Mr. Rosenbloom was responsible for developing and managing all aspects of client relationships, including analyzing and evaluating financing, acquisition, and divestiture opportunities, writing, and developing business plans, and providing other planning and financial advice, including with respect to intellectual property protection, labor and employment, immigration and real estate matters. Mr. Rosenbloom currently serves as a member of the Board of Advisors for several of his former clients.

Directors

For biographical information on Messrs. Grant, Hughes and Stern, see “Our Manager and the Management Agreement—Officers of our Manager,” and “Our Manager and the Management Agreement—Investment Committee.”

Frances Spark, ACA.    Ms. Spark has served as a member of our board of directors since February 2006. Ms. Spark is President of Spark Consulting, LLC, a consulting company which provides financial management, strategic advisory and business consulting services to companies. From 2004 until June 2006, Ms. Spark was engaged as an investment professional for MVC Capital, Inc. (NYSE: MVC), a business development company, where she held the position of Chief Financial Officer from January 2004 to September 2005. Prior to joining MVC Capital, from September 2002 through 2004, Ms. Spark worked as a turnaround consultant with Everett & Solsvig, Inc. In 1999, Ms. Spark founded Spark Consulting and has managed it since its inception. From 1997 to 1998, Ms. Spark was the Controller at The Beacon Group, or Beacon, a private investment firm now part of JP Morgan Partners. At Beacon, she managed the finance and accounting functions for the firm, its private equity funds, and investment banking business. Prior to joining Beacon, from 1993 to 1996, Ms. Spark was the Chief Financial Officer of Hyperion Capital Management, a New York investment management firm. From 1987 to 1992, she held a number of financial roles at Prudential Securities in both the United States and the United Kingdom. Ms. Spark is a Chartered Accountant and was with KPMG in the United Kingdom from 1981 until 1987.

David A. Tyson, PhD., CFA.    Dr. Tyson has served as a member of our board of directors since April 2006. Dr. Tyson is Chief Executive Officer of RiversEdge Portfolio Advisors LLC, or RiversEdge, an investment risk management consultancy based in Connecticut. Dr. Tyson is a Principal and Head of Risk Management for Copeland Funds Management, LLC, a quantitative equity hedge fund that started in 2005. Dr. Tyson also founded RiversEdge Convertible Portfolio Advisors in 2007 to manage convertible portfolios for institutional accounts. Prior to founding RiversEdge, Dr. Tyson held several financial roles at Travelers Life & Annuity, or Travelers, and Citigroup’s other proprietary insurance companies. Dr. Tyson was Vice Chairman of Citigroup Investments from 2000 until 2003 and Chief Investment Officer of Traveler’s and Citigroup’s other proprietary insurance companies from 2000 until 2004. From 1994 until 2000, Dr. Tyson held the position of President and Chief Operating Officer of Travelers Asset Management International Corporation and served as Chairman and Chief Executive Officer from 2000 to 2004. Over the course of his 19-year career at Travelers, Dr. Tyson was responsible for global fixed income asset class management and asset-liability matching for Citigroup’s insurance companies. In addition, he managed third party hedge fund investments, internal hedge fund groups, specialty fixed income groups, and a registered investment advisor which had oversight responsibility for strategies including collateralized debt obligations, syndicated bank loans, core and specialty fixed income variable annuity funds, and many third party insurance accounts. As Chief Investment Officer, Dr. Tyson was actively involved in all of Travelers’ alternative and special investments, and served on numerous insurance and fiduciary investment management committees including the Global Asset Liability Committee for all of Citigroup. Prior to joining Travelers in 1985, Dr. Tyson was with Equitable Investment Management Company from 1979 to 1985.

Douglas Crocker, II.    Mr. Crocker has served as a member of our board of directors since November 2006. Mr. Crocker is currently a director of Ventas, Inc. (NYSE: VTR) a health care REIT. Mr. Crocker also serves as a director of the following companies: Post Properties (NYSE: PPS), a multifamily REIT, and REIS, Inc. (NASDAQ: REIS), a real estate merchant banking firm. Mr. Crocker serves as a Trustee for Acadia Realty Trust (NYSE: AKR), a REIT which owns and operates shopping centers. From March 1993 through December 2002, Mr. Crocker was Chief Executive Officer, President and a Trustee of Equity Residential (NYSE: EQR), an apartment REIT, and served as the company’s Vice Chairman from January 2003 through May 2003. Mr. Crocker also serves on the Advisory Board of DePaul University Real Estate School. Mr. Crocker is a former Trustee of the Multifamily Council of the Urban Land Institute and former member of the Board of Governors of the National Association of Real Estate Investment Trusts. Mr. Crocker is a past chairman of the National Multi Housing Council.

Raymond A. Redlingshafer, Jr.    Mr. Redlingshafer has served as a member of our board of directors since November 2006. Mr. Redlingshafer is a Managing Director for the Pentalpha Capital Group, or Pentalpha. Pentalpha is an independent financial services firm that provides advisory and consulting services related to the capital markets and operating issues affecting the global credit markets. Prior to working as an independent consultant for and subsequently joining Pentalpha, Mr. Redlingshafer was a Managing Director of KC Partners, a private equity firm, from October 2006 to October 2007. Mr. Redlingshafer was President and Chief Investment Officer of New York Mortgage Trust, Inc. (NYSE: NTR), from March 2003 to July 2005. New York Mortgage Trust is a REIT focused on owning and managing a leveraged portfolio of residential mortgage securities and a mortgage origination business. Prior to joining New York Mortgage Trust, from January 2000 to April 2001, Mr. Redlingshafer was a Managing Director of Pedestal Capital Markets, Inc., an institutional mortgage-backed security trading platform. As a Vice President of Mortgage Capital Markets at Salomon Brothers from 1998 to 2000, Mr. Redlingshafer had roles in sales, trading, and finance, working with origination as well as buy-side accounts. Prior to Salomon Brothers, he was National Director of Securities Marketing for Freddie Mac, where he managed a sales team which marketed Freddie Mac securities to institutional fixed income investors. Prior to becoming the National Director of Securities Marketing for Freddie Mac, Mr. Redlingshafer held a number of positions at the firm, including starting the Adjustable Rate Mortgage trading desk. Mr. Redlingshafer began his career with Goldman Sachs & Co. as a whole loan mortgage trader and was one of the original members of the firm’s mortgage department.

Promoter

We consider Mr. Grant, our chief executive officer and president and the chairman of our board of directors, as our promoter, which means that he has taken initiative in funding and organizing our business.

Corporate Governance—Board of Directors and Committees

Our business is managed by our Manager, subject to the supervision and oversight of our board of directors, which has established investment guidelines for our Manager to follow in its day to day management of our business. A majority of our board of directors is “independent,” as determined by the requirements of the NYSE and the regulations of the SEC. Our directors keep informed about our business at meetings of our board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers.

Audit Committee

Our board of directors has established an audit committee, which is composed of three of our independent directors, Ms. Spark, Mr. Redlingshafer and Mr. Tyson. Ms. Spark chairs our audit committee and serves as our audit committee financial expert, as that term is defined by the SEC. The committee assists the board in overseeing:

•	our accounting and financial reporting processes;

•	the integrity and audits of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our independent registered public accounting firm and any internal auditors.

The committee is also responsible for engaging our independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.

Compensation Committee

Our board of directors has established a compensation committee, which is composed of Mr. Crocker, Mr. Redlingshafer and Mr. Tyson. Mr. Crocker chairs the committee, whose principal functions are to:

•	evaluate the performance of our officers;

•	review the compensation payable to our officers;

•	evaluate the performance of our Manager;

•	review the compensation and fees payable to our Manager under our management agreement; and

•	administer the issuance of any stock issued to our employees or the employees of our Manager who provide services to us.

Nominating and Corporate Governance Committee

Our board of directors has established a nominating and corporate governance committee, which is composed of Mr. Crocker, Mr. Redlingshafer and Mr. Tyson. Mr. Redlingshafer chairs the committee, which is responsible for seeking, considering and recommending to the full board of directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders. It also periodically prepares and submits to the board for adoption the committee’s selection criteria for director nominees. It reviews and makes recommendations on matters involving general operation of the board and our corporate governance, and annually recommends to the board nominees for each committee of the board. In addition, the committee annually facilitates the assessment of the board of directors’ performance as a whole and of the individual directors and reports thereon to the board.

Code of Business Conduct and Ethics

Our board of directors has established a code of business conduct and ethics that applies to our officers, directors and employees and to our Manager’s officers, directors and employees when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our executive officers or directors may be made only by our board of directors or one of our board committees and will be promptly disclosed as required by law or stock exchange regulations.

Compensation of Directors

Members of our board of directors who are also employees of us, our Manager, Cypress or Sharpridge, (the “excluded directors”) do not receive additional compensation for serving on our board of directors. In the future, to the extent our chairman is a non-excluded director, the chairman may be entitled to receive an annual retainer fee, a fee for each full board meeting attended in person or telephonically and/or a fee for each committee meeting attended in person or telephonically and that occurs on a date different from a full board meeting date at the discretion of the compensation committee of our board of directors. Each non-excluded director receives $10,000 per quarter, payable in shares of our restricted common stock. Beginning January 1, 2007, shares of restricted stock that we grant to our non-excluded directors are subject to forfeiture restrictions that lapse on the first anniversary of the date of each grant. These shares are issued pursuant to our 2006 stock incentive plan and are in addition to awards to our Manager. Furthermore, each of our independent directors who serves on our audit committee, compensation committee or nominating and corporate governance committee receives an annual cash retainer fee of $10,000, the chairperson of our audit committee receives an additional annual cash retainer of $10,000 and each member of our audit committee receives a cash fee of $2,000 per audit committee meeting. We also reimburse our directors for their travel expenses incurred in connection with their attendance at full board and committee meetings.

Compensation of Our Directors in 2007

The table below describes the compensation earned by our independent directors in 2007. We compensated only those directors who are independent under the NYSE listing standards.

Name	Fees Earned or Paid in Cash	Stock Awards(1)		All Other Compensation	Total Compensation
Frances Spark	$24,000	$38,373	(2)	—	$62,373
David A. Tyson, PhD	14,000	35,045	(3)	—	49,045
Douglas Crocker, II	10,000	28,390	(4)	—	38,390
Raymond A. Redlingshafer	14,000	28,390	(5)	—	42,390

(1)	All stock awards were granted pursuant to our 2006 stock incentive plan.

(2)	Ms. Spark received 4,000 shares of restricted stock (1,333 shares on a post-split basis) with a grant date fair value of $40,000. These shares of restricted stock were granted as follows: 1,000 shares (333 shares on a post-split basis) in January 2007, April 2007, July 2007 and October 2007. These restricted stock awards are subject to forfeiture restrictions that will lapse on the first anniversary of the date of grant. As of December 31, 2007, Ms. Spark had outstanding an aggregate of 8,000 shares of restricted stock (2,666 shares on a post-split basis). See Note 7 to our consolidated financial statements as of December 31, 2007 and for the year ended December 31, 2007 for a discussion of the assumptions used to value our stock awards to directors.

(3)	Mr. Tyson received 4,000 shares of restricted stock (1,333 shares on a post-split basis) with a grant date fair value of $40,000. These shares of restricted stock were granted as follows: 1,000 shares (333 shares on a post-split basis) in January 2007, April 2007, July 2007 and October 2007. These restricted stock awards are subject to forfeiture restrictions that will lapse on the first anniversary of the date of grant. As of December 31, 2007, Mr. Tyson had outstanding an aggregate of 7,000 shares of restricted stock (2,333 shares on a post-split basis). See Note 7 to our consolidated financial statements as of December 31, 2007 and for the year ended December 31, 2007 for a discussion of the assumptions used to value our stock awards to directors.

(4)	Mr. Crocker received 4,000 shares of restricted stock (1,333 shares on a post-split basis) with a grant date fair value of $40,000. These shares of restricted stock were granted as follows: 1,000 shares (333 shares on a post-split basis) in January 2007, April 2007, July 2007 and October 2007. These restricted stock awards are subject to forfeiture restrictions that will lapse on the first anniversary of the date of grant. As of December 31, 2007, Mr. Crocker had outstanding an aggregate of 5,000 shares of restricted stock (1,666 shares on a post-split basis). See Note 7 to our consolidated financial statements as of December 31, 2007 and for the year ended December 31, 2007 for a discussion of the assumptions used to value our stock awards to directors.

(5)	Mr. Redlingshafer received 4,000 shares of restricted stock (1,333 shares on a post-split basis) with a grant date fair value of $40,000. These shares of restricted stock were granted as follows: 1,000 shares (333 shares on a post-split basis) in January 2007, April 2007, July 2007 and October 2007. These restricted stock awards are subject to forfeiture restrictions that will lapse on the first anniversary of the date of grant. As of December 31, 2007, Mr. Redlingshafer had outstanding an aggregate of 5,000 shares of restricted stock (1,666 shares on a post-split basis). See Note 7 to our consolidated financial statements as of December 31, 2007 and for the year ended December 31, 2007 for a discussion of the assumptions used to value our stock awards to directors.

Executive Compensation

Because our management agreement provides that our Manager is responsible for managing our affairs, our executive officers, who are employees of Sharpridge, do not receive cash compensation directly from us for serving as our executive officers. However, in their capacities as officers or employees of our Manager, or its affiliates, they devote a portion of their time to our affairs as is required for the performance of the duties of our Manager under the Management Agreement.

Our Manager compensates each of our executive officers. We pay our Manager a management fee, and our Manager uses the proceeds from the management fee in part to pay compensation to its or its sub-advisors’ officers and employees. Our Manager has informed us that, because the services performed by these officers or employees in their capacities as such are performed primarily, but not exclusively, for us, it cannot segregate and identify that portion of the compensation awarded to, earned by or paid to our executive officers by our Manager that relates solely to their services to us. From time to time, we have granted, and in the future we may grant, shares of restricted stock or options to purchase our common stock to our executive officers and certain officers and employees of our Manager and its sub-advisors and other individuals who provide services to us, as designated by our Manager. For a description of grants made as of the date of this prospectus, see “—Options and Restricted Stock Awards.”

2006 Stock Incentive Plan

We have adopted the 2006 stock incentive plan to provide incentives to our independent directors, our Manager and certain officers and employees of our Manager and its sub-advisors and other individuals who provide services to us to stimulate their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain personnel. The incentive plan is administered by, and the issuance of restricted stock awards or granting of options is subject to the approval of, the compensation committee of our board of directors. Unless terminated earlier, our stock incentive plan will terminate in 2016, but will continue to govern unexpired awards. The total number of shares authorized for issuance under the plan is 3,333,333. As of June 30, 2008, of the 3,333,333 shares authorized for issuance under the plan, 388,098 have been awarded as restricted stock or stock options and 2,945,228 shares remain available for future issuance under the 2006 stock incentive plan. Furthermore, the number of shares that may be issued during the plan’s life may increase from time to time to provide for awards of restricted stock to our non-excluded directors, which are in addition to awards to our Manager and other service providers.

Our stock incentive plan permits the granting of options to purchase shares of common stock intended to qualify as incentive stock options under the Internal Revenue Code, and stock options that do not qualify as incentive stock options. The exercise price of each stock option may not be less than 100% of the fair market value of our shares of common stock on the date of grant. The committee will determine the terms of each option, including when each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options become vested and exercisable in installments and the exercisability of options may be accelerated by the committee.

Our stock incentive plan also permits the grant of shares of our common stock in the form of awards. A stock award is an award of shares of common stock that may be subject to forfeiture (vesting), restrictions on transferability and such other restrictions, if any, as the committee may impose at the date of grant. The shares may vest and the restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as our compensation committee may determine. During such time as shares awarded under our stock incentive plan are under restriction, any dividends paid on our common stock shall be paid directly to holders of restricted stock as if such shares were unrestricted.

Unrestricted shares of common stock, which are shares of common stock awarded at no cost to the participant or for a purchase price determined by the compensation committee, may also be issued under our stock incentive plan. The compensation committee may also grant shares of our common stock, stock appreciation rights, performance awards and other stock and non-stock-based awards under the incentive plan. These awards may be subject to such conditions and restrictions as the committee may determine, including, but not limited to, the achievement of certain performance goals or continued employment with us through a specific period. Each award under the plan may not be exercisable more than 10 years after the date of grant.

Our board of directors may at any time amend, alter or discontinue the incentive plan, but cannot, without a participant’s consent, take any action that would impair the rights of such participant under any award granted under the plan. To the extent required by law, the board of directors will obtain approval of the stockholders for any amendment that would, other than through adjustment as provided in the incentive plan:

•	increase the total number of shares of our common stock authorized for issuance under the incentive plan;

•	change the class of eligible participants under the incentive plans; or

•	otherwise require such approval.

If we experience a change of control, our stock incentive plan provides that the compensation committee of our board of directors has the discretion to provide that (i) all or any outstanding options and stock appreciation rights will become fully exercisable, (ii) all or any outstanding stock awards will become vested and transferable and (iii) all or any outstanding performance shares and incentive awards will be earned, all or any outstanding awards may be cancelled in exchange for a payment of cash and/or all or any outstanding awards may be substituted for awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted under the stock incentive plan.

Under our stock incentive plan, a change in control is defined as the occurrence of any of the following events: (i) the acquisition of more than 50% of our voting shares by any person; (ii) the sale or disposition of all or substantially all of our assets; (iii) a merger, consolidation or statutory share exchange where our stockholders immediately prior to such event hold less than 50% of the voting power of the surviving or resulting entity; (iv) our directors, including subsequent directors recommended or approved by our directors, cease to constitute a majority of our board of directors; (v) stockholder approval of our liquidation or dissolution; or (vi) the adoption by our board of directors of a resolution to the effect that, in its judgment, as a consequence of any transaction or event, a change in control has effectively occurred, except, in the case of clauses (i) through (vi), if the change of control results from a transaction between us and our Manager or an affiliate of our Manager or from a termination of the management agreement for cause.

Options and Restricted Stock Awards

In connection with our initial capitalization in February 2006, we awarded to our chief executive officer, as designated by our Manager, options to purchase a total of 393,264 shares of our common stock (131,088 shares on a post-split basis). These options currently have an exercise price of $30.00 per share and vest in equal one-third increments on the first, second and third anniversaries of the closing date of our initial capitalization.

In connection with our initial capitalization, we awarded 393,264 shares of restricted stock (131,088 shares on a post-split basis) to our executive officers and certain officers and employees of our Manager and its sub-advisors and other affiliates, as designated by our Manager, 5,000 (1,666 on a post-split basis) of which were forfeited in 2006. These shares of restricted stock are subject to forfeiture restrictions that will lapse in equal one-third increments on the first three anniversaries of the closing date of our initial capitalization.

In addition, in connection with our December 2006 private offering, we granted 343,500 shares of restricted stock (114,497 shares on a post-split basis) to our executive officers and certain officers and employees of our Manager and its sub-advisors and other individuals who provide services to us, as designated by our Manager. These shares of restricted stock are subject to forfeiture restrictions that will lapse in equal one-third increments on the first, second and third anniversaries of the closing date of the December 2006 private offering. Pursuant to the terms of the 2006 stock incentive plan and other legal requirements, these shares of restricted stock were issued to certain of our sub-advisors’ officers and employees and other individuals who provide services to us, as designated by our Manager.

From February 10, 2006 (commencement of operations) to June 30, 2008, we granted an aggregate of 39,288 shares of restricted stock (13,095 shares on a post-split basis) to our independent directors as part of their director compensation. The shares of restricted stock granted in 2006 are subject to forfeiture restrictions that lapse in equal one-third increments on the first, second and third anniversaries of the date of each grant.

Beginning on January 1, 2007, the shares of restricted stock granted to our independent directors are subject to forfeiture restrictions that lapse on the first anniversary of the date of each grant. On July 1, 2008, we granted an aggregate of 2,532 shares of restricted stock to our independent directors as part of their director compensation.

To the extent that we elect to grant shares of restricted stock to our Manager in the future, we expect that our Manager will generally elect to assign its right to receive these shares to its sub-advisors’ officers and employees and other individuals who provide services to us and will instruct us to issue these shares directly to these individuals.

Indemnification and Limitation on Liability; Insurance

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment as being material to the cause of action.

Our charter contains such a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company. Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in such capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•

the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

We have obtained a policy of insurance under which our directors and officers are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of June 30, 2008, certain ownership information with respect to our common stock for those persons known to us who directly or indirectly own, control or hold with the power to vote, 5% or more of our outstanding common stock and all of our executive officers and directors, individually and as a group. In accordance with SEC rules, each listed person’s beneficial ownership includes:

•	all shares the investor actually owns beneficially or of record;

•	all shares over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

	Shares Beneficially Owned
Name and Address	Number(1)	Percent(1)
5% Stockholders:
Talon Sharpridge LLC(2)	1,128,500	14.05%
Fidelity Investments(3)	623,533	8.13%
Robeco Investment Management, Inc.(4)	577,200	7.41%
Kensington Investment Group(5)	542,333	7.06%
Scottish Re (U.S.), Inc.(6)	500,000	6.39%
Balyasny Asset Management(7)	416,667	5.44%
Directors and Executive Officers:
Kevin E. Grant(8)(9)	194,891	2.51%
Jeffrey P. Hughes(10)(11)	141,979	1.84%
James A. Stern(10)(12)	140,474	1.82%
Richard E. Cleary(8)(13)	24,999	*
William Hayes(8)(14)	23,333	*
Thomas A. Rosenbloom(8)	—	—
David A. Tyson(8)(15)	13,522	*
Raymond A. Redlingshafer, Jr.(8)(16)	7,755	*
Frances Spark(8)(17)	3,857	*
Douglas Crocker, II(8)(18)	27,823	*
All Officers and Directors as a Group (9 persons)	578,633	7.36%

*	Less than 1%.

(1)	For each 5% stockholder and named person, assumes that all unvested shares of restricted stock have vested and the named person exercised all warrants and options to acquire shares of common stock held by such person which are currently exercisable or which become exercisable on or before 60 days after July 1, 2008 (without regard to whether the warrants and options were or are in-the-money). The total number of shares of common stock used in calculating the percent of class owned by each 5% stockholder or named person assumes that none of the warrants and options held by other stockholders are exercised.

(2)	The address for Talon Sharpridge LLC is One N. Franklin St., Suite 900, Chicago, Illinois 60606. Talon Asset Management LLC manages each of these entities. Talon Sharpridge LLC’s beneficial ownership includes 376,166 shares of common stock issuable upon the exercise of outstanding warrants.

(3)	The address for Fidelity Investments is 82 Devonshire Street, Boston, Massachusetts 02109. Fidelity Investments beneficial ownership includes 15,000 shares of common stock issuable upon the exercise of outstanding warrants.

(4)

The address for Robeco Investment Management, Inc. is 909 Third Avenue, 32nd Floor, New York, New York 10022. Robeco Investment Management, Inc.’s beneficial ownership includes 133,200 shares of common stock issuable upon the exercise of outstanding warrants.

(5)	The address for Kensington Investment Group is 4 Orinda Way, #200-C, Orinda, California 94563. Kensington Investment Group’s beneficial ownership includes 29,000 shares of common stock issuable upon the exercise of outstanding warrants.

(6)	The address for Scottish Re (U.S.), Inc. is Scottish Re Group Limited, Crown House, Third Floor, 4 Par-la-Ville Road Hamilton HM MX, Bermuda. Includes 166,667 shares of common stock issuable upon the exercise of outstanding warrants.

(7)	The address for Balyasny Asset Management is 135 East 57th Street, 27th Floor, New York, New York 10022.

(8)	The address for Messrs. Grant, Crocker, Redlingshafer, Cleary, Hayes, Rosenbloom and Tyson and Ms. Spark is 65 East 55th Street, New York, New York 10022.

(9)	Includes (i) 17,166 shares of common stock issuable upon the exercise of outstanding warrants, (ii) 26,971 unvested shares of restricted stock and (iii) options to acquire 87,392 shares of common stock. Does not include options to acquire 43,696 shares of common stock that have not yet vested.

(10)	The address for Messrs. Hughes and Stern is 65 East 55th Street, New York, New York 10022.

(11)	Includes (i) 33,583 shares of common stock issuable upon the exercise of outstanding warrants held by Mr. Hughes, (ii) 16,666 shares of common stock and 8,333 shares of common stock issuable upon the exercise of outstanding warrants held in trusts for which Mr. Hughes is a trustee and (iii) 10,821 unvested shares of restricted stock.

(12)	Includes (i) 33,333 shares of common stock and 16,666 shares of common stock issuable upon the exercise of outstanding warrants held in trusts for which Mr. Stern is a trustee and (ii) 10,319 unvested shares of restricted stock.

(13)	Includes 9,445 unvested shares of restricted stock.

(14)	Includes 7,778 unvested shares of restricted stock.

(15)	Includes (i) 3,333 shares of common stock issuable upon the exercise of outstanding warrants and (ii) 2,303 unvested shares of restricted stock.

(16)	Includes (i) 966 shares of common stock issuable upon the exercise of outstanding warrants and (ii) 2,080 unvested shares of restricted stock.

(17)	Includes 2,413 unvested shares of restricted stock.

(18)	Includes (i) 16,644 shares of common stock and (ii) 8,322 shares of common stock issuable upon the exercise of outstanding warrants, each of which were acquired by Talon Sharpridge QP, LLC. Talon Asset Management LLC is the managing member of Talon Sharpridge QP, LLC. Mr. Crocker holds a minority ownership interest in Talon Sharpridge QP, LLC. These amounts reflect Mr. Crocker’s economic interest in the shares of common stock and warrants held by Talon Sharpridge QP, LLC. Also includes 2,080 unvested shares of restricted stock held by Mr. Crocker.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Management Agreement

In connection with our formation in February 2006, we entered into a management agreement with Cypress Sharpridge Advisors LLC, our Manager. Effective January 1, 2008, we amended the compensation terms of the management agreement. Our management agreement provides for the day-to-day management of our operations. The management agreement requires our Manager to manage our business affairs in conformity with the policies and the investment guidelines that are approved and monitored by our board of directors. See “Management—Management Agreement.” Our chief executive officer, chief financial officer and chief operating officer also serve as officers of our Manager. As a result, the management agreement between us and our Manager was negotiated between related parties, and the terms, including fees payable, may not be as favorable to us as if it had been negotiated with an unaffiliated third party. See “Management—Management Agreement—Conflicts of Interest in Our Relationship with Our Manager” and “Risk Factors—Risks Related to our Organization and Structure—There are conflicts of interest in our relationship with our Manager.”

We paid our Manager base management fees of $2.4 million and $0.4 million during 2007 and the first quarter of 2008, respectively. We did not pay our Manager any incentive compensation in 2007. We and our Manager have agreed that our Manager no longer will be eligible to receive an incentive fee once our net assets equal or exceed $             million as of the end of a fiscal quarter. In addition, we and our Manager have agreed that if our net assets have not equaled or exceeded $             million as of the end of a fiscal quarter, we will not pay the Manager an incentive fee until our Manager presents to our independent directors a written proposal that outlines a plan to internalize our management. See “Our Manager and the Management Agreement—Management Fees and Incentive Compensation—Incentive Compensation” for a description of the incentive fee to be paid to our Manager in the limited circumstances in which it may become eligible, if ever, to earn an incentive fee.

License Agreement

In connection with our initial capitalization, we entered into license agreements with each of Cypress and Sharpridge pursuant to which each of Cypress and Sharpridge granted us a non-exclusive, royalty-free license to use the names and trademarks “Cypress” and “Sharpridge.” Under these agreements, we have a right to use these names and trademarks, for so long as each firm or one of its affiliates remains affiliated with our Manager. Other than with respect to these limited licenses, we have no legal right to either the “Cypress” or “Sharpridge” names. Each license agreement will remain in effect so long as the management agreement with our Manager and the respective sub-advisory agreement is in effect. As a result, in the event the management agreement or the respective sub-advisory agreement is terminated or expires, we would be required to change our name to eliminate the use of “Cypress” or “Sharpridge,” as the case may be.

Options and Restricted Stock Awards

In connection with our February 2006 and December 2006 private offerings and our compensation of our independent directors, we have granted shares of restricted stock to our independent directors and shares of restricted stock and options to purchase shares of our common stock to our executive officers and certain officers and employees of our Manager and its sub-advisors and other individuals who provide services to us, as designated by our Manager. See “Management—Options and Restricted Stock Awards” for additional information relating to these grants.

Interest in Sharpridge Capital Management, L.P.

Our chief executive officer, Kevin E. Grant, founded Sharpridge in January 2005. Mr. Grant is the sole member of the general partner of Sharpridge. Concurrent with our initial capitalization, we received a 19% non-voting limited partnership interest in Sharpridge, which interest is held by one of our 100%-owned domestic TRSs, Sharpridge TRS, Inc. Our 19% non-voting limited partnership interest in Sharpridge entitles us to receive distributions and allocations at the close of each accounting period (as defined in the Sharpridge limited partnership agreement) based on our percentage interest, excluding amounts attributable to Sharpridge’s invested capital. Under the terms of the Sharpridge limited partnership agreement, our interest in Sharpridge may not be transferred without the prior written consent of the general partner and will be forfeited upon our liquidation or winding up on or prior to December 31, 2008, or the termination of either the management agreement between us and our Manager or the sub-advisory agreement between our Manager and Sharpridge on or prior to December 31, 2008. Our interest in Sharpridge will not be subject to forfeiture following the listing of our common stock on a major exchange.

Registration Rights

As holders of shares of restricted stock, our directors and officers received registration rights with respect to these securities. See “Description of Securities—Registration Rights.”

Purchases of Common Stock by Executive Officers, Directors and Affiliates

Our executive officers and directors, and certain officers and employees of our Manager and its sub-advisors and other affiliates collectively purchased 1,399,184 shares of our common stock (466,386 shares on a post-split basis) and warrants to acquire 580,717 shares of our common stock (193,572 shares on a post-split basis) in our February 2006 and December 2006 private offerings. All of these securities were purchased at the same price paid by other third party investors.

DESCRIPTION OF SECURITIES

The following summary description of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and our charter and our bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 500,000,000 shares of common stock and 50,000,000 shares of preferred stock, both having par value $0.01 per share. As of June 30, 2008, we had issued and outstanding 7,657,322 shares of our common stock, including 257,017 shares of restricted stock, and warrants to purchase an additional 1,599,473 shares of our common stock. As of that date, no shares of preferred stock were issued and outstanding. On May 23, 2008, our stockholders approved a three-for-one reverse stock split of our issued and outstanding common stock at our annual meeting of stockholders. Our charter permits our board of directors, without any action by our stockholders, to increase the total number of authorized shares of stock or the number of shares of any class or series of our stock. Under Maryland law, our stockholders are generally not liable for any of our debts and obligations.

Common Stock

All shares of our common stock have equal rights as to earnings, assets, dividends and voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our board of directors and declared by us out of funds legally available therefor. Shares of our common stock have no preemptive, appraisal, preference, exchange, conversion or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our charter. In the event of liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all known debts and other liabilities and subject to our charter restriction on the transfer and ownership of our stock and any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Subject to our charter restrictions on the transfer and ownership of our stock and except as may otherwise be specified in the terms of any class or series of common stock, each share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock possess exclusive voting power. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of our directors, and holders of less than a majority of such shares are unable to elect any director.

Classification and Designation of Stock

Our charter authorizes our board of directors to classify and reclassify any unissued shares of stock into other classes or series of stock, including preferred stock. Prior to issuance of shares of each class or series, the board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on the transfer and ownership of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series. Thus, the board of directors could authorize the issuance of shares of common or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. No shares of our preferred stock are presently outstanding and we have no present plans to issue any preferred stock.

Power to Increase the Number of, and to Issue, Additional Shares of Common Stock and Preferred Stock

We believe that the power of our board of directors to increase the total number of authorized shares of our stock or of any class or series of our stock, to issue additional authorized but unissued shares of our common stock or preferred stock and to classify or reclassify unissued shares of our common stock or preferred stock and thereafter to cause us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as our common stock, will be available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Warrants Issued in Our May 2008 Private Offering

The 2,885,923 warrants underlying the units sold in our May 2008 private offering were issued pursuant to a warrant agreement that we entered into with National City Bank, as warrant agent on May 22, 2008. Each warrant currently entitles the holder to purchase one-tenth of one share of common stock for an exercise price of $1.56, subject to adjustment as described below. The following is a brief summary of certain provisions of the warrant agreement and does not purport to be complete and is qualified in its entirety by reference to the warrant agreement.

Exercise of the Warrants

Each warrant entitles the holder to purchase one-tenth of one share of our common stock for $1.56 (or $15.60 per share), subject to adjustment as set forth below under “—Anti-Dilution Adjustments.” The warrants became exercisable on May 28, 2008 and will expire at the close of business on April 30, 2011. The warrants have not been and will not be registered under the Securities Act and the warrants may not be exercised unless an exemption from such registration is available.

Upon receipt of payment of the exercise price and the warrant certificate, together with a form of election attached thereto, properly completed and duly executed at the office of the warrant agent, we will, as soon as practicable, forward the shares of common stock issuable upon exercise of the warrants. Payment may be made (i) in cash or by certified or official bank check or by wire transfer of funds to an account designated by us for such purpose or (ii) without the payment of cash, by reducing the number of shares of common stock obtainable upon the exercise of a warrant and payment of the exercise price in cash so as to yield a number of shares of common stock upon the exercise of such warrant equal to the product of (a) the number of shares of common stock issuable as of the date the warrant is exercised (if payment of the exercise price were being made in cash) and (b) the cashless exercise ratio. For purposes of the foregoing, the “cashless exercise ratio” is a fraction, the numerator of which is the excess of the current market value per share of common stock on the exercise date over the exercise price per share as of the exercise date and the denominator of which is the current market value per share of common stock on the exercise date. We shall at all times during the term of the warrants keep in reserve sufficient authorized but unissued shares of common stock for issuances in the event of the exercise of the warrants. In lieu of issuing fractional shares upon the exercise of any warrants, we will pay a cash amount equal to the current market value per share (as determined pursuant to the warrant agreement on the day immediately preceding the date the warrant is exercised), multiplied by such fraction, computed to the nearest whole cent.

Anti-Dilution Adjustments

The warrants are subject to customary anti-dilution provisions, including adjustments to the exercise price and the shares of common stock deliverable upon exercise of the warrants upon the following events: (i) stock dividends, subdivisions, combinations and reclassifications, and (ii) other distributions and other similar dilutive events (other than ordinary cash dividends). In addition, if we sell shares of common stock at a price less than $15.60 per share after the closing of this offering, we will make a one-time adjustment to the exercise price of the warrants so that the amount required to receive one share of common stock will equal the price per share of the shares of common stock sold in the subsequent offering. However, no adjustment of the exercise price or the number of shares of common stock issuable upon exercise of the warrants will be made unless the adjustment, either by itself or with other adjustments not previously made, increases or decreases by at least 1% the exercise price or the number of shares of common stock issuable upon exercise of the warrants immediately prior to the making of the adjustment.

Warrants Issued in Our Initial Capitalization

The warrants underlying the units sold in our initial capitalization were issued pursuant to a warrant agreement that we entered into with National City Bank, as warrant agent. Each warrant entitles the holder to purchase one-third of one share of common stock for an exercise price of $5.20, subject to adjustment as described below. The following is a brief summary of certain provisions of the warrant agreement and does not purport to be complete and is qualified in its entirety by reference to the warrant agreement.

Exercise of the Warrants

Each warrant currently entitles the holder thereof to purchase one-third of one share of our common stock for $5.20 (or $15.60 per share), subject to adjustment as set forth below under “—Anti-Dilution Adjustments.” The warrants became exercisable as of February 10, 2006 and shall expire on the earlier to occur of: (i) the close of business on December 31, 2008; or (ii) the date the common stock issued as part of the unit to which the warrant relates is transferred by the holder thereof; provided, that transfers to (x) us, (y) an affiliate of the holder or (z) another person approved by our board in its sole and absolute discretion will be permitted. The warrants have not been and will not be registered under the Securities Act, and the warrants may not be exercised unless an exemption from such registration is available.

Upon receipt of payment of the exercise price and the warrant certificate, together with a form of election attached thereto, properly completed and duly executed at the office of the warrant agent, we will, as soon as practicable, forward the shares of common stock issuable upon exercise of the warrants. Payment may be made (i) in cash or by certified or official bank check or by wire transfer of funds to an account designated by us for such purpose or (ii) without the payment of cash, by reducing the number of shares of common stock obtainable upon the exercise of a warrant and payment of the exercise price in cash so as to yield a number of shares of common stock upon the exercise of such warrant equal to the product of (a) the number of shares of common stock issuable as of the date the warrant is exercised (if payment of the exercise price were being made in cash) and (b) the cashless exercise ratio. For purposes of the foregoing, the “cashless exercise ratio” is a fraction, the numerator of which is the excess of the current market value per share of common stock on the exercise date over the exercise price per share as of the exercise date and the denominator of which is the current market value per share of common stock on the exercise date. We shall at all times during the term of the warrants keep in reserve sufficient authorized but unissued shares of common stock for issuances in the event of the exercise of the warrants. In lieu of issuing fractional shares upon the exercise of any warrants, we will pay a cash amount equal to the current market value per share (as determined pursuant to the warrant agreement on the day immediately preceding the date the warrant is exercised), multiplied by such fraction, computed to the nearest whole cent.

Transfer

The warrants are non-transferable by holders, except together with the shares of common stock issued as part of the unit to which the warrant relates to (i) us, (ii) an affiliate of such holder or (iii) another person approved by our board in its sole and absolute discretion.

Anti-Dilution Adjustments

The warrants are subject to customary anti-dilution provisions, including adjustments to the exercise price and the shares of common stock deliverable upon exercise of the warrants upon the following events: (i) stock dividends, subdivisions, combinations and reclassifications, and (ii) other distributions and other similar dilutive events (other than ordinary cash dividends). These warrants provide for certain adjustments to the exercise price and the number of shares of common stock issuable upon exercise of the warrants. However, no adjustment of the exercise price or the number of shares of common stock issuable upon exercise of the warrants will be made unless the adjustment, either by itself or with other adjustments not previously made, increases or decreases by at least 1% the exercise price or the number of shares of common stock issuable upon exercise of the warrants immediately prior to the making of the adjustment.

Restrictions on Ownership and Transfer

In order to qualify as a REIT under the Internal Revenue Code for each taxable year after 2006, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the second half of any calendar year. Our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own. Our charter provides that (subject to certain exceptions described below) no person may own beneficially or constructively, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of any class or series of our capital stock. For purposes of this calculation, warrants treated as held by a person will be deemed to have been exercised. However, warrants held by other unrelated persons will not be deemed to have been exercised.

Our charter also prohibits any person from (i) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (ii) transferring shares of our capital stock if such transfer would result in our capital stock being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our stock which are transferred to the trust, will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our board of directors such representations, covenants and undertakings as our board of directors may deem appropriate in order to conclude that granting the exemption will not cause us to lose our status as a REIT. Our board of directors may also require a ruling from the IRS or an opinion of counsel in order to determine or ensure our status as a REIT. Our board of directors has granted a waiver from the 9.8% ownership limit to Talon that allows Talon to own up to 25% of the shares of any class of our common stock before this offering and up to the greater of 15% or 2,509,246 shares of our common stock after this offering.

Any attempted transfer of our stock which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. Shares of our stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the trust and will have no rights to dividends, rights to vote or other rights attributable to the shares of stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid to the proposed transferee prior to our discovery that shares of stock have been transferred to the trust will be paid by the proposed transferee on demand to the trustee. Any dividend or distribution authorized but unpaid will be paid to the trustee when due. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. If the automatic transfer to the trust is ineffective for any reason to prevent a violation of the restriction, the transfer that would have resulted in such violation will be void ab initio.

Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. If we have already taken irreversible corporate action, however, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that shares of our stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares. The trustee may reduce the price, however, by the amount of any dividends or distributions paid to the proposed transferee on the shares and owed by the proposed transferee to the trustee. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our stock have been transferred to the trustee, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares of our stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (ii) the market price on the date we, or our designee, accept the offer. We may reduce the price, however, by the amount of any dividends or distributions paid to the proposed transferee on the shares and owed by the proposed transferee to the trustee. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.

All certificates representing outstanding shares of our capital stock will either bear legends referring to the restrictions described above or will state that we will furnish a full statement about certain transfer restrictions to a stockholder upon request and without charge.

Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) in value of all classes or series of our outstanding shares of stock, including shares of common stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of our stock which the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request in order to determine the effect, if any, of the beneficial ownership on our status as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or might otherwise be in the best interest of our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is National City Bank.

Registration Rights

In connection with our May 2008 private offering, we and our Manager entered into a registration rights agreement with the initial purchaser and placement agent for such offering for the benefit of purchasers of units in such offering and any future transferees of the units or the shares of common stock underlying the units and issuable upon exercise of the warrants. We refer to the shares of common stock underlying the units and issuable upon exercise of the underlying warrants as the new registrable securities. Pursuant to this agreement, the new registrable securities will be registered either on a resale shelf registration statement filed with the SEC or by including these shares in the resale shelf registration statement that we filed with the SEC on April 30, 2007. We filed this resale shelf registration statement in accordance with the registration rights agreement, dated as of December 8, 2006, by and among the initial purchaser/placement agent for our December 2006 private offering, our Manager and us for the benefit of (i) the holders of shares of common stock issued in our initial capitalization in February 2006 and the shares issuable upon exercise of warrants issued in connection with our initial capitalization and their respective transferees, (ii) the holders of shares of common stock issued in our December 2006 private offering and their respective transferees, and (iii) certain holders of restricted shares of our common stock. The shares of common stock described in the preceding sentence are referred to as the existing registrable securities. The existing registrable securities and the new registrable securities are referred to as the registrable securities.

Pursuant to the registration rights agreement with respect to the existing registrable securities, we will, at our expense, use our commercially reasonable efforts (1) to cause the resale shelf registration statement filed with the SEC on April 30, 2007 with respect to the existing registrable securities to become effective under the Securities Act as promptly as practicable after the filing, subject to our right to defer the effectiveness of this resale shelf registration statement for up to 60 days after the completion of our pending initial public offering of common stock and (2) to maintain the effectiveness of the resale shelf registration statement under the Securities Act until the first to occur of (a) such time as all of the existing registrable securities have been sold pursuant to a registration statement or pursuant to Rule 144 under the Securities Act, (b) such time as, in the opinion of our counsel, all of the existing registrable securities not held by our affiliates are eligible for sale pursuant to Rule 144 under the Securities Act and (c) the second anniversary of the effective date of the resale shelf registration statement. Pursuant to the registration rights agreement that we will enter into with respect to the new registrable securities we will either (1) include such registrable securities on the existing resale shelf registration statement, or (2) at our expense, use our commercially reasonable efforts (a) to register these securities on a new resale shelf registration statement and cause the new resale shelf registration statement to become effective under the Securities Act as promptly as practicable, subject to our right to defer the filing and effectiveness of the new resale shelf registration statement for up to 60 days after the completion of our pending initial public offering of common stock and (b) to maintain the effectiveness of the new resale shelf registration statement under the Securities Act until the first to occur of (i) such time as all of the new registrable securities have been sold pursuant to a registration statement or pursuant to Rule 144 under the Securities Act, (ii) such time as, in the opinion of our counsel, all of the new registrable securities not held by our affiliates are eligible for sale pursuant to Rule 144 under the Securities Act and (iii) the second anniversary of the effective date of the new resale shelf registration statement. For purposes of the discussion set forth below regarding the terms of the registration rights agreements with respect to the existing and new registrable securities, we refer to the existing resale shelf registration statement and the new resale shelf registration statement as the resale shelf registration statement.

Notwithstanding the foregoing, we will be permitted to suspend the use, from time to time, of the prospectus that is part of the resale shelf registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “black-out periods,” if:

•

the lead underwriter in any underwritten public offering by us of our common stock advises us that an offer or sale of shares covered by the resale shelf registration statement would have a material adverse effect on our underwritten public offering;

•

our board of directors determines in good faith that the offer or sale of registrable securities covered by the resale shelf registration statement would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, corporate reorganization or other significant transaction involving us; or

•

our board of directors determines in good faith that it is in our best interests or it is required by law that we supplement the resale shelf registration statement or file a post-effective amendment to the resale shelf registration statement in order to ensure that the prospectus included in the resale shelf registration statement contains the financial information required under Section 10(a)(3) of the Securities Act, discloses any fundamental change in the information included in the offering memorandum or discloses any material information with respect to the plan of distribution that was not disclosed in the registration statement or any material change to that information;

and we provide the holders of the registrable securities with a written notice of the suspension. The cumulative blackout periods in any twelve-month period commencing after the date the resale shelf registration statement is first declared effective may not exceed an aggregate of 90 days or more than three separate times, except as a result of a refusal by the SEC to declare any post-effective amendment to the registration statement as effective after we have used all commercially reasonable efforts to cause the post-effective amendment to be declared effective, in which case we must terminate the blackout period immediately following the effective date of the post-effective amendment.

In addition to this limited ability to suspend use of the resale shelf registration statement, until we are eligible to incorporate by reference into the resale shelf registration statement our periodic and current reports that will be filed after the effectiveness of our resale shelf registration statement, we will be required to amend or supplement the resale shelf registration statement to include our quarterly and annual financial information and other developments material to us. Therefore, sales under the resale shelf registration statement will be suspended until the amendment or supplement, as the case may be, is filed and effective.

A holder that sells our registrable securities pursuant to the resale shelf registration statement or as a selling shareholder pursuant to an underwritten public offering generally will be required to be named as a selling shareholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement applicable to such holder (including certain indemnification rights and obligations). In addition, each holder of our registrable securities may be required to deliver information to be used in connection with the resale shelf registration statement in order to have such holder’s registrable securities included in the resale shelf registration statement and to benefit from the provisions of the next paragraph.

Each certificate representing the units sold in this offering and the underlying shares of common stock and warrants will contain a legend to the effect that the securities evidenced by the certificates are subject to the obligations of, and the shares of common stock underlying the units offered hereby and the shares of common stock issuable upon exercise of the warrants underlying these units are entitled to the benefits of, the registration rights agreement that we will enter into in connection with this offering. In that regard, each holder thereof, by its acceptance of a security certificate, will be deemed to have agreed to be bound by the provisions of the registration rights agreement. In addition, each holder will be deemed to have agreed that, upon receipt of notice of the occurrence of any event which makes a statement in the prospectus, which is part of the resale shelf registration statement, untrue in any material respect or which requires the making of any changes in such prospectus in order to make the statements therein not misleading, or of certain other events specified in the registration rights agreement, the holder will suspend the sale of our securities pursuant to the prospectus until we have amended or supplemented the prospectus to correct the misstatement or omission and have furnished copies of the amended or supplemented prospectus to the holder or we have given notice that the sale of the securities may be resumed.

In connection with our filing of the resale shelf registration statement, we will agree to use our commercially reasonable efforts to list or include our common stock on the NYSE or Nasdaq, if we meet the criteria for listing on such exchange or market, and thereafter to maintain the listing or inclusion on such exchange or market.

We will bear certain expenses incident to our obligations with respect to the registrable securities, including the payment of federal securities law and state blue sky registration fees, except that we will not bear any brokers’ or underwriters’ discounts or commissions or transfer taxes relating to sales of our securities. We will agree to indemnify each holder, and any underwriter for such holder, or a person who controls any such holder or underwriter, and each of their respective officers, directors, partners, members, managers, employees, representatives and agents arising out of or in connection with any untrue statement of a material fact contained in any registration statement or prospectus. Each selling security holder will in turn agree to indemnify us for federal or state securities law violations that occur in reliance upon written information it provides to us for inclusion in the registration statement.

Pursuant to the registration rights agreements that we entered into in connection with our December 2006 and May 2008 private offerings, each holder of registrable securities is or will be deemed to have agreed to not, to the extent requested by us or any underwriter of an offering of our securities, directly or indirectly sell, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell (including without limitation any short sale), grant any option, right or warrant for the sale of or otherwise transfer or dispose of any registrable securities or other shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock (other than to donees, partners or other transferees of the holder who agree to be similarly bound) for a period of:

•

30 days prior to and continuing for 60 days following the effective date of a registration statement for the initial public offering of our common stock, except that affiliated holders of our common stock will be subject to these restrictions beginning 30 days prior to and continuing for 180 days following the effective date of such registration statement, or

•	60 days following the closing date of an underwritten offering by us pursuant to a shelf registration statement.

These registration rights agreements provide that, prior to our becoming subject to the reporting requirements of the Exchange Act, we will provide to each holder of registrable securities audited consolidated financial statements within 120 days of the end of each of our fiscal year and unaudited quarterly financial statements within 45 days of the end of each of our first three fiscal quarters, commencing with the 2006 audited financial statements.

The summary herein of certain provisions of the registration rights agreements does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of these registration rights agreements.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock.

Prior to this offering, we have 7,659,854 shares of our common stock outstanding. Upon completion of this offering, we will have outstanding an aggregate of approximately             shares of our common stock. In addition, we have 2,942,696 shares of common stock available for future issuance under our 2006 stock incentive plan.

The shares of common stock sold in this offering will be freely tradeable without restriction or further registration under the Securities Act unless the shares are held by any of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. The shares of common stock issued in connection with our initial capitalization and our December 2006 private offering and not sold in this offering and all shares of our common stock held by our affiliates, including our officers and directors, are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below.

Rule 144

In general, under Rule 144, a person (or persons whose shares are aggregated) who is not an affiliate of ours and has not been one of our affiliates at any time during the three months preceding a sale, and who has beneficially owned the restricted securities proposed to be sold for at least one year, including the holding period of any prior owner other than an affiliate, is entitled to sell his or her securities without registration and without complying with the manner of sale, current public information, volume limitation or notice provisions of Rule 144. In addition, under Rule 144, once we have been subject to the reporting requirements of the Exchange Act for at least 90 days, a person (or persons whose securities are aggregated) who is not an affiliate of ours and has not been one of our affiliates at any time during the three months preceding a sale, may sell his or her securities without registration after only a six-month holding period, subject only to the continued availability of current public information about us. Any sales by affiliates under Rule 144, even after the applicable holding periods described above, are subject to requirements and or limitations with respect to volume, manner of sale, notice and the availability of current public information about us.

Lock-Up Periods

We have agreed with the underwriters not to issue, offer to sell, contract to sell, or otherwise dispose of, loan, pledge or grant any rights with respect to any shares of our common stock, any options or warrants to purchase any shares of our common stock or any securities convertible into or exercisable for any of our common stock, or announce our intention to do any of the foregoing, for a period of 180 days following the date of this prospectus, subject to certain extensions and exceptions described in “Underwriting—No Sale of Similar Securities.”

Pursuant to the registration rights agreements, the underwriters have requested and, subject to certain exceptions, (i) each of our executive officers and directors, our Manager, Cypress and Sharpridge and its general partner and, to the extent the following persons hold shares of our common stock or options or warrants, each officer, director, manager and partner of Cypress and Sharpridge and each member of our Manager’s investment committee, in each case to the extent such person or entity holds shares of our common stock or securities exchangeable or exercisable for shares of our common stock, have agreed for a period of 30 days prior to and continuing for 180 days following the date of this prospectus, and (ii) all of our other stockholders (including the holders of our options and warrants) have agreed for a period of 30 days prior to and continuing for 60 days after the date of this prospectus, that such holders will not, without the prior written consent of Banc of America Securities LLC, directly or indirectly sell, offer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell (including without limitation any short sale), grant any option, right or warrant for the sale of or otherwise transfer or dispose of any of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock, including shares registered on the resale shelf registration statement we filed on April 30, 2007 or the additional shelf registration statement that we may file for the benefit of purchasers of units in our May 2008 private offering and their transferees. In addition to the lock-up agreements described above, we and each of our executive officers and directors, our Manager, Cypress, Sharpridge and certain of their executive officers and directors and affiliates will enter into separate lock-up agreements with the underwriters of this offering. See “Underwriting—Lock-Up Agreements” for a description of the specific terms of the lock-up agreements.

Registration Rights

In connection with our May 2008 private offering, we and our Manager entered into a registration rights agreement with the initial purchaser and placement agent for such offering for the benefit of purchasers of units in such offering and any future transferees of the shares of common stock underlying these units and issuable upon exercise of the warrants underlying these units. Pursuant to this registration rights agreement with respect to the new registrable securities, we will either (1) include such registrable securities on the existing resale shelf registration statement, or (2) at our expense, use our commercially reasonable efforts (a) to register these securities on a new resale shelf registration statement and cause the new resale shelf registration statement to become effective under the Securities Act as promptly as practicable, subject to our right to defer the filing and effectiveness of the new resale shelf registration statement for up to 60 days after the completion of this offering and (b) to maintain the effectiveness of the new resale shelf registration statement under the Securities Act until the first to occur of (i) such time as all of the new registrable securities have been sold pursuant to a registration statement or pursuant to Rule 144 under the Securities Act, (ii) such time as, in the opinion of our counsel, all of the new registrable securities not held by our affiliates are eligible for sale pursuant to Rule 144 under the Securities Act and (iii) the second anniversary of the effective date of the new resale shelf registration statement.

Pursuant to the registration rights agreement with respect to the existing registrable securities, we will, at our expense use our commercially reasonable efforts (1) to cause the resale shelf registration statement filed with the SEC on April 30, 2007 with respect to the existing registrable securities to become effective under the Securities Act as promptly as practicable after the filing, subject to our right to defer the effectiveness of the resale shelf registration statement for up to 60 days after the completion of this initial public offering and (2) to maintain the effectiveness of the resale shelf registration statement under the Securities Act until the first to occur of (a) such time as all of the existing registrable securities have been sold pursuant to a registration statement or pursuant to Rule 144 under the Securities Act, (b) such time as, in the opinion of our counsel, all of the existing registrable securities not held by our affiliates are eligible for sale pursuant to Rule 144 under the Securities Act and (c) the second anniversary of the effective date of the resale shelf registration statement. See “Description of Securities—Registration Rights” for a further description of these agreements.

CERTAIN PROVISIONS OF THE MARYLAND GENERAL CORPORATION LAW

AND OUR CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and of our charter and bylaws contains the material terms of our charter and bylaws and is subject to, and qualified in its entirety by, reference to Maryland law and to our charter and bylaws.

General

The MGCL and our charter and bylaws contain provisions that could make it more difficult for a potential acquiror to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Number of Directors; Vacancies; Removal

Our charter provides that the number of directors will be set only by the board of directors in accordance with our bylaws. Our bylaws provide that a majority of our entire board of directors may at any time increase or decrease the number of directors. However, unless our bylaws are amended, the number of directors may never be less than five nor more than eleven. Our charter provides that, at such time as we have at least three independent directors and a class of our common stock or preferred stock is registered under the Exchange Act, we elect to be subject to the provision of Subtitle 8 of Title 3 of the MGCL regarding the filling of vacancies on the board of directors. Accordingly, at such time, except as may be provided by the board of directors in setting the terms of any class or series of stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies. Subject to the rights of the holders of preferred stock, if any, our charter provides that a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.

Action by Stockholders

Under the MGCL, stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting (unless the charter provides for a lesser percentage, which our charter does not). These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of the board of directors or (iii) by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting.

Nominations of individuals for election to the board of directors at a special meeting may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of the board of directors or (iii) provided that the board of directors has determined that directors will be elected at the meeting, by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in our bylaws and at the time of the annual meeting and who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.

Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called by our board of directors and certain of our officers. Additionally, our bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders shall be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter, with certain exceptions, generally provides for approval of charter amendments and extraordinary transactions that have been declared advisable by our board of directors by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. Our bylaws provide that the board of directors will have the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

No Appraisal Rights

As permitted by the MGCL, our charter provides that stockholders will not be entitled to exercise appraisal rights (unless our board of directors, upon the affirmative vote of a majority of the board, determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of the board’s determination in connection with which holders of the shares would otherwise be entitled to exercise appraisal rights).

Maryland Control Share Acquisition Act

The Maryland Control Share Acquisition Act provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the Maryland Control Share Acquisition Act, then, subject to certain conditions and limitations, we may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders’ meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. This means that a stockholder would be able to force us to redeem such stockholder’s shares for fair value. Under Maryland law, the fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The Maryland Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction or (b) to acquisitions approved or exempted by our charter or bylaws.

Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act any and all acquisitions by any person of our shares of stock. We cannot assure you that such provision will not be amended or repealed, in whole or in part, at any time in the future. We will, however, amend our bylaws to be subject to the Maryland Control Share Acquisition Act only if the board of directors determines that it would be in our best interests.

Maryland Business Combination Act

The Maryland Business Combination Act prohibits certain “business combinations” between a Maryland corporation and “interested stockholders” or an affiliate of an interested stockholder. Among other things, the law prohibits for a period of five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include mergers, consolidations, share exchanges or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities or certain other transactions. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the Maryland Business Combination Act if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The Maryland Business Combination Act permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Our board of directors has adopted a resolution that provides that any business combination between us and any other person is exempted from the provisions of the Maryland Business Combination Act, provided that the business combination is first approved by the board of directors. However, this resolution may be altered or repealed in whole or in part at any time by our board of directors. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a special stockholder-requested meeting of stockholders.

Our charter provides that, at such time as we have at least three independent directors and a class of our stock is registered under the Exchange Act, we elect to be subject to the provisions regarding the filling of board vacancies. Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require a two-thirds vote for the removal of any director from the board, (b) vest in the board the exclusive power to fix the number of directorships and (c) require, unless called by our chairman of the board, our president, our chief executive officer or the board, the request of holders of a majority of outstanding shares to compel the calling of a special meeting of stockholders.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	active and deliberate dishonesty established by a final judgment as being material to the cause of action.

Our charter contains such a provision that eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter also authorizes our company, to the maximum extent permitted by Maryland law, to obligate our company to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.

Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of our company and at the request of our company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and bylaws also permit our company to indemnify and advance expenses to any individual who served a predecessor of our company in any of the capacities described above and any employee or agent of our company or a predecessor of our company.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in such capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or are threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

•

the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

FEDERAL INCOME TAX CONSEQUENCES OF OUR QUALIFICATION AS A REIT

This section summarizes the material federal income tax considerations that you, as a holder of shares of common stock, may consider relevant. Hunton & Williams LLP has acted as our tax counsel, has reviewed this summary, and is of the opinion that the discussion contained herein fairly summarizes the federal income tax consequences that are likely to be material to a holder of our shares of common stock. Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances, or to certain types of holders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the extent discussed in “—Taxation of U.S. Holders—Taxation of Tax-Exempt Stockholders” below), partnerships, financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in “—Taxation of Non-U.S. Holders” below) and other persons subject to special tax rules. This summary assumes that holders hold shares of common stock as capital assets for federal income tax purposes, which generally means property held for investment.

The statements in this section and the opinion of Hunton & Williams LLP are based on the current federal income tax laws. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter in this prospectus.

This summary is for general information only and is not tax advice. We urge you to consult your tax advisor regarding the specific tax consequences to you of the purchase, ownership and sale of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your tax advisor regarding the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election, and regarding potential changes in applicable tax laws.

Taxation of Our Company

We have elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code commencing with our taxable year ended on December 31, 2006. We believe that we were organized and have operated and will continue to operate in such a manner as to qualify for taxation as a REIT under the federal income tax laws, but no assurances can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its stockholders. These laws are highly technical and complex.

In connection with this offering, Hunton & Williams LLP is rendering an opinion that we qualified to be taxed as a REIT for our taxable years ended on December 31, 2006 and December 31, 2007, and our organization and current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for our taxable year ending December 31, 2008 and subsequent taxable years. Investors should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, and is not binding upon the IRS or any court. In addition, Hunton & Williams LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to federal income tax on our net taxable income that we currently distribute to our stockholders, but taxable income generated by our domestic TRSs will be subject to regular corporate income tax. However, we will be subject to federal tax in the following circumstances:

•

We will pay federal income tax on our net taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference, including any deductions of net operating losses, that we do not distribute or allocate to stockholders.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•

We will pay a 100% tax on net income earned from sales or other dispositions of property other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•

If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:

•	the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, multiplied, in either case, by

•	a fraction intended to reflect our profitability.

•

If we fail to satisfy the asset tests (other than a de minimis failure of the 5% asset test or the 10% vote or value test, as described below under “—Asset Tests,”) as long as the failure was due to reasonable cause and not to willful neglect, we dispose of the assets or otherwise comply with such asset tests within six months after the last day of the quarter in which we identify such failure and we file a schedule with the IRS describing the assets that caused such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy such asset tests.

•

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, and the failure was due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•

We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification.”

•

If we fail to distribute during a calendar year at least the sum of: (i) 85% of our REIT ordinary income for the year, (ii) 95% of our REIT capital gain net income for the year and (iii) any undistributed taxable income from earlier periods, we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed, plus any retained amounts on which income tax has been paid at the corporate level.

•

We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions between us and a TRS that are not conducted on an arm’s-length basis.

•

If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•

the amount of gain that we would have recognized if we had sold the asset at the time we acquired it, assuming that the C corporation will not elect in lieu of this treatment to an immediate tax when the asset is acquired.

In addition, notwithstanding our qualification as a REIT, we may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, as further described below, any domestic TRS in which we own an interest will be subject to federal, state and local corporate income tax on its taxable income. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets each of the following requirements:

1.	It is managed by one or more trustees or directors.

2.	Its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest.

3.	It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

4.	It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

5.	At least 100 persons are beneficial owners of its shares or ownership certificates.

6.	Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

7.	It elects to be taxed as a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification.

8.	It meets certain other qualification tests, described below, regarding the nature of its income and assets.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Requirements 5 and 6 applied to us beginning with our 2007 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, however, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

We believe that we have issued common stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of the common stock are described in “Description of Securities—Restrictions on Ownership and Transfer.”

To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing your actual ownership of our shares and other information. In addition, we must satisfy all relevant filing and other administrative requirements that must be met to elect and maintain REIT qualification and use a calendar year for federal income tax purposes. We intend to continue to comply with these requirements.

Qualified REIT Subsidiaries

A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A qualified REIT subsidiary is a corporation, other than a TRS, all of the capital stock of which is owned, directly or indirectly, by the REIT. Thus, in applying the requirements described herein, any qualified REIT subsidiary that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships

An unincorporated domestic entity, such as a partnership or limited liability company, that has a single owner generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. For purposes of the 10% value test (see “—Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

In the event that a disregarded subsidiary of ours ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours—the subsidiary’s separate existence would no longer be disregarded for federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Gross Income Tests.”

Taxable REIT Subsidiaries

A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation with respect to which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. However, an entity will not qualify as a TRS if it directly or indirectly operates or manages a lodging or health care facility or, generally, provides to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated. We generally may not own more than 10%, as measured by voting power or value, of the securities of a corporation that is not a qualified REIT subsidiary unless we and such corporation elect to treat such corporation as a TRS. Overall, no more than 20% (or 25% beginning with our 2009 taxable year) of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.

The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. Accordingly, a domestic TRS would generally be subject to corporate income tax on its earnings, which may reduce the cash flow generated by us and our subsidiaries in the aggregate and our ability to make distributions to our stockholders.

A REIT is not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by the subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the gross income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to undertake indirectly activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries or render commercially unfeasible (for example, activities that give rise to certain categories of income such as nonqualifying hedging income or inventory sales).

Certain restrictions imposed on TRSs are intended to ensure that such entities will be subject to appropriate levels of federal income taxation. First, a TRS may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). In addition, if amounts are paid to a REIT or deducted by a TRS due to transactions between a REIT, its tenants and/or a TRS, that exceed the amount that would be paid to or deducted by a party in an arm’s-length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. We believe that all of our transactions with our TRSs have been, and will be, conducted on an arm’s-length basis.

We have elected to treat Sharpridge TRS, Inc. and CS Alternatives TRS, Inc. as TRSs for U.S. federal income tax purposes. We may form additional domestic TRSs in the future and will form or invest in foreign TRSs. To the extent that any TRSs pay any taxes, they will have less cash available for distribution to us. If dividends are paid by domestic TRSs to us, then the dividends we designate and pay to our stockholders who are taxed at individual rates, up to the amount of dividends that we receive from such entities, generally will be eligible to be taxed at the reduced 15% maximum federal rate applicable to qualified dividend income. See “—Taxation of U.S. Holders—Taxation of U.S. Holders on Distributions on Common Stock.”

CLOs and Structured Notes

Pursuant to our then existing investment strategy, we invested in subordinated tranches of CLOs and structured notes. The CLO entities in which we have invested are treated as corporations for U.S. federal income tax purposes and the structured notes are treated for federal income tax purposes as equity of a corporation. The CLO and structured notes issuers are organized in foreign countries. There is a specific exemption from federal income tax for non-U.S. corporations that restrict their activities in the United States to trading in stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees or through a resident broker, commission agent, custodian or other agent. Notwithstanding these rules, any gain recognized by a foreign corporation with respect to United States real property is subject to United States tax as if the foreign corporation were a United States taxpayer. It is not anticipated that the CLO and structured note issuers in which we have invested will hold United States real property other than by foreclosure. Nevertheless, gain (if any) realized on foreclosed United States real property would be subject to United States tax.

We expect that the CLO and structured note issuers in which we have invested will either rely on the exemption described above or otherwise operate in a manner so that they will not be subject to federal income tax on their net income at the entity level. Therefore, despite their status as corporations for federal income tax purposes, they generally will not be subject to corporate income tax on their earnings. Certain U.S. shareholders of such a non-U.S. corporation are required, however, to include in their income currently their proportionate share of the earnings of such a corporation, whether or not such earnings are distributed. We will likely be required to include in income, on a current basis, our proportionate share of the earnings of the CLO and structured note issuers in which we have invested. Although we anticipate that the CLO and structured note issuers in which we have invested will not be subject to corporate income tax, no assurance can be given that the IRS will not challenge this treatment. If the IRS were to succeed in such a challenge, then it could greatly reduce the amounts that the CLO and structured note issuers in which we have invested would have available to pay to their creditors and to distribute to us.

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by a mortgage on real property or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•	income and gain derived from foreclosure property (as described below);

•

income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

•

income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, income and gain from “hedging transactions,” as defined in “—Hedging Transactions,” that we enter into to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but will be nonqualifying income for purposes of the 75% gross income test). Income and gain from hedging transactions entered into after July 30, 2008 will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests. In addition, certain foreign currency gains recognized after July 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests. See “—Foreign Currency Gain.” The following paragraphs discuss the specific application of the gross income tests to us.

Dividends

Our share of any dividends received from any corporation (including dividends from a TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests. We likely will be required to include in our income, even without the receipt of actual distributions, earnings from our investment in the subordinated tranches of CLOs and structured notes issued by foreign corporations. We intend to treat certain of these income inclusions as qualifying income for purposes of the 95% gross income test but not the 75% gross income test. The provisions that set forth what income is qualifying income for purposes of the 95% gross income test provide that gross income derived from dividends, interest and certain other enumerated classes of passive income qualify for purposes of the 95% gross income test. Income inclusions from equity investments in foreign corporations are technically neither actual dividends nor any of the other enumerated categories of income specified in the 95% gross income test for federal income tax purposes, and there is no other clear precedent with respect to the qualification of such income. However, based on advice of counsel, we intend to treat such income inclusions as qualifying income for purposes of the 95% gross income test. Nevertheless, because this income does not meet the literal requirements of the REIT provisions, it is possible that the IRS could successfully take the position that such income is not qualifying income. In the event that such income was determined not to qualify for the 95% gross income test, we would be subject to a penalty tax with respect to such income to the extent it and our other nonqualifying income exceeds 5% of our gross income or we could fail to qualify as a REIT. See “—Failure to Satisfy Gross Income Tests” and “—Failure to Qualify.”

Interest

The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

•

an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, if the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date the REIT agreed to originate or acquire the loan, a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

We intend to invest in Agency RMBS that are pass-through certificates. We expect that all of the income on our Agency RMBS will be qualifying income for purposes of the 95% gross income test. We expect that the Agency RMBS will be treated as interests in a grantor trust for federal income tax purposes. Consequently, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. Although the IRS has ruled generally that the interest income from Agency RMBS is qualifying income for purposes of the 75% gross income test, it is not clear how this guidance would apply to secondary market purchases of Agency RMBS at a time when the loan-to-value ratio of one or more of the mortgage loans backing the Agency RMBS is greater than 100%. We expect that substantially all of our income from Agency RMBS will be qualifying income for the 75% gross income test.

We have purchased and intend to purchase Agency RMBS through TBAs and may recognize income or gains on the disposition of TBAs, through dollar roll transactions or otherwise. The law is unclear with respect to the qualification of gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test. Until we receive a favorable private letter ruling from the IRS or we receive an opinion of counsel to the effect that income and gain from the disposition of TBAs should be treated as qualifying income for purposes of the 75% gross income test, we will limit our gains from dispositions of TBAs and any non-qualifying income to no more than 25% of our gross income for each calendar year. Accordingly, our ability to dispose of TBAs, through dollar roll transactions or otherwise, could be limited. Moreover, even if we are advised by counsel that income and gains from dispositions of TBAs should be treated as qualifying income, it is possible that the IRS could successfully take the position that such income is not qualifying income. In the event that such income were determined not to be qualifying for the 75% gross income test, we could be subject to a penalty tax or we could fail to qualify as a REIT if such income and any non-qualifying income exceeds 25% of our gross income. See “—Failure to Qualify.”

Hedging Transactions

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test, but will be treated as nonqualifying income for purposes of the 75% gross income test. Income and gain from hedging transactions entered into after July 30, 2008 will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” includes any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets. A “hedging transaction” also includes any transaction entered into after July 30, 2008 primarily to manage risk of currency fluctuations with respect to any item of income or gain that is qualifying income for purposes of the 75% or 95% gross income test (or any property which generates such income or gain). We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and satisfy other identification requirements. To the extent that we hedge for other purposes, or to the extent that a portion of our Agency RMBS is not secured by “real estate assets” (as described below under “—Asset Tests”) or in other situations, the income from those transactions will likely be treated as nonqualifying income for purposes of both gross income tests. For example, our income from credit default swap transactions will be nonqualifying income for purposes of both gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries.

Fee Income

Fee income generally will be qualifying income for purposes of both the 75% and 95% gross income tests if it is received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees generally are not qualifying income for purposes of either gross income test. Any fees earned by a TRS, such as the fees allocated to Sharpridge TRS, Inc. as a result of its equity interest in Sharpridge, will not be included for purposes of the gross income tests.

Foreign Currency Gain

Certain foreign currency gains recognized after July 30, 2008 would be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interest in real property. Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income test. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Rents from Real Property

We do not currently own and do not intend to acquire any real property, but we may acquire real property or an interest therein in the future. To the extent that we acquire real property or an interest therein, rents we receive will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

•

First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded, however, from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

•

Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants, the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space and the rent is not attributable to an increase in rent due to a modification of a lease with a “controlled TRS” (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock). A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

•

Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

•

Fourth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. We may, however, provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and non-customary services to tenants without tainting our rental income from the related properties.

Prohibited Transactions

A REIT will incur a 100% tax on the net income (including foreign currency gain recognized after July 30, 2008) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Any such income will be excluded from the application of the 75% and 95% gross income tests. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular asset. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. There can be no assurance, however, that the IRS will not successfully assert a contrary position, in which case we would be subject to the prohibited transaction tax on the sale of those assets.

Foreclosure Property

We will be subject to tax at the maximum corporate rate on any income (including foreign currency gain recognized after July 30, 2008) from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. Gross income from foreclosure property will qualify, however, under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

•

that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered, however, to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

•

on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•

on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

•

which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business that is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Failure to Satisfy Gross Income Tests

If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we are entitled to qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet those tests is due to reasonable cause and not to willful neglect; and

•	following such failure for any taxable year, a schedule of the sources of our income is filed with the IRS in accordance with regulations prescribed by the Secretary of the Treasury.

We cannot with certainty predict whether any failure to meet these tests will qualify for the relief provisions. If the IRS were to determine that we failed the 95% gross income test because income inclusions with respect to our investment in the subordinated tranches of CLOs and structured notes issued by foreign corporations are not qualifying income, it is possible that the IRS would not consider our position taken with respect to such income, and accordingly our failure to satisfy the 95% gross income test, to be due to reasonable cause and not due to willful neglect. If the IRS were to determine that we failed the 75% gross income test because income and gains from dispositions of TBAs are not qualifying income, it is possible that the IRS would not consider our position taken with respect to such income, and accordingly our failure to satisfy the 75% gross income test, to be due to reasonable cause and not due to willful neglect. If the IRS were to successfully assert this position, we would fail to qualify as a REIT. See “—Failure to Qualify.” Accordingly, it is not possible to state whether we would be entitled to the benefit of these relief provisions with regard to this issue or in any other circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT. As discussed above in “—Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test, or (2) the excess of 95% of our gross income over the amount of gross income attributable to sources that qualify under the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.

First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	stock in other REITs;

•

investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term; and

•

regular or residual interests in a REMIC. However, if less than 95% of the assets of a REMIC consist of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets (the “5% asset test”).

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities (the “10% vote or value test”).

Fourth, no more than 20% (or 25% beginning with our 2009 taxable year) of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test (the “25% securities test”).

For purposes of the 5% asset test or the 10% vote or value test, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans or mortgage-backed securities that constitute real estate assets, or equity interests in a partnership. For purposes of the 10% value test, the term “securities” does not include:

•

“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any “controlled TRS” hold non-”straight” debt securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•

a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than twelve months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity.

•	Any security (including debt securities) issued by another REIT.

•

Any debt instrument of an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the equity and certain debt securities issued by that partnership.

•

Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “—Gross Income Tests.”

We believe that our investments in Agency RMBS will be qualifying assets for purposes of the 75% asset test. Our investments in subordinated tranches of CLOs and structured notes are not qualifying assets for purposes of the 75% asset test.

We have entered into sale and repurchase agreements under which we nominally sold certain of our Agency RMBS to a counterparty and simultaneously entered into an agreement to repurchase the sold assets in exchange for a purchase price that reflects a financing charge. Based on positions the IRS has taken in analogous situations, we believe that we are treated for REIT asset and income test purposes as the owner of the Agency RMBS that are the subject of such agreements notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the Agency RMBS during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

We have purchased and intend to purchase Agency RMBS through TBAs. The law is unclear with respect to the qualification of TBAs as real estate assets or Government securities for purposes of the 75% asset test. Until we receive a favorable private letter ruling from the IRS or we receive an opinion from counsel to the effect that TBAs should be treated as qualifying assets for purposes of the 75% asset test, we will limit our investment in TBAs and any non-qualifying assets to no more than 25% of our assets at the end of any calendar quarter. Accordingly, our ability to purchase Agency RMBS through TBAs could be limited. Moreover, even if we are advised by counsel that TBAs should be treated as qualifying assets, it is possible that the IRS could successfully take the position that such assets are not qualifying assets. In the event that such assets were determined not to be qualifying for the 75% asset test, we could be subject to a penalty tax or we could fail to qualify as a REIT if the value of our TBAs and any non-qualifying assets exceeds 25% of our total assets at the end of any calendar quarter. See “—Failure to Qualify.”

We monitor the status of our assets for purposes of the various asset tests and seek to manage our portfolio to comply at all times with such tests. There can be no assurance, however, that we will continue to be successful in this effort. In this regard, to determine our compliance with these requirements, we will have to value our investment in our assets to ensure compliance with the asset tests. Although we seek to be prudent in making these estimates, there can be no assurances that the IRS might not disagree with these determinations and assert that a different value is applicable, in which case we might not satisfy the 75% asset test and the other asset tests and, thus, would fail to qualify as a REIT.

If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT qualification if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•

the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

In the event that we violate the 5% asset test or the 10% vote or value test described above at the end of any calendar quarter, we will not lose our REIT qualification if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT qualification if we (i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identified such failure, (ii) file a schedule with the IRS describing the assets that caused such failure in accordance with regulations promulgated by the Secretary of the Treasury and (iii) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests. If the IRS were to determine that we failed the 75% asset test because TBAs are not qualifying assets, it is possible that the IRS would not consider our position taken with respect to such assets, and accordingly our failure to satisfy the 75% asset test, to be due to reasonable cause and not due to willful neglect. If the IRS were to successfully assert these positions, we would fail to qualify as a REIT. See “—Failure to Qualify.” Accordingly, it is not possible to state whether we would be entitled to the benefit of these relief provisions with regard to this issue or in any other circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving us, we will not qualify as a REIT.

We believe that the Agency RMBS and other assets that we will hold will satisfy the foregoing asset test requirements. We will monitor the status of our assets and our future acquisition of assets to ensure that we continue to comply with those requirements, but we cannot assure you that we will be successful in this effort. No independent appraisals have been or will be obtained to support our estimates of and conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans that support our Agency RMBS. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

We must make such distributions in the taxable year to which they relate, or in the following taxable year if either (i) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (ii) we declare the distribution in October, November or December of the taxable year, payable to stockholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (i) are taxable to the stockholders in the year in which paid, and the distributions in clause (ii) are treated as paid on December 31 of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.

In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro-rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute.

We may elect to retain and pay income tax on the net long-term capital gain we recognize in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the REIT distribution requirements and the 4% nondeductible excise tax described above. We intend to continue to make timely distributions in the future sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of cash, including distributions from our subsidiaries, and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Possible examples of those timing differences include the following:

•	Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

•

We will recognize taxable income in advance of the related cash flow if any of our Agency RMBS are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

•	We may recognize phantom taxable income from our investments in the subordinated tranches of CLOs and structured notes.

Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest and a penalty to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to continue to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “—Gross Income Tests” and “—Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and stockholders taxed at individual rates might be eligible for the reduced federal income tax rate of 15% on such dividends (through 2010). In addition, subject to the limitations of the Internal Revenue Code, corporate distributions may be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of U.S. Holders

The term “U.S. holder” means a holder of our common stock that, for U.S. federal income tax purposes, is:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any of its States or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common stock, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor regarding the consequences of the purchase, ownership and disposition of our common stock by the partnership.

Taxation of U.S. Holders on Distributions on Common Stock

As long as we qualify as a REIT, a taxable U.S. holder must generally take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. holder will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to a U.S. holder generally will not qualify for the 15% tax rate for “qualified dividend income.”

Legislation enacted in 2003 and 2006 reduced the maximum tax rate for qualified dividend income received by taxpayers taxed at individual rates to 15% for tax years 2003 through 2010. Without future Congressional action, the maximum tax rate for such taxpayers on qualified dividend income will move to 39.6% in 2011. Qualified dividend income generally includes dividends paid to U.S. holders taxed at individual rates by domestic C corporations and certain qualified foreign corporations. Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders (see “—Taxation of Our Company” above), our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends (i) attributable to dividends received by us from certain non-REIT corporations (e.g., dividends from domestic TRSs), (ii) to the extent attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income), and (iii) attributable to income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common stock becomes ex-dividend.

A U.S. holder generally will take into account distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held our common stock. A corporate U.S. holder may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

A U.S. holder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. holder’s common stock. Instead, the distribution will reduce the adjusted basis of such common stock. A U.S. holder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. holder’s adjusted basis in his or her common stock as long-term capital gain, or short-term capital gain if the shares of common stock have been held for one year or less, assuming the shares of common stock are a capital asset in the hands of the U.S. holder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. holder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. holder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year, as described in “—Distribution Requirements.”

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income.

Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

We may recognize taxable income in excess of our economic income, known as phantom income, in the first years that we hold certain investments, and experience an offsetting excess of economic income over our taxable income in later years. As a result, stockholders at times may be required to pay federal income tax on distributions that economically represent a return of capital rather than a dividend. These distributions would be offset in later years by distributions representing economic income that would be treated as returns of capital for federal income tax purposes. Taking into account the time value of money, this acceleration of federal income tax liabilities may reduce a stockholder’s after-tax return on his or her investment to an amount less than the after-tax return on an investment with an identical before-tax rate of return that did not generate phantom income. For example, if an investor with a 30% tax rate purchases a taxable bond with an annual interest rate of 10% on its face value, the investor’s before-tax return on the investment would be 10% and the investor’s after-tax return would be 7%. However, if the same investor purchased our common stock at a time when the before-tax rate of return was 10%, the investor’s after-tax rate of return on such stock might be somewhat less than 7% as a result of our phantom income. In general, as the ratio of our phantom income to our total income increases, the after-tax rate of return received by a taxable stockholder will decrease. We will consider the potential effects of phantom income on our taxable stockholders in managing our investments.

Taxation of U.S. Holders on the Disposition of Common Stock

In general, a U.S. holder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. holder has held such common stock for more than one year and otherwise as short-term capital gain or loss. In general, a U.S. holder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. holder’s adjusted tax basis. A holder’s adjusted tax basis generally will equal the U.S. holder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. holder less tax deemed paid by it and reduced by any returns of capital. However, a U.S. holder must treat any loss upon a sale or exchange of common stock held by such holder for six months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. holder treats as long-term capital gain. All or a portion of any loss that a U.S. holder realizes upon a taxable disposition of the common stock may be disallowed if the U.S. holder purchases other common stock within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 35% (which rate will apply for the period through December 31, 2010). The maximum tax rate on long-term capital gain applicable to U.S. holders taxed at individual rates is 15% for sales and exchanges of assets held for more than one year occurring through December 31, 2010. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we will designate whether such a distribution is taxable to U.S. holders taxed at individual rates at a 15% or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for those taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

We will report to U.S. holders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a U.S. holder may be subject to backup withholding at a rate of 28% with respect to distributions unless such holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A U.S. holder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. holder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. holders who fail to certify their non-foreign status to us.

Taxation of Tax-Exempt Stockholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from federal income taxation. They are subject, however, to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate generate UBTI, the IRS has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt stockholders generally should not constitute UBTI so long as our stock is not otherwise used in an unrelated trade or business. However, if a tax-exempt stockholder were to finance its acquisition of common stock with debt, a portion of the income that it receives from us would constitute UBTI pursuant to the “debt-financed property” rules. Moreover, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our stock must treat a percentage of the dividends that it receives from us as UBTI. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our stock only if:

•	the percentage of our dividends that the tax-exempt trust must treat as UBTI is at least 5%;

•

we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our stock be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our stock in proportion to their actuarial interests in the pension trust; and

•	either:

•	one pension trust owns more than 25% of the value of our stock; or

•	a group of pension trusts individually holding more than 10% of the value of our stock collectively owns more than 50% of the value of our stock.

Taxation of Non-U.S. Holders

The term “non-U.S. holder” means a holder of our common stock that is not a U.S. holder or a partnership (or entity treated as a partnership for U.S. federal income tax purposes). The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign holders are complex. This section is only a summary of such rules. We urge non-U.S. holders to consult their tax advisors to determine the impact of federal, state, and local income tax laws on ownership of our common stock, including any reporting requirements.

A non-U.S. holder that receives a distribution that is not attributable to gain from our sale or exchange of “United States real property interests,” as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. holders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. holder. In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution that we do not designate as a capital gain distribution or retained capital gain and is paid to a non-U.S. holder unless either:

•	a lower treaty rate applies and the non-U.S. holder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us, or

•	the non-U.S. holder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. holder will not incur tax on a distribution on the common stock in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its common stock. Instead, the excess portion of the distribution will reduce the adjusted basis of that common stock. A non-U.S. holder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the common stock, if the non-U.S. holder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. holder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

For any year in which we qualify as a REIT, a non-U.S. holder may incur tax on distributions that are attributable to gain from our sale or exchange of “United States real property interests” under special provisions of the federal income tax laws known as “FIRPTA.” The term “United States real property interests” includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. The term “United States real property interests” generally does not include mortgage loans or mortgage-backed securities such as Agency RMBS. As a result, we do not anticipate that we will generate material amounts of gain that would be subject to FIRPTA. Under the FIRPTA rules, a non-U.S. holder is taxed on distributions attributable to gain from sales of United States real property interests as if the gain were effectively connected with a U.S. business of the non-U.S. holder. A non-U.S. holder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate holder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. Unless a non-U.S. holder qualifies for the exception described in the next paragraph, we must withhold 35% of any such distribution that we could designate as a capital gain dividend. A non-U.S. holder may receive a credit against such holder’s tax liability for the amount we withhold.

However, if our common stock is regularly traded on an established securities market in the United States, capital gain distributions on our common stock that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a United States real property interest, as long as the non-U.S. holder does not own more than 5% of our common stock during the one-year period preceding the distribution date. As a result, non-U.S. holders generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. We anticipate that our common stock will be treated as being regularly traded on an established securities market following this offering.

In the unlikely event that at least 50% of the assets we hold were determined to be United States real property interests, gains from the sale of our common stock by a non-U.S. holder could be subject to a FIRPTA tax. However, even if that event were to occur, a non-U.S. holder generally would not incur tax under FIRPTA on gain from the sale of our common stock if we were a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT in which, at all times during a specified testing period, less than 50% in value of its shares are held directly or indirectly by non-U.S. holders. We believe that we are, and we expect to continue to be, a domestically controlled qualified investment entity, and that a sale of our common stock should not be subject to taxation under FIRPTA. No assurance can be given, however, that we will remain a domestically controlled qualified investment entity.

If our common stock is regularly traded on an established securities market in the United States, an additional exception to the tax under FIRPTA will become available, even if we do not qualify as a domestically controlled qualified investment entity at the time the non-U.S. holder sells our common stock. Under that exception, the gain from such a sale by such a non-U.S. holder will not be subject to tax under FIRPTA if:

•	our common stock is considered regularly traded under applicable Treasury regulations on an established securities market, such as the New York Stock Exchange; and

•	the non-U.S. holder owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period.

As noted above, we anticipate that our common stock will be treated as being regularly traded on an established securities market following this offering.

If the gain on the sale of the common stock were taxed under FIRPTA, a non-U.S. holder would be taxed on that gain in the same manner as U.S. holders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. holder generally will incur tax on gain not subject to FIRPTA if:

•

the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, or the

•

non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his or her capital gains.

Sunset of Reduced Tax Rate Provisions

Several of the tax considerations described herein are subject to a sunset provision. The sunset provisions generally provide that for taxable years beginning after December 31, 2010, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These provisions include provisions related to the reduced maximum income tax rate for long-term capital gains of 15% (rather than 20%) for taxpayers taxed at individual rates, the application of the 15% tax rate to qualified dividend income, and certain other tax rate provisions described herein. The impact of this reversion is not discussed herein. Consequently, prospective investors should consult their tax advisors regarding the effect of sunset provisions on an investment in our common stock.

State, Local and Foreign Taxes

We and/or our stockholders may be subject to taxation by various states, localities or foreign jurisdictions, including those in which we or a stockholder transacts business, owns property or resides. We may own properties located in numerous jurisdictions and may be required to file tax returns in some or all of those jurisdictions. The state, local and foreign tax treatment may differ from the federal income tax treatment described above. Consequently, stockholders should consult their tax advisors regarding the effect of state, local and foreign income and other tax laws upon an investment in the common stock.

UNDERWRITING

We are offering the shares of common stock described in this prospectus through a number of underwriters. Banc of America Securities LLC and Lehman Brothers, Inc. are the representatives of the underwriters. We have entered into a firm commitment underwriting agreement with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has agreed to purchase, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
Banc of America Securities LLC
Lehman Brothers, Inc.
Stifel, Nicolaus & Company, Incorporated
JMP Securities LLC
Fox-Pitt Kelton Cochran Caronia Waller (USA) LLC

Total

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the shares if they buy any of them. The underwriters will sell the shares to the public when and if the underwriters buy the shares from us.

The underwriters initially will offer the shares to the public at the price specified on the cover page of this prospectus. The underwriters may allow a concession of not more than $             per share to selected dealers. The underwriters may also allow, and those dealers may re-allow, a concession of not more than $             per share to some other dealers. If all the shares are not sold at the public offering price, the underwriters may change the public offering price and the other selling terms. The common stock is offered subject to a number of conditions, including:

•	receipt and acceptance of the common stock by the underwriters; and

•	the underwriters’ right to reject orders in whole or in part.

Option to Purchase Additional Shares. We have granted the underwriters an option to purchase up to                      additional shares of our common stock at the same price per share as they are paying for the shares shown in the table above. These additional shares would cover sales by the underwriters which exceed the total number of shares shown in the table above. The underwriters may exercise this option at any time and from time to time, in whole or in part, within 30 days after the date of this prospectus. To the extent that the underwriters exercise this option, each underwriter will purchase additional shares from us in approximately the same proportion as it purchased the shares shown in the table above.

Discount and Commissions. The following table shows the per share and total underwriting discounts and commissions. These amounts are shown assuming no exercise and full exercise of the underwriters’ option to purchase additional shares.

	No Exercise	Full Exercise
Per Share	$	$

Total	$	$

We estimate that the expenses of the offering to be paid by us, not including underwriting discounts and commissions, will be approximately $             million.

Listing. We have applied to have our common stock listed on the New York Stock Exchange under the symbol “CYS.”

Stabilization. In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales;

•	syndicate covering transactions;

•	imposition of penalty bids; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock from us or on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ option to purchase additional shares referred to above, or may be “naked” shorts, which are short positions in excess of that amount. Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

The underwriters may close out any covered short position either by exercising their option to purchase additional shares, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares as referred to above.

A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The representative also may impose a penalty bid on underwriters and dealers participating in the offering. This means that the representative may reclaim from any syndicate members or other dealers participating in the offering the underwriting discount and commissions on shares sold by them and purchased by the representative in stabilizing or short covering transactions.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence the activities, they may discontinue them at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Discretionary Accounts. The underwriters have informed us that they do not expect to make sales to accounts over which they exercise discretionary authority in excess of 5% of the total number of shares in this offering.

IPO Pricing. Before this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between the underwriters and us. The principal factors to be considered in determining the public offering price include:

•	the information set forth in this prospectus and otherwise available to the underwriters;

•	the history and the prospects for the industry in which we will compete;

•	the prospects for our future earnings;

•	the present state of our development and our current financial condition;

•	the general condition of the securities markets at the time of this offering; and

•	the recent market prices of, and the demand for, public traded common stock of generally comparable companies.

Lock-Up Agreements. We, each of our executive officers and directors, our Manager, each member of our Manager’s investment committee, Cypress, Sharpridge and its general partner and, to the extent the following persons hold shares of our common stock or options or warrants, our Manager’s officers, directors and managers, Sharpridge’s officers and directors and Cypress’ partners, officers, and directors, subject to certain exceptions described below, have agreed not to sell or transfer any shares of our common stock, or, in the case of us, announce our intention to do any of the foregoing, for 180 days after the date of this prospectus except with the prior written consent of Banc of America Securities LLC.

The 180-day period described in the preceding paragraph will be automatically extended if: (i) during the last 17 days of the 180-day period we issue an earnings release or material news or a material event related to us; or (ii) prior to the expiration of the 180-day period, we announce that we will release earnings results during the 16-day period beginning the last day of the 180-day period, in either of which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, as applicable.

Notwithstanding the foregoing, we may issue shares of our common stock upon:

•	the conversion or exchange of securities that are convertible or exchangeable for shares of our common stock outstanding on the date of this prospectus;

•	the exercise of currently outstanding options to purchase shares of our common stock;

•	the exercise of currently outstanding warrants to purchase shares of our common stock;

•

the grant and exercise of options to purchase shares of our common stock under, or the issuance and sale of shares pursuant to, employee stock option plans in effect on the date of this prospectus, each as described in the prospectus;

during this 180-day period without the prior written consent of Banc of America Securities LLC. Notwithstanding the foregoing, each of our executive officers and directors, each member of our Manager’s investment committee, and, to the extent the following persons hold shares of our common stock or options or warrants, our Manager’s officers, directors and managers, Sharpridge’s officers and directors and Cypress’ partners, officers, and directors may (i) exercise currently outstanding options and warrants to purchase shares of our common stock during this 180-day period without the prior written consent of Banc of America Securities LLC and (ii) sell or transfer shares of our common stock during this 180-day period, without the prior written consent of Banc of America Securities LLC:

•	as a bona fide gift or gifts;

•	to any trust for the direct or indirect benefit of such party or his or her immediate family; or

•	by will or intestate succession;

provided, however, it is a condition to any such transfer that the transferee (or trustee, if applicable) execute a similar lock-up agreement stating that such transferee (or trustee, if applicable) is receiving and holding shares of our common stock subject to the provisions of the agreement pursuant to which these persons agree not to sell or transfer shares of our common stock for the remainder of the 180-day period described above; provided, further, that no filing by any party under the Securities Act or the Exchange Act is required in connection with such transfer (other than a filing on Form 5 in connection with such transfer, if applicable). For this purpose, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

In addition, pursuant to the registration rights agreement subject to certain exceptions, all of our other stockholders (including the holders of our warrants) have agreed for a period of 30 days prior to and continuing for 60 days after the date of this prospectus, that such holders will not, without the prior written consent of our underwriters, directly or indirectly sell, offer, pledge, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell (including without limitation any short sale), grant any option, right or warrant for the sale of or otherwise transfer or dispose of any of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock. See “Description of Securities—Registration Rights.”

Directed Share Program. At our request, the underwriters have reserved for sale to our officers and directors, employees of Cypress and Sharpridge, families of our officers and directors and employees of Cypress and Sharpridge, business associates and other third parties at the initial public offering price up to 5% of the shares being offered by this prospectus. The sale of the reserved shares to these purchasers will be made by Banc of America Securities LLC. The purchasers of these shares will not be subject to a lock-up except as required by the Conduct Rules of the NASD, which require a 90-day lock-up if they are affiliated with or associated with NASD members or if they or members of their immediate families hold senior positions at financial institutions, or to the extent the purchasers are subject to a lock-up agreement with the underwriters as described above. We do not know if our officers and directors, employees of Cypress and Sharpridge, families of our officers and directors and employees of Cypress and Sharpridge, business associates and other third parties will choose to purchase all or any portion of the reserved shares, but any purchases they do make will reduce the number of shares available to the general public. If all of these reserved shares are not purchased, the underwriters will offer the remainder to the general public on the same terms as the other shares offered by this prospectus.

Indemnification. We will indemnify the underwriters against some liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

Selling Restrictions. Each underwriter intends to comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers shares or has in its possession or distributes the prospectus.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of the shares to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive if they have been implemented in the Relevant Member State:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) in any other circumstances falling within Article 3 (2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication by the company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

No prospectus (including any amendment, supplement or replacement thereto) has been prepared in connection with the offering of the shares that has been approved by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no shares have been offered or sold and will be offered or sold, directly or indirectly, to the public in France except to permitted investors (“Permitted Investors”) consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or investors belonging to a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Articles L. 411-2, D. 411-1, D. 411-2, D. 411-4, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier and applicable regulations thereunder; none of this prospectus or any other materials related to the offering or information contained therein relating to the shares has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any shares acquired by any Permitted Investors may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

In addition:

•

an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000) has only been communicated or caused to be communicated and will only be communicated or caused to be communicated ) in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	all applicable provisions of the FSMA have been complied with and will be complied with, with respect to anything done in relation to the shares in, from or otherwise involving the United Kingdom.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

The offering of the shares has not been cleared by the Italian Securities Exchange Commission (Commissione Nazionale per le Società e la Borsa, the “CONSOB”) pursuant to Italian securities legislation and, accordingly, the shares may not and will not be offered, sold or delivered, nor may or will copies of the prospectus or any other documents relating to the shares be distributed in Italy, except (i) to professional investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of July 1, 1998, as amended, (the “Regulation No. 11522”), or (ii) in other circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998 (the “Financial Service Act”) and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended.

Any offer, sale or delivery of the shares or distribution of copies of the prospectus or any other document relating to the shares in Italy may and will be effected in accordance with all Italian securities, tax, exchange control and other applicable laws and regulations, and, in particular, will be: (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Financial Services Act, Legislative Decree No. 385 of September 1, 1993, as amended (the “Italian Banking Law”), Regulation No. 11522, and any other applicable laws and regulations; (ii) in compliance with Article 129 of the Italian Banking Law and the implementing guidelines of the Bank of Italy; and (iii) in compliance with any other applicable notification requirement or limitation which may be imposed by CONSOB or the Bank of Italy.

Any investor purchasing the shares in the offering is solely responsible for ensuring that any offer or resale of the shares it purchased in the offering occurs in compliance with applicable laws and regulations.

The prospectus and the information contained therein are intended only for the use of its recipient and, unless in circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of the “Financial Service Act” and Article 33, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended, is not to be distributed, for any reason, to any third party resident or located in Italy. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

Italy has only partially implemented the Prospectus Directive, the provisions relating to the European Economic Area above shall apply with respect to Italy only to the extent that the relevant provisions of the Prospectus Directive have already been implemented in Italy.

Insofar as the requirements above are based on laws which are superseded at any time pursuant to the implementation of the Prospectus Directive, such requirements shall be replaced by the applicable requirements under the Prospectus Directive.

Australia. No prospectus or other disclosure document (as defined in the Corporations Act 2001(Cth) of Australia (“Corporations Act”)) in relation to the shares has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This prospectus has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this prospectus in Australia:

(a) you confirm and warrant that you are either:

(i) a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii) a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii) a person associated with us under section 708(12) of the Corporations Act; or

(iv) a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act,

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this prospectus is void and incapable of acceptance; and

(b) you warrant and agree that you will not offer any of the shares for resale in Australia within 12 months of those shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Hong Kong. The shares may not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of the issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the shares which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong ) or any rules made under that Ordinance.

India. This prospectus has not been and will not be registered as a prospectus with the Registrar of Companies in India of with the Securities and Exchange Board of India. This prospectus or any other material relating to these securities is for information purposes only and may not be circulated or distributed, directly or indirectly, to the public or any members of the public in India and in any event to not more than 50 persons in India. Further, persons into whose possession this prospectus comes are required to inform themselves about and to observe any such restrictions. Each prospective investor is advised to consult its advisors about the particular consequences to it of an investment in these securities. Each prospective investor is also advised that any investment in these securities by it is subject to the regulations prescribed by the Reserve Bank of India and the Foreign Exchange Management Act and any regulations framed thereunder.

Japan. No securities registration statement (“SRS”) has been filed under Article 4, Paragraph 1 of the Financial Instrument and Exchange Law of Japan (Law No. 25 of 1948, as amended) (“FIEL”) in relation to the shares. The shares are being offered in a private placement to “qualified institutional investors” (tekikaku-kikan-toshika) under Article 10 of the Cabinet Office Ordinance concerning Definitions provided in Article 2 of the FIEL (the Ministry of Finance Ordinance No.14, as amended ) (“QIIS”), under Article 2, Paragraph 3, Item 2 i of the FIEL. Any QII acquiring the shares in this offering may not transfer or resell those shares except to other QIIs.

Korea. The shares may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The shares have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the shares may not be resold to Korean residents unless the purchaser of the shares complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the shares.

Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Future Act, Chaper 289 of Singapore (the “SFA”), (ii) to a “relevant person” as defined in Section 275(2) of the SFA, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed and purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sold whole purpose is to hold investments and each beneficiary is an accredited investor,

Shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable within six months after that corporation or that trust has acquired the shares under Section 275 of the SFA except:

(i) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA) and in accordance with the conditions, specified in Section 275 of the SFA;

(ii) (in the case of a corporation) where the transfer arises from an offer referred to in Section 275(1A) of the SFA, or (in the case of a trust) where the transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than $200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets;

(iii) Where no consideration is or will be given for the transfer; or

(iv) Where the transfer is by operation of law.

By accepting this prospectus, the recipient hereof represents and warrants that he is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

Conflicts/Affiliates. Certain of the underwriters and their affiliates have engaged, and the underwriters and their affiliates may from time to time engage, in transactions with us in the ordinary course of their respective businesses. In addition, certain of the underwriters and their affiliates have performed, and the underwriters and their affiliates may, from time to time, perform, services for us in the ordinary course of their respective businesses.

We have purchased Agency RMBS, structured notes and CLOs and likely will purchase in the future Agency RMBS issued or sold by affiliates of certain of the underwriters or underwritten by certain underwriters. As of June 30, 2008, an aggregate of approximately $312.3 million in carrying value, or 30.9% of our portfolio, had been issued or sold by affiliates of certain of the underwriters or underwritten by certain of the underwriters, including Banc of America Securities LLC (including $224.0 million from Countrywide Bank) and Lehman Brothers, Inc.

We have entered into master repurchase agreements with Banc of America Securities LLC and Lehman Brothers, Inc. At June 30, 2008, we did not have any borrowings outstanding under these agreements.

Stifel, Nicolaus & Company, Incorporated served as the initial purchaser and placement agent in connection with our May 2008 private offering for which they received customary fees. Stifel, Nicolaus & Company, Incorporated purchased 122,000 units in our May 2008 private offering, which consisted of 122,000 shares of our common stock (40,666 shares on a post-split basis) and warrants to purchase an aggregate of 36,600 shares of our common stock (12,200 shares on a post-split basis) at a price of $5.20 per share ($15.60 on a post-split basis).

LEGAL MATTERS

Certain legal matters in connection with this offering will be passed on for us by Hunton & Williams LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Skadden, Arps, Slate, Meagher  & Flom LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 31, 2007 and 2006 and for the year ended December 31, 2007 and for the period from February 10, 2006 (commencement of operations) to December 31, 2006 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-11, including exhibits and schedules filed with the registration statement of which this prospectus is a part, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and the shares of common stock to be sold in this offering, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Copies of the registration statement, including the exhibits and schedules to the registration statement, may be examined without charge at the public reference room of the SEC, 100 F Street, N.E., Room 1580, Washington, DC 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement may be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website at www.sec.gov.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act, and will file periodic reports, proxy statements and will make available to our stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page

CONSOLIDATED FINANCIAL STATEMENTS AS OF JUNE 30, 2008 AND DECEMBER 31, 2007, AND FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007 (Unaudited):

Consolidated Statements of Assets and Liabilities	F-2

Consolidated Schedules of Investments	F-3

Consolidated Statements of Operations	F-7

Consolidated Statements of Changes in Net Assets	F-8

Consolidated Statements of Cash Flows	F-9

Notes to Consolidated Financial Statements	F-10

CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2007 AND 2006, AND FOR THE YEAR ENDED DECEMBER 31, 2007 AND FOR THE PERIOD FROM FEBRUARY 10, 2006 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2006:

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-27

Consolidated Statements of Assets and Liabilities	F-28

Consolidated Schedules of Investments	F-29

Consolidated Statements of Operations	F-33

Consolidated Statements of Changes in Net Assets	F-34

Consolidated Statements of Cash Flows	F-35

Notes to Consolidated Financial Statements	F-36

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

	June 30, 2008 (Unaudited)	December 31, 2007*
ASSETS:
Investments in securities, at fair value (cost, $1,028,822,876 and $1,877,370,442, respectively)	$1,007,229,400	$1,870,443,217
Cash and cash equivalents	6,046,979	122,254
Receivable for securities sold	3,001,050	2,531,032
Interest receivable	3,388,243	10,325,509
Prepaid insurance	497,714	29,166
Prepaid and deferred offering costs	1,974,282	958,119

Total assets	1,022,137,668	1,884,409,297

LIABILITIES:
Securities sold under agreement to repurchase	701,508,965	1,337,613,863
Unrealized depreciation on interest rate swap contracts	10,441,771	26,008,043
Distribution payable	—	3,612,969
Payable for securities purchased	186,295,625	378,187,031
Accrued interest payable (including accrued interest on securities sold under agreement to repurchase of $601,459 and $5,687,850, respectively)	1,880,888	5,692,163
Related party management fee payable	210,598	165,388
Accrued offering costs	484,014	463,751
Accrued expenses and other liabilities	506,360	520,053

Total liabilities	901,328,221	1,752,263,261

Contingencies (note 10)
NET ASSETS	$120,809,447	$132,146,036

Net assets consist of:
Common stock, $.01 par value, 500,000,000 shares authorized (7,657,322 and 6,690,684 shares issued and outstanding, respectively)	$76,573	$200,720
Additional paid in capital	201,263,000	186,515,559
Accumulated net realized gain (loss) on investments	(56,308,601)	(18,841,417)
Net unrealized appreciation (depreciation) on investments	(32,035,247)	(32,935,268)
Undistributed (Distributions in excess of) net investment income	7,813,722	(2,793,558)

NET ASSETS	$120,809,447	$132,146,036

NET ASSET VALUE PER SHARE	$15.78	$19.75

*	Derived from audited financial statements.

See notes to consolidated financial statements.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED SCHEDULES OF INVESTMENTS

JUNE 30, 2008 (UNAUDITED)

INVESTMENTS IN SECURITIES—UNITED STATES OF AMERICA

Fixed Income Securities - 833.7%(d)
	Face Amount	Fair Value
Mortgage Pass-Through Agency RMBS - 816.3%(d)
Fannie Mae Pools - 587.1%(d)
5%, due 6/1/2038	$68,000,000	$67,070,312
5.5%, due 6/1/2038	70,000,000	70,092,969
5.891%, due 8/1/2037(a,b)	61,140,332	62,659,287
5.943%, due 11/1/2036(a,b)	37,289,134	38,238,842
5.988%, due 6/1/2036(a,b)	37,885,963	38,933,832
5.99%, due 12/1/2036(a,b)	41,753,880	42,876,224
5.992%, due 4/1/2036(a,b)	47,221,739	48,527,340
5.996%, due 10/1/2036(a,b)	36,658,695	37,677,069
6%, due 4/1/2038(a)	31,533,729	31,849,067
6%, due 5/1/2037(a)	17,564,939	17,630,808
6%, due 6/1/2038	50,000,000	50,156,250
6.018%, due 7/1/2036(a,b)	39,059,130	39,962,372
6.035%, due 3/1/2036(a,b)	53,032,913	54,510,951
6.067%, due 9/1/2036(a,b)	24,808,757	25,520,206
6.101%, due 11/1/2036(a,b)	34,752,251	35,777,800
6.147%, due 5/1/2037(a,b)	31,147,527	32,057,658
6.211%, due 6/1/2036(a,b)	15,301,330	15,742,008

Total Fannie Mae Pools		709,282,995

Freddie Mac Pools - 229.2%(d)
5.001%, due 5/1/2038(a,b)	50,094,376	50,203,957
5.788%, due 11/1/2036(a,b)	55,065,520	56,201,522
5.97%, due 10/1/2037(a,b)	45,075,662	46,216,640
5.978%, due 1/1/2036(a,b)	6,196,862	6,325,632
6.5%, due 11/1/2037(a)	114,207,646	117,919,395

Total Freddie Mac Pools		276,867,146

Total Mortgage Pass-Through Agency RMBS (cost - $984,289,943)		986,150,141

Collateralized Loan Obligation Securities - 14.2%(d)
AMMC CLO V, LTD(c)	2,249,000	899,600
AMMC CLO VII, LTD(c)	3,900,000	2,028,000
ARES VIR CLO, LTD(c)	3,775,000	1,510,000
AVENUE CLO V, LTD(c)	2,000,000	900,000
BALLYROCK CLO 2006-2, LTD(c)	4,270,000	2,690,100
CARLYLE HIGH YIELD PARTNERS VIII, LTD(c)	3,000,000	1,200,000
EATON VANCE CDO IX, LTD(c)	2,500,000	1,362,500
FLAGSHIP CLO V(c)	3,750,000	1,875,000
PRIMUS CLO I, LTD(c)	2,500,000	1,250,000
START III CLO, LTD(c)	3,000,000	2,580,000
TRIMARAN CLO VII, LTD(c)	2,000,000	900,000

Total Collateralized Loan Obligation Securities (cost - $31,579,347)		17,195,200

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED SCHEDULES OF INVESTMENTS—(Continued)

JUNE 30, 2008 (UNAUDITED)

Structured Notes - 3.2%(d)	Face Amount	Fair Value
RESIX 2006-B B9, 8.471%, due 7/15/2038(b,c)	1,974,121	791,030
RESIX 2006-B B10, 9.971%, due 7/15/2038(b,c)	1,974,121	706,143
RESIX 2006-C B11, 9.721%, due 7/15/2038(b,c)	996,172	249,043
RESIX 2007-A B11, 8.971%, due 2/15/2039(b,c)	4,460,766	1,115,192
RESIX 2007-B B11, 10.971%, due 4/15/2039(b,c)	3,537,362	1,022,651

Total Structured Notes (cost - $12,953,586)		3,884,059

Total Investment in Securities (cost - $1,028,822,876)		$1,007,229,400

Cash Equivalents - 4.2%(d)
Fidelity Institutional Money Market Portfolio, at cost	$5,000,000	$5,000,000

Unrealized Depreciation on Interest Rate Swap Contracts - (8.6%)(d)
(Notional $365,000,000 (cost, $0))		$(10,441,771)

Investment in Affiliate-
Sharpridge Capital Management, L.P.(e)		$—

LEGEND

(a)	Securities or a portion of the securities are pledged as collateral for securities sold under agreement to repurchase and interest rate swap contracts.

(b)	The coupon rate shown on floating or adjustable rate securities represents the rate at June 30, 2008.

(c)	Securities exempt from registration under Rule 144A of the Securities Act of 1933. These securities may only be resold in transactions exempt from registration, normally to qualified institutional buyers. At June 30, 2008, the value of these securities amounted to $21,079,259, or 17.4% of net assets.

(d)	Percentage of net assets.

(e)	19% non-voting limited partnership interest, no value has been ascribed, no dividends received and no equity in profit or loss recorded in the period from inception to June 30, 2008.

See notes to consolidated financial statements.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED SCHEDULES OF INVESTMENTS

DECEMBER 31, 2007*

INVESTMENTS IN SECURITIES—UNITED STATES OF AMERICA

Fixed Income Securities - 1415.4%(d)
	Face Amount	Fair Value
Mortgage Pass-Through Agency RMBS - 1388.7%(d)
Fannie Mae Pools - 945.0%(d)
5.5%, due 12/1/2038	$125,000,000	$124,824,219
5.712%, due 4/1/2037(a,b)	96,979,901	98,660,844
5.745%, due 6/1/2037(a,b)	47,983,114	48,882,797
5.813%, due 4/1/2037(a,b)	43,118,282	44,027,808
5.897%, due 8/1/2037(a,b)	62,015,137	63,245,491
5.945%, due 11/1/2036(a,b)	38,551,505	39,334,583
5.981%, due 12/1/2036(a,b)	45,102,918	46,033,165
6%, due 11/1/2036(a)	55,702,337	56,581,389
6%, due 5/1/2037(a)	17,730,488	17,877,296
6.116%, due 10/1/2036(a,b)	30,125,357	30,798,470
6.149%, due 5/1/2037(a,b)	32,037,836	32,756,685
6.193%, due 6/1/2036(a,b)	16,299,292	16,678,760
6.5%, due 8/1/2037(a)	54,912,332	56,456,741
6.5%, due 10/1/2037(a)	69,535,082	71,490,756
6.5%, due 10/1/2037(a)	30,834,194	31,701,406
6.787%, due 3/1/2036(a,b)	22,047,017	22,434,536
7.15%, due 9/1/2036(a,b)	41,318,867	42,198,463
7.231%, due 12/1/2036(a,b)	43,688,329	44,671,316
7.242%, due 10/1/2036(a,b)	38,322,071	39,322,037
7.247%, due 4/1/2036(a,b)	49,929,688	51,209,136
7.25%, due 6/1/2036(a,b)	40,946,775	42,021,628
7.266%, due 7/1/2036(a,b)	41,114,685	42,206,794
7.275%, due 3/1/2036(a,b)	53,609,649	54,983,397
7.277%, due 12/1/2036(a,b)	39,627,196	40,692,177
7.312%, due 9/1/2036(a,b)	26,812,629	27,591,871
7.343%, due 12/1/2036(a,b)	22,982,246	23,535,256
7.367%, due 11/1/2036(a,b)	37,579,422	38,648,087

Total Fannie Mae Pools		1,248,865,108

Freddie Mac Pools - 443.7%(d)
5.806%, due 11/1/2036(a,b)	59,421,173	60,417,703
5.94%, due 12/1/2036(a,b)	86,989,302	88,602,691
5.965%, due 10/1/2037(a,b)	49,630,585	50,597,240
6.005%, due 1/1/2036(b)	6,756,455	6,872,747
6.042%, due 7/1/2036(a,b)	48,074,138	48,994,835
6.069%, due 10/1/2037(a,b)	75,281,831	76,837,799
6.5%, due 12/1/2038	247,000,000	253,966,173

Total Freddie Mac Pools		586,289,188

Total Mortgage Pass-Through Agency RMBS (cost—$1,830,636,500)		1,835,154,296

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED SCHEDULES OF INVESTMENTS—(Continued)

DECEMBER 31, 2007*

	Face Amount	Fair Value
Collateralized Loan Obligation Securities - 19.4%(d)
AMMC CLO V, LTD(c)	2,249,000	1,383,135
AMMC CLO VII, LTD(c)	3,900,000	2,535,000
ARES VIR CLO LTD(c)	3,775,000	2,529,250
AVENUE CLO(c)	2,000,000	1,561,232
BALLYROCK CLO 2006-2 LTD(c)	4,270,000	3,458,700
CARLYLE HIGH YIELD PARTNERS VIII, LTD(c)	3,000,000	2,010,000
EATON VANCE CDO IX LTD(c)	2,500,000	1,837,500
FLAGSHIP CLO V(c)	3,750,000	2,587,500
NAVIGARE CLO(c)	2,600,000	1,534,000
PRIMUS CLO I, LTD(c)	2,500,000	1,700,000
START III CLO LTD(c)	3,000,000	2,820,000
TRIMARAN CLO VII LTD (c)	2,000,000	1,740,000

Total Collateralized Loan Obligation Securities (cost—$33,735,864)		25,696,317

	Face Amount	Fair Value
Structured Notes - 7.3%(d)
RESIX 2006-B B9, 11.028%, due 7/15/2038(b,c)	1,980,496	1,624,006
RESIX 2006-B B10, 12.528%, due 7/15/2038(b,c)	1,980,496	1,554,689
RESIX 2006-C B11, 12.278%, due 7/15/2038(b,c)	997,337	708,110
RESIX 2007-A B11, 11.528%, due 2/15/2039(b,c)	4,475,432	3,043,294
RESIX 2007-B B11, 13.528%, due 4/15/2039(b,c)	3,550,007	2,662,505

Total Structured Notes (cost—$12,998,078)		9,592,604

Total Investment in Securities (cost—$1,877,370,442)		$1,870,443,217

Unrealized depreciation on Interest Rate Swap Contracts - (19.7%)(d)
(Notional $890,000,000 (cost, $0))		$(26,008,043)

Investment in Affiliate-
Sharpridge Capital Management, L.P.(e)		$—

LEGEND

*	Derived from audited financial statements.

(a)	Securities or a portion of the securities are pledged as collateral for securities sold under agreement to repurchase and interest rate swap contracts.

(b)	The coupon rate shown on floating or adjustable rate securities represents the rate at December 31, 2007.

(c)	Securities exempt from registration under Rule 144A of the Securities Act of 1933. These securities may only be resold in transactions exempt from registration, normally to qualified institutional buyers. At December 31, 2007, the value of these securities amounted to $35,288,921, or 26.7% of net assets.

(d)	Percentage of net assets.

(e)	19% non-voting limited partnership interest, no value has been ascribed, no dividends received and no equity in profit or loss recorded in the period from inception to December 31, 2007.

See notes to consolidated financial statements.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
INVESTMENT INCOME—Interest income	$11,720,492	$41,850,162	$32,345,751	$80,011,410

EXPENSES:
Interest	3,891,473	36,639,755	14,820,206	68,788,180
Management fees	593,826	678,180	1,183,691	1,374,238
Related party management compensation	493,175	651,375	593,952	1,286,167
Insurance expense	160,834	88,000	321,667	175,999
Administration expense	45,379	68,000	93,238	136,000
Professional fees	80,000	120,001	160,000	230,000
General, administrative and other	73,407	67,180	146,722	137,459

Total expenses	5,338,094	38,312,491	17,319,476	72,128,043

NET INVESTMENT INCOME	$6,382,398	$3,537,671	$15,026,275	$7,883,367

GAINS AND (LOSSES) FROM INVESTMENTS:
Net realized gain (loss) on investments	(11,539)	(6,523,551)	(4,217,155)	(6,573,226)
Net unrealized appreciation (depreciation) on investments	(2,749,450)	(7,010,597)	(14,666,251)	(4,618,727)
Net gain (loss) on swap contracts	9,283,521	11,760,536	(17,683,757)	9,368,365

Net gain (loss) from investments	6,522,532	(1,773,612)	(36,567,163)	(1,823,588)

NET INCOME (LOSS)	$12,904,930	$1,764,059	$(21,540,888)	$6,059,779

NET INCOME (LOSS) PER COMMON SHARE:
Basic	$1.97	$0.27	$(3.29)	$0.94

Diluted	$1.96	$0.27	$(3.29)	$0.93

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	6,567,099	6,482,125	6,556,829	6,472,227

Diluted	6,580,014	6,511,150	6,556,829	6,491,464

DISTRIBUTIONS PER COMMON SHARE	$0.66	$0.96	$0.66	$0.96

See notes to consolidated financial statements.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS (UNAUDITED)

	Three Months Ended June, 30 2008	Six Months Ended June, 30 2008
Net income (loss):
Net investment income	$6,382,398	$15,026,275
Net realized gain (loss) on investment securities	(11,539)	(4,217,155)
Net unrealized appreciation (depreciation) on investments	(2,749,450)	(14,666,251)
Net gain (loss) on swap contracts	9,283,521	(17,683,757)

Net income (loss)	12,904,930	(21,540,888)

Distributions to shareholders:	(4,418,995)	(4,418,995)

Capital Transactions:
Net proceeds from issuance of common shares	14,030,887	14,030,887
Return of capital(a)	(1,545)	(1,545)
Amortization of related party compensation	493,175	593,952

Increase in net assets from capital transactions	14,522,517	14,623,294

Total increase (decrease) in net assets	23,008,452	(11,336,589)

Net assets:
Beginning of period	97,800,995	132,146,036

End of period	$120,809,447	$120,809,447

(a)	Represents cash-in-lieu of fractional shares relating to the May 28, 2008 reverse stock split.

See notes to consolidated financial statements.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$12,904,930	$1,764,059	$(21,540,888)	$6,059,779
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Purchase of investment securities	(852,024,440)	(1,025,310,657)	(1,898,091,620)	(1,376,828,408)
Proceeds from disposition of investment securities	767,133,067	787,305,764	2,671,641,677	789,650,742
Proceeds from paydowns of investment securities	20,917,255	174,468,794	68,991,018	291,829,780
Amortization of related party compensation	493,175	651,375	593,952	1,286,167
Amortization of premiums on investment securities	162,585	365,751	377,818	730,333
Accretion of discounts on investment securities	(16,998)	(16,377)	(39,250)	(51,684)
Net realized (gain) loss on investment securities	11,539	6,523,551	4,217,155	6,573,226
Net realized (gain) loss on paydowns	417,016	4,992,298	1,450,768	8,336,038
Net (gain) loss on swap contracts	(11,275,723)	(11,502,842)	(15,566,272)	(8,495,411)
Net unrealized (appreciation) depreciation on investments	2,749,450	7,010,597	14,666,251	4,618,727
Change in assets and liabilities:
Receivable for securities sold	419,718	(1,660,493)	(470,018)	(2,943,403)
Interest receivable	1,332,184	150,573	6,937,266	(2,358,682)
Prepaid insurance	160,833	88,000	(468,548)	(174,001)
Payable for securities purchased	(55,170,937)	—	(191,891,406)	—
Related party management fee payable	(10,359)	(5,600)	45,210	38,191
Accrued interest payable	(3,949,061)	(12,547,687)	(3,811,275)	852,924
Accrued expenses and other liabilities	55,163	(404,938)	(13,693)	(401,520)

Net cash provided by (used in) operating activities	(115,690,603)	(68,127,832)	637,028,145	(281,277,202)

CASH FLOWS FROM FINANCING ACTIVITIES:
Securities sold under agreement to repurchase	3,145,778,772	11,608,516,352	10,566,896,512	19,471,143,352
Repayments of securities sold under agreement to repurchase	(3,033,260,627)	(11,534,020,352)	(11,203,001,410)	(19,184,212,352)
Net proceeds from issuance of common shares	14,030,887	—	14,030,887	—
Return of capital(a)	(1,545)	—	(1,545)	—
Offering costs paid	(532,149)	—	(995,900)	—
Distributions paid	(4,418,995)	(6,420,497)	(8,031,964)	(6,420,497)

Net cash provided by (used in) financing activities	121,596,343	68,075,503	(631,103,420)	280,510,503

Net increase (decrease) in cash and cash equivalents	5,905,740	(52,329)	5,924,725	(766,699)
CASH AND CASH EQUIVALENTS—Beginning of period	141,239	270,128	122,254	984,498

CASH AND CASH EQUIVALENTS—End of period	$6,046,979	$217,799	$6,046,979	$217,799

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$9,832,737	$51,044,363	$31,004,788	$78,948,729

Accrued offering costs	$267,784	$—	$484,014	$—

(a)	Represents cash-in-lieu of fractional shares relating to the May 28, 2008 reverse stock split.

See notes to consolidated financial statements.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007 (UNAUDITED)

1. ORGANIZATION

Cypress Sharpridge Investments, Inc. (the “Company”) was formed as a Maryland corporation on January 3, 2006, and commenced operations on February 10, 2006. The Company is externally managed and advised by Cypress Sharpridge Advisors LLC (the “Manager”), a Delaware limited liability company, pursuant to a management agreement (“Management Agreement”). The Manager is a joint venture of Cypress CSI Advisors LLC, a sponsor of private equity funds and leveraged buyouts of U.S. companies in the industrial, consumer, media and financial sectors, and Sharpridge Capital Management, L.P., a fixed income asset management company. Certain individuals associated with Cypress CSI Advisors LLC and Sharpridge Capital Management, L.P. serve on the Company’s board of directors and the Manager’s investment committee.

The Company has elected to be taxed and intends to continue to qualify as a real estate investment trust (“REIT”) and is required to comply with the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), with respect thereto.

The Company is a specialty finance company that was created with the objective of achieving consistent risk-adjusted investment income by investing across multiple asset classes, while complying with the requirements to maintain its qualification as a REIT. The Company’s strategy had been to invest a majority of its capital in agency residential mortgage-backed securities (“RMBS”), and subordinated tranches of asset-backed securities, including collateralized debt or loan obligations (“CLO”). The Company plans to invest capital going forward solely in Agency RMBS.

In February 2006, the Company completed the initial private placement of shares of its common stock at $10.00 per share ($30.00 on a post-split basis) that generated net proceeds of approximately $78.0 million. In December 2006, the Company completed a private offering of shares of its common stock at $10.00 per share ($30.00 on a post-split basis) that generated net proceeds of approximately $105.8 million. In May 2008, the Company completed a private offering of shares of its common stock at $5.20 per share ($15.60 on a post-split basis) that generated net proceeds of approximately $14.0 million.

2. SIGNIFICANT ACCOUNTING POLICIES

Consolidation and Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America for investment companies (“GAAP”). Accordingly, investments in securities are carried at fair value with changes in fair value recorded in the statement of operations. The consolidated financial statements include the accounts of the Company and its taxable REIT subsidiaries: Sharpridge TRS, Inc. and CS Alternatives TRS, Inc. The term “Company” refers to these entities collectively, unless otherwise noted. All inter-company balances and transactions have been eliminated in consolidation. The interim unaudited financial statements should be read in conjunction with the Company’s audited financial statements as of and for the year ended December 31, 2007, included elsewhere in this registration statement. The interim financial information is unaudited and reflects all adjustments which are, in the opinion of management, necessary to provide a fair statement of the Company’s financial position as of June 30, 2008 and the results of its operations and cash flow for the interim periods ended June 30, 2008 and 2007. All such adjustments are of a normal recurring nature. The results for interim periods are not necessarily indicative of the results to be expected for the fiscal year.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007 (UNAUDITED)

On May 1, 2008, the board of directors approved a three-for-one reverse stock split of issued and outstanding common stock, which was then approved by stockholders at the May 23, 2008 annual meeting of stockholders. The reverse stock split was effective May 28, 2008, and the accompanying consolidated financial statements have been adjusted to give effect to the reverse stock split.

In 2003, the effective date for applying the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”), as amended by FIN 46R, was temporarily deferred by the FASB for investment companies that are not regulated but that currently account for their investments in accordance with the specialized accounting guidance in the AICPA Audit and Accounting Guide, Investment Companies (the “Guide”). FIN 46R addresses consolidation by an entity that has a controlling financial interest in a variable interest entity. In May 2007, the FASB issued FASB Staff Position No. FIN 46(R)-7, Application of FASB Interpretation No. 46(R) to Investment Companies, which amends FIN 46R to provide that investments accounted for at fair value in accordance with the specialized accounting guidance in the Guide are not subject to consolidation according to the requirements of FIN 46R.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those management estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash held in banks and highly liquid investments with original maturities of three months or less. Interest income earned on cash and cash equivalents is recorded in securities interest income.

Investment Valuation

Valuation of the Company’s investments is determined by the Manager. Investments are valued at their fair value based on quotations from brokers and dealers.

The Manager normally seeks prices from at least three such brokers or dealers, although the Manager may rely on price quotes from fewer than three brokers or dealers in certain circumstances. The resulting unrealized gains and losses are reflected in the statement of operations.

The fair value of the Company’s assets and liabilities which qualify as financial instruments under Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosures About Fair Value of Financial Instruments, approximates the carrying amounts presented in the statement of assets and liabilities.

Agency Mortgage-Backed Securities

The Company’s investments in agency mortgage-backed securities consist of whole-pool pass-through certificates backed by fixed rate, adjustable-rate and hybrid adjustable-rate residential mortgage (“ARM”) loans guaranteed by Fannie Mae and Freddie Mac. Hybrid ARMs have interest rates that have an initial fixed period (typically three, five, seven or ten years) and thereafter reset at regular intervals in a manner similar to adjustable-rate mortgage-backed securities and loans. A majority of residential mortgage backed securities (“RMBS”) in which the Company invests consists of agency-backed ARMs and three, five and seven year hybrid ARMs.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007 (UNAUDITED)

Collateralized Debt or Loan Obligations

The Company invests in securities backed by a pool of variously rated loans or bonds. Underwriters of CLOs package a large and diversified pool of loans or bonds, including high risk, high yield bonds, which is then separated into “tiers.” Typically, the top tier represents the higher quality collateral and pays the lower interest rate; a middle tier is backed by riskier loans or bonds and pays a higher rate; the bottom tier represents the lowest credit quality and, instead of receiving a fixed interest rate, may receive the residual interest payments from the pool.

Structured Notes

Structured notes are securities packaged and issued by major financial institutions. The notes have some similar characteristics to a plain debt instrument such as commercial paper, medium-term notes, or certificates of deposit. Instead of paying a fixed interest rate over time and repaying par at maturity, structured notes index the coupon, the principal, or both to virtually anything with a trading market. The indexing may be to a designated mortgage pool, interest rate spreads, stock market indices or the price of a security completely unrelated to the transaction.

Mortgage Dollar Rolls

The Company has entered into mortgage dollar roll transactions, in which the Company sells mortgage-backed securities to a dealer and agrees to purchase similar securities in the future at a predetermined price. The Company accounts for mortgage dollar roll transactions as purchases and sales; as such, these transactions may increase the Company’s portfolio turnover rate and leverage ratio. Amounts to be received or paid in connection with open mortgage dollar rolls are included in receivable for securities sold or payable for securities purchased in the statement of assets and liabilities. The primary risk associated with mortgage dollar rolls is that a counterparty will default on its obligations to deliver purchased securities.

Interest Rate Swap Contracts

The Company invests in interest rate swap contracts. In a simple interest rate swap, one investor pays a floating rate of interest on a notional principal amount and receives a fixed rate of interest on the same notional principal amount for a specified period of time. Alternatively, an investor may pay a fixed rate and receive a floating rate. Interest rate swaps are asset/liability management tools.

During the term of the interest rate swap, the Company makes or receives periodic payments and unrealized gains or losses are recorded as a result of marking the swap to its fair value. When the swap is terminated, the Company will record a realized gain or loss equal to the difference between the proceeds from (or cost of) the closing transaction and the Company’s basis in the contract, if any. The periodic payments and any realized or unrealized gains or losses are reported as net gain or loss on swap contracts in the statement of operations. Swaps involve a risk that interest rates will move contrary to the Company’s expectations, thereby increasing its payment obligation.

The Company is exposed to credit loss in the event of nonperformance by the counterparty to the swap, limited to any gains recognized. Should interest rates move unexpectedly, the Company may not achieve the anticipated benefits of the interest rate swap and may realize a loss. However, the Company does not anticipate nonperformance by any counterparty.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007 (UNAUDITED)

Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase generally are collateralized by investments in fixed income securities and are carried at the amounts at which the securities will be subsequently repurchased. Counterparties are large institutional dealers in fixed income securities. Collateral is valued daily and counterparties may require additional collateral when appropriate. At June 30, 2008 and December 31, 2007, fixed income securities owned with a fair value of approximately $748,762,735 and $1,387,195,878, respectively, have been pledged as collateral for which the counterparty has the right to sell or repledge the securities.

Delayed Delivery Transactions and When-Issued Securities

The Company may purchase or sell securities on a delayed delivery or when-issued basis. Payment and delivery may take place after the customary settlement period for that security. The price of the underlying securities and the date when the securities will be delivered and paid for are fixed at the time the transaction is negotiated. With respect to purchase commitments, the Company identifies securities as segregated in its records with a value at least equal to the amount of the commitment. Losses may arise due to changes in the value of the underlying securities or if the counterparty does not perform under the contract’s terms, or if the issuer does not issue the securities due to political, economic, or other factors.

Investment Transactions and Income

The Company records its transactions in securities on a trade date basis. Realized gains and losses on securities transactions are recorded on an identified cost basis. Interest income and expense are recorded on the accrual basis. Interest on CDO and CLO securities is accrued at a rate determined based on estimated future cash flows and adjusted prospectively as future cash flow amounts are recast. Amortization of premium and accretion of discount are recorded using the yield to maturity method, and are included in interest income in the statement of operations.

Share-Based Compensation

The Company accounts for share-based compensation issued to its independent directors and executive officers and certain officers and employees of its Manager and its sub-advisors and other individuals who provide services to the Company, as designated by its Manager (“Manager Designees”), using the fair value based methodology prescribed by SFAS No. 123(R), Share-Based Payment (“SFAS No. 123(R)”). Compensation cost related to restricted common stock and common stock options issued to the Manager Designees is initially measured at estimated fair value at the grant date, and is remeasured on subsequent dates to the extent the awards are unvested. Compensation cost related to independent directors is measured at its estimated fair value at the grant date and amortized and expensed over the vesting period. The Company has elected to use the straight line method pursuant to SFAS No. 123(R) to amortize compensation expense for the restricted common shares and common stock options granted to the Manager Designees.

Income Taxes

The Company has elected to be taxed as a REIT and intends to continue to comply with provisions of the Code with respect thereto. As a REIT, the Company generally will not be subject to federal or state income tax. To maintain its qualification as a REIT, the Company must distribute at least 90% of its REIT taxable income to its stockholders and meet certain other tests relating to assets and income. If the Company fails to qualify as a REIT in any taxable year, and does not qualify for certain statutory savings provisions, the Company will be subject to federal income tax on its taxable income at regular corporate rates. Even if the Company qualifies for taxation as a REIT, it may be subject to some amount of federal, state and local taxes. Under certain

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007 (UNAUDITED)

circumstances, even though the Company qualifies as a REIT, federal income and excise taxes may be due on its undistributed taxable income. No provision for income taxes has been provided in the accompanying financial statements related to the REIT, because the Company has paid or will pay dividends in amounts approximating its REIT taxable income.

Dividends are generally declared and paid quarterly. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP.

The Company has elected to treat Sharpridge TRS, Inc. and CS Alternatives TRS Inc. (collectively “the Subsidiaries”) as taxable REIT subsidiaries (each, a “TRS”). In general, the Subsidiaries may hold assets that the Company cannot hold directly and generally may engage in any real estate or non-real estate related business. The Subsidiaries are subject to corporate-level federal income tax as a regular C corporation and, accordingly, record income tax benefit or expense.

The Company accounts for income taxes in conformity with SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach for accounting and reporting of income taxes. Deferred income tax assets and liabilities are recognized for the future income tax consequences (temporary differences) attributable to the difference between the carrying amounts of assets and liabilities and their respective income tax bases. Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. A valuation allowance is provided for deferred income tax assets where realization is not considered “more likely than not.” The Company recognizes the effect of change in income tax laws or rates on deferred income tax assets and liabilities in the period that includes the enactment date.

Effective January 1, 2007 the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 provides guidelines for how uncertain tax positions should be recognized, measured, presented, and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. It is the Company’s policy to recognize accrued interest and penalties related to uncertain tax benefits in income taxes. Tax years that remain open to examination by major tax jurisdictions include 2006 and 2007. The Company has adopted FIN 48 and determined there is no material impact on the Company’s financial statements.

Segment Reporting

The Company operates as a single segment reporting to the Chief Executive Officer, who manages the investment portfolio in the aggregate.

Earnings Per Share

In accordance with SFAS No. 128, Earnings per Share, the Company presents both basic and diluted earnings per common share (“EPS”) in its consolidated financial statements and footnotes thereto. Basic earnings per common share (“Basic EPS”) excludes dilution and is computed by dividing net income or loss allocable to common shareholders by the weighted average number of common shares, including vested restricted common shares, outstanding for the period. Diluted earnings per share (“Diluted EPS”) reflect the potential additional dilution of common stock options, unvested restricted common stock and warrants, if they are not anti-dilutive. See Note 3 for earnings per share computations.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007 (UNAUDITED)

Recent Accounting Pronouncements

In April 2007, the FASB issued FASB Staff Position (“FSP”) No. 39-1, Amendment of FASB Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts. FSP No. 39-1 permits entities to offset fair value amounts recognized for multiple derivative instruments executed with the same counterparty under a master netting agreement. FSP No. 39-1 clarifies that the fair value amounts recognized for the right to reclaim cash collateral, or the obligation to return cash collateral, arising from the same master netting arrangement, may also be offset against the fair value of the related derivative instruments. The impact of adoption is not expected to have a material impact on the Company’s consolidated financial statements.

In June 2007, the FASB ratified the consensus reached in EITF 06-11, Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards. EITF 06-11 applies to entities that have share-based payment arrangements that entitle employees to receive dividends or dividend equivalents on equity-classified nonvested shares when those dividends or dividend equivalents are charged to retained earnings and result in an income tax deduction. Entities that have share-based payment arrangements that fall within the scope of EITF 06-11 will be required to increase capital surplus for any realized income tax benefit associated with dividends or dividend equivalents paid to employees for equity classified nonvested equity awards. Any increase recorded to capital surplus is required to be included in an entity’s pool of excess tax benefits that are available to absorb potential future tax deficiencies on share-based payment awards. The Company adopted EITF 06-11 on January 1, 2008 for dividends declared on share-based payment awards subsequent to this date. The impact of adoption is not expected to have a material impact on the Company’s consolidated financial statements.

In February 2008, the FASB issued FSP No. 140-3 relating to FASB Statement No. 140, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions, to address situations where assets purchased from a particular counterparty and financed through a repurchase agreement with the same counterparty can be considered and accounted for as separate transactions. Currently, the Company records such assets and the related financing on a gross basis in the consolidated statements of assets and liabilities, and the corresponding interest income and interest expense in the Company’s consolidated statements of operations. FSP No. 140-3 is effective for years beginning after November 15, 2008. Management is currently evaluating the effects the FSP will have on the consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities (“SFAS No. 161”). SFAS No. 161 requires companies with derivative instruments to disclose information that should enable financial-statement users to understand how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, and how derivative instruments and related hedged items affect a company’s financial position, financial performance and cash flows. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company is currently evaluating the impact, if any, that SFAS No. 161 will have on the disclosures included in its consolidated financial statements.

3. EARNINGS PER SHARE

The Company calculates basic net income (loss) per common share by dividing net income (loss) for the period by the weighted-average shares of its common stock outstanding for the period. Diluted net income (loss) per common share takes into account the effect of dilutive instruments, such as common stock options, unvested restricted common stock and warrants, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares of its common stock

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007 (UNAUDITED)

outstanding. The following table presents a reconciliation of basic and diluted net income (loss) per common share for the three and six months ended June 30, 2008 and 2007.

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Basic:
Net income (loss)	$12,904,930	$1,764,059	$(21,540,888)	$6,059,779

Weighted-average number of shares outstanding	6,567,099	6,482,125	6,556,829	6,472,227

Basic net income (loss) per share	$1.97	$0.27	$(3.29)	$0.94

Diluted:
Net income (loss)	$12,904,930	$1,764,059	$(21,540,888)	$6,059,779

Weighted-average number of shares outstanding	6,567,099	6,482,125	6,556,829	6,472,227
Plus: Incremental shares from assumed conversion of dilutive instruments	12,915	29,025	—	19,237

Diluted weighted-average number of shares outstanding	6,580,014	6,511,150	6,556,829	6,491,464

Diluted net income (loss) per share	$1.96	$0.27	$(3.29)	$0.93

4. INVESTMENTS IN SECURITIES

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157” or the “Standard”). The Standard defines fair value, provides a consistent framework for measuring fair value under accounting principles generally accepted in the United States, and expands fair value financial statement disclosure requirements. SFAS 157 does not require any new fair value measurements. It only applies to accounting pronouncements that already require or permit fair value measures, except for standards that relate to share-based payments.

SFAS 157’s valuation techniques are based on observable and unobservable inputs. Observable inputs reflect readily obtainable data from independent sources, while unobservable inputs reflect the Company’s market assumptions. SFAS 157 classifies these inputs into the following hierarchy:

Level 1 Inputs—Quoted prices for identical instruments in active markets.

Level 2 Inputs—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 Inputs—Instruments with primarily unobservable value drivers.

Effective January 1, 2008, the Company adopted the provisions of SFAS No. 157. The adoption of SFAS 157 had no effect on the manner in which the Company measures fair value, but it does require certain additional disclosures, set forth below.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007 (UNAUDITED)

The fair value of securities and derivatives, based on the level of inputs, are summarized below:

June 30, 2008	Fair Value Measurements Using
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets
Agency RMBS and Cash Equivalents	$991,150	$—	$—	$991,150
CLOs and Structured Notes	—	21,079	—	21,079

Total	$991,150	$21,079	$—	$1,012,229

Liabilities
Interest rate swaps contracts	$—	$10,442	$—	$10,442

Total	$—	$10,442	$—	$10,442

As of June 30, 2008 and December 31, 2007, the Agency RMBS portfolio consisted of Agency RMBS collateralized by fixed rate mortgages, ARMs and hybrid ARMs as follows:

June 30, 2008			Weighted Average			Constant Prepayment Rate(3)
Security Description	Par Amount	Estimated Fair Value	Coupon	Months to Reset(1)	Yield to Maturity(2)
	(in thousands)
Agency RMBS collateralized by 5-1 hybrid ARMs	$343,065	$350,522	5.8%	46.8	5.0%	18.0%
Agency RMBS collateralized by monthly reset ARMs	273,419	280,909	6.0	1	5.3	21.0
Agency RMBS collateralized by 30 year fixed rate mortgages	351,306	354,719	5.9	N/A	5.7	8.0

Total Agency RMBS	$967,790	$986,150

December 31, 2007			Weighted Average
Security Description	Par Amount	Estimated Fair Value	Coupon	Months to Reset(1)	Yield to Maturity(2)	Constant Prepayment Rate(3)
	(in thousands)
Agency RMBS collateralized by 5-1 hybrid ARMs	$738,367	$752,741	5.9%	50.5	5.2%	26.3%
Agency RMBS collateralized by monthly reset ARMs	457,979	469,515	7.2	1	6.0	29.9
Agency RMBS collateralized by 30 year fixed rate mortgages	600,714	612,898	6.2	NA	5.4	22.0

Total Agency RMBS	$1,797,060	$1,835,154

(1)	“Months to Reset” is the number of months remaining before the fixed rate on a hybrid ARM becomes a variable rate. At the end of the fixed period, the variable rate will be determined by the margin and the pre-specified caps of the ARM.

(2)	“Yield to Maturity” is the yield based on the assumption that the Agency RMBS will be held to maturity, all coupon and principal payments will be made and all coupon payments are reinvested and yield the same return as the Agency RMBS’s coupon.

(3)	“Constant Prepayment Rate” is a method of expressing the prepayment rate for a mortgage pool that assumes that a constant fraction of the remaining principal is prepaid each month or year. Specifically, the constant prepayment rate is an annualized version of the single monthly mortality rate.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007 (UNAUDITED)

As of June 30, 2008, the Agency RMBS were purchased at a net premium to their par value, with a weighted-average amortized cost of 101.7% of par value due to the average interest rates on these investments being higher than prevailing market rates. As of June 30, 2008, approximately $18.3 million of unamortized premium was included in the cost basis of the investments.

As of December 31, 2007, the Agency RMBS were purchased at a net premium to their par value, with a weighted-average amortized cost of 101.9% of par value due to the average interest rates on these investments being higher than prevailing market rates. As of December 31, 2007, approximately $34.2 million of unamortized premium was included in the cost basis of the investments.

Actual maturities of Agency RMBS are generally shorter than stated contractual maturities (which range up to 30 years), as they are affected by the contractual lives of the underlying mortgages, periodic payments and prepayments of principal. As June 30, 2008 and December 31, 2007, the average final contractual maturity of the mortgage portfolio is in year 2037. Based on current estimates, the Agency RMBS will have an average expected life of less than five years.

In order to mitigate its interest rate exposure, the Company had entered into two swap contracts with a fair value of approximately $(10,441,771) as of June 30, 2008, and five swap contracts with a fair value of approximately $(26,008,043) as of December 31, 2007. The following table summarizes the expiration dates of these contracts and their approximate notional amounts:

As of June 30, 2008
Expiration Date	Notional Amount	Fair Value
	(in millions)
May 2010	$240	$(7,305,628)
October 2012	125	(3,136,143)

	$365	$(10,441,771)

As of December 31, 2007
Expiration Date	Notional Amount	Fair Value
	(in millions)
May 2010	$240	$(7,120,645)
June 2010	160	(5,899,716)
October 2010	365	(9,541,325)
October 2012	125	(3,446,357)

	$890	$(26,008,043)

5. BORROWINGS

The Company leverages its portfolio of securities through the use of securities sold under agreement to repurchase. Each of the borrowing vehicles used by the Company bears interest at floating rates based on a spread above or below the London InterBank Offered Rate (“LIBOR”).

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007 (UNAUDITED)

Certain information with respect to the Company’s borrowings as of June 30, 2008 and December 31, 2007 is summarized in the following tables. Each of the borrowings listed is contractually due in one year or less (dollars in thousands).

June 30, 2008
Outstanding borrowings	$701,509
Interest accrued thereon	$601
Weighted average borrowing rate	2.45%
Weighted average remaining maturity (in days)	21.73
Fair value of the collateral(1)	$748,763

December 31, 2007
Outstanding borrowings	$1,337,614
Interest accrued thereon	$5,688
Weighted average borrowing rate	5.07%
Weighted average remaining maturity (in days)	4.38
Fair value of the collateral(1)	$1,387,196

(1)	Collateral for borrowings consists of fixed income securities.

At June 30, 2008 and December 31, 2007, the Company had securities sold under agreement to repurchase where the amount at risk exceeded 10% of net assets with the following counterparties:

June 30, 2008
Counterparty	Amount at Risk(1)	Weighted Average Maturity in Days
Deutsche Bank Securities, Inc.	$17,074,976	19
JPMorgan, Inc.	17,754,009	17

December 31, 2007
Counterparty	Amount at Risk(1)	Weighted Average Maturity in Days
JPMorgan, Inc.(2)	$21,697,567	3

(1)	Equal to the fair value of securities plus accrued interest income, minus the sum of securities sold under agreement to repurchase liabilities plus accrued interest expense.
(2)	Formerly Bear, Stearns & Co., Inc. effective May 30, 2008.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007 (UNAUDITED)

6. SHARE CAPITAL

The Company authorized 500,000,000 shares of common stock having par value of $0.01 per share. As of June 30, 2008 and December 31, 2007, the Company had issued and outstanding 7,657,322 and 6,690,684, respectively, shares of common stock and warrants to purchase an additional 1,599,473 and 1,310,881 shares of common stock, respectively. Below is a description of the warrants outstanding at June 30, 2008 and December 31, 2007:

June 30, 2008
Expiration	Additional shares of common stock	Exercise Price
December 31, 2008	1,310,881	$15.60	(a)
April 30, 2011	288,592	$15.60	(b)

December 31, 2007
Expiration	Additional shares of common stock	Exercise Price
December 31, 2008	1,310,881	$30.00	(a)

(a)	These warrants were originally issued with an exercise price of $30.00 per share. If additional shares of common stock were sold at a price less than $30.00 per share, the related warrant agreement required a one-time adjustment to the exercise price to equal the price per share of the additional shares sold. Pursuant to our May 2008 private offering, the exercise price for these warrants was reduced to $15.60 per share, which equaled the price per common share sold in such offering.
(b)	If additional shares of common stock are sold at a price less than $15.60 per share, there will be a one-time adjustment to the exercise price of the warrants to equal the price per share of the additional shares sold.

The Company is also authorized to issue shares of preferred stock. As of June 30, 2008 and December 31, 2007, no such shares were issued or outstanding.

7. STOCK OPTIONS AND RESTRICTED STOCK

The Company has adopted a stock incentive plan (the “2006 Stock Incentive Plan”) that provides for the grant of non-qualified common stock options, stock appreciation rights, restricted common stock and other share-based awards. The compensation committee of the board of directors administers the plan. Awards under the 2006 Stock Incentive Plan may be granted to the Company’s independent directors and executive officers and certain officers and employees of the Manager and its sub-advisors and other individuals providing services to the Company, as designated by the Manager.

The exercise price for any stock option granted under the 2006 Stock Incentive Plan may not be less than 100% of the fair market value of the shares of common stock at the time the common stock option is granted. Each common stock option must terminate no more than ten years from the date it is granted. The 2006 Stock Incentive Plan authorizes a total of 3,333,333 shares that may be used to satisfy awards under the plan. New shares will be issued on the exercise of any option. The Company made its initial grants under the 2006 Stock Incentive Plan on February 10, 2006, December 8, 2006 and December 28, 2006, upon completing the private offering of common stock on these dates. Each grant vests over a three-year period. Restricted common stock granted to independent directors on or after January 1, 2007 will vest over a one-year period.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007 (UNAUDITED)

The following table summarizes restricted common stock transactions for the three and six month periods ended June 30, 2008 and 2007:

Three and six months ended June 30, 2008	Officers and Employees(1)	Independent Directors	Total
Unvested shares as of December 31, 2007	162,618	7,334	169,952
Issued	—	2,025	2,025
Vested	43,140	1,889	45,029

Unvested shares as of March 31, 2008	119,478	7,470	126,948
Issued	—	2,737	2,737
Vested	—	1,333	1,333

Unvested shares as of June 30, 2008	119,478	8,874	128,352

Three and six months ended June 30, 2007	Officers and Employees(1)	Independent Directors	Total
Unvested shares as of December 31, 2006	243,921	3,000	246,921
Issued	—	1,333	1,333
Vested	43,140	555	43,695

Unvested shares as of March 31, 2007	200,781	3,778	204,559
Issued	—	1,333	1,333
Vested	—	—	—

Unvested shares as of June 30, 2007	200,781	5,111	205,892

(1)	Includes grants to the Company’s executive officers and certain officers and employees of the Manager and its sub-advisors and other individuals who provide services to the Company.

The shares of restricted common stock granted to the Company’s executive officers and certain officers and employees of the Manager and its sub-advisors and other individuals who provide services to the Company and independent directors were valued using the fair value at the time of grant, which was $14.61, $30.00, $19.75 and $30.00 for shares granted on April 1, 2008 and 2007, January 1, 2008 and 2007, respectively. Pursuant to SFAS No. 123(R), the Company is required to value any unvested shares of restricted common stock granted to the Company’s executive officers and certain officers and employees of the Manager and its sub-advisors and other individuals who provide services to the Company at the fair value at each reporting period. The Company valued the unvested restricted common stock at $15.78 and $30.00 per share at June 30, 2008 and 2007, respectively. Unrecognized compensation cost related to unvested restricted common stock granted as of June 30, 2008 and December 31, 2007 was $1,600,220 and $5,640,362, respectively.

There were no common stock option transactions for the three and six months ended June 30, 2008 and 2007. As of June 30, 2008 and December 31, 2007 there were 131,088 options outstanding with a weighted average exercise price of $30.00. Of the 131,088 options outstanding at June 30, 2008, 87,392 have vested and therefore were exercisable. Of the 131,088 options outstanding at December 31, 2007, 43,696 have vested and therefore were exercisable. The common stock options are valued using the Black-Scholes model using the following assumptions:

	As of June 30, 2008	As of December 31, 2007
Expected life	7.6 years	8.1 years
Discount rate	4.573%	3.815%
Volatility	29.14%	34.50%
Dividend yield	17.05%	9.52%

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007 (UNAUDITED)

The estimated fair value of the common stock options was $0.17 and $1.29 per share at June 30, 2008 and December 31, 2007, respectively. The components of share-based compensation expense for each period were as follows:

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Options granted to CEO	$(14,565)	$14,073	$(24,268)	$21,561
Restricted shares granted to officers and employees(1)	460,522	609,802	523,753	1,219,606
Restricted shares granted to certain directors	47,218	27,500	94,467	45,000

Total shared based compensation expense	$493,175	$651,375	$593,952	$1,286,167

(1)	Includes grants to the Company’s executive officers and certain officers and employees of the Manager and its sub-advisors and other individuals who provide services to the Company.

8. MANAGEMENT AGREEMENT AND RELATED PARTY TRANSACTIONS

The Manager manages the Company’s day-to-day operations, subject to the direction and oversight of the Company’s Board of Directors. The Management Agreement was executed on February 10, 2006. The initial term expires on December 31, 2008 and shall be automatically renewed for a one-year term on each anniversary date thereafter. Following the initial term, the Management Agreement may be terminated upon the affirmative vote of at least two-thirds of the Company’s independent directors, or by a vote of the holders of a majority of the outstanding shares of the Company’s common stock. In the event the Management Agreement is terminated, the Company shall pay to the Manager a termination fee in accordance with the provisions of the Management Agreement.

The Management Agreement provides, among other things, that the Company pays to the Manager, in exchange for managing the day-to-day operations of the Company, certain fees and reimbursements, consisting of a base management fee and reimbursement for out-of-pocket and certain other costs incurred by the Manager and on behalf of the Company. The base management fee, which is paid monthly, was equal to 1/12 of 1.50% of equity (as defined in the Management Agreement). Effective January 1, 2008, the management fee will be equal to 1/12 of (A) 1.50% of the first $250,000,000 of Net Assets (as defined in the Management Agreement), (B) 1.25% of such Net Assets that are greater than $250,000,000 and less than or equal to $500,000,000, and (C) 1.00% of such Net Assets that are greater than $500,000,000. In addition to the base management fees, the Manager receives quarterly incentive compensation in an amount generally equal to the product of: (i) 25% of the dollar amount by which (A) Net Income (as defined in the Management Agreement), before Incentive Compensation (as defined in the Management Agreement), for such quarter per Common Share (based on the weighted average number of shares of common stock outstanding for such quarter) exceeds (B) an amount equal to (1) the weighted average of the price per share of the common stock in the initial offering and the prices per share of the common stock in any subsequent offerings by the Company multiplied by (2) the greater of (a) 2.00% or (b) 0.50% plus one-fourth of the Ten Year Treasury Rate (as defined in the Management Agreement) for such quarter multiplied by (ii) the weighted average number of shares of common stock outstanding during such quarter. Effective January 1, 2008, the incentive compensation will generally equal the product of (i) 15% of the dollar amount by which (A) the Company’s average quarterly Net Income, before Incentive Compensation, for the immediately preceding four quarters per Common Share (based on weighted average number of Common Shares outstanding for such four quarters) exceeds (B) an amount equal to (1) the

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007 (UNAUDITED)

weighted average price per share of the Common Shares in the initial offering by the Company and the prices per share of the Common Shares in any subsequent offerings by the Company, in each case at the time of issuance thereof multiplied by (2) the greater of (a) 2.00% and (b) 0.50% plus one-fourth of the Ten Year Treasury Rate for such quarter, multiplied by (ii) the weighted average number of shares of common stock outstanding during such four quarters.

For the three months ended June 30, 2008 and 2007, and six months ended June 30, 2008 and 2007, the Company incurred $415,145, $678,180, $842,997 and $1,374,238 in base management fees, respectively. The Company is required to pay its pro-rata portion of rent, utilities, market information systems and research publications and materials. The Manager agreed to waive its option to seek reimbursement for these expenses through December 31, 2007. Effective January 1, 2008, the waiver expired and the Company started paying its pro-rata portion of these expenses which amounted to $178,681 and $340,694 for the three and six months ended June 30, 2008, respectively. In addition, the Company recognized share-based compensation expense related to common stock options and restricted common stock granted to the Company’s executive officers and certain officers and employees of the Manager and its sub-advisors and other individuals who provide services to the Company which is included in related party management compensation on the consolidated statement of operations and described in note 7.

No incentive compensation was earned or paid to the Manager during the three and six months ended June 30, 2008 or three months ended June 30, 2007. Incentive compensation of $229,625 was earned for the three months ended March 31, 2007, however no fee was paid because the Manager agreed to waive any incentive fee for which it would be eligible until April 30, 2007, when the Company filed a resale shelf registration statement registering all of the shares of common stock sold in the Company’s initial capitalization and the Company’s December 2006 private offering and shares of common stock to be issued upon exercise of outstanding warrants.

Sharpridge TRS, Inc. has a 19% non-voting limited partnership interest in the Company’s sub-advisor, Sharpridge Capital Management, L.P., which is accounted for at fair value and its value is immaterial to the consolidated statement of assets and liabilities and consolidated statement of operations.

As of June 30, 2008 and December 31, 2007, the Company’s executive officers and directors, and certain officers and employees of the Manager and its sub-advisors and other individuals who provide services to the Company beneficially own an aggregate of 714,337 and 709,589 shares of common stock, respectively, representing approximately 9.3% and 10.6%, respectively, of the shares of common stock outstanding.

9. INCOME TAXES

The Company has elected to be taxed as a REIT under Section 856 of the Code and intends to continue to comply with the provisions of the Code. As a REIT, the Company generally is not subject to federal or state income tax. To maintain its qualification as a REIT, the Company must distribute at least 90% of its REIT taxable income to its stockholders each year and meet certain other tests relating to assets and income. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax on its taxable income at regular corporate rates. The Company may also be subject to certain state and local taxes. Under certain circumstances, even though the Company qualifies as a REIT, federal income and excise taxes may be due on its undistributed taxable income. No provision for income taxes has been provided in the accompanying financial statements related to the REIT, because the Company has paid or will pay dividends in amounts approximating its taxable income. The Company has elected to treat the Subsidiaries as TRSs. A TRS is a corporation that is permitted to engage in non-qualifying REIT activities. Taxable income of a TRS is subject to federal, state, and local income taxes.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007 (UNAUDITED)

Book/tax differences primarily relate to amortization of offering costs, related party management compensation expense, CLO income accruals and swap income and expenses.

The tax character of all distributions declared to shareholders during 2007 was ordinary income.

The estimated federal tax cost and the tax basis components of distributable earnings were as follows:

As of December 31, 2007
Cost of investments	$1,877,370,442

Gross appreciation	$9,763,864
Gross depreciation	(42,699,132)

Net unrealized appreciation (depreciation)	$(32,935,268)

Undistributed ordinary income	$1,226,158

Capital loss carryforwards	$(19,136,478)

As of December 31, 2007, the Company had estimated capital loss carryforwards available to offset future realized gains. Such losses expire as follows:

Expires December 31, 2011	$(195,322)
Expires December 31, 2012	(18,941,156)

$(19,136,478)

As of June 30, 2008 and December 31, 2007, the Company’s undistributed taxable income was approximately $5.0 million and $1.2 million, respectively. No income tax provision was recorded for the three or six months ended June 30, 2008 or 2007.

10. CONTINGENCIES

The Company enters into certain contracts that contain a variety of indemnifications, principally with the Manager and brokers. The maximum potential amount of future payment the Company could be required to make under these indemnification provisions is unlimited. The Company has not incurred any costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of June 30, 2008 and December 31, 2007.

11. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK OR CONCENTRATIONS OF CREDIT RISK

In the normal course of its business, the Company trades various financial instruments and enters into various investment activities with off-balance sheet risk. These financial instruments may include interest rate swap contracts and credit default swaps. Each of these financial instruments contains varying degrees of off-balance sheet risk whereby changes in the market values of the securities underlying the financial instruments or the Company’s satisfaction of the obligations may ultimately exceed the amount recognized in the statement of assets and liabilities.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007 (UNAUDITED)

The contract amounts of the swap contracts do not represent the Company’s risk of loss due to counterparty nonperformance. The Company’s exposure to credit risk associated with counterparty nonperformance on swap contracts is limited to the unrealized gains inherent in such contracts which are recognized in the statement of assets and liabilities. Any counterparty nonperformance of these transactions is not expected to have a material effect upon the Company’s consolidated financial condition.

The Company’s investments are primarily concentrated in securities that pass through collections of principal and interest from underlying mortgages, and there is a risk that some borrowers on the underlying mortgages will default. Therefore, mortgage-backed securities may bear some exposure to credit losses. However, the Company mitigates credit risk by primarily holding securities that are either guaranteed by government (or government-sponsored) agencies.

The Company bears certain other risks typical in investing in a portfolio of mortgage-backed securities. The principal risks potentially affecting the Company’s consolidated financial position, results of operations and cash flows include the risks that: (a) interest rate changes can negatively affect the fair value of the Company’s mortgage-backed securities, (b) interest rate changes can influence borrowers’ decisions to prepay the mortgages underlying the securities, which can negatively affect both cash flows from, and the fair value of, the securities, and (c) adverse changes in the fair value of the Company’s mortgage-backed securities and/or the inability of the Company to renew short-term borrowings can result in the need to sell securities at inopportune times and incur realized losses.

The Company enters into derivative transactions as hedges of interest rate exposure and in the course of investing with counterparties. In the event of nonperformance by a counterparty, the Company is potentially exposed to losses although the counterparties to these agreements are primarily major financial institutions with investment grade ratings.

The Company is subject to interest rate risk. Generally, the value of fixed income securities will change inversely with changes in interest rates. As interest rates rise, the market value of fixed income securities tends to decrease. Conversely, as interest rates fall, the market value of fixed income securities tends to increase.

The Company’s principal trading activities are primarily with brokers and other financial institutions located in North America. All securities transactions of the Company are cleared by multiple major securities firms pursuant to customer agreements. At June 30, 2008 and December 31, 2007, substantially all the investments in securities, and receivable for securities sold are positions with and amounts due from these brokers. The Company had substantially all its individual counterparty concentrations with these brokers and their affiliates.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007 (UNAUDITED)

12. FINANCIAL HIGHLIGHTS

In accordance with financial reporting requirements applicable to investment companies, the Company has included below certain financial highlight information for the three and six months ended June 30, 2008 and 2007.

	Per Share				Per Share
	Three months ended June 30,				Six months ended June 30,
	2008		2007		2008		2007
Net asset value, beginning of period	$14.61		$27.69		$19.75		$26.97
Net gain (loss):
Net investment income	0.89	(a)	0.53	(a)	2.16	(a)	1.18	(a)
Net gain (loss) from investments	0.91	(a)	(0.27	)(a)	(5.25	)(a)	(0.27	)(a)

Net gain (loss)	1.80		0.26		(3.09)		0.91
Capital transactions:
Distributions to shareholders	(0.66)		(0.96)		(0.66)		(0.96)
Issuance of common shares and amortization of restricted shares	0.03	(a)	0.11	(a)	(0.22	)(a)	0.18	(a)

Net decrease in net assets from capital transactions	(0.63)		(0.85)		(0.88)		(0.78)

Net asset value, end of period	$15.78		$27.10		$15.78		$27.10
Total return (%)	12.53	%(b)	1.34	%(b)	(16.76	)%(b)	4.04	%(b)
Ratios to Average Net Assets
Expenses before interest expense	5.26	%(c)	3.69	%(c)	4.29	%(c)	3.68	%(c)
Expenses	19.43	%(c)	84.41	%(c)	29.76	%(c)	79.58	%(c)
Net investment income	23.23	%(c)	7.79	%(c)	25.82	%(c)	8.70	%(c)
Supplemental Data
Net assets, end of period (000)	$120,809		$181,226		$120,809		$181,226
Portfolio turnover rate (%)	81%		34%		141%		40%

(a)	Calculated based on average shares outstanding during the period. Average shares outstanding include vested and unvested restricted shares and differs from weighted average shares outstanding used in calculating earnings per share (footnote 3).

(b)	Not computed on an annualized basis.

(c)	Computed on an annualized basis.

13. SUBSEQUENT EVENTS

On July 1, 2008, an aggregate of 2,532 shares of restricted common stock were granted to the independent directors.

On July 1, 2008, the board of directors authorized a distribution to stockholders of $0.66 per share, payable on July 30, 2008 to shareholders of record on July 16, 2008.

To the Board of Directors and Stockholders of Cypress Sharpridge Investments, Inc.:

Boston, Massachusetts

We have audited the accompanying consolidated statements of assets and liabilities, including the consolidated schedules of investments, of Cypress Sharpridge Investments, Inc. and subsidiaries (the “Company”) as of December 31, 2007 and 2006, and the related consolidated statements of operations, changes in net assets, and cash flows for the year ended December 31, 2007 and for the period February 10, 2006 (commencement of operations) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cypress Sharpridge Investments, Inc. and subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for the year ended December 31, 2007 and for the period February 10, 2006 (commencement of operations) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/    DELOITTE & TOUCHE LLP

March 28, 2008 (May 28, 2008 as to the effects of the stock split described in Note 14)

Boston, Massachusetts

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

	December 31,
	2007	2006
ASSETS:
Investments in securities, at fair value (cost, $1,877,370,442 and $2,479,830,482, respectively)	$1,870,443,217	$2,474,338,115
Cash and cash equivalents	122,254	984,498
Receivable for securities sold	2,531,032	1,437,188
Unrealized appreciation on interest rate swap contracts	—	865,480
Interest receivable	10,325,509	14,182,198
Prepaid insurance	29,166	—
Prepaid and deferred offering costs	958,119	—

Total assets	1,884,409,297	2,491,807,479

LIABILITIES:
Securities sold under agreement to repurchase	1,337,613,863	2,306,318,000
Unrealized depreciation on interest rate swap contracts	26,008,043	—
Distribution payable	3,612,969	—
Payable for securities purchased	378,187,031	—
Accrued interest payable (including accrued interest on securities sold under agreement to repurchase of $5,687,850 and $4,463,224, respectively)	5,692,163	4,463,224
Related party management fee payable	165,388	188,620
Accrued offering costs	463,751	—
Accrued expenses and other liabilities	520,053	536,702

Total liabilities	1,752,263,261	2,311,506,546

Contingencies (note 10)
NET ASSETS	$132,146,036	$180,300,933

Net assets consist of:
Common stock, $.01 par value, 500,000,000 shares authorized (6,690,684 and 6,685,350 shares issued and outstanding, respectively)	$200,720	$200,560
Additional paid in capital	186,515,559	184,915,092
Accumulated net realized gain (loss) on investments	(18,841,417)	(260,054)
Net unrealized appreciation (depreciation) on investments	(32,935,268)	(4,486,887)
Distributions in excess of net investment income	(2,793,558)	(67,778)

NET ASSETS	$132,146,036	$180,300,933

NET ASSET VALUE PER SHARE	$19.75	$26.97

See notes to consolidated financial statements.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED SCHEDULES OF INVESTMENTS

DECEMBER 31, 2007

INVESTMENTS IN SECURITIES—UNITED STATES OF AMERICA

Fixed Income Securities - 1415.4%(d)
	Face Amount	Fair Value
Mortgage Pass-Through Agency RMBS - 1388.7%(d)
Fannie Mae Pools - 945.0%(d)
5.5%, due 12/1/2038	$125,000,000	$124,824,219
5.712%, due 4/1/2037(a,b)	96,979,901	98,660,844
5.745%, due 6/1/2037(a,b)	47,983,114	48,882,797
5.813%, due 4/1/2037(a,b)	43,118,282	44,027,808
5.897%, due 8/1/2037(a,b)	62,015,137	63,245,491
5.945%, due 11/1/2036(a,b)	38,551,505	39,334,583
5.981%, due 12/1/2036(a,b)	45,102,918	46,033,165
6%, due 11/1/2036(a)	55,702,337	56,581,389
6%, due 5/1/2037(a)	17,730,488	17,877,296
6.116%, due 10/1/2036(a,b)	30,125,357	30,798,470
6.149%, due 5/1/2037(a,b)	32,037,836	32,756,685
6.193%, due 6/1/2036(a,b)	16,299,292	16,678,760
6.5%, due 8/1/2037(a)	54,912,332	56,456,741
6.5%, due 10/1/2037(a)	69,535,082	71,490,756
6.5%, due 10/1/2037(a)	30,834,194	31,701,406
6.787%, due 3/1/2036(a,b)	22,047,017	22,434,536
7.15%, due 9/1/2036(a,b)	41,318,867	42,198,463
7.231%, due 12/1/2036(a,b)	43,688,329	44,671,316
7.242%, due 10/1/2036(a,b)	38,322,071	39,322,037
7.247%, due 4/1/2036(a,b)	49,929,688	51,209,136
7.25%, due 6/1/2036(a,b)	40,946,775	42,021,628
7.266%, due 7/1/2036(a,b)	41,114,685	42,206,794
7.275%, due 3/1/2036(a,b)	53,609,649	54,983,397
7.277%, due 12/1/2036(a,b)	39,627,196	40,692,177
7.312%, due 9/1/2036(a,b)	26,812,629	27,591,871
7.343%, due 12/1/2036(a,b)	22,982,246	23,535,256
7.367%, due 11/1/2036(a,b)	37,579,422	38,648,087

Total Fannie Mae Pools		1,248,865,108

Freddie Mac Pools - 443.7%(d)
5.806%, due 11/1/2036(a,b)	59,421,173	60,417,703
5.94%, due 12/1/2036(a,b)	86,989,302	88,602,691
5.965%, due 10/1/2037(a,b)	49,630,585	50,597,240
6.005%, due 1/1/2036(b)	6,756,455	6,872,747
6.042%, due 7/1/2036(a,b)	48,074,138	48,994,835
6.069%, due 10/1/2037(a,b)	75,281,831	76,837,799
6.5%, due 12/1/2038	247,000,000	253,966,173

Total Freddie Mac Pools		586,289,188

Total Mortgage Pass-Through Agency RMBS (cost - $1,830,636,500)		1,835,154,296

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED SCHEDULES OF INVESTMENTS—(Continued)

DECEMBER 31, 2007

	Face Amount	Fair Value
Collateralized Loan Obligation Securities - 19.4%(d)
AMMC CLO V, LTD(c)	2,249,000	1,383,135
AMMC CLO VII, LTD(c)	3,900,000	2,535,000
ARES VIR CLO LTD(c)	3,775,000	2,529,250
AVENUE CLO(c)	2,000,000	1,561,232
BALLYROCK CLO 2006-2 LTD(c)	4,270,000	3,458,700
CARLYLE HIGH YIELD PARTNERS VIII, LTD(c)	3,000,000	2,010,000
EATON VANCE CDO IX LTD(c)	2,500,000	1,837,500
FLAGSHIP CLO V(c)	3,750,000	2,587,500
NAVIGARE CLO(c)	2,600,000	1,534,000
PRIMUS CLO I, LTD(c)	2,500,000	1,700,000
START III CLO LTD(c)	3,000,000	2,820,000
TRIMARAN CLO VII LTD(c)	2,000,000	1,740,000
Total Collateralized Loan Obligation Securities (cost - $33,735,864)		25,696,317

	Face Amount	Fair Value
Structured Notes - 7.3%(d)
RESIX 2006-B B9, 11.028%, due 7/15/2038(b,c)	1,980,496	1,624,006
RESIX 2006-B B10, 12.528%, due 7/15/2038(b,c)	1,980,496	1,554,689
RESIX 2006-C B11, 12.278%, due 7/15/2038(b,c)	997,337	708,110
RESIX 2007-A B11, 11.528%, due 2/15/2039(b,c)	4,475,432	3,043,294
RESIX 2007-B B11, 13.528%, due 4/15/2039(b,c)	3,550,007	2,662,505

Total Structured Notes (cost - $12,998,078)		9,592,604

Total Investment in Securities (cost - $1,877,370,442)		$1,870,443,217

Unrealized depreciation on Interest Rate Swap Contracts - (19.7%)(d)
(Notional $890,000,000 (cost, $0))		$(26,008,043)

Investment in Affiliate-
Sharpridge Capital Management, L.P.(e)		$—

LEGEND

(a)	Securities or a portion of the securities are pledged as collateral for securities sold under agreement to repurchase and interest rate swap contracts.

(b)	The coupon rate shown on floating or adjustable rate securities represents the rate at December 31, 2007.

(c)	Securities exempt from registration under Rule 144A of the Securities Act of 1933. These securities may only be resold in transactions exempt from registration, normally to qualified institutional buyers. At December 31, 2007, the value of these securities amounted to $35,288,921, or 26.7% of net assets.

(d)	Percentage of net assets.

(e)	19% non-voting limited partnership interest, no value has been ascribed, no dividends received and no equity in profit or loss recorded in the period from inception to December 31, 2007.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED SCHEDULES OF INVESTMENTS

DECEMBER 31, 2006

INVESTMENTS IN SECURITIES—UNITED STATES OF AMERICA

Fixed Income Securities - 1372.3%(d)
	Face Amount	Fair Value
Mortgage Pass-Through Agency RMBS - 1355.9% (d)
Fannie Mae Pools - 1193.5%(d)
5.415%, due 02/01/2036(b)	$14,420,294	$14,442,790
7.373%, due 03/01/2036(a,b)	213,675,591	222,389,549
7.311%, due 04/01/2036(b)	65,289,809	67,829,991
7.376%, due 03/01/2036(a,b)	107,859,192	111,229,791
5.372%, due 03/01/2036(a,b)	23,330,537	23,308,665
5.95%, due 04/01/2036(a,b)	44,852,262	45,244,719
6.776%, due 03/01/2036(b)	30,407,520	31,243,726
7.301%, due 08/01/2036(a,b)	95,817,925	99,545,841
7.311%, due 05/01/2036(a,b)	70,314,303	73,049,969
7.281%, due 07/01/2036(a,b)	94,890,108	98,552,274
6.08%, due 02/01/2036(a,b)	21,547,678	21,779,962
5.372%, due 01/01/2036 (a,b)	23,697,299	23,896,356
6.35%, due 06/01/2036(a,b)	21,471,446	21,763,323
5.858%, due 09/01/2036(a,b)	206,013,220	207,815,835
5.819%, due 07/01/2036(a,b)	92,058,701	92,739,936
5.979%, due 09/01/2036(a,b)	46,761,021	47,294,388
5.948%, due 12/01/2036(b)	17,766,499	17,960,820
6.00%, due 12/01/2036(a,b)	50,000,446	50,530,451
7.247%, due 03/01/2036(a,b)	69,664,621	72,375,010
7.192%, due 05/01/2036(a,b)	93,633,562	97,027,778
7.276%, due 10/01/2036(a,b)	49,386,290	51,330,875
7.304%, due 06/01/2036(a,b)	54,284,065	56,396,055
7.164%, due 09/01/2036(a,b)	97,199,434	100,722,914
7.077%, due 10/01/2036(a,b)	50,079,542	52,098,373
7.266%, due 09/01/2036(a,b)	49,114,054	51,047,920
7.089%, due 11/01/2036(a,b)	49,964,996	52,119,736
7.314%, due 07/01/2036(a,b)	49,344,100	51,317,864
7.273%, due 09/01/2036(a,b)	50,212,736	51,624,969
5.423%, due 12/01/2036(a,b)	81,581,237	81,670,466
5.423%, due 05/01/2036(b)	18,138,624	18,135,790
5.751%, due 07/01/2036(a,b)	89,206,088	89,919,736
5.607%, due 11/01/2036(a,b)	55,247,800	55,472,106

Total Fannie Mae Pools		2,151,877,978

Freddie Mac Pools - 162.4%(d)
6.078%, due 09/01/2036(a,b)	35,135,250	35,442,684
6.151%, due 01/01/2036(b)	10,024,886	10,085,241
6.074%, due 07/01/2036(a,b)	55,613,441	56,100,059
5.827%, due 11/01/2036(a,b)	66,352,026	66,766,726
5.979%, due 12/01/2036(a,b)	48,763,217	49,205,134
5.306%, due 03/01/2036	75,523,934	75,181,716

Total Freddie Mac Pools		292,781,560

Total Mortgage Pass—Through Agency RMBS (cost—$2,449,181,066)		2,444,659,538

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED SCHEDULES OF INVESTMENTS—(Continued)

DECEMBER 31, 2006

	Face Amount	Fair Value
Collateralized Loan Obligation Securities - 14.8%(d)
AMMC CLO V, LIMITED(c)	2,249,000	1,979,120
AMMC CLO VII, LIMITED(c)	3,900,000	3,627,000
ARES VIR CLO LTD.(c)	3,775,000	3,567,375
BALLYROCK CLO 2006-2 LTD(c)	4,270,000	4,056,500
CARLYLE HIGH YIELD PARTNERS VIII, LTD(c)	3,000,000	2,730,000
FLAGSHIP CLO V(c)	3,750,000	3,525,000
PRIMUS CLO I, LTD.(c)	2,500,000	2,450,000
STANFIELD MODENA CLO, LTD(c)	2,399,000	1,751,270
START III CLO LIMITED(c)	3,000,000	3,000,000

Total Collateralized Loan Obligation Securities (cost—$27,657,105)		26,686,265

Structured Notes - 1.6%(d)
RESIX 2006-B B10, 12.85%, due 7/15/2038(b, c)	1,992,848	1,992,848
RESIX 2006-C B11, 12.6%, due 7/15/2038(b, c)	999,464	999,464

Total Structured Notes (cost—$2,992,312)		2,992,312

Total Investment in Securities (cost—$2,479,830,482)		$2,474,338,115

Unrealized appreciation on Interest Rate Swap Contracts - 0.5%(d)
(Notional $745,000,000 (cost, $0))		$865,480

Investment in Affiliate-
Sharpridge Capital Management, L.P.(e)		$—

LEGEND

(a)	Securities or a portion of the securities are pledged as collateral for securities sold under agreement to repurchase.

(b)	The coupon rate shown on floating or adjustable rate securities represents the rate at December 31, 2006.

(c)	Securities exempt from registration under Rule 144A of the Securities Act of 1933. These securities may only be resold in transactions exempt from registration, normally to qualified institutional buyers. At December 31, 2006, the value of these securities amounted to $29,678,577, or 16.4% of net assets.

(d)	Percentage of net assets.

(e)	19% non-voting limited partnership interest, no value has been ascribed, no dividends received and no equity in profit or loss recorded in the period from inception to December 31, 2006.

See notes to consolidated financial statements.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2007	2006*
INVESTMENT INCOME—Interest income	$135,585,142	$48,067,705

EXPENSES:
Interest	112,995,775	38,716,966
Management advisory	2,439,667	1,272,291
Related party management compensation	1,600,627	1,262,346
Insurance expense	320,833	490,250
Administration expense	242,258	180,000
Professional fees	414,577	255,000
General, administrative and other	228,933	177,644

Total expenses	118,242,670	42,354,497

NET INVESTMENT INCOME	17,342,472	5,713,208

GAINS AND (LOSSES) FROM INVESTMENTS:
Net realized gain (loss) on investments	(18,290,492)	(260,054)
Net unrealized appreciation (depreciation) on investments	(1,434,857)	(5,492,367)
Net gain (loss) on swap contracts	(27,304,395)	1,005,480

Net gain (loss) from investments	(47,029,744)	(4,746,941)

NET INCOME (LOSS)	$(29,687,272)	$966,267

NET INCOME (LOSS) PER COMMON SHARE:
Basic	$(4.58)	$0.34

Diluted	$(4.58)	$0.33

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	6,478,752	2,884,122

Diluted	6,478,752	2,904,717

DISTRIBUTIONS PER COMMON SHARE	$3.00	$1.98

*	For the period from February 10, 2006 (commencement of operations) to December 31, 2006.

See notes to consolidated financial statements.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS

	Year Ended December 31,
	2007	2006*
Net income (loss):
Net investment income	$17,342,472	$5,713,208
Net realized gain (loss) on investments	(18,290,492)	(260,054)
Net unrealized appreciation (depreciation) on investments	(1,434,857)	(5,492,367)
Net gain (loss) on swap contracts	(27,304,395)	1,005,480

Net income (loss)	(29,687,272)	966,267

Distributions to shareholders	(20,068,252)	(5,780,986)

Capital Transactions:
Net proceeds from issuance of common shares	—	183,853,306
Amortization of related party compensation	1,600,627	1,262,346

Increase in net assets from capital transactions	1,600,627	185,115,652

Total increase (decrease) in net assets	(48,154,897)	180,300,933
Net assets:
Beginning of period	180,300,933	—

End of period	$132,146,036	$180,300,933

*	For the period from February 10, 2006 (commencement of operations) to December 31, 2006.

See notes to consolidated financial statements.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2007	2006*
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(29,687,272)	$966,267
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Purchase of investment securities	(3,851,458,315)	(2,658,082,514)
Proceeds from disposition of investment securities	3,979,100,370	97,734,940
Proceeds from paydowns of investment securities	443,267,398	77,455,528
Amortization of related party compensation	1,600,627	1,262,346
Amortization of premiums on investment securities	1,222,389	634,182
Accretion of discounts on investment securities	(88,302)	(197,006)
Net realized (gain) loss on investment securities	18,290,492	260,054
Net realized (gain) loss on paydowns	12,126,010	2,364,334
Net (gain) loss on swap contracts	26,873,523	(865,480)
Net unrealized (appreciation) depreciation on investments	1,434,857	5,492,367
Change in assets and liabilities:
Receivable for securities sold	(1,093,844)	(1,437,188)
Interest receivable	3,856,689	(14,182,198)
Prepaid insurance	(29,166)	—
Prepaid and deferred offering costs	(958,119)	—
Payable for securities purchased	378,187,031	—
Related party management fee payable	(23,232)	188,620
Accrued interest payable	1,228,939	4,463,224
Accrued offering costs	463,751	—
Accrued expenses and other liabilities	(16,649)	536,702

Net cash provided by (used in) operating activities	984,297,177	(2,483,405,822)

CASH FLOWS FROM FINANCING ACTIVITIES:
Securities sold under agreement to repurchase	34,519,636,093	13,444,815,382
Repayments of securities sold under agreement to repurchase	(35,488,340,231)	(11,138,497,382)
Net proceeds from issuance of common shares	—	183,853,306
Distributions to shareholders	(16,455,283)	(5,780,986)

Net cash provided by (used in) financing activities	(985,159,421)	2,484,390,320

Net increase (decrease) in cash and cash equivalents	(862,244)	984,498
CASH AND CASH EQUIVALENTS—Beginning of period	984,498	—

CASH AND CASH EQUIVALENTS—End of period	$122,254	$984,498

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid	$130,403,123	$37,070,640

Distributions declared, not yet paid	$3,612,969	$—

*	For the period from February 10, 2006 (commencement of operations) to December 31, 2006.

See notes to consolidated financial statements.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

Cypress Sharpridge Investments, Inc. (the “Company”) was formed as a Maryland corporation on January 3, 2006, and commenced operations on February 10, 2006. The Company is externally managed and advised by Cypress Sharpridge Advisors LLC (the “Manager”), a Delaware limited liability company, pursuant to a management agreement (“Management Agreement”). The Manager is a joint venture of Cypress CSI Advisors LLC, a sponsor of private equity funds and leveraged buyouts of U.S. companies in the industrial, consumer, media and financial sectors, and Sharpridge Capital Management, L.P., a fixed income asset management company. Certain individuals associated with Cypress CSI Advisors LLC and Sharpridge Capital Management, L.P. serve on the Company’s board of directors and the Manager’s investment committee.

The Company has elected to be taxed and intends to continue to qualify as a real estate investment trust (“REIT”) and is required to comply with the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), with respect thereto.

The Company is a specialty finance company that was created with the objective of achieving consistent risk-adjusted investment income by investing across multiple asset classes, while complying with the requirements to maintain its qualification as a REIT. The Company’s strategy had been to invest a majority of its capital in agency residential mortgage-backed securities, or RMBS, and subordinated tranches of asset-backed securities, including collateralized debt or loan obligations (“CLO”). The Company plans to invest capital going forward solely in Agency RMBS, however, subject to maintaining REIT status, the Company does not have a policy that limits the amount of the portfolio that may be invested in other asset classes.

In February 2006, the Company completed the initial private placement of shares of its common stock at $10.00 per share ($30.00 on a post-split basis) that generated net proceeds of approximately $78.0 million. In December 2006, the Company completed a private placement of shares of its common stock at $10.00 per share ($30.00 on a post-split basis) that generated net proceeds of approximately $105.8 million.

2. SIGNIFICANT ACCOUNTING POLICIES

Consolidation and Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America for investment companies (“GAAP”). Accordingly, investments in securities are carried at fair value with changes in fair value recorded in the statement of operations. The consolidated financial statements include the accounts of the Company and its taxable REIT subsidiaries: Sharpridge TRS, Inc. and CS Alternatives TRS, Inc. The term “Company” refers to these entities collectively, unless otherwise noted. All inter-company balances and transactions have been eliminated in consolidation.

The accompanying consolidated financial statements have been adjusted to give effect to the reverse stock split described in Note 14.

In 2003, the effective date for applying the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 46, Consolidation of Variable Interest Entities (“FIN 46”), as amended by FIN 46R, was temporarily deferred by the FASB for investment companies that are not regulated but that currently account for their investments in accordance with the specialized accounting guidance in the AICPA Audit and Accounting Guide, Investment Companies (the “Guide”). FIN 46R addresses consolidation by an entity that has a controlling financial interest in a variable interest entity. In May 2007, the FASB issued FASB Staff Position No. FIN 46(R)-7, “Application of FASB Interpretation No. 46(R) to Investment Companies,” which amends FIN 46R to provide that investments accounted for at fair value in accordance with the specialized accounting guidance in the Guide are not subject to consolidation according to the requirements of FIN 46R.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those management estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash held in banks and highly liquid investments with original maturities of three months or less. Interest income earned on cash and cash equivalents is recorded in securities interest income.

Investment Valuation

Valuation of the Company’s investments is determined by the Manager. Investments are valued at their fair value based on quotations from brokers and dealers.

The Manager normally seeks prices from at least three such brokers or dealers, although the Manager may rely on price quotes from fewer than three brokers or dealers in certain circumstances. Any investments or other assets for which recent quotations are not readily available are valued at fair value as determined in good faith by the Manager. As of December 31, 2007 and December 31, 2006, no investments were fair valued by the Manager due to a lack of recent quotations. The resulting unrealized gains and losses are reflected in the statement of operations.

The fair value of the Company’s assets and liabilities which qualify as financial instruments under Statement of Financial Accounting Standards (“SFAS”) No. 107, Disclosures About Fair Value of Financial Instruments, approximates the carrying amounts presented in the statement of assets and liabilities.

Agency Mortgage-Backed Securities

The Company’s investments in agency mortgage–backed securities consist of whole–pool pass-through certificates backed by adjustable-rate and hybrid adjustable-rate residential mortgage (“ARM”) loans guaranteed by Fannie Mae and Freddie Mac. Hybrid ARMs have interest rates that have an initial fixed period (typically three, five, seven or ten years) and thereafter reset at regular intervals in a manner similar to adjustable–rate mortgage-backed securities and loans. A majority of residential mortgage backed securities (“RMBS”) in which the Company invests consists of agency-backed ARMs and three, five and seven year hybrid ARMs.

Collateralized Debt or Loan Obligations

The Company invests in securities backed by a pool of variously rated loans or bonds. Underwriters of CLOs package a large and diversified pool of loans or bonds, including high risk, high yield bonds, which is then separated into “tiers.” Typically, the top tier represents the higher quality collateral and pays the lower interest rate; a middle tier is backed by riskier loans or bonds and pays a higher rate; the bottom tier represents the lowest credit quality and, instead of receiving a fixed interest rate, may receive the residual interest payments from the pool.

Structured Notes

Structured notes are securities packaged and issued by major financial institutions. The notes have some similar characteristics to a plain debt instrument such as commercial paper, medium-term notes, or certificates of deposit. Instead of paying a fixed interest rate over time and repaying par at maturity, structured notes index the coupon, the principal, or both to virtually anything with a trading market. The indexing may be to a designated mortgage pool, interest rate spreads, stock market indices or the price of a security completely unrelated to the transaction.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Mortgage Dollar Rolls

The Company has entered into mortgage dollar roll transactions, in which the Company sells mortgage-backed securities to a dealer and agrees to purchase similar securities in the future at a predetermined price. The Company accounts for mortgage dollar roll transactions as purchases and sales; as such, these transactions may increase the Company’s portfolio turnover rate and leverage ratio. Amounts to be received or paid in connection with open mortgage dollar rolls are included in receivable for securities sold or payable for securities purchased in the statement of assets and liabilities. The primary risk associated with mortgage dollar rolls is that a counterparty will default on its obligations to deliver purchased securities.

Interest Rate Swap Contracts

The Company invests in interest rate swap contracts. In a simple interest rate swap, one investor pays a floating rate of interest on a notional principal amount and receives a fixed rate of interest on the same notional principal amount for a specified period of time. Alternatively, an investor may pay a fixed rate and receive a floating rate. Interest rate swaps are asset/liability management tools.

During the term of the interest rate swap, the Company makes or receives periodic payments and unrealized gains or losses are recorded as a result of marking the swap to its fair value. When the swap is terminated, the Company will record a realized gain or loss equal to the difference between the proceeds from (or cost of) the closing transaction and the Company’s basis in the contract, if any. The periodic payments and any realized or unrealized gains or losses are reported as net gain or loss on swap contracts in the statement of operations. Swaps involve a risk that interest rates will move contrary to the Company’s expectations, thereby increasing its payment obligation.

The Company is exposed to credit loss in the event of nonperformance by the counterparty to the swap, limited to any gains recognized. Should interest rates move unexpectedly, the Company may not achieve the anticipated benefits of the interest rate swap and may realize a loss. However, the Company does not anticipate nonperformance by any counterparty.

Securities Sold Under Agreements to Repurchase

Securities sold under agreements to repurchase generally are collateralized by investments in fixed income securities and are carried at the amounts at which the securities will be subsequently repurchased. Counterparties are large institutional dealers in fixed income securities. Collateral is valued daily and counterparties may require additional collateral when appropriate. At December 31, 2007 and December 31, 2006, fixed income securities owned with a fair value of approximately $1,387,195,878 and $2,357,849,076, respectively, have been pledged as collateral for which the counterparty has the right to sell or repledge the securities.

Delayed Delivery Transactions and When-Issued Securities

The Company may purchase or sell securities on a delayed delivery or when-issued basis. Payment and delivery may take place after the customary settlement period for that security. The price of the underlying securities and the date when the securities will be delivered and paid for are fixed at the time the transaction is negotiated. With respect to purchase commitments, the Company identifies securities as segregated in its records with a value at least equal to the amount of the commitment. Losses may arise due to changes in the value of the underlying securities or if the counterparty does not perform under the contract’s terms, or if the issuer does not issue the securities due to political, economic, or other factors.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Investment Transactions and Income

The Company records its transactions in securities on a trade date basis. Realized gains and losses on securities transactions are recorded on an identified cost basis. Interest income and expense are recorded on the accrual basis. Interest on CDO and CLO securities is accrued at a rate determined based on estimated future cash flows and adjusted prospectively as future cash flow amounts are recast. Amortization of premium and accretion of discount are recorded using the yield to maturity method, and are included in interest income in the statement of operations.

Share-Based Compensation

The Company accounts for share-based compensation issued to its independent directors and executive officers and certain officers and employees of its Manager and its sub-advisors and other individuals who provide services to the Company, as designated by its Manager (“Manager Designees”) using the fair value based methodology prescribed by SFAS No. 123(R), Share-Based Payment (“SFAS No. 123(R)”). Compensation cost related to restricted common stock and common stock options issued to the Manager Designees is initially measured at estimated fair value at the grant date, and is remeasured on subsequent dates to the extent the awards are unvested. Compensation cost related to independent directors is measured at its estimated fair value at the grant date and amortized and expensed over the vesting period. The Company has elected to use the straight line method pursuant to SFAS No. 123(R) to amortize compensation expense for the restricted common shares and common stock options granted to the Manager Designees.

Income Taxes

The Company has elected to be taxed as a REIT and intends to continue to comply with provisions of the Code, with respect thereto. As a REIT, the Company generally will not be subject to federal or state income tax. To maintain its qualification as a REIT, the Company must distribute at least 90% of its REIT taxable income to its stockholders and meet certain other tests relating to assets and income. If the Company fails to qualify as a REIT in any taxable year, and does not qualify for certain statutory savings provisions, the Company will be subject to federal income tax on its taxable income at regular corporate rates. Even if the Company qualifies for taxation as a REIT, it may be subject to some amount of federal, state and local taxes. Under certain circumstances, even though the Company qualifies as a REIT, federal income and excise taxes may be due on its undistributed taxable income. No provision for income taxes has been provided in the accompanying financial statements related to the REIT, because the Company has paid or will pay dividends in amounts approximating its REIT taxable income.

Dividends are generally declared and paid quarterly. Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from GAAP.

The Company has elected to treat Sharpridge TRS, Inc. and CS Alternatives TRS Inc. (collectively “the Subsidiaries”) as taxable REIT subsidiaries (each, a “TRS”). In general, the Subsidiaries may hold assets that the Company cannot hold directly and generally may engage in any real estate or non-real estate related business. The Subsidiaries are subject to corporate-level federal income tax, as a regular C corporation and, accordingly, record income tax benefit or expense.

The Company accounts for income taxes in conformity with SFAS No. 109, Accounting for Income Taxes, which requires an asset and liability approach for accounting and reporting of income taxes. Deferred income tax assets and liabilities are recognized for the future income tax consequences (temporary differences) attributable to the difference between the carrying amounts of assets and liabilities and their respective income tax bases. Deferred income tax assets and liabilities are measured using enacted income tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. A valuation

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

allowance is provided for deferred income tax assets where realization is not considered “more likely than not.” The Company recognizes the effect of change in income tax laws or rates on deferred income tax assets and liabilities in the period that includes the enactment date.

Effective January 1, 2007 the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 provides guidelines for how uncertain tax positions should be recognized, measured, presented, and disclosed in the financial statements. FIN 48 requires the evaluation of tax positions taken in the course of preparing the Company’s tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax benefits of positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. It is the Company’s policy to recognize accrued interest and penalties related to uncertain tax benefits in income taxes. Tax years that remain open to examination by major tax jurisdictions include 2006 and 2007. The Company has adopted FIN 48 and determined there is no material impact on the Company’s financial statements.

Segment Reporting

The Company operates as a single segment reporting to the Chief Executive Officer, who manages the investment portfolio in the aggregate.

Earnings Per Share

In accordance with SFAS No. 128, Earnings per Share, the Company presents both basic and diluted earnings per common share (“EPS”) in its consolidated financial statements and footnotes thereto. Basic earnings per common share (“Basic EPS”) excludes dilution and is computed by dividing net income or loss allocable to common shareholders by the weighted average number of common shares, including vested restricted common shares, outstanding for the period. Diluted earnings per share (“Diluted EPS”) reflect the potential additional dilution of common stock options, unvested restricted common stock and warrants, if they are not anti-dilutive. See Note 3 for earnings per share computations.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The statement does not expand the use of fair value to any new circumstances. The Company adopted SFAS No. 157 on January 1, 2008. The adoption does not significantly impact the manner in which the Company determines the fair value of the Company’s financial instruments, however, it may require certain additional disclosures.

In February 2007, FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS No. 159”). This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The Company adopted SFAS No. 159 in the first quarter of 2008 and did not elect the fair value option for any of its eligible financial instruments.

In April 2007, the FASB issued FASB Staff Position (“FSP”) No. 39-1, Amendment of FASB Interpretation No. 39, Offsetting of Amounts Related to Certain Contracts. FSP No. 39-1 permits entities to offset fair value amounts recognized for multiple derivative instruments executed with the same counterparty under a master netting agreement. FSP No. 39-1 clarifies that the fair value amounts recognized for the right to reclaim cash collateral, or the obligation to return cash collateral, arising from the same master netting arrangement, may also be offset against the fair value of the related derivative instruments. The impact of adoption is not expected to have a material impact on the Company’s consolidated financial statements.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In June 2007, the FASB ratified the consensus reached in EITF 06-11, Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards. EITF 06-11 applies to entities that have share-based payment arrangements that entitle employees to receive dividends or dividend equivalents on equity-classified nonvested shares when those dividends or dividend equivalents are charged to retained earnings and result in an income tax deduction. Entities that have share-based payment arrangements that fall within the scope of EITF 06-11 will be required to increase capital surplus for any realized income tax benefit associated with dividends or dividend equivalents paid to employees for equity classified nonvested equity awards. Any increase recorded to capital surplus is required to be included in an entity’s pool of excess tax benefits that are available to absorb potential future tax deficiencies on share-based payment awards. The Company adopted EITF 06-11 on January 1, 2008 for dividends declared on share-based payment awards subsequent to this date. The impact of adoption is not expected to have a material impact on the Company’s consolidated financial statements.

In February 2008, the FASB issued FSP No. 140-3 relating to FASB Statement No. 140, Accounting for Transfers of Financial Assets and Repurchase Financing Transactions, to address situations where assets purchased from a particular counterparty and financed through a repurchase agreement with the same counterparty can be considered and accounted for as separate transactions. Currently, the Company records such assets and the related financing on a gross basis in the consolidated statements of assets and liabilities, and the corresponding interest income and interest expense in the Company’s consolidated statements of operations. FSP No. 140-3 is effective for years beginning after November 15, 2008. Management is currently evaluating the effects the FSP will have on the consolidated financial statements.

3. EARNINGS PER SHARE

The Company calculates basic net income (loss) per common share by dividing net income (loss) for the period by the weighted-average shares of its common stock outstanding for the period. Diluted net income (loss) per common share takes into account the effect of dilutive instruments, such as common stock options, unvested restricted common stock and warrants, but uses the average share price for the period in determining the number of incremental shares that are to be added to the weighted-average number of shares of its common stock outstanding. The following table presents a reconciliation of basic and diluted net income (loss) per common share for the year ended December 31, 2007 and the period from February 10, 2006 (commencement of operations) to December 31, 2006.

	Year Ended December 31,
	2007	2006*
Basic:
Net income (loss)	$(29,687,272)	$966,267

Weighted-average number of shares outstanding	6,478,752	2,884,122

Basic net income (loss) per share	$(4.58)	$0.34

Diluted:
Net income (loss)	$(29,687,272)	$966,267

Weighted-average number of shares outstanding	6,478,752	2,884,122
Plus: Incremental shares from assumed conversion of dilutive instruments	—	20,595

Adjusted weighted-average number of shares outstanding	6,478,752	2,904,717

Diluted net income (loss) per share	$(4.58)	$0.33

*	For the period from February 10, 2006 (commencement of operations) to December 31, 2006.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4. INVESTMENTS IN SECURITIES

As of December 31, 2007, the Agency RMBS portfolio consisted of Agency RMBS collateralized by both ARMs and hybrid ARMs as follows:

Security Description	Par Amount	Estimated Fair Value	Weighted Average			Constant Prepayment Rate(3)
			Coupon	Months to Reset(1)	Yield to Maturity(2)
	(in thousands)
Agency RMBS collateralized by 5-1 hybrid ARMs	$738,367	$752,741	5.9%	50.5	5.2%	26.3%
Agency RMBS collateralized by monthly reset ARMs	457,979	469,515	7.2	1	6.0	29.9
Agency RMBS collateralized by 30 year fixed rate mortgages	600,714	612,898	6.2	NA	5.4	22.0

Total Agency RMBS	$1,797,060	$1,835,154

As of December 31, 2007, the Agency RMBS were purchased at a net premium to their par value, with a weighted-average amortized cost of 101.9% of par value due to the average interest rates on these investments being higher than prevailing market rates. As of December 31, 2007, approximately $34.2 million of unamortized premium was included in the cost basis of the investments.

As of December 31, 2006, the Agency RMBS portfolio consisted of Agency RMBS collateralized by both ARMs and hybrid ARMs as follows:

	Weighted Average
Security Description	Par Amount	Estimated Fair Value	Coupon	Months to Reset(1)	Yield to Maturity(2)	Constant Prepayment Rate(3)
	(in thousands)
Agency RMBS collateralized by 3-1 hybrid ARMs	$14,420	$14,443	5.4%	18.0	5.8%	29.7%
Agency RMBS collateralized by 5-1 hybrid ARMs	1,083,086	1,090,314	5.4	46.3	5.7	22.5
Agency RMBS collateralized by monthly reset ARMs	1,291,138	1,339,903	7.3	1	6.1	23.7

Total Agency RMBS	$2,388,644	$2,444,660

(1)	“Months to Reset” is the number of months remaining before the fixed rate on a hybrid ARM becomes a variable rate. At the end of the fixed period, the variable rate will be determined by the margin and the pre-specified caps of the ARM.

(2)	“Yield to Maturity” is the yield based on the assumption that the Agency RMBS will be held to maturity, all coupon and principal payments will be made and all coupon payments are reinvested and yield the same return as the Agency RMBS’s coupon.

(3)	“Constant Prepayment Rate” is a method of expressing the prepayment rate for a mortgage pool that assumes that a constant fraction of the remaining principal is prepaid each month or year. Specifically, the constant prepayment rate is an annualized version of the single monthly mortality rate.

As of December 31, 2006, the Agency RMBS were purchased at a net premium to their par value, with a weighted-average amortized cost of 102.5% of par value due to the average interest rates on these investments being higher than prevailing market rates. As of December 31, 2006, approximately $61.2 million of unamortized premium was included in the cost basis of the investments.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Actual maturities of Agency RMBS are generally shorter than stated contractual maturities (which range up to 30 years), as they are affected by the contractual lives of the underlying mortgages, periodic payments and prepayments of principal. As December 31, 2007 and December 31, 2006, the average final contractual maturity of the mortgage portfolio is in year 2037 and 2036, respectively. Based on current estimates the Agency RMBS will have an average expected life of less than five years.

In order to mitigate its interest rate exposure, the Company had entered into five swap contracts with a fair value of approximately $(26,008,043) as of December 31, 2007, and six swap contracts with a fair value of approximately $865,480 as of December 31, 2006. The following table summarizes the expiration dates of these contracts and their approximate notional amounts:

As of December 31, 2007
Expiration Date	Notional Amount	Fair Value
	(in millions)
May 2010	$240	$(7,120,645)
June 2010	160	(5,899,716)
October 2010	365	(9,541,325)
October 2012	125	(3,446,357)

	$890	$(26,008,043)

As of December 31, 2006
Expiration Date	Notional Amount	Fair Value
	(in millions)
June 2009	$158	$234,096
December 2009	587	631,384

Total	$745	$865,480

5. BORROWINGS

The Company leverages its portfolio of securities through the use of securities sold under agreement to repurchase. Each of the borrowing vehicles used by the Company bears interest at floating rates based on a spread above or below the London InterBank Offered Rate (“LIBOR”).

Certain information with respect to the Company’s borrowings as of December 31, 2007 and December 31, 2006 is summarized in the following tables. Each of the borrowings listed is contractually due in one year or less (dollars in thousands).

December 31, 2007
Outstanding borrowings	$1,337,614
Interest accrued thereon	5,688
Weighted average borrowing rate	5.07%
Weighted average remaining maturity (in days)	4.38
Fair value of the collateral(1)	1,387,196

December 31, 2006
Outstanding borrowings	$2,306,318
Interest accrued thereon	$4,463
Weighted average borrowing rate	5.31%
Weighted average remaining maturity (in days)	9.76
Fair value of the collateral(1)	$2,357,849

(1)	Collateral for borrowings consists of fixed income securities.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2007 and December 31, 2006, the Company had securities sold under agreement to repurchase with the following counterparties:

December 31, 2007
Counterparty	Amount at Risk(1)	Weighted Average Maturity in Days	Weighted Average Interest Rate
Barclays Bank, PLC	$2,570,922	4	4.95%
JPMorgan, Inc(2).	21,697,567	3	5.03
Deutsche Bank Securities, Inc.	7,536,771	4	4.89
Goldman Sachs Group, Inc.	3,322,836	7	5.25
HSBC Group, Inc.	8,817,282	6	5.30
Merrill Lynch & Co.	4,926,468	3	5.18
UBS AG	2,250,768	7	4.75

Total	$51,122,614

December 31, 2006
Counterparty	Amount at Risk(1)	Weighted Average Maturity in Days	Weighted Average Interest Rate
Barclays Bank, PLC	$5,122,093	9	5.31%
JPMorgan, Inc(2).	15,232,990	8	5.32
Citigroup, Inc.	1,091,845	11	5.31
Countrywide Bank	15,262,827	10	5.31
Goldman Sachs Group, Inc.	3,676,435	11	5.31
HSBC Group, Inc.	5,912,399	12	5.31
Lehman Brothers, Inc.	4,094,507	12	5.31
Morgan Stanley, Inc.	1,561,321	11	5.30

Total	$51,954,418

(1)	Equal to the fair value of securities plus accrued interest income, minus the sum of securities sold under agreement to repurchase liabilities plus accrued interest expense.
(2)	Formerly Bear, Stearns & Co., Inc. effective May 30, 2008.

The Company finances the purchase of Agency RMBS through the use of repurchase agreements. As of December 31, 2007, the Company had arrangements with 20 counterparties. As of December 31, 2007, the largest counterparty for securities sold under agreement to repurchase was JPMorgan, Inc.

The current situation in the sub-prime mortgage sector, and the current weakness in the broader mortgage market, could adversely affect one or more of the Company’s lenders and could cause one or more of the Company’s lenders to be unwilling or unable to provide it with additional financing. This could potentially increase the Company’s financing cost and reduce liquidity. If one or more major market participants fail, it could negatively impact the marketability of all fixed income securities, including RMBS, and this could negatively impact the value of the securities in the Company’s portfolio, thus reducing its net assets. Furthermore, if many of the Company’s lenders are unwilling or unable to provide it with additional financing, the Company could be forced to sell its investment securities at an inopportune time when prices are depressed. Even with the current situation in the sub-prime mortgage sector, the Company does not anticipate having difficulty converting its assets to cash or extending its financing terms, due to the fact that its financed investment securities have an actual or implied “AAA” rating and principal payment is guaranteed.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6. SHARE CAPITAL

The Company authorized 500,000,000 shares of common stock having par value of $0.01 per share. As of December 31, 2007 and December 31, 2006, the Company had issued and outstanding 6,690,684 and 6,685,350, respectively, shares of common stock and warrants to purchase an additional 1,310,881 shares of common stock at $30.00 per share. The warrants expire on December 31, 2008.

The Company is also authorized to issue shares of preferred stock. As of December 31, 2007 and December 31, 2006, no such shares were issued or outstanding.

7. STOCK OPTIONS AND RESTRICTED STOCK

The Company has adopted a stock incentive plan (the “2006 Stock Incentive Plan”) that provides for the grant of non-qualified common stock options, stock appreciation rights, restricted common stock and other share-based awards. The compensation committee of the board of directors administers the plan. Stock options may be granted to the Manager, directors, officers and any key employees of the Manager and to any other individual or entity performing services for the Company or an affiliate.

The exercise price for any stock option granted under the 2006 Stock Incentive Plan may not be less than 100% of the fair market value of the shares of common stock at the time the common stock option is granted. Each common stock option must terminate no more than ten years from the date it is granted. The 2006 Stock Incentive Plan authorizes that a total of 3,333,333 shares may be used to satisfy awards under the plan. New shares will be issued on the exercise of any option. The Company made its initial grants under the 2006 Stock Incentive Plan on February 10, 2006, December 8, 2006 and December 28, 2006, upon completing the private placements of common stock. Each grant vests over a three-year period. Restricted common stock granted to independent directors on or after January 1, 2007 will vest over a one-year period.

The following table summarizes restricted common stock transactions for the year ended December 31, 2007 and the period February 10, 2006 (commencement of operations) to December 31, 2006:

Year ended December 31, 2007	Officers and Employees(1)	Independent Directors	Total
Unvested shares as of December 31, 2006	243,921	3,000	246,921
Issued	—	5,333	5,333
Vested	81,304	999	82,303
Forfeited	—	—	—

Unvested shares as of December 31, 2007	162,617	7,334	169,951

Period ended December 31, 2006	Officers and Employees(1)	Independent Directors	Total
Issued	245,588	3,000	248,588
Vested	—	—	—
Forfeited	1,667	—	1,667

Unvested shares as of December 31, 2006	243,921	3,000	246,921

(1)	Includes grants to the Company’s executive officers and certain officers and employees of the Manager and its sub-advisors and other individuals who provide services to the Company.

The Company granted an aggregate of 1,333 shares of restricted common stock to the independent directors on each of January 1, 2007, April 1, 2007, July 1, 2007 and October 1, 2007.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The shares of restricted common stock granted to the Company’s executive officers and certain officers and employees of the Manager and its sub-advisors and other individuals who provide services to the Company and independent directors were valued using the fair value at the time of grant, which was $30.00 for shares granted in 2006 and January 1, 2007, $27.69, $27.09 and $21.21 for grants made to independent directors on April 1, 2007, July 1, 2007 and October 1, 2007, respectively. Pursuant to SFAS No. 123(R), the Company is required to value any unvested shares of restricted common stock granted to the Manager or the Company’s executive officers and certain officers and employees of the Manager and its sub-advisors and other individuals who provide services to the Company at the fair value at each reporting period. The Company valued the unvested restricted common stock at $19.75 and $30.00 per share at December 31, 2007 and 2006, respectively. Unrecognized compensation cost related to unvested restricted common stock granted as of December 31, 2007 and 2006 was $2,700,720 and $6,235,154, respectively.

There were no common stock option transactions for the year ended December 31, 2007. As of December 31, 2007 there were 131,088 options outstanding with a weighted average exercise price of $30.00. For the period February 10, 2006 (commencement of operations) to December 31, 2006 there were 131,088 options granted to the Chief Executive Officer. As of December 31, 2006 there were 131,088 options outstanding with a weighted average exercise price of $30.00.

Of the 131,088 options outstanding at December 31, 2007, 43,696 have vested and therefore were exercisable at December 31, 2007. None of the options outstanding at December 31, 2006 were exercisable. The common stock options are valued using the Black-Scholes model using the following assumptions:

As of December 31, 2007
Expected life	8.1 years
Discount rate	3.815%
Volatility	34.50%
Dividend yield	9.52%

As of December 31, 2006
Expected life	9.1 years
Discount rate	4.85%
Volatility	15.17%
Dividend yield	9.22%

The estimated fair value of the common stock options was $1.29 per share at December 31, 2007. For the year ended December 31, 2007, the components of share-based compensation expense were as follows:

Options granted to CEO	$63,161
Restricted shares granted to officers and employees(1)	1,407,268
Restricted shares granted to certain directors	130,198
Total shared based compensation expense	$1,600,627

(1)	Includes grants to the Company’s executive officers and certain officers and employees of the Manager and its sub-advisors and other individuals who provide services to the Company.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The estimated fair value of the common stock options was $0.69 per share at December 31, 2006. For the period from February 10, 2006 (commencement of operations) through December 31, 2006, the components of share-based compensation expense were as follows:

Options granted to CEO	$26,671
Restricted shares granted to officers and employees(1)	1,219,724
Restricted shares granted to certain directors	15,951
Total shared based compensation expense	$1,262,346

(1)	Includes grants to the Company’s executive officers and certain officers and employees of the Manager and its sub-advisors and other individuals who provide services to the Company.

8. MANAGEMENT AGREEMENT AND RELATED PARTY TRANSACTIONS

The Manager manages the Company’s day-to-day operations, subject to the direction and oversight of the Company’s Board of Directors. The Management Agreement was executed on February 10, 2006. The initial term expires on December 31, 2008 and shall be automatically renewed for a one-year term on each anniversary date thereafter. Following the initial term, the Management Agreement may be terminated upon the affirmative vote of at least two-thirds of the Company’s independent directors, or by a vote of the holders of a majority of the outstanding shares of the Company’s common stock. In the event the Management Agreement is terminated, the Company shall pay to the Manager a termination fee in accordance with the provisions of the Management Agreement.

The Management Agreement provides, among other things, that the Company pays to the Manager, in exchange for managing the day-to-day operations of the Company, certain fees and reimbursements, consisting of a base management fee and reimbursement for out-of-pocket and certain other costs incurred by the Manager and on behalf of the Company. The base management fee, which is paid monthly, was equal to 1/12 of 1.50% of equity (as defined in the Management Agreement). Effective January 1, 2008, the management fee will be equal to 1/12 of (A) 1.50% of the first $250,000,000 of Net Assets (as defined in the Management Agreement), (B) 1.25% of such Net Assets that are greater than $250,000,000 and less than or equal to $500,000,000, and (C) 1.00% of such Net Assets that are greater than $500,000,000. In addition to the base management fees, the Manager receives quarterly incentive compensation in an amount generally equal to the product of: (i) 25% of the dollar amount by which (A) Net Income (as defined in the Management Agreement), before Incentive Compensation (as defined in the Management Agreement), for such quarter per Common Share (based on the weighted average number of shares of common stock outstanding for such quarter) exceeds (B) an amount equal to (1) the weighted average of the price per share of the common stock in the initial offering and the prices per share of the common stock in any subsequent offerings by the Company multiplied by (2) the greater of (a) 2.00% or (b) 0.50% plus one-fourth of the Ten Year Treasury Rate (as defined in the Management Agreement) for such quarter multiplied by (ii) the weighted average number of shares of common stock outstanding during such quarter. Effective January 1, 2008, the incentive compensation will generally equal the product of (i) 15% of the dollar amount by which (A) the Company’s average quarterly Net Income, before Incentive Compensation, for the immediately preceding four quarters per Common Share (based on weighted average number of Common Shares outstanding for such four quarters) exceeds (B) an amount equal to (1) the weighted average price per share of the Common Shares in the initial offering by the Company and the prices per share of the Common Shares in any subsequent offerings by the Company, in each case at the time of issuance thereof multiplied by (2) the greater of (a) 2.00% and (b) 0.50% plus one-fourth of the Ten Year Treasury Rate for such quarter, multiplied by (ii) the weighted average number of shares of common stock outstanding during such four quarters.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the year ended December 31, 2007 and the period from February 10, 2006 (commencement of operations) to December 31, 2006, the Company incurred $2,439,667 and $1,272,291 in base management fees, respectively. In addition, the Company recognized share-based compensation expense related to common stock options and restricted common stock granted to the Company’s executive officers and certain officers and employees of the Manager and its sub-advisors and other individuals who provide services to the Company of $1,600,627 and $1,262,346 for the year ended December 31, 2007 and the period from February 10, 2006 (commencement of operations) to December 31, 2006, respectively. Share-based compensation expense relating to common stock options and restricted common stock granted to the Company’s executive officers and certain officers and employees of the Manager and its sub-advisors and other individuals who provide services to the Company are included in related party management compensation on the consolidated statement of operations.

Incentive compensation of $229,625 was earned for the year ended December 31, 2007. Although the incentive fee was earned during the three months ended March 31, 2007, no fee was paid because the Manager agreed to waive any incentive fee for which it would be eligible until April 30, 2007, when the Company filed a resale shelf registration statement registering all of the shares of common stock sold in the Company’s initial capitalization and the Company’s December 2006 private offering and shares of common stock to be issued upon exercise of outstanding warrants. No incentive compensation was earned or paid to the Manager during the period from February 10, 2006 (commencement of operations) through December 31, 2006.

Sharpridge TRS, Inc. has a 19% non-voting limited partnership interest in the Company’s sub-advisor, Sharpridge Capital Management, L.P., which is accounted for at fair value and its value is immaterial to the consolidated statement of assets and liabilities and consolidated statement of operations.

As of December 31, 2007 and December 31, 2006, the Company’s executive officers and directors, and certain officers and employees of the Manager and its sub-advisors and other affiliates, beneficially own an aggregate of 709,589 and 750,472 shares of common stock, respectively, representing approximately 10.61% and 11.23%, respectively, of the shares of common stock outstanding.

9. INCOME TAXES

The Company has elected to be taxed as a REIT under Section 856 of the Code and intends to continue to comply with the provisions of the Code. As a REIT, the Company generally is not subject to federal or state income tax. To maintain its qualification as a REIT, the Company must distribute at least 90% of its REIT taxable income to its stockholders each year and meet certain other tests relating to assets and income. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax on its taxable income at regular corporate rates. The Company may also be subject to certain state and local taxes. Under certain circumstances, even though the Company qualifies as a REIT, federal income and excise taxes may be due on its undistributed taxable income. No provision for income taxes has been provided in the accompanying financial statements related to the REIT, because the Company has paid or will pay dividends in amounts approximating its taxable income. The Company has elected to treat the Subsidiaries as TRSs. A TRS is a corporation that is permitted to engage in non-qualifying REIT activities. Taxable income of a TRS is subject to federal, state, and local income taxes.

Book/tax differences primarily relate to amortization of offering costs, related party management compensation expense, CLO income accruals and swap income and expenses.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The tax character of distributions declared to shareholders by period is as follows:

	December 31, 2007	December 31, 2006
Ordinary income	$20,068,252	$5,780,986

The estimated federal tax cost and the tax basis components of distributable earnings were as follows:

As of December 31, 2007
Cost of investments	$1,877,370,442

Gross appreciation	$9,763,864
Gross depreciation	(42,699,132)

Net unrealized appreciation (depreciation)	(32,935,268)

Undistributed ordinary income	$1,541,929

Capital loss carry forwards	$(21,918,555)

As of December 31, 2007, the Company had estimated capital loss carry forwards available to offset future realized gains. Such losses expire as follows:

Expires December 31, 2011	$(195,322)
Expires December 31, 2012	(21,723,233)

$(21,918,555)

As of December 31, 2007 and December 31, 2006, the Company’s undistributed taxable income was approximately $1.5 million and $1.5 million, respectively. No income tax provision was recorded for the year ended December 31, 2007 or the period from February 10, 2006 (commencement of operations) to December 31, 2006.

10. CONTINGENCIES

The Company enters into certain contracts that contain a variety of indemnifications, principally with the Manager and brokers. The maximum potential amount of future payment the Company could be required to make under these indemnification provisions is unlimited. The Company has not incurred any costs to defend lawsuits or settle claims related to these indemnification agreements. As a result, the estimated fair value of these agreements is minimal. Accordingly, the Company has no liabilities recorded for these agreements as of December 31, 2007 and December 31, 2006.

11.	FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK OR CONCENTRATIONS OF CREDIT RISK

In the normal course of its business, the Company trades various financial instruments and enters into various investment activities with off-balance sheet risk. These financial instruments may include interest rate swap contracts and credit default swaps. Each of these financial instruments contains varying degrees of off-balance sheet risk whereby changes in the market values of the securities underlying the financial instruments or the Company’s satisfaction of the obligations may ultimately exceed the amount recognized in the statement of assets and liabilities.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The contract amounts of the swap contracts do not represent the Company’s risk of loss due to counterparty nonperformance. The Company’s exposure to credit risk associated with counterparty nonperformance on swap contracts is limited to the unrealized gains inherent in such contracts which are recognized in the statement of assets and liabilities. Any counterparty nonperformance of these transactions is not expected to have a material effect upon the Company’s consolidated financial condition.

The Company’s investments are primarily concentrated in securities that pass through collections of principal and interest from underlying mortgages, and there is a risk that some borrowers on the underlying mortgages will default. Therefore, mortgage-backed securities may bear some exposure to credit losses. However, the Company mitigates credit risk by primarily holding securities that are either guaranteed by government (or government-sponsored) agencies.

The Company bears certain other risks typical in investing in a portfolio of mortgage-backed securities. The principal risks potentially affecting the Company’s consolidated financial position, results of operations and cash flows include the risks that: (a) interest rate changes can negatively affect the fair value of the Company’s mortgage-backed securities, (b) interest rate changes can influence borrowers’ decisions to prepay the mortgages underlying the securities, which can negatively affect both cash flows from, and the fair value of, the securities, and (c) adverse changes in the fair value of the Company’s mortgage-backed securities and/or the inability of the Company to renew short-term borrowings can result in the need to sell securities at inopportune times and incur realized losses.

The Company enters into derivative transactions as hedges of interest rate exposure and in the course of investing with counterparties. In the event of nonperformance by a counterparty, the Company is potentially exposed to losses although the counterparties to these agreements are primarily major financial institutions with investment grade ratings.

The Company is subject to interest rate risk. Generally, the value of fixed income securities will change inversely with changes in interest rates. As interest rates rise, the market value of fixed income securities tends to decrease. Conversely, as interest rates fall, the market value of fixed income securities tends to increase.

The Company’s principal trading activities are primarily with brokers and other financial institutions located in North America. All securities transactions of the Company are cleared by multiple major securities firms pursuant to customer agreements. At December 31, 2007 and December 31, 2006, substantially all the investments in securities, and receivable for securities sold are positions with and amounts due from these brokers. The Company had substantially all its individual counterparty concentrations with these brokers and their affiliates.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

12. FINANCIAL HIGHLIGHTS

In accordance with financial reporting requirements applicable to investment companies, the Company has included below certain financial highlight information for the year ended December 31, 2007 and the period from February 10, 2006 (commencement of operations) to December 31, 2006.

	Per Share Year Ended December 31,
	2007		2006*
Net asset value, beginning of period	$26.97		$30.00
Net gain (loss):
Net investment income	2.58	(a)	1.89	(a)
Net gain (loss) from investments	(7.04	)(a)	(1.65	)(a)

Net gain (loss)	(4.46)		0.24
Capital transactions:
Distributions to shareholders	(3.00	)(a)	(1.92	)(a)
Issuance of common shares and amortization of restricted shares	0.24	(a)	(1.35	)(a)

Net increase (decrease) in net assets from capital transactions	(2.76)		(3.27)

Net asset value, end of period	$19.75		$26.97

Total return (%)	(15.65)%		(3.70	)%(b)

Ratios to Average Net Assets
Expenses before interest expense	3.20%		4.90	%(c)
Expenses	72.10%		57.07	%(c)
Net investment income	10.58%		7.70	%(c)

Supplemental Data
Net assets, end of period (000)	$132,146		$180,301
Portfolio turnover rate (%)	162%		8%

*	For the period from February 10, 2006 (commencement of operations) to December 31, 2006.

(a)	Calculated based on average shares outstanding during the period. Average shares outstanding include vested and unvested restricted shares and differs from weighted average shares outstanding used in calculating earnings per share (footnote 3).

(b)	Not computed on an annualized basis.

(c)	Computed on an annualized basis.

13. SUBSEQUENT EVENTS

On January 1, 2008, an aggregate of 2,025 shares of restricted common stock were granted to the independent directors.

The Company is required to pay its pro-rata portion of rent, utilities, market information systems and research publications and materials. To date, the Company has agreed to waive its option to seek reimbursement for these expenses through December 31, 2007. Effective January 1, 2008, the waiver has expired and the Company will begin paying its pro-rata portion of these expenses.

14. SUBSEQUENT EVENTS

On May 1, 2008, the board of directors approved a three-for-one reverse stock split of issued and outstanding common stock which was then approved by stockholders at the May 23, 2008 annual meeting of stockholders. The reverse stock split was effective May 28, 2008 and the financial statements have been adjusted to give effect to the reverse stock split.

                     Shares

Common Stock

Prospectus

                    , 2008

Banc of America Securities LLC	Lehman Brothers

Stifel Nicolaus		JMP Securities

Fox-Pitt Kelton Cochran Caronia Waller

Until                     , 2008 all dealers that buy, sell or trade the common stock may be required to deliver a prospectus, regardless of whether they are participating in this offering. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant.

Securities and Exchange Commission registration fee	$ 9,210
NASD filing fee		55,390
NYSE listing fee		150,000
Printing and engraving fees		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		15,000
Transfer Agent and Registrar fees		5,000
Miscellaneous		*

Total	$	*

*	To be furnished by amendment.

All expenses, except the Securities and Exchange Commission registration fee, the NASD filing fee and the NYSE listing fee, are estimated.

Item 32. Sales to Special Parties.

See the response to Item 33 below.

Item 33. Recent Sales of Unregistered Securities.

The information in this Item 33 states the actual number of shares of common stock issued prior to May 28, 2008 and does not reflect the three-for-one reverse stock split of the common stock effective May 28, 2008.

On January 3, 2006, in connection with the incorporation of Cypress Sharpridge Investments, Inc. (the “Company”), the Company issued 100 shares of common stock, $0.01 par value per share (the “Common Stock”) to Cypress Sharpridge Advisors LLC (the “Manager”) for $10.00 per share. Such issuance was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereof.

On February 10, 2006, the Company sold 3,932,644 units, with each unit consisting of two shares of Common Stock and one warrant to purchase one share of Common Stock in a private placement to “accredited investors” (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act. All of these units were sold for a purchase price of $20.00 per unit for gross proceeds of $78.7 million. No placement fees or commissions were paid with respect to these shares. The net proceeds to the Company from the private placement of these shares, after deducting expenses, was $78.0 million.

On February 10, 2006, the Company granted 393,264 restricted shares of Common Stock, 3,000 of which Kevin E. Grant forfeited, and options to acquire 393,264 shares of Common Stock to the Company’s executive officers and certain officers and employees of the Manager and its sub-advisors and other individuals who provide services to the Company, as designated by the Manager, and 2,000 restricted shares to Frances Spark and 1,000 restricted shares to David A. Tyson, PhD as compensation for serving as a director, in each case pursuant to the 2006 Stock Incentive Plan of the Company (the “Incentive Plan”). Such grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 promulgated under the Securities Act. For a more detailed description of the Incentive Plan, see “Management—Incentive Plan” in this Registration Statement.

On August 11, 2006, Kevin E. Grant forfeited 2,000 restricted shares to the Company, and the Company granted 1,000 restricted shares to Frances Spark and 1,000 restricted shares to David A. Tyson, PhD as compensation for serving as a director pursuant to the Incentive Plan. Such grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 promulgated under the Securities Act.

On December 8, 2006, the Company sold 6,995,150 shares of its Common Stock to Friedman, Billings, Ramsey & Co., Inc., as initial purchaser (the “2006 Initial Purchaser”). The Company issued these shares of Common Stock to the 2006 Initial Purchaser in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. The 2006 Initial Purchaser paid the Company a purchase price of $9.30 per share for these shares of Common Stock, for net gross proceeds to the Company of $65,054,895. The 2006 Initial Purchaser resold all of these shares of Common Stock to (i) Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act and (ii) investors outside the United States in reliance on the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act. The offering price per share of Common Stock to Qualified Institutional Buyers under Rule 144A and non-United States persons under Regulation S was $10.00 per share for gross proceeds of $69,951,500 and the aggregate initial purchaser’s discount was $4,896,605.

On December 8, 2006, the Company sold 2,943,850 shares of its Common Stock in a concurrent private placement to “accredited investors” (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act, with the 2006 Initial Purchaser and Lombard Partners acting as placement agents. All of these shares were sold for a purchase price of $10.00 per share for gross proceeds of $29,438,500. The placement agents received a commission of $0.70 per share with respect to 2,767,100 of these shares of Common Stock. No commission was paid with respect to 176,750 of these shares. The net proceeds to the Company from the private placement of these shares was $27,501,530 and total commissions paid to the placement agents was $1,936,970.

On December 8, 2006, the Company granted a total of 343,500 restricted shares of Common Stock to the Company’s executive officers and certain officers and employees of the Manager and its sub-advisors and other individuals who provide services to the Company, as designated by the Manager, and 1,000 restricted shares to Frances Spark, 1,000 restricted shares to David A. Tyson, PhD, 1,000 restricted shares to Douglas Crocker, II and 1,000 restricted shares to Raymond A. Redlingshafer as compensation for serving as a director, in each case pursuant to the Incentive Plan. Such grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 promulgated under the Securities Act.

On December 15, 2006, the Company sold 61,000 shares of its Common Stock in a concurrent private placement to “accredited investors” (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act, with the 2006 Initial Purchaser acting as placement agent. All of these shares were sold for a purchase price of $10.00 per share for gross proceeds of $610,000. No commission was paid with respect to these shares. The net proceeds to the Company from the private placement of these shares was $610,000.

On December 28, 2006, the Company sold 1,350,000 shares of its Common Stock to the 2006 Initial Purchaser. The Company issued these shares of Common Stock to the 2006 Initial Purchaser in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. The 2006 Initial Purchaser paid the Company a purchase price of $9.30 per share for these shares of Common Stock, for total gross proceeds to the Company of $12,555,000. The 2006 Initial Purchaser resold all of these shares of Common Stock to (i) Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act and (ii) investors outside the United States in reliance on the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act. The offering price per share of Common Stock to Qualified Institutional Buyers under Rule 144A and non-United States persons under Regulation S was $10.00 per share for gross proceeds of $13,500,000 and the aggregate initial purchasers’ discount was $945,000.

On December 28, 2006, the Company sold 100,000 shares of its Common Stock in a concurrent private placement to “accredited investors” (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act, with the 2006 Initial Purchaser acting as placement agent. All of these shares were sold for a purchase price of $10.00 per share for gross proceeds of $1,000,000. The placement agent received a commission of $0.70 per share with respect to all of these shares of Common Stock. The net proceeds to the Company from the private placement of these shares was $930,000 and total commissions paid to the placement agent was $70,000.

On January 1, 2007, the Company granted 1,000 restricted shares to Frances Spark, 1,000 restricted shares to David A. Tyson, PhD, 1,000 restricted shares to Douglas Crocker, II and 1,000 restricted shares to Raymond A. Redlingshafer as compensation for serving as a director pursuant to the Incentive Plan. Such grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 promulgated under the Securities Act.

On April 1, 2007, the Company granted 1,000 restricted shares to Frances Spark, 1,000 restricted shares to David A. Tyson, PhD, 1,000 restricted shares to Douglas Crocker, II and 1,000 restricted shares to Raymond A. Redlingshafer as compensation for serving as a director pursuant to the Incentive Plan. Such grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 promulgated under the Securities Act.

On July 1, 2007, the Company granted 1,000 restricted shares to Frances Spark, 1,000 restricted shares to David A. Tyson, PhD, 1,000 restricted shares to Douglas Crocker, II and 1,000 restricted shares to Raymond A. Redlingshafer as compensation for serving as a director pursuant to the Incentive Plan. Such grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 promulgated under the Securities Act.

On October 1, 2007, the Company granted 1,000 restricted shares to Frances Spark, 1,000 restricted shares to David A. Tyson, PhD, 1,000 restricted shares to Douglas Crocker, II and 1,000 restricted shares to Raymond A. Redlingshafer as compensation for serving as a director pursuant to the Incentive Plan. Such grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 promulgated under the Securities Act.

On January 1, 2008, the Company granted 1,519 restricted shares to Frances Spark, 1,519 restricted shares to David A. Tyson, PhD, 1,519 restricted shares to Douglas Crocker, II and 1,519 restricted shares to Raymond A. Redlingshafer as compensation for serving as a director pursuant to the Incentive Plan. Such grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 promulgated under the Securities Act.

On April 1, 2008, the Company granted 2,053 restricted shares to Frances Spark, 2,053 restricted shares to David A. Tyson, PhD, 2,053 restricted shares to Douglas Crocker, II and 2,053 restricted shares to Raymond A. Redlingshafer as compensation for serving as a director pursuant to the Incentive Plan. Such grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 promulgated under the Securities Act.

On May 22, 2008, the Company sold 2,500,923 units, with each unit consisting of one share of Common Stock and one warrant to purchase three-tenths of one share of Common Stock (the “Units”), to Stifel, Nicolaus & Company, Incorporated, as the initial purchaser (the “2008 Initial Purchaser”). The Company issued these Units to the 2008 Initial Purchaser in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act. The 2008 Initial Purchaser paid the Company a purchase price of $4.992 per Unit, except that the 2008 Initial Purchaser’s purchase price per Unit with respect to any Units that it initially resold to certain Qualified Institutional Buyers under Rule 144A previously designated by the Company was $5.096 per Unit, for total net proceeds, before deducting expenses, to the Company of

$12,530,368. The 2008 Initial Purchaser resold all of these Units to 33 Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act. The offering price per Unit to Qualified Institutional Buyers under Rule 144A was $5.20 for gross proceeds of $13,004,800, and the aggregate initial purchaser’s discount was $474,432.

On May 22, 2008, the Company sold 385,000 Units in a concurrent private placement to an institutional “accredited investor” (as defined in Rule 501(a)(3) under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D and Section 4(2) under the Securities Act, with the 2008 Initial Purchaser acting as the sole placement agent. All of these Units were sold for a purchase price of $5.20 per Unit for gross proceeds of $2,002,000. The Company paid the 2008 Initial Purchaser placement fees with respect to these Units of $40,040. The net proceeds to the Company from the private placement of these Units, before deducting expenses, was $1,961,960.

On July 1, 2008, the Company granted 633 restricted shares to Frances Spark, 633 restricted shares to David A. Tyson, PhD, 633 restricted shares to Douglas Crocker, II and 633 restricted shares to Raymond A. Redlingshafer as compensation for serving as a director pursuant to the Incentive Plan. Such grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 promulgated under the Securities Act.

Item 34. Indemnification of Directors and Officers.

The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active or deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains a provision which limits the liability of our directors and officers to the maximum extent permitted by Maryland law.

Our charter permits us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, trustee, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of our company. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director or officer of our company and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above and to any employee or agent of our company or a predecessor of our company. Maryland law requires us to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

The MGCL permits a Maryland corporation to indemnify and advance expenses to its directors, officers, employees and agents. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission if the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the director or officer was adjudged to be liable for an improper personal benefit. In accordance with the MGCL and our bylaws, our bylaws require us, as a condition to advancing expenses, we must obtain (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and (b) a written statement by or on his behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.

Item 35. Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits.

(a) Financial Statements. See page F-1 for an index of the financial statements included in the Registration Statement.

(b) Exhibits. The following exhibits are filed as part of, or incorporated by reference into, this Registration Statement on Form S-11:

Exhibit	Description of Document
1.1**	Form of Underwriting Agreement among Cypress Sharpridge Investments, Inc. and the underwriters named therein—superseded by Exhibit 1.2
1.2*	Form of Underwriting Agreement among Cypress Sharpridge Investments, Inc. and the underwriters named therein

3.1**	Articles of Amendment and Restatement of Cypress Sharpridge Investments, Inc.

3.2**	Bylaws of Cypress Sharpridge Investments, Inc.

4.1**	Form of Certificate for Common Stock for Cypress Sharpridge Investments, Inc.

4.2**	Warrant Agreement, by and between Cypress Sharpridge Investments, Inc. and National City Bank, dated as of February 10, 2006

4.3**	Warrant Agreement, by and between Cypress Sharpridge Investments, Inc. and National City Bank, dated as of May 22, 2008

4.4**	First Amendment to Warrant Agreement, by and between Cypress Sharpridge Investments, Inc. and National City Bank, dated as of June 11, 2008

4.5**	First Amendment to Warrant Agreement, by and between Cypress Sharpridge Investments, Inc. and National City Bank, dated as of June 11, 2008

5.1**	Opinion of Hunton & Williams LLP as to legality of the securities being issued—superseded by Exhibit 5.2

5.2*	Opinion of Hunton & Williams LLP as to legality of the securities being issued

8.1**	Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters—superseded by Exhibit 8.2

8.2*	Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters

10.1**	Registration Rights Agreement, by and among Friedman, Billings, Ramsey & Co., Inc., Cypress Sharpridge Advisors LLC and Cypress Sharpridge Investments, Inc., dated as of December 8, 2006

10.2**	Management Agreement, by and between Cypress Sharpridge Investments, Inc. and Cypress Sharpridge Advisors LLC, dated as of February 10, 2006—superseded by Exhibit 10.11.

10.3**	First Amendment to Management Agreement, between Cypress Sharpridge Investments, Inc. and Cypress Sharpridge Advisors LLC, dated as of December 8, 2006—superseded by Exhibit 10.11

10.4**	License Agreement, between Cypress Sharpridge Investments, Inc. and The Cypress Group L.L.C., dated as of February 10, 2006

Exhibit	Description of Document

10.5**	License Agreement, between Cypress Sharpridge Investments, Inc. and Sharpridge Capital Management, L.P., dated as of February 10, 2006

10.6**†	2006 Stock Incentive Plan

10.7**†	Form of Restricted Stock Award Agreement

10.8**†	Form of Stock Option Agreement

10.9**	Amended and Restated Management Agreement, by and between Cypress Sharpridge Investments, Inc. and Cypress Sharpridge Advisors LLC, effective as of January 1, 2008—superseded by Exhibit 10.11

10.10**	Registration Rights Agreement, by and among Stifel, Nicolaus & Company, Incorporated, Cypress Sharpridge Advisors LLC and Cypress Sharpridge Investments, Inc., dated as of May 22, 2008

10.11*	Second Amended and Restated Management Agreement, by and between Cypress Sharpridge Investments, Inc. and Cypress Sharpridge Advisors LLC, effective as of , 2008

21.1**	List of Subsidiaries of Cypress Sharpridge Investments, Inc.

23.1**	Consent of Hunton & Williams LLP (included in Exhibit 5.2)

23.2	Consent of Deloitte & Touche LLP

24.1**	Power of Attorney (included on Signature Page)

*	To be filed by amendment.
**	Previously filed.
†	Compensatory plan or arrangement.

Item 37. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 7th day of August, 2008.

CYPRESS SHARPRIDGE INVESTMENTS, INC.

By:	/s/ Kevin E. Grant
Name:	Kevin E. Grant
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 11 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kevin E. Grant Kevin E. Grant	Chief Executive Officer, President; Director; Chairman of the Board (Principal Executive Officer)	August 7, 2008

/s/ William Hayes William Hayes	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	August 7, 2008

/s/ Richard E. Cleary Richard E. Cleary	Vice President and Chief Operating Officer	August 7, 2008

* Jeffrey P. Hughes	Director	August 7, 2008

* James A. Stern	Director	August 7, 2008

* Frances Spark	Director	August 7, 2008

* David A. Tyson, PhD	Director	August 7, 2008

* Douglas Crocker, II	Director	August 7, 2008

* Raymond A. Redlingshafer	Director	August 7, 2008

*By:	/s/ Kevin E. Grant
Kevin E. Grant As Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description of Document
1.1**	Form of Underwriting Agreement among Cypress Sharpridge Investments, Inc. and the underwriters named therein—superseded by Exhibit 1.2

1.2*	Form of Underwriting Agreement among Cypress Sharpridge Investments, Inc. and the underwriters named therein

3.1**	Articles of Amendment and Restatement of Cypress Sharpridge Investments, Inc.

3.2**	Bylaws of Cypress Sharpridge Investments, Inc.

4.1**	Form of Certificate for Common Stock for Cypress Sharpridge Investments, Inc.

4.2**	Warrant Agreement, by and between Cypress Sharpridge Investments, Inc. and National City Bank, dated as of February 10, 2006

4.3**	Warrant Agreement, by and between Cypress Sharpridge Investments, Inc. and National City Bank, dated as of May 22, 2008

4.4**	First Amendment to Warrant Agreement, by and between Cypress Sharpridge Investments, Inc. and National City Bank, dated as of June 11, 2008

4.5**	First Amendment to Warrant Agreement, by and between Cypress Sharpridge Investments, Inc. and National City Bank, dated as of June 11, 2008

5.1**	Opinion of Hunton & Williams LLP as to legality of the securities being issued—superseded by Exhibit 5.2

5.2*	Opinion of Hunton & Williams LLP as to legality of the securities being issued

8.1**	Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters—superseded by Exhibit 8.2

8.2*	Opinion of Hunton & Williams LLP as to certain U.S. federal income tax matters

10.1**	Registration Rights Agreement, by and among Friedman, Billings, Ramsey & Co., Inc., Cypress Sharpridge Advisors LLC and Cypress Sharpridge Investments, Inc., dated as of December 8, 2006

10.2**	Management Agreement, by and between Cypress Sharpridge Investments, Inc. and Cypress Sharpridge Advisors LLC, dated as of February 10, 2006—superseded by Exhibit 10.11

10.3**	First Amendment to Management Agreement, between Cypress Sharpridge Investments, Inc. and Cypress Sharpridge Advisors LLC, dated as of December 8, 2006—superseded by Exhibit 10.11

10.4**	License Agreement, between Cypress Sharpridge Investments, Inc. and The Cypress Group L.L.C., dated as of February 10, 2006

10.5**	License Agreement, between Cypress Sharpridge Investments, Inc. and Sharpridge Capital Management, L.P., dated as of February 10, 2006

10.6**†	2006 Stock Incentive Plan

10.7**†	Form of Restricted Stock Award Agreement

10.8**†	Form of Stock Option Agreement

10.9**	Amended and Restated Management Agreement, by and between Cypress Sharpridge Investments, Inc. and Cypress Sharpridge Advisors LLC, effective as of January 1, 2008—superseded by Exhibit 10.11

10.10**	Registration Rights Agreement, by and among Stifel, Nicolaus & Company, Incorporated, Cypress Sharpridge Advisors LLC and Cypress Sharpridge Investments, Inc., dated as of May 22, 2008

10.11*	Second Amended and Restated Management Agreement, by and between Cypress Sharpridge Investments, Inc. and Cypress Sharpridge Advisors LLC, effective as of , 2008

21.1**	List of Subsidiaries of Cypress Sharpridge Investments, Inc.

23.1**	Consent of Hunton & Williams LLP (included in Exhibit 5.2)

23.2	Consent of Deloitte & Touche LLP

24.1**	Power of Attorney (included on Signature Page)

*	To be filed by amendment.
**	Previously filed.
†	Compensatory plan or arrangement.